As filed with the Securities and Exchange Commission on September 19, 2025.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SOLIGENIX, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2834	41-1505029
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Soligenix, Inc.

29 Emmons Drive, Suite B-10

Princeton, New Jersey 08540

(609) 538-8200

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Christopher J. Schaber, Ph.D.

President and Chief Executive Officer

Soligenix, Inc.

29 Emmons Drive, Suite B-10

Princeton, New Jersey 08540

(609) 538-8200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Driscoll R. Ugarte, Esq. Duane Morris LLP Boca Center Tower II 5100 Town Center Circle, Suite 400 Boca Raton, FL 33486-1008 (561) 962-2100	Ron Ben-Bassat, Esq. Eric Victorson, Esq. Sullivan & Worcester LLP 1251 Avenue of the Americas New York, NY 10020 (212) 660-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus	Subject to Completion	Dated September 19, 2025

Up to 2,909,090 Shares of Common Stock

Up to 2,909,090 Pre-Funded Warrants to Purchase up to 2,909,090 Shares of Common Stock

Up to 2,909,090 Common Warrants to Purchase up to 2,909,090 Shares of Common Stock

Up to 2,909,090 shares of Common Stock Underlying the Pre-Funded Warrants

Up to 2,909,090 shares of Common Stock Underlying the Common Warrants

We are offering up to $8.0 million of shares of common stock together with common warrants to purchase up to 2,909,090 shares of common stock. Each share of our common stock, or pre-funded warrant in lieu thereof, is being sold together with a common warrant to purchase 1.0 share of our common stock. The shares of common stock and common warrants are immediately separable and will be issued separately in this offering, but must be purchased together in this offering.

We have assumed a public offering price of $2.75 per share, the last reported sale price of our common stock on The Nasdaq Capital Market on September 15, 2025. The common warrants will have an assumed initial exercise price of $2.75 per share (assuming an exercise price equal to the last reported sale price of our common stock on The Nasdaq Capital Market on September 15, 2025, which was $2.75 per share) and will have a five-year term. The actual public offering price will be determined between us, the Placement Agent (as defined below) and the investors in the offering, and may be at a discount to the current market price of our common stock. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final offering price.

We are also offering pre-funded warrants to purchase up to 2,909,090 shares of common stock to those purchasers whose purchase of shares of common stock in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, in lieu of shares of common stock that would result in beneficial ownership in excess of 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. Each pre-funded warrant is exercisable for one share of our common stock and has an exercise price of $0.001 per share. Each pre-funded warrant is being offered together with the common warrants. The pre-funded warrants and common warrants are immediately separable and will be issued separately in this offering, but must be purchased together in this offering. For each pre-funded warrant that we sell, the number of shares of common stock we are offering will be reduced on a one-for-one basis.

Pursuant to this prospectus, we are also offering the shares of common stock issuable upon the exercise of pre-funded warrants and common warrants offered hereby. These securities are being sold in this offering to certain purchasers under a securities purchase agreement dated       , 2025 between us and such purchasers.

We have engaged A.G.P./Alliance Global Partners to act as our sole placement agent (the “Placement Agent” or “A.G.P.”) in connection with this offering. We have engaged the Placement Agent in connection with the securities offered by this prospectus. The Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of securities but has agreed to use its best efforts to sell the securities offered by this prospectus. We have agreed to pay the Placement Agent a fee based upon the aggregate gross proceeds raised in this offering as set forth in the table below.

The shares of our common stock, pre-funded warrants or common warrants being offered will be sold in a single closing. The shares issuable upon exercise of the pre-funded warrants or common warrants will be issued upon the exercise thereof. Because there is no minimum number of securities or minimum aggregate amount of proceeds for this offering to close, we may sell fewer than all of the securities offered hereby, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue the business goals outlined in this prospectus. Because there is no escrow account and there is no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill our objectives due to a lack of interest in this offering. Also, any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. The offering of the shares of our common stock, pre-funded warrants or common warrants will terminate no later than October 28, 2025; however, the shares of our common stock underlying the pre-funded warrants and the common warrants will be offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”).

Our common stock is listed on The Nasdaq Capital Market under the symbol “SNGX.” The last reported sale price of our common stock on The Nasdaq Capital Market on September 15, 2025 was $2.75 per share. We do not intend to list the pre-funded warrants or the common warrants on any national securities exchange or other nationally recognized trading system.

An investment in our securities involves significant risks. You should carefully consider the risk factors beginning on page 8 of this prospectus before you make your decision to invest in our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Per Pre-Funded
	and	Warrant and
	Common	Accompanying
	Warrant	Common Warrant	Total
Public offering price	$	$	$
Placement Agent fees(1)	$	$	$
Proceeds to us, before expenses(2)	$	$	$
(1)	We have agreed to pay the Placement Agent a cash placement commission equal to 6.5% of the aggregate proceeds from the sale of the shares of common stock, common warrants and pre-funded warrants sold in this offering; provided, however, in the case of certain identified investors, the Placement Agent fee will be 3.0% of the aggregate proceeds in this offering and in the case of aggregate proceeds received, if any, from our directors and officers, we will not pay any Placement Agent fee. Does not include certain expenses of the Placement Agent. See “Plan of Distribution” beginning on page 105 of this prospectus for additional information regarding compensation to be received by the Placement Agent.
(2)	The amount of proceeds, before expenses, to us does not give effect to any exercise of the pre-funded warrants or common warrants. Delivery of the shares of our common stock, pre-funded warrants or common warrants is expected to be made on or about , 2025.

Sole Placement Agent

A.G.P.

The date of this prospectus is     , 2025.

Neither we nor the Placement Agent have authorized anyone to give any information or to make any representations other than those contained in this prospectus. You must not rely on any information or representations not contained in this prospectus. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should carefully read this entire prospectus before making an investment decision, including the information presented under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements and Industry Data and Market Information” in this prospectus and the historical financial statements and the notes thereto included elsewhere in this prospectus. You should pay special attention to the information contained under the caption titled “Risk Factors” in this prospectus, before deciding to buy our securities. In this prospectus, the terms “Soligenix,” “Soligenix, Inc.,” the “Company,” “we,” “our,” “ours” and “us” refer to Soligenix, Inc. and its subsidiaries.

Overview

We are a late-stage biopharmaceutical company focused on developing and commercializing products to treat rare diseases where there is an unmet medical need. We maintain two active business segments: Specialized BioTherapeutics and Public Health Solutions.

Our Specialized BioTherapeutics business segment is developing and moving toward potential commercialization of HyBryte™ (a proposed proprietary name of SGX301 or synthetic hypericin sodium), a novel photodynamic therapy, utilizing topical synthetic hypericin activated with safe visible light for the treatment of cutaneous T-cell lymphoma (“CTCL”). With successful completion of the first Phase 3 FLASH (Fluorescent Light Activated Synthetic Hypericin) study and agreement from the European Medicines Agency (“EMA”) on the key design components of a confirmatory Phase 3 placebo-controlled study evaluating the safety and efficacy of HyBryte™ in the treatment of CTCL patients with early-stage disease, we began patient enrollment during December 2024 for the second Phase 3 study called “FLASH2” (Fluorescent Light Activated Synthetic Hypericin 2). We anticipate top-line results in the second half of 2026. Upon successful completion of the Phase 3 FLASH2 study, regulatory approval will be sought to support potential commercialization worldwide.

Development programs in this business segment also include expansion of synthetic hypericin (SGX302) into psoriasis, and our first-in-class Innate Defense Regulator technology, dusquetide, for the treatment of inflammatory diseases, including oral mucositis in head and neck cancer (SGX942) and aphthous ulcers in Behçet’s Disease (SGX945).

Our Public Health Solutions business segment includes development programs for RiVax®, our ricin toxin vaccine candidate and SGX943, our therapeutic candidate for antibiotic resistant and emerging infectious disease and our vaccine programs targeting filoviruses (such as Marburg and Ebola) and CiVax™, our vaccine candidate for the prevention of COVID 19 (caused by SARS-CoV 2). The development of our vaccine programs incorporates the use of our proprietary heat stabilization platform technology, known as ThermoVax®. To date, this business segment has been supported with government grant and contract funding from the National Institute of Allergy and Infectious Diseases (“NIAID”), the Biomedical Advanced Research and Development Authority, and the Defense Threat Reduction Agency.

Recent Developments

On August 15, 2025, we received notice (the “Notice”) from The Nasdaq Stock Market LLC (“Nasdaq”) advising us that we were not in compliance with the minimum stockholders’ equity requirement for continued listing on The Nasdaq Capital Market. Nasdaq Listing Rule 5550(b)(1) requires companies listed on The Nasdaq Capital Market to maintain stockholders’ equity of at least $2,500,000 (the “Stockholders’ Equity Requirement”). In our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, we reported stockholders’ equity of $1,828,951, which is below the Stockholders’ Equity Requirement for continued listing. This amount did not reflect common stock sales on July 1, 2025, which generated total gross proceeds of approximately $1,439,300. Additionally, as of the date of the Notice, we did not meet either of the alternative Nasdaq continued listing standards under the Nasdaq Listing Rules, market value of listed securities of at least $35 million, or net income of $500,000 from continuing operations in the most recently completed fiscal year, or in two of the three most recently completed fiscal years.

The Notice had no immediate effect on the listing of our common stock and our common stock continues to trade on The Nasdaq Capital Market under the symbol “SNGX,” subject to our compliance with the other continued listing requirements.

Pursuant to the Notice, Nasdaq has given us 45 calendar days from the date of the Notice, or until September 29, 2025, to submit to Nasdaq a plan to regain compliance. If our plan is accepted, Nasdaq may grant an extension of up to 180 calendar days from the date of the Notice to evidence compliance.

In order to regain compliance with the Shareholders’ Equity Requirement, we are offering the securities in this offering. We estimate (based upon assumptions we believe are reasonable) that we will have more than the required $2.5 million in shareholders’ equity as of the closing date provided we receive net proceeds of at least $3.4 million in this offering. There can be no assurance that we will be able to regain compliance with the Shareholders’ Equity Requirement, or that our common stock will remain listed on The Nasdaq Capital Market. See “Risks Related to this Offering — If we fail to meet Nasdaq’s listing requirements, we could be removed from The Nasdaq Capital Market, which would limit the ability of broker-dealers to sell our securities and the ability of shareholders to sell their securities in the secondary market and negatively impact our ability to raise capital.” on page 34 of this prospectus.

Corporate Information

We were incorporated in Delaware in 1987 under the name Biological Therapeutics, Inc. In 1987, we merged with Biological Therapeutics, Inc., a North Dakota corporation, pursuant to which we changed our name to “Immunotherapeutics, Inc.” We changed our name to “Endorex Corp.” in 1996, to “Endorex Corporation” in 1998, to “DOR BioPharma, Inc.” in 2001, and finally to “Soligenix, Inc.” in 2009.

Our principal executive offices are located at 29 Emmons Drive, Suite B-10, Princeton, New Jersey 08540 and our telephone number is (609) 538-8200. Our corporate website address is www.soligenix.com. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on our website or any such information in making your decision whether to purchase our securities.

We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our common stock held by non-affiliates exceeds $250 million as of the prior June 30, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30.

Our Product Candidates in Development

The following tables summarize our product candidates under development:

Specialized BioTherapeutics Product Candidates

Soligenix Product Candidate	Therapeutic Indication	Stage of Development

HyBryte™	Cutaneous T-Cell Lymphoma

Phase 2 trial completed; demonstrated significantly higher response rate compared to placebo; Phase 3 trial completed; demonstrated statistical significance in primary endpoint in March 2020 (Cycle 1) and demonstrated continued improvement in treatment response with extended treatment in April 2020 (Cycle 2) and October 2020 (Cycle 3); new drug application (“NDA”) submitted to FDA December 2022; FDA refusal to file letter received February 2023; second Phase 3 trial based upon EMA-accepted protocol began patient enrollment in December 2024 with top-line results anticipated in the second half of 2026; discussions continue with FDA on modifying the development path to adequately address FDA’s preference for a longer duration comparative study over a placebo-controlled trial

Soligenix Product Candidate	Therapeutic Indication	Stage of Development

SGX302	Mild-to-Moderate Psoriasis

Positive proof-of-concept demonstrated in a small Phase 1/2 pilot study; Phase 2a protocol and Investigation New Drug (“IND”) clearance received from the FDA; Phase 2a study remains ongoing having demonstrated biological effect in Cohort 1 and clinically meaningful benefit in Cohort 2

SGX942†	Oral Mucositis in Head and Neck Cancer

Phase 2 trial completed; demonstrated significant response compared to placebo with positive long-term (12 month) safety also reported; Phase 3 clinical trial results announced December 2020: the primary endpoint of median duration of severe oral mucositis (“SOM”) did not achieve the pre-specified criterion for statistical significance (p≤0.05); although biological activity was observed with a 56% reduction in the median duration of SOM from 18 days in the placebo group to 8 days in the SGX942 treatment group; analyzed full dataset from Phase 3 study and designing a second Phase 3 clinical trial; continued development contingent upon identification of partnership

SGX945	Aphthous Ulcers in Behçet’s Disease	Phase 2a protocol and Investigational New Drug clearance received from the FDA; Phase 2a study complete; biological efficacy and safety demonstrated

Public Health Solutions†
Soligenix Product
Candidate	Indication	Stage of Development
ThermoVax®	Thermostability of vaccines for Ricin toxin, Ebola, and Marburg viruses	Pre-clinical
RiVax®	Vaccine against Ricin Toxin Poisoning	Phase 1a, 1b, and 1c trials completed, safety and neutralizing antibodies for protection demonstrated
SGX943	Therapeutic against Emerging Infectious Diseases	Pre-clinical
†	Contingent upon continued government contract/grant funding or other funding source.

The Offering

Securities we are offering

2,909,090 shares of common stock and common warrants to purchase an aggregate of 2,909,090 shares of our common stock, or pre-funded warrants to purchase 2,909,090 shares of common stock and common warrants to purchase 2,909,090 shares of common stock. The shares of common stock or pre-funded warrants, respectively, and common warrants are immediately separable and will be issued separately in this offering, but must initially be purchased together in this offering. Each common warrant has an assumed exercise price of $2.75 per share (assuming an exercise price equal to the last reported sale price of our common stock on The Nasdaq Capital Market on September 15, 2025, which was $2.75 per share) and will have a five-year term. We are also registering 5,818,180 shares of our common stock issuable upon exercise of the common warrants and pre-funded warrants.

Pre-funded warrants we are offering

We are also offering to those purchasers whose purchase of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the closing of this offering, in lieu of purchasing common stock, pre-funded warrants to purchase up to an aggregate of 2,909,090 shares of our common stock. Each pre-funded warrant is exercisable for one share of our common stock. The purchase price of each pre- funded warrant is equal to the price at which a share of common stock is being sold to the public in this offering, minus $0.001, and the exercise price of each pre-funded warrant is $0.001 per share. The pre-funded warrants are exercisable immediately and may be exercised at any time until all of the pre-funded warrants are exercised in full. This offering also relates to the shares of common stock issuable upon exercise of any pre-funded warrants sold in this offering. For each pre-funded warrant that we sell, the number of shares of common stock that we are offering will be reduced on a one- for-one basis.

Common stock outstanding immediately before this offering	4,285,570 shares
Common stock outstanding immediately after this offering	7,194,660 shares, assuming no exercise of the common warrants issued in this offering.
Use of proceeds

We estimate that the net proceeds from this offering will be approximately $7.3 million, at an assumed public offering price of $2.75 per share (assuming a public offering price equal to the last sale price of our common stock as reported by The Nasdaq Capital Market on September 15, 2025, which was $2.75 per share), after deducting the Placement Agent fee and estimated offering expenses payable by us. We intend to use the net proceeds from the sale of the securities offered by us pursuant to this prospectus to fund our research and development and commercialization activities, and for general corporate and working capital purposes, which may include, among other things, working capital, product development and/or commercialization, acquisitions, capital expenditures, repayment of debt and other business opportunities. See the section titled “Use of Proceeds” on page 42 of this prospectus.
Amendment to certain outstanding warrants

In connection with the offering pursuant to this prospectus, we may amend the terms of up to 1,467,581 issued and outstanding warrants to reduce the exercise price of such warrants to: (i) equal the exercise price of the common warrants sold in this offering; and (ii) extend the term during which the such warrants could remain exercisable to the term of the common warrants sold in this offering.

Risk Factors	See “Risk Factors” and other information appearing elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding whether to invest in our securities.
Lock-up

We have agreed, subject to certain exceptions and without the approval of the Placement Agent and purchasers of our securities in this offering, not to (1) issue, enter into any agreement to issue or announce the issuance or proposed issuance of, any shares of common stock (or securities convertible into or exercisable for common stock) or file any registration statement, including any amendments or supplements for a period of 30 days following the closing of the offering of the shares and (2) enter into a variable rate transaction for a period of one year following the closing of this offering, other than the issuance of shares of our common stock in an “at the market” offering, including pursuant to that certain At Market Issuance Sales Agreement by and among the Company and the Placement Agent dated August 16, 2024, following 30 days from the closing of this offering. See “Plan of Distribution” for more information.

The Nasdaq Capital Market listing symbol

“SNGX.” There is no established trading market for the pre-funded warrants or the common warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the pre-funded warrants or the common warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the pre-funded warrants and common warrants will be limited.

The number of shares of common stock to be outstanding after this offering is based on 4,285,570 shares of common stock outstanding on September 15, 2025, does not give effect to the shares of common stock issuable upon exercise of the pre-funded warrants and common warrants issued in this offering and excludes:

●	1,467,581 shares of common stock issuable upon the exercise of outstanding warrants at a weighted average price of $11.01 per share, of which warrants to purchase 1,467,581 shares are exercisable as of September 15, 2025;
●	300,467 shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $16.70 per share, of which options to purchase 112,332 shares of common stock are vested as of September 15, 2025; and
●	5,929,412 shares of common stock available for future issuance under our 2025 Equity Incentive Plan as of September 15, 2025.

Unless otherwise indicated, all information in this prospectus gives effect to the one-for-sixteen reverse stock split effectuated on June 5, 2024.

Summary of Risk Factors

Our business is subject to a number of risks and uncertainties that you should understand before making an investment decision. These risks include, but are not limited to, the following:

Risks Related to our Business

●	We have incurred significant losses since inception and expect to continue to incur losses for the foreseeable future, which together with our negative cash flows and auditor’s going concern opinion raise substantial doubt about our ability to continue as a going concern without obtaining additional capital.
●	We expect a number of factors to cause our operating results to fluctuate on a quarterly and annual basis, which may make it difficult to predict our future performance.
●	We have no approved products on the market and therefore do not expect to generate any revenues from product sales in the foreseeable future, if at all.
●	Our biodefense programs depend heavily on uncertain government funding and face unique regulatory, operational, and market challenges.
●	We rely on third parties for the supply and manufacturing of our product candidates and for preclinical and clinical development, regulatory support, and strategic execution, and any delays, failures, or performance issues could adversely affect our development and commercialization efforts.
●	Even if our product candidates are approved, they will be subject to extensive post-approval regulation and may not achieve market acceptance or commercial viability.
●	We do not have extensive sales and marketing experience and our lack of experience may restrict our success in commercializing some of our product candidates.
●	Our product candidates may cause serious adverse events or undesirable side effects which may delay or prevent marketing approval, or, if approval is received, require them to be taken off the market, require them to include safety warnings or otherwise limit their sales.
●	If we fail to obtain or maintain orphan drug designation or exclusivity for our product candidates, our competitive position and revenue potential could be adversely affected.
●	We may not be able to retain rights licensed to us by third parties to commercialize key products or to develop the third-party relationships we need to develop, manufacture and market our products.
●	We may suffer product and other liability claims; we maintain only limited product liability insurance, which may not be sufficient.
●	We may not be able to compete with our larger and better-financed competitors in the biotechnology industry.
●	Our business could be harmed if we fail to retain our current personnel or if they are unable to effectively run our business.
●	Changes in United States (“U.S.”) and international trade policies may adversely impact our business and operating results.
●	Adverse developments affecting financial institutions such as actual events or concerns involving liquidity, defaults or non-performance, could adversely affect our operations and liquidity.

Risks Related to our Intellectual Property

●	If we are unable to adequately protect or enforce our intellectual property rights, or if we infringe the rights of others, our ability to commercialize our products could be impaired, and we may face significant costs and legal exposure.

Risks Related to Technology and Cybersecurity

●	Our strategy includes an increasing dependence on technology in our operations. If any of our key technology fails, our business could be adversely affected.
●	A cybersecurity incident could negatively impact our business and our relationships with our employees, service providers, patients, clinical study sites and government agencies.

Risks Related to Marketing Approval and Other Legal Compliance Matters

●	The marketing approval process is expensive, time consuming and uncertain and may prevent us from obtaining approvals for the commercialization of our current or future product candidates.
●	Failure to obtain marketing approval in foreign jurisdictions would prevent our product candidates from being marketed abroad.
●	Any product candidate for which we obtain marketing approval would remain subject to ongoing regulation and could be subject to restrictions or withdrawal from the market.
●	If we are not able to use accelerated development pathways, we may be required to conduct additional clinical trials beyond those that are contemplated, which would increase the expense of obtaining, and delay or prevent the receipt of, necessary marketing approvals.
●	The prices of prescription pharmaceuticals in the U.S. and foreign jurisdictions are subject to pricing regulations, third-party coverage and reimbursement practices or healthcare reform initiatives, which could limit our ability to market those products and decrease our ability to generate revenue.
●	We may be subject to certain healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm, fines, disgorgement, exclusion from participation in government healthcare programs, curtailment or restricting of our operations, and diminished profits and future earnings.
●	We are subject to stringent privacy laws, information security laws, regulations, policies and contractual obligations related to data privacy and security and changes in such laws, regulations, policies, contractual obligations and failure to comply with such requirements could subject us to significant fines and penalties, which may have a material adverse effect on our business, financial condition or results of operations.

Risks Related to this Offering

●	If we fail to regain compliance to meet Nasdaq’s listing requirements, we could be removed from The Nasdaq Capital Market, which would limit the ability of broker-dealers to sell our securities and the ability of shareholders to sell their securities in the secondary market and negatively impact our ability to raise capital.
●	Investors will experience immediate and substantial dilution as a result of this offering and may suffer substantial dilution related to issued stock warrants and options.
●	Our shares of common stock are thinly traded, so stockholders may be unable to sell at or near ask prices or at all if they need to sell shares to raise money or otherwise desire to liquidate their shares.
●	Upon our dissolution, our stockholders may not recoup all or any portion of their investment.
●	The issuance of our common stock pursuant to the terms of the asset purchase agreement with Hy Biopharma may cause dilution and the issuance of such shares of common stock, or the perception that such issuances may occur, could cause the price of our common stock to fall.
●	Our Board of Directors can, without stockholder approval, cause preferred stock to be issued on terms that adversely affect holders of our common stock.

RISK FACTORS

Investing in our common stock, pre-funded warrants and common warrants involves a high degree of risk. Before investing in our common stock, pre-funded warrants and common warrants, you should consider carefully the risks and uncertainties discussed below. You should carefully consider each of the following risks, together with all other information set forth in this prospectus, including our consolidated financial statements and the related notes, before deciding to buy our common stock, pre-funded warrants and common warrants. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus. See “Cautionary Note Regarding Forward-Looking Statements and Industry Data and Market Information” for information relating to these forward-looking statements.

Risks Related to our Business

We have incurred significant losses since inception and expect to continue to incur losses for the foreseeable future, which together with our negative cash flows and auditor’s going concern opinion raise substantial doubt about our ability to continue as a going concern without obtaining additional capital.

We have incurred significant losses since inception and expect to continue incurring operating losses for the foreseeable future. As of June 30, 2025, we had an accumulated deficit of approximately $246.6 million, cash and cash equivalents of approximately $5.1 million, and current liabilities of approximately $3.6 million. We have not generated any significant revenues from sales or licensing of our product candidates, which are in preclinical or clinical development stages. From inception through June 30, 2025, we have spent approximately $128 million developing our current product candidates, and we currently anticipate spending approximately $4.8 million over the next 12 months to support further development activities, of which only a small portion is expected to be reimbursed through existing government grants.

We rely heavily on government funding, including grants and contracts from agencies such as the NIH and NIAID, to support our operations. These grants and contracts have contributed meaningful funding historically. However, such funding is subject to uncertainty, periodic renewal, and potential termination at the discretion of the funding agencies. As of June 30, 2025, we did not have any awarded grant funding available, and we have no control over the level or continuity of government resources that may be allocated to our programs in the future. Failure to obtain government support in the future could materially and adversely impact our biodefense programs and overall financial condition.

Unless and until we are able to generate revenues from product sales or licensing activities, we will need to raise additional capital to fund our research and development programs, meet future clinical trial obligations, and support ongoing operations. There can be no assurance that such funding will be available on acceptable terms, or at all. If additional funds are raised through equity offerings, existing stockholders may experience dilution, and newly issued securities could have rights senior to those of our common stock. If we issue debt, we could face operational restrictions. If we are unable to secure adequate funding, we may be required to delay, scale back, or discontinue one or more of our development programs or operational initiatives.

Our recurring operating losses, negative cash flows, and accumulated shareholders’ deficit raise substantial doubt about our ability to continue as a going concern. We have concluded that substantial doubt exists regarding our ability to continue as a going concern for the 12 months following the date of issuance of the financial statements for the fiscal quarter ended June 30, 2025 that are included in this prospectus. As of such date, we believed we had sufficient resources to continue operating only into the fourth quarter of 2025. We do not have sufficient cash as of September 15, 2025 to support operations for the full 12-month period following such issuance.

To address these risks and alleviate the conditions that raise substantial doubt about our ability to continue as a going concern, we are pursuing various strategies, including:

●	Securing additional capital through public or private equity offerings or strategic transactions, such as partnerships or collaborations; and

●	Obtaining further proceeds from government grants and contracts.

None of these alternatives are currently committed, and we cannot provide assurance that we will succeed in obtaining sufficient funding or entering into strategic arrangements. If these efforts are unsuccessful or delayed, we may not have the liquidity necessary to sustain operations beyond the fourth quarter of 2025.

Further, the report of our independent registered accounting firm on our audited financial statements for the year ended December 31, 2024, includes an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. If we are unable to resolve our liquidity issues or secure sufficient funding, we will likely need to significantly reduce our operations, limit or cease product development efforts, and our business, financial condition, results of operations, and prospects would be materially and adversely affected. Additionally, ongoing market volatility and geopolitical instability may reduce access to capital, and the perception of going concern uncertainty may hinder our ability to establish or maintain business relationships.

If we are unable to develop our product candidates, our ability to generate revenues and viability as a company will be significantly impaired.

In order to generate revenues and profits, our organization must, along with corporate partners and collaborators, positively research, develop and commercialize our technologies or product candidates. Our current product candidates are in various stages of clinical and pre-clinical development and will require significant further funding, research, development, pre-clinical and/or clinical testing, regulatory approval and commercialization, and are subject to the risks of failure inherent in the development of products based on innovative or novel technologies. Specifically, each of the following is possible with respect to any of our product candidates:

●	we may not be able to maintain our current research and development schedules;
●	we may be unable to secure procurement contracts on beneficial economic terms or at all from the U.S. government or others for our biodefense products;
●	we may encounter problems in clinical trials; or
●	the technology or product may be found to be ineffective or unsafe, or may fail to obtain marketing approval.

If any of the risks set forth above occur, or if we are unable to obtain the necessary regulatory approvals as discussed below, we may be unable to develop our technologies and product candidates and our business will be seriously harmed. Furthermore, for reasons including those set forth below, we may be unable to commercialize or receive royalties from the sale of any other technology we develop, even if it is shown to be effective, if:

●	it is not economical or the market for the product does not develop or diminishes;
●	we are not able to enter into arrangements or collaborations to manufacture and/or market the product;
●	the product is not eligible for third-party reimbursement from government or private insurers;
●	others hold proprietary rights that preclude us from commercializing the product;
●	we are not able to manufacture the product reliably;
●	others have brought to market similar or superior products; or
●	the product has undesirable or unintended side effects that prevent or limit its commercial use.

We expect a number of factors to cause our operating results to fluctuate on a quarterly and annual basis, which may make it difficult to predict our future performance.

We are a late-stage biopharmaceutical company. Our operations to date have been primarily limited to developing our technology and undertaking pre-clinical studies and clinical trials of our product candidates in our two active business segments, Specialized BioTherapeutics and Public Health Solutions. We have not yet obtained regulatory approvals for any of our product candidates. Consequently, any predictions made about our future success or viability may not be as accurate as they could be if we had commercialized products. Our financial condition has varied significantly in the past and will continue to fluctuate from quarter-to-quarter or year-to-year due to a variety of factors, many of which are beyond our control. Factors relating to our business that may contribute to these fluctuations include other factors described elsewhere in this prospectus and also include:

●	our ability to obtain additional funding to develop our product candidates;
●	delays in the commencement, enrollment and timing of clinical trials;
●	the success of our product candidates through all phases of clinical development;
●	any delays in regulatory review and approval of product candidates in clinical development;
●	our ability to obtain and maintain regulatory approval for our product candidates in the U.S. and foreign jurisdictions;
●	potential side effects of our product candidates that could delay or prevent commercialization, limit the indications for any approved drug, require the establishment of risk evaluation and mitigation strategies, or cause an approved drug to be taken off the market;
●	our dependence on third-party contract manufacturing organizations to supply or manufacture our products;
●	our dependence on third-party contractors to conduct our clinical trials;
●	our ability to establish or maintain collaborations, licensing or other arrangements;
●	market acceptance of our product candidates;
●	our ability to establish and maintain an effective sales and marketing infrastructure, either through the creation of a commercial infrastructure or through strategic collaborations;
●	competition from existing products or new products that may emerge;
●	the ability of patients or healthcare providers to obtain coverage of or sufficient reimbursement for our products;
●	our ability to discover and develop additional product candidates;
●	our ability and our licensors’ abilities to successfully obtain, maintain, defend and enforce intellectual property rights important to our business;
●	our ability to attract and retain key personnel to manage our business effectively;
●	our ability to build our finance infrastructure and improve our accounting systems and controls;
●	potential product liability claims;
●	potential liabilities associated with hazardous materials; and

●	our ability to obtain and maintain adequate insurance policies.

Accordingly, the results of any quarterly or annual periods should not be relied upon as indications of future operating performance.

We have no approved products on the market and therefore do not expect to generate any revenues from product sales in the foreseeable future, if at all.

To date, we have no approved product on the market and have not generated any significant product revenues. We have funded our operations primarily from sales of our securities and from government contracts and grants. We have not received, and do not expect to receive for at least the next several years, if at all, any revenues from the commercialization of our product candidates. To obtain revenues from sales of our product candidates, we must succeed, either alone or with third parties, in developing, obtaining regulatory approval for, manufacturing and marketing drugs with commercial potential or successfully obtain government procurement or stockpiling agreements. We may never succeed in these activities, and we may not generate sufficient revenues to continue our business operations or achieve profitability.

Our business is subject to extensive governmental regulation, which can be costly, time consuming and subjects us to unanticipated delays.

Our business is subject to very stringent federal, foreign, state and local government laws and regulations, including the Federal Food, Drug and Cosmetic Act, the Environmental Protection Act, the Occupational Safety and Health Act, and state and local counterparts to these acts. These laws and regulations may be amended, additional laws and regulations may be enacted, and the policies of the FDA and other regulatory agencies may change.

The regulatory process applicable to our products requires pre-clinical and clinical testing of any product to establish its safety and efficacy. This testing can take many years, is uncertain as to outcome, and requires the expenditure of substantial capital and other resources. We estimate that the clinical trials of our product candidates that we have planned will take at least several years to complete. Furthermore, failure can occur at any stage of the trials, and we could encounter problems that cause us to abandon or repeat clinical trials. Favorable results in early studies or trials, if any, may not be repeated in later studies or trials. Even if our clinical trials are initiated and completed as planned, we cannot be certain that the results will support our product candidate claims. Success in preclinical testing, Phase 1 and Phase 2 clinical trials does not ensure that later Phase 2 or Phase 3 clinical trials will be successful. In addition, we, the FDA or other regulatory authorities may suspend clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or the FDA or other regulatory authorities find deficiencies in our submissions or conduct of our trials.

We may not be able to obtain, or we may experience difficulties and delays in obtaining, necessary domestic and foreign governmental clearances and approvals to market a product (for example, the FDA may not recognize fast track designation upon an NDA submission, resulting in no priority review and subjecting us to longer potential review times than originally anticipated). Also, even if regulatory approval of a product is granted, that approval may entail limitations on the indicated uses for which the product may be marketed.

Following any regulatory approval, a marketed product and its manufacturer are subject to continual regulatory review. Later discovery of problems with a product or manufacturer may result in restrictions on such product or manufacturer. These restrictions may include product recalls and suspension or withdrawal of the marketing approval for the product. Furthermore, the advertising, promotion and export, among other things, of a product are subject to extensive regulation by governmental authorities in the U.S. and other countries. If we fail to comply with applicable regulatory requirements, we may be subject to fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and/or criminal prosecution.

Our biodefense programs depend heavily on uncertain government funding and face unique regulatory, operational, and market challenges.

Our biodefense product development efforts are highly dependent on financial support from U.S. government agencies, which represent both the primary source of funding and the principal anticipated purchasers of these products. This reliance exposes us to significant risks, as government funding is inherently uncertain and subject to annual budget appropriations, administrative decisions, changes in biodefense priorities, and political developments. We have no control over the level of resources government agencies may commit to our programs, which are subject to periodic renewal and may be terminated at any time for convenience. If U.S. government agencies decide not to exercise future funding options under existing contracts or grants, fail to perform their responsibilities, or terminate funding altogether, our biodefense programs and financial results could be materially and adversely affected.

Additionally, we are required to comply with Federal Acquisition Regulations in the performance of our contracts. Failure to meet these obligations may result in corrective actions, loss of funding, or the obligation to return government property or deliver incomplete work. Even when funding is awarded, our continued receipt of support is conditioned on adherence to the terms of the applicable grant or contract, which may be complex and subject to interpretation.

Beyond funding concerns, the development and approval of biodefense products present unique regulatory and logistical challenges. While the FDA has instituted the Animal Rule to permit product approval based on animal efficacy studies when human trials are not feasible or ethical, demonstrating sufficient animal-to-human correlation remains scientifically complex and uncertain. We must also show that our products are safe in humans, and in some cases, conduct trials in specific at-risk populations, such as children, the elderly, or pregnant women. Approval may still be contingent upon additional post-marketing studies, and use may be restricted to limited populations or emergency stockpile deployment. Moreover, other countries have not established equivalent regulatory frameworks for Animal Rule-based submissions, which limits our ability to pursue foreign approvals using the same data.

The development of effective animal models for certain bioterrorism agents, such as ricin, is time- consuming and expensive, and few specialized facilities exist globally to conduct the necessary studies. We face competition from other biodefense companies for access to these limited resources, which may delay or impede testing and qualification efforts.

Finally, the biodefense market itself remains largely unproven. We do not expect significant commercial demand outside of government procurement, and shifts in government policy or strategic priorities could reduce or eliminate potential opportunities. If government support diminishes or is withdrawn, we may be unable to progress our biodefense initiatives, which could have a material adverse impact on our business, operations, and financial condition.

We rely on third parties for the supply and manufacturing of our product candidates, and any delays, failures, or quality issues could adversely affect our development and commercialization efforts.

We depend entirely on third-party suppliers for our drug substance raw materials and for the performance of critical manufacturing-related services. We do not have, nor do we anticipate establishing, internal manufacturing capabilities. These third parties must produce materials that meet stringent quality, content, and stability requirements necessary for our clinical trials and, if approved, for commercial distribution.

The successful development and commercialization of our product candidates require uninterrupted access to sufficient quantities of drug substance and drug product that meet applicable regulatory standards. However, our suppliers and service providers may fail to:

●	produce our drug substance or product to the standards necessary for clinical or commercial use,
●	meet their contractual obligations,
●	maintain business operations over the long term, or
●	comply with FDA or foreign regulatory requirements, including current Good Manufacturing Practice (“cGMP”).

If any of these events occur, we may face delays in clinical trials, regulatory submissions, or product launches. Furthermore, should our relationships with key manufacturers or service providers be disrupted, we may not be able to secure suitable replacements in a timely or cost-effective manner, if at all. Even if we locate alternative providers, we may not be able to negotiate favorable terms, and qualifying new facilities with the FDA or foreign regulatory agencies can be time-consuming and costly.

Manufacturing our product candidates is a highly exacting process, and even minor deviations in production can result in failed batches, regulatory noncompliance, or product recalls. Regulatory authorities routinely inspect manufacturing facilities for cGMP compliance. Any failure by our suppliers to maintain these standards could result in clinical hold orders, delays in product development or commercialization, or denial or withdrawal of product approvals. These risks could materially and adversely affect our business, financial condition, and results of operations.

We rely on third parties for preclinical and clinical development, regulatory support, and strategic execution, and their performance or our resource allocation decisions could adversely affect our product development efforts and commercial potential.

We rely on academic institutions, hospitals, clinics, contract research organizations, and other third-party collaborators to conduct preclinical studies and clinical trials of our product candidates, and in some cases, to maintain related regulatory files. Because we do not conduct these activities internally, we have limited control over the execution, timing, and costs of these studies, and less influence over patient enrollment and data quality than if we managed the trials ourselves.

If we are unable to maintain or secure agreements with these third parties on commercially reasonable terms, or if any such agreements are terminated, we may face delays in trial initiation or completion. Moreover, there is no assurance that our collaborators will allocate sufficient resources to our programs, perform in accordance with regulatory requirements, or adhere to protocols and deadlines. If they fail to transfer regulatory data to us on a timely basis, perform inadequately, or act in a way that compromises the integrity of clinical results, our ability to obtain regulatory approval or to commercialize our product candidates could be materially impaired.

Additionally, our limited financial and human resources require us to make strategic decisions regarding which programs to prioritize. As a result, we may delay or forego pursuing product candidates or indications that could ultimately prove to have greater commercial value or development success. If we misjudge the market opportunity or technical feasibility of a candidate, we may prematurely enter into suboptimal strategic alliances or license agreements, or conversely, fail to capitalize on valuable opportunities that would have been more advantageous to develop internally.

Collectively, these risks related to third-party reliance and internal resource allocation could significantly delay development timelines, reduce the likelihood of regulatory approval, and limit our ability to bring commercially viable products to market.

Even if approved, our products will be subject to extensive post-approval regulation.

Once a product is approved, numerous post-approval requirements apply. Among other things, the holder of an approved NDA is subject to periodic and other FDA monitoring and reporting obligations, including obligations to monitor and report adverse events and instances of the failure of a product to meet the specifications in the NDA. Application holders must submit new or supplemental applications and obtain FDA approval for certain changes to the approved product, product labeling, or manufacturing process. Application holders must also submit advertising and other promotional material to the FDA and report on ongoing clinical trials.

Depending on the circumstances, failure to meet these post-approval requirements can result in criminal prosecution, fines, injunctions, recall or seizure of products, total or partial suspension of production, denial or withdrawal of pre-marketing product approvals, or refusal to allow us to enter into supply contracts, including government contracts. In addition, even if we comply with FDA and other requirements, new information regarding the safety or effectiveness of a product could lead the FDA to modify or withdraw product approval.

Even if our product candidates are approved, they may not achieve market acceptance or commercial viability due to changing healthcare practices, payer limitations, and reimbursement challenges.

Even if we obtain regulatory approval to market one or more of our product candidates, we may be unable to successfully commercialize them due to lack of market acceptance by healthcare providers, patients, and third-party payors. Our future revenue and profitability depend heavily on the successful commercialization of our current product candidates, which, if approved, are expected to generate substantially all of our product revenue for the foreseeable future.

The degree of market acceptance will depend on numerous factors, including:

●	the safety and efficacy of our products relative to competing treatments, including potential side effects;
●	perceptions among physicians, patients, and the broader medical community;

●	the cost-effectiveness of our products compared to alternatives;
●	the availability and adequacy of reimbursement from third-party payors, including Medicare, Medicaid, and private insurers;
●	product labeling and restrictions imposed by regulatory authorities;
●	the strength of our sales, marketing, and distribution capabilities (and those of any collaborators); and
●	the timing of product launches relative to competing therapies, and any unfavorable publicity related to our products or similar products.

Failure to achieve meaningful market acceptance would significantly limit our ability to generate product revenue, and we may not be able to recover our investment in the development of these product candidates.

In addition, changes in healthcare delivery and reimbursement practices, both in the U.S. and internationally, could further hinder the commercial success of our products. U.S. federal and state governments, as well as private insurers, are continuing to pursue cost-containment initiatives, such as bundling payments, implementing price controls, and imposing tighter restrictions on reimbursement eligibility. The availability of appropriate billing codes and national or local coverage determinations will be critical to securing reimbursement. If our products are not covered under current Medicare or Medicaid policies — or if coverage decisions are deferred to local contractors — we may face significant delays or reductions in uptake.

Outside the U.S., many countries require government approval of drug pricing before commercial launch, and the rules governing pricing and reimbursement vary significantly. Any inability to secure favorable pricing and reimbursement in global markets would further restrict the commercial viability of our products.

Ongoing legislative proposals at both federal and state levels in the U.S. aim to impose new pricing controls or reform reimbursement models, adding additional uncertainty to the reimbursement environment. These dynamics could make it difficult for us to profitably commercialize our products even if they are successfully developed and approved, and could ultimately have a material adverse effect on our business, financial condition, and operating results.

We do not have extensive sales and marketing experience and our lack of experience may restrict our success in commercializing some of our product candidates.

We do not have extensive experience in marketing or selling pharmaceutical products whether in the U.S. or internationally. To obtain the expertise necessary to successfully market and sell any of our products, the development of our own commercial infrastructure and/or collaborative commercial arrangements and partnerships will be required. Our ability to make that investment and also execute our current operating plan is dependent on numerous factors, including, the performance of third-party collaborators with whom we may contract.

Our product candidates may cause serious adverse events or undesirable side effects which may delay or prevent marketing approval, or, if approval is received, require them to be taken off the market, require them to include safety warnings or otherwise limit their sales.

Serious adverse events or undesirable side effects from any of our product candidates could arise either during clinical development or, if approved, after the approved product has been marketed. The results of future clinical trials may show that our product candidates cause serious adverse events or undesirable side effects, which could interrupt, delay or halt clinical trials, resulting in delay of, or failure to obtain, marketing approval from the FDA and other regulatory authorities.

If any of our product candidates cause serious adverse events or undesirable side effects:

●	regulatory authorities may impose a clinical hold which could result in substantial delays and adversely impact our ability to continue development of the product;

●	regulatory authorities may require the addition of labeling statements, specific warnings, a contraindication or field alerts to physicians and pharmacies;
●	we may be required to change the way the product is administered, conduct additional clinical trials or change the labeling of the product;
●	we may be required to implement a risk minimization action plan, which could result in substantial cost increases and have a negative impact on our ability to commercialize the product;
●	we may be required to limit the patients who can receive the product;
●	we may be subject to limitations on how we promote the product;
●	sales of the product may decrease significantly;
●	regulatory authorities may require us to take our approved product off the market;
●	we may be subject to litigation or product liability claims; and
●	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the affected product or could substantially increase commercialization costs and expenses, which in turn could delay or prevent us from generating significant revenues from the sale of our products.

If we fail to obtain or maintain orphan drug designation or exclusivity for our product candidates, our competitive position and revenue potential could be adversely affected.

Certain of our product candidates, such as HyBryte™, have received orphan drug designation in the U.S. and/or Europe, and we may seek additional orphan designations for other product candidates in the future. Orphan drug designation provides important financial incentives and regulatory benefits, including tax credits, fee waivers, and, if granted marketing approval, a period of market exclusivity — seven years in the U.S. and ten years in the European Union. However, we or our collaborators may not be able to obtain or maintain orphan drug designation or exclusivity for any current or future product candidates.

In the U.S., the Orphan Drug Act defines a rare disease or condition as one affecting fewer than 200,000 individuals annually, or where there is no reasonable expectation that the cost of development will be recovered through U.S. sales. In the EU, a condition must affect no more than five in 10,000 individuals, or the product must demonstrate significant benefit over existing treatments. Even if we meet these criteria and receive orphan drug designation, exclusivity is only granted upon the first marketing approval for the designated indication.

Even if orphan drug exclusivity is obtained, it may not effectively protect our products from competition. Regulatory authorities, including the FDA and EMA, may approve different drugs for the same indication or even drugs with the same active moiety if they determine the competing product is clinically superior, meaning it is safer, more effective, or makes a major contribution to patient care. Additionally, exclusivity may be lost if the sponsor is unable to assure sufficient product supply or if the designation is found to be materially defective. In Europe, exclusivity can also be reduced to six years if the drug is deemed sufficiently profitable or if it no longer meets the criteria for orphan designation.

Furthermore, orphan drug protections exist within a complex and evolving regulatory framework. FDA policy changes, new legislation, judicial interpretation, or administrative actions may alter the standards for obtaining or retaining orphan drug status. We cannot predict how future regulatory or policy developments will affect the application or interpretation of orphan drug laws, either in the U.S. or abroad.

Lastly, in the EU, obtaining orphan designation requires demonstrating that there is no satisfactory method of diagnosis, prevention, or treatment currently authorized in the EU, or that the proposed product offers substantial benefit over existing methods. We may be unable to meet these standards for our product candidates.

If we fail to obtain or maintain orphan drug designation or exclusivity for our product candidates, we could lose important commercial and regulatory advantages. Competitors may be able to market similar or superior products for the same conditions, which could reduce our potential market share, impair our competitive position, and adversely affect our ability to achieve or sustain profitability.

We may not be able to retain rights licensed to us by third parties to commercialize key products or to develop the third-party relationships we need to develop, manufacture and market our products.

We currently rely on license agreements from New York University, Yeda Research and Development Company Ltd., the University of Texas Southwestern Medical Center, the University of British Columbia, and George B. McDonald, MD as well as sublicense agreement from VitriVax for the rights to commercialize key product candidates. We may not be able to retain the rights granted under these agreements or negotiate additional agreements on reasonable terms, if at all. Our existing license agreements impose, and we expect that future license agreements will impose, various diligence, milestone payment, royalty, and other obligations on us. If we fail to comply with our obligations under these agreements, or we are subject to a bankruptcy, we may be required to make certain payments to the licensor, we may lose the exclusivity of our license, or the licensor may have the right to terminate the license, in which event we would not be able to develop or market products covered by the license.

Additionally, the milestone and other payments associated with these licenses will make it less profitable for us to develop our drug candidates. See “Business — Patents and Other Proprietary Rights” for a description of our license agreements.

Licensing of intellectual property is of critical importance to our business and involves complex legal, business, and scientific issues. Disputes may arise regarding intellectual property subject to a licensing agreement, including but not limited to:

●	the scope of rights granted under the license agreement and other interpretation-related issues;
●	the extent to which our technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;
●	the sublicensing of patent and other rights;
●	our diligence obligations under the license agreement and what activities satisfy those diligence obligations;
●	the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our collaborators; and
●	the priority of invention of patented technology.

If disputes over intellectual property and other rights that we have licensed prevent or impair our ability to maintain our current licensing arrangements on acceptable terms, we may be unable to successfully develop and commercialize the affected product candidates.

Additionally, the research resulting in certain of our licensed patent rights and technology was funded by the U.S. government. As a result, the government may have certain rights, or march-in rights, to such patent rights and technology. When new technologies are developed with government funding, the government generally obtains certain rights in any resulting patents, including a non-exclusive license authorizing the government to use the invention for non-commercial purposes. The government can exercise its march-in rights if it determines that action is necessary because we fail to achieve practical application of the government-funded technology, because action is necessary to alleviate health or safety needs, to meet requirements of federal regulations or to give preference to U.S. industry. In addition, our rights in such inventions may be subject to certain requirements to manufacture products embodying such inventions in the U.S. Any exercise by the government of such rights could harm our competitive position, business, financial condition, results of operations and prospects.

Furthermore, we currently have very limited product development capabilities and no manufacturing, marketing or sales capabilities. For us to research, develop and test our product candidates, we need to contract or partner with outside researchers, in most cases with or through those parties that did the original research and from whom we have licensed the technologies. If products are successfully developed and approved for commercialization, then we will need to enter into additional collaboration and other agreements with third parties to manufacture and market our products. We may not be able to induce the third parties to enter into these agreements, and, even if we are able to do so, the terms of these agreements may not be favorable to us. Our inability to enter into these agreements could delay or preclude the development, manufacture and/or marketing of some of our product candidates or could significantly increase the costs of doing so. In the future, we may grant to our development partners rights to license and commercialize pharmaceutical and related products developed under the agreements with them, and these rights may limit our flexibility in considering alternatives for the commercialization of these products. Furthermore, third-party manufacturers or suppliers may not be able to meet our needs with respect to timing, quantity and quality for the products.

Additionally, if we do not enter into relationships with additional third parties for the marketing of our products, if and when they are approved and ready for commercialization, we would have to build our own sales force or enter into commercialization agreements with other companies. Development of an effective sales force in any part of the world would require significant financial resources, time and expertise. We may not be able to obtain the financing necessary to establish a sales force in a timely or cost effective manner, if at all, and any sales force we are able to establish may not be capable of generating demand for our product candidates, if they are approved.

We may suffer product and other liability claims; we maintain only limited product liability insurance, which may not be sufficient.

The clinical testing, manufacture and sale of our products involves an inherent risk that human subjects in clinical testing or consumers of our products may suffer serious bodily injury or death due to side effects, allergic reactions or other unintended negative reactions to our products. As a result, product and other liability claims may be brought against us. We currently have clinical trial and product liability insurance with aggregate limits of liability of $10 million, which may not be sufficient to cover our potential liabilities. Because liability insurance is expensive and difficult to obtain, we may not be able to maintain existing insurance or obtain additional liability insurance on acceptable terms or with adequate coverage against potential liabilities. Furthermore, if any claims are brought against us, even if we are fully covered by insurance, we may suffer harm such as adverse publicity.

We may use hazardous chemicals in our business. Potential claims relating to improper handling, storage or disposal of these chemicals could affect us and be time consuming and costly.

Our research and development processes and/or those of our third-party contractors involve the controlled use of hazardous materials and chemicals. These hazardous chemicals are reagents and solvents typically found in a chemistry laboratory. Our operations also may produce hazardous waste products. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of hazardous materials. While we attempt to comply with all environmental laws and regulations, including those relating to the outsourcing of the disposal of all hazardous chemicals and waste products, we cannot eliminate the risk of contamination from or discharge of hazardous materials and any resultant injury. In the event of such an accident, we could be held liable for any resulting damages and any liability could materially adversely affect our business, financial condition and results of operations.

Compliance with environmental laws and regulations may be expensive. Current or future environmental regulations may impair our research, development or production efforts. We might have to pay civil damages in the event of an improper or unauthorized release of, or exposure of individuals to, hazardous materials. We are not insured against these environmental risks. We may agree to indemnify our collaborators in some circumstances against damages and other liabilities arising out of development activities or products produced in connection with these collaborations.

In addition, the federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous or radioactive materials and waste products may require us to incur substantial compliance costs that could materially adversely affect our business, financial condition and results of operations.

We may not be able to compete with our larger and better financed competitors in the biotechnology industry.

The biotechnology industry is intensely competitive, subject to rapid change and sensitive to new product introductions or enhancements. Most of our existing competitors have greater financial resources, larger technical staffs, and larger research budgets than we have, as well as greater experience in developing products and conducting clinical trials. Our competition is particularly intense in the gastroenterology and transplant areas and is also intense in the therapeutic area of inflammatory bowel diseases. We face intense competition in the biodefense area from various public and private companies and universities as well as governmental agencies, such as the U.S. Army, which may have their own proprietary technologies that may directly compete with our technologies. In addition, there may be other companies that are currently developing competitive technologies and products or that may in the future develop technologies and products that are comparable or superior to our technologies and products. We may not be able to compete with our existing and future competitors, which could lead to the failure of our business.

Additionally, if a competitor receives FDA approval before we do for a drug that is similar to one of our product candidates, FDA approval for our product candidate may be precluded or delayed due to periods of non-patent exclusivity and/or the listing with the FDA by the competitor of patents covering its newly-approved drug product. Periods of non-patent exclusivity for new versions of existing drugs such as our current product candidates can extend up to three and one-half years. See “Business — The Drug Approval Process.”

These competitive factors could require us to conduct substantial new research and development activities to establish new product targets, which would be costly and time consuming. These activities would adversely affect our ability to commercialize products and achieve revenue and profits.

Competition and technological change may make our product candidates and technologies less attractive or obsolete.

We compete with established pharmaceutical and biotechnology companies that are pursuing other forms of treatment for the same indications we are pursuing and that have greater financial and other resources. Other companies may succeed in developing products earlier than us, obtaining FDA approval for products more rapidly, or developing products that are more effective than our product candidates. Research and development by others may render our technology or product candidates obsolete or noncompetitive, or result in treatments or cures superior to any therapy we develop. We face competition from companies that internally develop competing technology or acquire competing technology from universities and other research institutions. As these companies develop their technologies, they may develop competitive positions that may prevent, make futile, or limit our product commercialization efforts, which would result in a decrease in the revenue we would be able to derive from the sale of any products.

There can be no assurance that any of our product candidates will be accepted by the marketplace as readily as these or other competing treatments. Furthermore, if our competitors’ products are approved before ours, it could be more difficult for us to obtain approval from the FDA. Even if our products are successfully developed and approved for use by all governing regulatory bodies, there can be no assurance that physicians and patients will accept our product(s) as a treatment of choice.

Furthermore, the pharmaceutical research industry is diverse, complex, and rapidly changing. By its nature, the business risks associated therewith are numerous and significant. The effects of competition, intellectual property disputes, market acceptance, and FDA regulations preclude us from forecasting revenues or income with certainty or even confidence.

Our business could be harmed if we fail to retain our current personnel or if they are unable to effectively run our business.

We currently have 15 employees and we depend upon these employees, in particular Dr. Christopher Schaber, our President and Chief Executive Officer, to manage the day-to-day activities of our business. Because we have such limited personnel, the loss of any of them or our inability to attract and retain other qualified employees in a timely manner would likely have a negative impact on our operations. We may be unable to effectively manage and operate our business, and our business may suffer, if we lose the services of our employees.

Instability and volatility in the financial markets could have a negative impact on our business, financial condition, results of operations, and cash flows.

During recent years, there has been substantial volatility in financial markets due at least in part to the uncertainty regarding the global economic environment. In addition, there has been substantial uncertainty in the capital markets and access to additional financing is uncertain. Moreover, customer spending habits may be adversely affected by current and future economic conditions. These conditions could have an adverse effect on our industry and business, including our financial condition, results of operations, and cash flows.

To the extent that we do not generate sufficient cash from operations, we may need to issue stock or incur indebtedness to finance our plans for growth. Recent turmoil in the credit markets and the potential impact on the liquidity of major financial institutions may have an adverse effect on our ability to fund our business strategy through borrowings, under either existing or newly created instruments in the public or private markets on terms we believe to be reasonable, if at all.

Changes in U.S. and international trade policies may adversely impact our business and operating results.

The U.S. government has recently made statements and taken certain actions that may lead to potential changes to U.S. and international trade policies, including imposing several rounds of tariffs and export control restrictions affecting certain products manufactured in other countries. It is unknown whether and to what extent new tariffs, export controls, or other new laws or regulations will be adopted, or the effect that any such actions would have on us or our business or industry.

Any unfavorable government policies on international trade, such as export controls, capital controls or tariffs, may increase the cost of manufacturing our product candidates, affect the demand for our drug products (if and once approved), the competitive position of our product candidates, and import or export of raw materials and finished product candidate used in our and our collaborators’ preclinical studies and clinical trials. If any new tariffs, export controls, legislation and/or regulations are implemented, or if existing trade agreements are renegotiated, such changes could have an adverse effect on our business, financial condition and results of operations.

Adverse developments affecting financial institutions such as actual events or concerns involving liquidity, defaults or non-performance, could adversely affect our operations and liquidity.

Actual events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions, or concerns or rumors about any events of these kinds, have in the past and may in the future lead to market-wide liquidity problems. For example, on March 10, 2023, Silicon Valley Bank (“SVB”) was closed by the California Department of Financial Protection and Innovation, which appointed the Federal Deposit Insurance Corporation (the “FDIC”) as receiver. Despite subsequent actions taken by the U.S. Department of the Treasury, the U.S. Federal Reserve and the FDIC to ensure that all depositors of SVB had access to all of their cash deposits following the closure of SVB, uncertainty and liquidity concerns in the broader financial services industry remain.

We maintain cash balances at a third-party financial institution in excess of the FDIC insurance limit. Our access to our cash and cash equivalents in amounts adequate to finance our operations could be significantly impaired to the extent the financial institution with which we maintain cash balances faces liquidity constraints or failures. Any material decline in our ability to access our cash and cash equivalents could adversely impact our ability to meet our operating expenses, result in breaches of our contractual obligations or result in significant disruptions to our business, any of which could have material adverse impacts on our operations and liquidity. There is no guarantee that the U.S. Department of Treasury, the U.S. Federal Reserve and the FDIC will provide access to uninsured funds in the future in the event of the closure of other banks or financial institutions in a timely fashion or at all.

We may not be able to utilize all of our net operating loss carryforwards.

The State of New Jersey’s Technology Business Tax Certificate Program allows certain high technology and biotechnology companies to sell unused net operating loss (“NOL”) carryforwards to other New Jersey-based corporate taxpayers. We sold 2023, 2022 and 2021 New Jersey NOL carryforwards, resulting in the recognition of $409,114 and $1,767,803 of income tax benefit, net of transaction costs during the years ended December 31, 2024 and 2023, respectively. We have not yet sold our 2024 New Jersey NOL carryforwards but may do so in the future. If there is an unfavorable change in the State of New Jersey’s Technology Business Tax Certificate Program (whether as a result of a change in law, policy or otherwise) that terminates the program or eliminates or reduces our ability to use or sell our NOL carryforwards or if we are unable to find a suitable buyer to utilize our New Jersey NOL carryforwards to the extent the NOLs expire before we are able to utilize them against our taxable income, our cash taxes may increase which may have an adverse effect on our financial condition.

Global pathogens that could have an impact on financial markets, materials sourcing, patients, governments and population (e.g. COVID-19).

Global pathogens (e.g., SARS-CoV-2, the pathogen responsible for COVID-19) could cause an impact on financial markets and therefore repercussions to our operating business, including but not limited to, the sourcing of materials for our product candidates, manufacture of supplies for our preclinical and/or clinical studies, delays in clinical operations, which may include the availability or the continued availability of patients for our trials due to such things as quarantines, our conduct of patient monitoring and clinical trial data retrieval at investigational study sites.

The impacts of outbreaks are highly uncertain and cannot be predicted, and we cannot provide any assurance that any outbreak will not have a material adverse impact on our operations or future results or filings with regulatory health authorities. The extent of the impact to us, if any, will depend on future developments, including actions taken to contain the pathogen.

Risks Related to our Intellectual Property

If we are unable to adequately protect or enforce our intellectual property rights, or if we infringe the rights of others, our ability to commercialize our products could be impaired, and we may face significant costs and legal exposure.

Our success depends in part on our ability to obtain and maintain patent protection and trade secret rights for our product candidates and technologies, and to operate without infringing the intellectual property rights of others. If we are unable to secure or protect our proprietary rights, or if our rights are invalidated, circumvented, or challenged by third parties, our ability to develop and commercialize our products could be materially harmed.

Although we and our licensors have filed various patent applications covering our product candidates and technologies, there is no assurance that patents will be issued or, if issued, will provide meaningful protection. The scope, validity, and enforceability of patents involve complex legal and factual issues that are frequently litigated in the pharmaceutical and biotechnology industries. Patents that we own or license may be challenged, invalidated, or circumvented, and the patent applications we have filed may not result in issued patents. U.S. patent law remains subject to evolving judicial interpretation and administrative policy, and we may face interference proceedings to determine the priority of inventions. Additionally, delays in publication of patent applications and scientific discoveries may limit our ability to establish first inventorship.

We also rely on unpatented proprietary technology, know-how, and trade secrets, which may be difficult to protect. Disputes may arise with consultants, employees, or collaborators over rights to inventions or proprietary information, and these may not be resolved in our favor. Any failure to adequately protect this intellectual property could allow competitors to use our technologies without compensation and reduce our competitive advantage.

In addition to the risk of losing protection, we may be subject to claims that our technologies, products, or methods infringe on the proprietary rights of third parties. If we are found to infringe a valid patent or intellectual property right, we could be required to:

●	obtain licenses, which may not be available on commercially reasonable terms or at all;
●	pay substantial damages, including treble damages if infringement is found to be willful;
●	stop selling the infringing products or using the infringing technology;
●	redesign our products or processes to avoid infringement; or
●	defend costly and time-consuming litigation or administrative proceedings.

Even if such claims are without merit, defending against them can result in significant financial and management resource diversion and reputational damage. An adverse outcome in litigation could result in injunctions, substantial monetary liability, and loss of valuable intellectual property rights.

Furthermore, litigation or administrative proceedings, such as those before the U.S. Patent and Trademark Office, are inherently unpredictable. They are expensive, time-consuming, and may require disclosure of confidential information, which could harm our competitive position. Public announcements regarding such proceedings — regardless of outcome — could negatively affect investor perception and the market price of our common stock.

Overall, our inability to protect our own intellectual property rights, or avoid infringing the rights of others, could materially impair our ability to develop and commercialize our product candidates and could have a significant adverse effect on our business, financial condition, and results of operations.

Risks Related to Technology and Cybersecurity

Our strategy includes an increasing dependence on technology in our operations. If any of our key technology fails, our business could be adversely affected.

Our operations are increasingly dependent on technology. Our information technology systems are critical to our ability to develop our products and otherwise operating our business. Problems with the operation of the information or communication technology systems we use could adversely affect, or temporarily disable, all or a portion of our operations. Further, any systems failures could impede our ability to timely collect and report financial results in accordance with applicable laws.

A cybersecurity incident could negatively impact our business and our relationships with our employees, service providers, patients, clinical study sites and government agencies.

We use information technology and operational technology assets, including computer and information networks, in substantially all aspects of our business operations. We also use mobile devices, social networking and other online activities to connect with our employees, service providers, patients, clinical study sites and government agencies. Such uses give rise to cybersecurity risks, including security breach, espionage, system disruption, theft and inadvertent release of information. Our business involves the storage and transmission of numerous classes of sensitive and/or confidential information and intellectual property, including clinical trial participants’ personal information, private information about employees and financial and strategic information about us and our business partners. If we fail to assess and identify cybersecurity threats, we may become increasingly vulnerable to such threats. Additionally, while we have implemented measures to prevent security breaches and cyber incidents, our preventive measures and incident response efforts may not be entirely effective. Also, the regulatory environment surrounding information security and privacy is increasingly demanding, with the frequent imposition of new and constantly changing requirements. This changing regulatory landscape may cause increasingly complex compliance challenges, which may increase our compliance costs. Any failure to comply with these changing security and privacy laws and regulations could result in significant penalties, fines, legal challenges and reputational harm. The theft, destruction, loss, misappropriation, or release of sensitive and/or confidential information or intellectual property, or interference with our information technology systems or the technology systems of third parties on which we rely, could result in business disruption, negative publicity, brand damage, violation of privacy laws, loss of confidence, potential liability and competitive disadvantage.

Risks Related to Marketing Approval and Other Legal Compliance Matters

Even if we complete the necessary preclinical studies and clinical trials, the marketing approval process is expensive, time consuming and uncertain and may prevent us or any future collaborators from obtaining approvals for the commercialization of our current or future product candidates. As a result, we cannot predict when or if, and in which territories, we, or any future collaborators, will obtain marketing approval to commercialize a product candidate.

The research, testing, manufacturing, labeling, approval, selling, marketing, promotion and distribution of biopharmaceutical products are subject to extensive regulation by the FDA and comparable foreign regulatory authorities such as the EMA, which regulations differ from country to country. We, and any future collaborators, are not permitted to market our product candidates in the U.S. or in other countries until we, or they, receive approval of a biologics license application (“BLA”), NDA or marketing authorization from the FDA or marketing approval from applicable regulatory authorities outside the U.S. Product candidates in the development phase are subject to the risks of failure inherent in drug development. We have not received marketing approval for any of our product candidates in the U.S. or in any other jurisdiction. We have limited experience in filing and supporting the applications necessary to gain marketing approvals and expect to rely on third parties, including third-party clinical research and regulatory consultants, to assist us in this process.

The process of obtaining marketing approvals, both in the U.S. and abroad, is lengthy, expensive and uncertain. It may take many years, if approval is obtained at all, and can vary substantially based upon a variety of factors, including the type, complexity and novelty of the product candidates involved. Securing marketing approval requires the submission of extensive preclinical and clinical data and supporting information, including manufacturing information, to regulatory authorities for each therapeutic indication to establish the product candidate’s safety and efficacy. The FDA or other regulatory authorities may determine that our product candidates are not safe and effective, only moderately effective or have undesirable or unintended side effects, toxicities or other characteristics that preclude our obtaining marketing approval or prevent or limit commercial use.

We will need to carefully review the guidance and advice that FDA and other regulatory and scientific authorities in foreign jurisdictions, including the Committee for Medicinal Products for Human Use (“CHMP”), provide in any meetings we have with those authorities to discuss our clinical development programs. Sponsors are given opportunities to meet with the FDA and other regulatory bodies at certain points in their development programs. At the conclusion of these meetings, the FDA and comparable regulatory authorities provide responses to questions posed by the sponsor regarding the clinical development program. They will not indicate whether an application will be approved, but will provide guidance to the sponsor on various questions, including what types of studies and data are likely necessary to support review and potential approval of an NDA, BLA or marketing authorization. For example, the FDA may express support for the sponsor’s approach in the clinical development program but indicate that questions concerning whether the data support approval will be subject to review by the agency following its acceptance for filing of the NDA or BLA. While such guidance is not legally binding, our failure to carefully consider these recommendations for the design of a clinical program may put the program at significant risk of failure.

Further, the FDA or other comparable foreign regulatory authorities may determine that we must provide additional evidence of safety or efficacy before approving a BLA, NDA or marketing authorization for our product candidates. For example, the FDA reviews an application to determine whether there is “substantial evidence” to support a finding of efficacy for the proposed product for its intended use(s). The FDA has interpreted this evidentiary standard to generally require at least two adequate and well-controlled clinical trials to establish efficacy of a new product. Under certain circumstances, however, the FDA has indicated that a single trial with certain characteristics and additional confirmatory evidence may satisfy this standard. The FDA issued draft guidance in September 2023 that outlines considerations for relying on confirmatory evidence in lieu of a second clinical trial to demonstrate efficacy. In the event that we submit a BLA, NDA or marketing authorization on the basis of one clinical trial and confirmatory evidence, the FDA or other comparable foreign regulatory authorities could determine that such information is not sufficient to support approval of the application and the agencies could require us to conduct an additional trial in support of the BLA, NDA or marketing authorization. In addition, if we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies governing clinical trials, our development plans may be impacted.

Further, in January 2022, the new Clinical Trials Regulation (EU) No 536/2014 became effective in the EU and replaced the prior Clinical Trials Directive 2001/20/EC. This regulation aims at simplifying and streamlining the authorization, conduct and transparency of clinical trials in the EU. Under the coordinated procedure for the approval of clinical trials, the sponsor of a clinical trial to be conducted in more than one EU member state will only be required to submit a single application for approval. The submission will be made through the Clinical Trials Information System, a clinical trials portal overseen by the EMA and available to clinical trial sponsors, competent authorities of the EU member states and the public. If we seek approval of our clinical trials in the EU pursuant to this regulation, there can be no assurance that we will be able to secure such an authorization for our product candidates.

Moreover, principal investigators for our clinical trials may serve as scientific advisors or consultants to us and receive compensation in connection with such services. Under certain circumstances, we may be required to report some of these relationships to the FDA or comparable foreign regulatory authorities. The FDA or a comparable foreign regulatory authority may conclude that a financial relationship between us and a principal investigator has created a conflict of interest or otherwise affected interpretation of the study. The FDA or comparable foreign regulatory authority may therefore question the integrity of the data generated at the applicable clinical trial site and the utility of the clinical trial itself may be jeopardized. This could result in a delay in approval, or rejection, of our marketing applications by the FDA or comparable foreign regulatory authority, as the case may be, and may ultimately lead to the denial of marketing approval of one or more of our product candidates.

Regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that our data are insufficient for approval and require additional preclinical, clinical or other studies. In addition, varying interpretations of the data obtained from preclinical and clinical testing could delay, limit or prevent marketing approval of a product candidate. Any marketing approval we, or any future collaborators, ultimately obtain may be limited or subject to restrictions or post-approval commitments that render the approved product not commercially viable.

Further, under the Pediatric Research Equity Act, an NDA or BLA, or supplement to an NDA or BLA, for certain drugs and biological products must contain data to assess the safety and efficacy of the drug or biological product in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective, unless the sponsor receives a deferral or waiver from the FDA. A deferral may be granted for several reasons, including a finding that the product or therapeutic candidate is ready for approval for use in adults before pediatric trials are complete or that additional safety or efficacy data needs to be collected before the pediatric trials begin. The applicable legislation in the EU also requires sponsors to either conduct clinical trials in a pediatric population in accordance with a Pediatric Investigation Plan approved by the Pediatric Committee of the EMA or to obtain a waiver or deferral from the conduct of these studies by this Committee. For any of our product candidates for which we are seeking marketing approval in the U.S. or Europe, we cannot guarantee that we will be able to obtain a waiver or alternatively complete any required studies and other requirements in a timely manner, or at all, which could result in associated reputational harm and subject us to enforcement action.

Any delay in obtaining or failure to obtain required approvals could negatively affect our ability or that of any future collaborators to generate revenue from the particular product candidate, which likely would result in significant harm to our financial position and adversely impact our stock price.

Failure to obtain marketing approval in foreign jurisdictions would prevent our product candidates from being marketed abroad. Any approval we may be granted for our product candidates in the U.S. would not assure approval of our product candidates in foreign jurisdictions and any of our product candidates that may be approved for marketing in a foreign jurisdiction will be subject to risks associated with foreign operations.

In order to market and sell our products in the EU and other foreign jurisdictions, we must obtain separate marketing approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and can involve additional testing. The time required to obtain approval may differ substantially from that required to obtain U.S. approval. The marketing approval process outside the U.S. generally includes similar risks as associated with obtaining FDA approval. We, and any future collaborators, may not obtain approvals from regulatory authorities outside the U.S. on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one regulatory authority outside the U.S. does not ensure approval by regulatory authorities in other countries or jurisdictions or by the FDA. We may file for marketing approvals but not receive necessary approvals to commercialize our products in any market.

In many countries outside the U.S., a product candidate must also be approved for reimbursement before it can be sold in that country. In some cases, the price that we intend to charge for our products, if approved, is also subject to approval. Obtaining non-U.S. marketing approvals and compliance with non-U.S. regulatory requirements could result in significant delays, difficulties and costs for us and could delay or prevent the introduction of our product candidates in certain countries. In addition, if we fail to obtain the non-U.S. approvals required to market our product candidates outside the U.S. or if we fail to comply with applicable non-U.S. regulatory requirements, our target markets will be reduced and our ability to realize the full market potential of our product candidates will be harmed and prospects may be adversely affected.

Additionally, we could face heightened risks with respect to obtaining marketing authorization in the United Kingdom (“UK”) as a result of the withdrawal of the UK from the EU, commonly referred to as “Brexit.” The UK is no longer part of the European Single Market and EU Customs Union. As of January 1, 2025, UK Medicines and Healthcare products Regulatory Agency (“MHRA”), is responsible for approving all medicinal products destined for the UK market (i.e., Great Britain and Northern Ireland). At the same time, a new international recognition procedure (“IPR”) will apply, which intends to facilitate approval of pharmaceutical products in the UK. The IRP is open to applicants that have already received an authorization for the same product from one of the MHRA’s specified Reference Regulators (“RRs”). The RRs notably include the EMA and regulators in the EU/European Economic Area (“EEA”), member states for approvals in the EU centralized procedure and mutual recognition procedure, as well as the FDA (for product approvals granted in the U.S.). Any delay in obtaining, or an inability to obtain, any approvals may force us or our collaborators to restrict or delay efforts to seek marketing approval in the UK for our product candidates, which could significantly and materially harm our business.

In addition, foreign regulatory authorities may change their approval policies and new regulations may be enacted. For instance, EU pharmaceutical legislation is currently undergoing a complete review process, in the context of the Pharmaceutical Strategy for Europe initiative, launched by the European Commission in November 2020. The European Commission’s proposal for revision of several legislative instruments related to medicinal products (among other things, potentially reducing the duration of regulatory data protection and revising the eligibility for expedited pathways) was published in April 2023. The proposed revisions remain to be agreed and adopted by the European Parliament and European Council and the proposals may therefore be substantially revised before adoption, which is not anticipated before 2026. The revisions may however have a significant impact on the pharmaceutical industry and our business in the long term.

We expect that we will be subject to additional risks in commercializing any of our product candidates that receive marketing approval outside the U.S., including tariffs, trade barriers and regulatory requirements; economic weakness, including inflation, or political instability in particular foreign economies and markets (such as the war between Ukraine and Russia and the conflict in the Middle East); compliance with tax, employment, immigration and labor laws for employees living or traveling abroad; foreign currency fluctuations, which could result in increased operating expenses and reduced revenue, and other obligations incident to doing business in another country; and workforce uncertainty in countries where labor unrest is more common than in the U.S..

Any product candidate for which we obtain marketing approval would remain subject to ongoing regulation and could be subject to restrictions or withdrawal from the market, and we may be subject to substantial penalties if we fail to comply with regulatory requirements, when and if any of our product candidates are approved.

Any product candidate for which we obtain marketing approval will be subject to continual requirements of and review by the FDA and other regulatory authorities. These requirements include submissions of safety and other post-marketing information and reports, registration and listing requirements, cGMP requirements relating to quality control and manufacturing, quality assurance and corresponding maintenance of records and documents, and requirements regarding the distribution of samples to physicians and recordkeeping. In addition, the approval may be subject to limitations on the indicated uses for which the product may be marketed or to the conditions of approval or contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the medicine, including the requirement to implement a REMS. Accordingly, if we receive marketing approval for one or more of our product candidates, we will continue to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production, product surveillance and quality control. If we fail to comply with these requirements, we could have the marketing approvals for our products withdrawn by regulatory authorities and our ability to market any products could be limited, which could adversely affect our ability to achieve or sustain profitability.

We must also comply with requirements concerning advertising and promotion for any product candidate for which we obtain marketing approval. Promotional communications with respect to prescription products are subject to a variety of legal and regulatory restrictions and must be consistent with the information in the product’s approved labeling. The FDA and other agencies, including the Department of Justice, closely regulate and monitor the post-approval marketing and promotion of products to ensure that they are marketed and distributed only for the approved indications and in accordance with applicable laws.

In addition, later discovery of previously unknown adverse events or other problems with our products or their manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may yield various results, including:

●	restrictions on such products, manufacturers or manufacturing processes;
●	restrictions on the labeling or marketing of a product;
●	restrictions on distribution or use of a product;
●	requirements to conduct post-marketing studies or clinical trials;
●	warning letters or untitled letters;
●	withdrawal of the products from the market;
●	refusal to approve pending applications or supplements to approved applications that we submit;
●	recall of products;
●	damage to relationships with collaborators;
●	unfavorable press coverage and damage to our reputation;

●	fines, restitution or disgorgement of profits or revenues;
●	suspension or withdrawal of marketing approvals;
●	refusal to permit the import or export of our products;
●	product seizure;
●	injunctions or the imposition of civil or criminal penalties; and
●	litigation involving patients using our products.

Non-compliance with EU requirements regarding safety monitoring or pharmacovigilance, and with requirements related to the development of products for the pediatric population, can also result in significant financial penalties. Similarly, failure to comply with the EU’s requirements regarding the protection of personal information can also lead to significant penalties and sanctions. Further, the marketing and promotion of authorized drugs, including industry-sponsored continuing medical education and advertising directed toward the prescribers of drugs and/or the general public, are strictly regulated in the EU and are also subject to EU member state laws. Direct-to-consumer advertising of prescription medicines is prohibited across the EU.

Accordingly, assuming we, or any future collaborators, receive marketing approval for one or more of our product candidates, we, and any future collaborators, and our and their contract manufacturers will continue to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production, product surveillance and quality control. If we, and any future collaborators, are not able to comply with post-approval regulatory requirements, our or any future collaborators’ ability to market any future products could be limited, which could adversely affect our ability to achieve or sustain profitability. Further, the cost of compliance with post-approval regulations may have a negative effect on our operating results and financial condition.

We may seek certain designations for our product candidates, including Breakthrough Therapy, Regenerative Medicine Advanced Therapy (“RMAT”), Fast Track and Priority Review designations in the U.S., and the PRIority MEdicines (“PRIME”) designation in the EU, but we might not receive such designations, and even if we do, such designations may not lead to a faster development or regulatory review or approval process.

We may seek certain designations for one or more of our product candidates that could expedite review and approval by the FDA. A Breakthrough Therapy and RMAT product is defined as a product that is intended, alone or in combination with one or more other products, to treat a serious condition, and preliminary clinical evidence indicates that the product may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. For products that have been designated as Breakthrough and RMAT therapies, interaction and communication between the FDA and the sponsor of the trial can help to identify the most efficient path for clinical development while minimizing the number of patients placed in ineffective control regimens.

The FDA may also designate a product for Fast Track review if it is intended, whether alone or in combination with one or more other products, for the treatment of a serious or life-threatening disease or condition, and it demonstrates the potential to address unmet medical needs for such a disease or condition. For Fast Track products, sponsors may have greater interactions with the FDA and the FDA may initiate review of sections of a Fast Track product’s application before the application is complete. This rolling review may be available if the FDA determines, after preliminary evaluation of clinical data submitted by the sponsor, that a Fast Track product may be effective.

We may also seek a Priority Review designation for one or more of our product candidates. If the FDA determines that a product candidate would provide a significant improvement in safety or efficacy, the FDA may designate the product candidate for priority review. A priority review designation means that the goal for the FDA to review an application is six months, rather than the standard review period of ten months.

These designations are within the discretion of the FDA. Accordingly, even if we believe that one of our product candidates meets the criteria for these designations, the FDA may disagree and instead determine not to make such designation. Further, even if we receive a designation, the receipt of such designation for a product candidate may not result in a faster development or regulatory review or approval process compared to products considered for approval under conventional FDA procedures and does not assure ultimate approval by the FDA. In addition, even if one or more of our product candidates qualifies for these designations, the FDA may, among other things, later decide that the product candidates no longer meet the conditions for qualification or decide that the time period for FDA review or approval will not be shortened. Further, obtaining any of these designations does not assure or increase the likelihood of the marketing approval by the FDA.

In the EU, we may seek PRIME designation for some of our product candidates in the future. PRIME is a voluntary program aimed at enhancing the EMA’s role to reinforce scientific and regulatory support in order to optimize development and enable accelerated assessment of new medicines that are of major public health interest with the potential to address unmet medical needs. The program focuses on medicines that target conditions for which there exists no satisfactory method of treatment in the EU or even if such a method exists, it may offer a major therapeutic advantage over existing treatments. PRIME is limited to medicines under development and not authorized in the EU and the applicant intends to apply for an initial marketing authorization application through the centralized procedure. To be accepted for PRIME, a product candidate must meet the eligibility criteria in respect of its major public health interest and therapeutic innovation based on information that is capable of substantiating the claims. The benefits of a PRIME designation include the appointment of a CHMP rapporteur to provide continued support and help to build knowledge ahead of a marketing authorization application, early dialogue and scientific advice at key development milestones, and the potential to qualify products for accelerated review, meaning reduction in the review time for an opinion on approvability to be issued earlier in the application process. PRIME enables an applicant to request parallel EMA scientific advice and health technology assessment advice to facilitate timely market access. Even if we receive PRIME designation for any of our product candidates, the designation may not result in a materially faster development process, review or approval compared to conventional EMA procedures. Further, obtaining PRIME designation does not assure or increase the likelihood of EMA’s grant of a marketing authorization.

We may seek approval of our product candidates from the FDA or comparable foreign regulatory authorities through the use of accelerated development pathways. If we are not able to use such pathways, we may be required to conduct additional clinical trials beyond those that are contemplated, which would increase the expense of obtaining, and delay or prevent the receipt of, necessary marketing approvals. Moreover, even if we receive accelerated approval from the FDA or comparable foreign regulatory authorities, if our confirmatory trials do not verify clinical benefit, or if we do not comply with rigorous post-marketing requirements, the FDA or comparable foreign regulatory authorities may seek to withdraw accelerated approval.

Under the Federal Food, Drug, and Cosmetic Act (“FDCA”) and implementing regulations, the FDA may grant accelerated approval to a product candidate designed to treat a serious or life-threatening condition that provides meaningful therapeutic benefit over available therapies upon a determination that the product candidate has an effect on a surrogate endpoint or intermediate clinical endpoint that is reasonably likely to predict clinical benefit. The FDA considers a clinical benefit to be a positive therapeutic effect that is clinically meaningful in the context of a given disease, such as irreversible morbidity or mortality. For the purposes of accelerated approval, a surrogate endpoint is a marker, such as a laboratory measurement, radiographic image, physical sign or other measure that is thought to predict clinical benefit, but is not itself a measure of clinical benefit. An intermediate clinical endpoint is a clinical endpoint that can be measured earlier than an effect on irreversible morbidity or mortality that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit measurement of a therapeutic effect that is considered reasonably likely to predict the clinical benefit. Prior to seeking such accelerated approval, we will continue to seek feedback from the FDA or comparable foreign regulatory agencies and otherwise evaluate our, or their, ability to seek and receive such accelerated approval.

There can be no assurance that the FDA or foreign regulatory agencies will agree with our surrogate endpoints or intermediate clinical endpoints in any of our clinical trials, or that we will decide to pursue or submit any additional NDAs or BLAs seeking accelerated approval. Similarly, there can be no assurance that, after feedback from the FDA or comparable foreign regulatory agencies, we will continue to pursue or apply for accelerated approval. Furthermore, for any submission of an application for accelerated approval, there can be no assurance that such submission will be accepted for filing or that any expedited development, review or approval will be granted on a timely basis, or at all. Finally, there can be no assurance that we will satisfy all FDA requirements, including new provisions, that govern accelerated approval.

In the EU, a “conditional” marketing authorization may be granted in cases where all the required safety and efficacy data are not yet available. A conditional marketing authorization is subject to conditions to be fulfilled for generating missing data or ensuring increased safety measures. A conditional marketing authorization is valid for one year and has to be renewed annually until fulfillment of all relevant conditions. Once the applicable pending studies are provided, a conditional marketing authorization can become a “standard” marketing authorization. However, if the conditions are not fulfilled within the timeframe set by the EMA, the marketing authorization will cease to be renewed.

Accordingly, a failure to obtain and maintain accelerated approval or any other form of expedited development, review or approval for our product candidates, or withdrawal of a product candidate, would result in a longer time period until commercialization of such product candidate, could increase the cost of development of such product candidate and could harm our competitive position in the marketplace.

We may seek a priority review voucher (“PRV”), for our current and future product candidates. A BLA or NDA for our current and future product candidates will not, however, meet the eligibility criteria for a PRV, unless we secure the applicable designation and approval of the BLA or NDA for the product candidate.

Congress has authorized the FDA to award PRVs to sponsors of certain drugs for tropical diseases or rare pediatric diseases or to use as medical countermeasures that meet the criteria specified in the law. This provision is designed to encourage development of new drug and biological products for prevention and treatment of certain tropical diseases, rare pediatric diseases and illnesses related to public health emergencies. Specifically, under this program, a sponsor who receives approval for a new drug or biologic for a tropical diseases, rare pediatric diseases or illnesses related to a public health emergency may qualify for a PRV, which can be redeemed for priority review of a subsequent marketing application for a different product. The sponsor that receives a PRV may transfer, including by sale, the PRV to another sponsor and that PRV may be further transferred any number of times before it is used. A PRV entitles the holder to designate a single human drug application submitted under Section 505(b)(1) of the FDCA or Section 351 of the Public Health Service Act as qualifying for a priority review. An FDA priority review may expedite the review process of a marketing application reducing the review time from ten months after formal acceptance of the file to six months after formal acceptance of the file.

In order for a sponsor to receive a PRV in connection with approval of a BLA or NDA, the BLA or NDA must be for a product that does not include a previously approved active ingredient in addition to meeting other applicable requirements.

We and our contract manufacturers are subject to significant regulation. The manufacturing facilities on which we rely may not continue to meet regulatory requirements, which could materially harm our business.

All entities involved in the preparation of product candidates, including drug substance, drug product and device combinations that may be used in combination with our product candidates, for clinical trials or commercial sale, including any contract manufacturers, are subject to extensive regulation. Components of a finished therapeutic product approved for commercial sale or used in late-stage clinical trials must be manufactured in accordance with cGMPs. These regulations govern manufacturing processes and procedures (including record keeping) and the implementation and operation of quality systems to control and assure the quality of investigational products and products approved for sale. Poor control of production processes can lead to the introduction of adventitious agents or other contaminants or to inadvertent changes in the properties or stability of our product candidates that may not be detectable in final product testing.

We or our contract manufacturers must supply all necessary documentation in support of a BLA or NDA on a timely basis and must adhere to the FDA’s current good laboratory practices and cGMP regulations enforced through its facilities inspection program. Our facilities and quality systems and the facilities and quality systems of some or all of our contract manufacturers must pass a pre-approval inspection for compliance with the applicable regulations as a condition of marketing approval of any product candidate. In addition, the regulatory authorities may, at any time, audit or inspect a manufacturing facility involved with the preparation of our product candidates or the associated quality systems for compliance with the regulations applicable to the activities being conducted. If these facilities do not pass a pre-approval plant inspection, FDA approval of the products will not be granted.

The regulatory authorities also may, at any time following approval of a product for sale, audit our manufacturing facilities or those of our contract manufacturers. If any such inspection or audit identifies failure to comply with applicable regulations or if a violation of our product specifications or applicable regulations occurs independent of such an inspection or audit, we or the relevant regulatory authority may require remedial measures that may be costly and/or time-consuming for us or a third-party to implement and that may include the temporary or permanent suspension of a clinical trial or commercial sales or the temporary or permanent closure of a facility, which may lead to temporary or permanent supply shortages. Any such remedial measures imposed upon us or third parties with whom we contract could materially harm our business.

If we or our third-party manufacturers fail to maintain regulatory compliance, the FDA can impose regulatory sanctions including, among other things, refusal to approve a pending application for a new product, or revocation of a pre-existing approval. Any such consequence would severely harm our business, financial condition and results of operations.

Inadequate funding for the FDA, the SEC and other government agencies, including from government shutdowns, competing priorities or other disruptions to these agencies’ operations, and regulatory reform efforts, could hinder their ability to hire and retain key leadership and other personnel, prevent new products and services from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal business functions on which the operation of our business may rely, which could negatively impact our business.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory and policy changes. Average review times at the FDA have fluctuated in recent years as a result. Disruptions at the FDA and other agencies may also slow the time necessary for new product candidates to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. In addition, government funding of the SEC and other government agencies, including government agencies and regulatory authorities outside the U.S., on which our operations may rely, including those that fund research and development activities, is subject to the political process, which is inherently fluid and unpredictable. Further, while the FDA’s review of NDAs and BLAs is funded by the user fee program established under the Prescription Drug User Fee Act (“PDUFA”), the Trump Administration has indicated that it will be reviewing that program and its implementation.

In addition, disruptions may result from events similar to the COVID-19 pandemic. During the COVID-19 pandemic, a number of companies announced receipt of complete response letters due to the FDA’s inability to complete required inspections for their applications. In the event of a similar public health emergency in the future, the FDA may not be able to continue its current pace and review timelines could be extended. Regulatory authorities outside the U.S. facing similar circumstances may adopt similar restrictions or other policy measures in response to a similar public health emergency and may also experience delays in their regulatory activities.

Disruptions or competing priorities at the FDA and other agencies may also slow the time necessary for new product candidates to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, over the last several years the U.S. government has shut down several times and certain regulatory agencies, such as the FDA and the SEC, have had to furlough critical FDA, SEC and other government employees and stop critical activities. If a prolonged government shutdown occurs, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business. Further, future government shutdowns could impact our ability to access the public markets and obtain necessary capital in order to properly capitalize and continue our operations.

If a prolonged government shutdown or other disruption occurs, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business. Future shutdowns or other disruptions could also affect other government agencies such as the SEC, which may also impact our business by delaying review of our public filings, to the extent such review is necessary, and our ability to access the public markets.

Current and future legislation may increase the difficulty and cost for us to obtain reimbursement for any of our product candidates that do receive marketing approval.

In the U.S. and foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of our product candidates, restrict or regulate post-approval activities and affect our ability to profitably sell any product candidates for which we obtain marketing approval. We expect that current laws, as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price that we may receive for any approved products. If reimbursement of our products is unavailable or limited in scope, our business could be materially harmed.

We expect that recent healthcare reforms, as well as other healthcare reform measures that may be adopted in the future, may result in additional reductions in Medicare and other healthcare funding, more rigorous coverage criteria, new payment methodologies and additional downward pressure on the price that we receive for any approved product and/or the level of reimbursement physicians receive for administering any approved product we might bring to market. Reductions in reimbursement levels may negatively impact the prices we receive or the frequency with which our products are prescribed or administered. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. Accordingly, such reforms, if enacted, could have an adverse effect on anticipated revenue from product candidates that we may successfully develop and for which we may obtain marketing approval and may affect our overall financial condition and ability to develop or commercialize product candidates.

The prices of prescription pharmaceuticals in the U.S. and foreign jurisdictions are subject to considerable legislative and executive actions and could impact the prices we obtain for our products, if and when licensed.

The prices of prescription pharmaceuticals have been the subject of considerable discussion in the U.S. There have been several Congressional inquiries, as well as proposed and enacted state and federal legislation designed to, among other things, bring more transparency to pharmaceutical pricing, review the relationship between pricing and manufacturer patient programs, and reduce the costs of pharmaceuticals under Medicare and Medicaid.

At the state level, individual states are increasingly aggressive in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. This is increasingly true with respect to products approved pursuant to the accelerated approval pathway. State Medicaid programs and other payers are developing strategies and implementing significant coverage barriers, or refusing to cover these products outright, arguing that accelerated approval drugs have insufficient or limited evidence despite meeting the FDA’s standards for accelerated approval. In addition, regional healthcare organizations and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other healthcare programs. These measures could reduce the ultimate demand for our products, once approved, or put pressure on our product pricing. We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our product candidates or additional pricing pressures.

In the EU, similar political, economic and regulatory developments may affect our ability to profitably commercialize our product candidates, if approved. In markets outside of the U.S. and the EU, reimbursement and healthcare payment systems vary significantly by country, and many countries have instituted price ceilings on specific products and therapies. In many countries, including those of the EU, the pricing of prescription pharmaceuticals is subject to governmental control and access. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we or our collaborators may be required to conduct a clinical trial that compares the cost-effectiveness of our product to other available therapies. If reimbursement of our products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our business could be materially harmed.

The insurance coverage and reimbursement status of newly approved products is uncertain. Our product candidates, if approved, may become subject to unfavorable pricing regulations, third-party coverage and reimbursement practices or healthcare reform initiatives, which would harm our business. Failure to obtain or maintain coverage and adequate reimbursement for any of our product candidates for which we obtain approval could limit our ability to market those products and decrease our ability to generate revenue.

The regulations that govern marketing approvals, pricing, coverage and reimbursement for new drugs and other medical products vary widely from country to country. In the U.S., healthcare reform legislation may significantly change the approval requirements in ways that could involve additional costs and cause delays in obtaining approvals. Some countries require approval of the sale price of a product before it can be marketed. In many countries, the pricing review period begins after marketing or product licensing approval is granted. In some foreign markets, pricing remains subject to continuing governmental control even after initial approval is granted. As a result, we might obtain marketing approval for a product in a particular country, but then be subject to price regulations that delay our commercial launch of the product, possibly for lengthy time periods, and negatively impact the revenue we are able to generate from the sale of the product in that country. Adverse pricing limitations may hinder our ability to recoup our investment in one or more products or product candidates, even if any product candidates we may develop obtain marketing approval.

Our ability to successfully commercialize our products and product candidates also will depend in part on the extent to which coverage and adequate reimbursement for these products and related treatments will be available from government health administration authorities, private health insurers and other organizations. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which medications they will pay for and establish reimbursement levels. Sales of any product we successfully develop will depend substantially, both domestically and abroad, on the extent to which the costs of such product will be paid by health maintenance, managed care, pharmacy benefit and similar healthcare management organizations, or reimbursed by government health administration authorities, private health coverage insurers and other third-party payors. If coverage and adequate reimbursement is not available, or is available only to limited levels or only after clearing significant barriers, such as the requirement to fail on other products before providing reimbursement, we may not be able to successfully commercialize any product we may successfully develop. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to realize a sufficient return on our investment. A primary trend in the U.S. healthcare industry and elsewhere is cost containment. Government authorities and third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. In many countries, the prices of medical products are subject to varying price control mechanisms as part of national health systems. In general, the prices of medicines under such systems are substantially lower than in the U.S. Other countries allow companies to fix their own prices for medicines, but monitor and control company profits. Additional foreign price controls or other changes in pricing regulation could restrict the amount that we are able to charge for any product we may successfully develop. Accordingly, in markets outside the U.S., the reimbursement for products may be reduced compared with the U.S. and may be insufficient to generate commercially reasonable revenues and profits.

There is also significant uncertainty related to the insurance coverage and reimbursement of newly approved products and coverage may be more limited than the purposes for which the medicine is approved by the FDA or comparable foreign regulatory authorities. In the U.S., the principal decisions about reimbursement for new medicines are typically made by the Centers for Medicare and Medicaid Services (“CMS”). CMS decides whether and to what extent a new medicine will be covered and reimbursed under Medicare and private payors tend to follow CMS to a substantial degree. No uniform policy of coverage and reimbursement for products exists among third-party payors and coverage and reimbursement levels for products can differ significantly from payer to payer. As a result, the coverage determination process is often a time consuming and costly process that may require us to provide scientific and clinical support for the use of any product we may successfully develop to each payer separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance.

In the Europe and in the rest of the world, pricing and reimbursement schemes vary widely from country to country and may be more conservative than CMS. Moreover, eligibility for reimbursement does not imply that any drug will be paid for in all cases or at a rate that covers our costs, including research, development, manufacture, sale and distribution. Interim reimbursement levels for new drugs, if applicable, may also not be sufficient to cover our costs and may not be made permanent. Reimbursement rates may vary according to the use of the drug and the clinical setting in which it is used, may be based on reimbursement levels already set for lower cost drugs and may be incorporated into existing payments for other services. Our inability to promptly obtain coverage and profitable payment rates from both government-funded and private payors any product we may successfully develop could have a material adverse effect on our operating results, our ability to raise capital needed to commercialize product candidates and our overall financial condition.

Further, some countries provide that products may be marketed only after a reimbursement price has been agreed. Some countries may require the completion of additional studies that compare the cost-effectiveness of a particular drug candidate to currently available therapies or so-called health technology assessments, in order to obtain reimbursement or pricing approval. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any products, if approved in those countries.

Finally, net prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the U.S. Our inability to promptly obtain coverage and profitable reimbursement rates from third-party payors for any product we may successfully develop could have a material adverse effect on our operating results, our ability to raise capital needed to commercialize products and our overall financial condition.

Increasingly, third-party payors are requiring that pharmaceutical companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. We cannot be sure that reimbursement will be available for any product candidate that we commercialize and, if reimbursement is available, the level of reimbursement. Reimbursement may impact the demand for, or the price of, any product candidate for which we obtain marketing approval. In order to obtain reimbursement, physicians may need to show that patients have superior treatment outcomes with our products compared to standard of care drugs, including lower-priced generic versions of standard of care drugs. We may experience pricing pressures in connection with the sale of any of our product candidates, due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative changes. The downward pressure on healthcare costs in general, particularly prescription drugs and surgical procedures and other treatments, has become very intense. As a result, increasingly high barriers are being erected to the entry of new products.

We may be subject to certain healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm, fines, disgorgement, exclusion from participation in government healthcare programs, curtailment or restricting of our operations, and diminished profits and future earnings.

Healthcare providers, third-party payors and others will play a primary role in the recommendation and prescription of any products for which we obtain marketing approval. Our future arrangements with healthcare providers and third-party payors will expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell and distribute any products for which we obtain marketing approval. Potentially applicable U.S. federal and state healthcare laws and regulations include the following:

Anti-Kickback Statute. The federal Anti-Kickback Statute prohibits, among other things, persons and entities from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under federal healthcare programs such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the federal Anti-Kickback Statute or specific intent to violate it in order to have committed a violation.

False Claims Laws. The federal false claims laws, including the civil False Claims Act, impose criminal and civil penalties, including those from civil whistleblower or qui tam actions against individuals or entities for knowingly presenting, or causing to be presented to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti- Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act.

HIPAA. The federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) imposes criminal and civil liability for executing or attempting to execute a scheme to defraud any healthcare benefit program. In addition, HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, also imposes obligations on certain types of individuals and entities, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information.

False Statements Statute. The federal false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services.

Transparency Requirements. The federal Physician Payments Sunshine Act requires certain manufacturers of drugs, devices, biologics, and medical supplies for which payment is available under Medicare, Medicaid, or the Children’s Health Insurance Program, with specific exceptions, to report annually to the Department of Health and Human Services (“HHS”) information related to physician and healthcare provider payments and other transfers of value and physician ownership and investment interests.

Analogous State and Foreign Laws. Analogous state laws and regulations, such as state anti-kickback and false claims laws, and transparency laws, may apply to sales or marketing arrangements, and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers, and some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, in addition to requiring manufacturers to report information related to payments to physicians and other healthcare providers or marketing expenditures. Many state laws also govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts. Foreign laws also govern the privacy and security of health information in many circumstances.

The provision of benefits or advantages to physicians to induce or encourage the prescription, recommendation, endorsement, purchase, supply, order or use of medicinal products is prohibited in the EU. Payments made to physicians in certain EU member states must be publicly disclosed. Moreover, agreements with physicians often must be the subject of prior notification and approval by the physician’s employer, his or her competent professional organization and/or the regulatory authorities of the individual EU member states. These requirements are provided in the national laws, industry codes or professional codes of conduct applicable in the EU member states. Failure to comply with these requirements could result in reputational risk, public reprimands, administrative penalties, fines or imprisonment.

Efforts to ensure that our business arrangements with third parties, and our business generally, will comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, corporate integrity or other similar forms of agreements or decrees, fines, imprisonment, exclusion of products from government funded healthcare programs, such as Medicare and Medicaid, disgorgement, contractual damages, and reputational harm, any of which could substantially disrupt our operations. If any of the physicians or other providers or entities with whom we expect to do business is found not to be in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

We are subject to stringent privacy laws, information security laws, regulations, policies and contractual obligations related to data privacy and security and changes in such laws, regulations, policies, contractual obligations and failure to comply with such requirements could subject us to significant fines and penalties, which may have a material adverse effect on our business, financial condition or results of operations.

We are subject to data privacy and protection laws and regulations that apply to the collection, transmission, storage and use of personally-identifying information, which among other things, impose certain requirements relating to the privacy, security and transmission of personal information, including comprehensive regulatory systems in the U.S., EU and the UK. The legislative and regulatory landscape for privacy and data protection continues to evolve in jurisdictions worldwide, and there has been an increasing focus on privacy and data protection issues with the potential to affect our business. Failure to comply with any of these laws and regulations could result in enforcement action against us, including fines, claims for damages by affected individuals, damage to our reputation and loss of goodwill, any of which could have a material adverse effect on our business, financial condition, results of operations or prospects.

There are numerous U.S. federal and state laws and regulations related to the privacy and security of personal information that may impact certain of our business operations. For example, regulations promulgated pursuant to HIPAA establish privacy and security standards that limit the use and disclosure of individually identifiable health information, or protected health information, and require the implementation of administrative, physical, and technological safeguards to protect the privacy of protected health information and ensure the confidentiality, integrity, and availability of electronic protected health information. Determining whether protected health information has been handled in compliance with applicable privacy standards and our contractual obligations can be complex and may be subject to changing interpretation. These obligations may be applicable to some or all of our business activities now or in the future.

If we fail to comply with applicable privacy laws, including applicable HIPAA privacy and security standards, we could face civil and criminal penalties. Enforcement activity can result in financial liability and reputational harm, and responses to such enforcement activity can consume significant internal resources. We cannot be sure how these regulations will be interpreted, enforced or applied to our operations. In addition to the risks associated with enforcement activities and potential contractual liabilities, our ongoing efforts to comply with evolving laws and regulations at the federal and state level may be costly and require ongoing modifications to our policies, procedures and systems.

In addition to potential enforcement by the HHS, we could also be potentially subject to privacy enforcement from the Federal Trade Commission (the “FTC”). The FTC has been particularly focused on the unpermitted processing of health and genetic data through its recent enforcement actions and is expanding the types of privacy violations that it interprets to be “unfair” under Section 5 of the FTC Act, as well as the types of activities it views to trigger the Health Breach Notification Rule (which the FTC also has the authority to enforce). The agency is also in the process of developing rules related to commercial surveillance and data security. We will need to account for the FTC’s evolving rules and guidance for proper privacy and data security practices in order to mitigate risk for a potential enforcement action, which may be costly. Finally, both the FTC and HHS’s enforcement priorities (as well as those of other federal regulators) may be impacted by the change in administration and new leadership. These shifts in enforcement priorities may also impact our business.

There are also increased restrictions at the federal level relating to transferring sensitive data outside of the U.S. to certain foreign countries. Failure to comply with these rules can lead to a potential FTC enforcement action. These data transfer restrictions (and others that may pass in the future) may create operational challenges and legal risks for our business.

There also are state privacy and security laws that also may be applicable to our business activities now or in the future. These laws may impact our business activities, including our identification of research subjects, relationships with business partners and ultimately the marketing and distribution of our products.

Similar to the laws in the U.S., there are significant privacy and data security laws that apply in Europe and other countries which we will need to navigate.

Data privacy remains an evolving landscape at both the domestic and international level, with new regulations coming into effect and continued legal challenges, and our efforts to comply with the evolving data protection rules may be unsuccessful. It is possible that these laws may be interpreted and applied in a manner that is inconsistent with our practices. We must devote significant resources to understanding and complying with this changing landscape. Failure to comply with laws regarding data protection would expose us to risk of enforcement actions taken by data protection authorities in the EEA and elsewhere and carries with it the potential for significant penalties if we are found to be non-compliant. Similarly, failure to comply with federal and state laws in the U.S. regarding privacy and security of personal information could expose us to penalties under such laws. Any such failure to comply with data protection and privacy laws could result in government-imposed fines or orders requiring that we change our practices, claims for damages or other liabilities, regulatory investigations and enforcement action, litigation and significant costs for remediation, any of which could adversely affect our business. Even if we are not determined to have violated these laws, government investigations into these issues typically require the expenditure of significant resources and generate negative publicity, which could harm our business, financial condition, results of operations or prospects.

We are subject to U.S. and foreign anti-corruption and anti-money laundering laws with respect to our operations and non-compliance with such laws can subject us to criminal and/or civil liability and harm our business.

We are subject to the Foreign Corrupt Practices Act, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, and other state and national anti-bribery and anti-money laundering laws in countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, third-party intermediaries, joint venture partners and collaborators from authorizing, promising, offering or providing, directly or indirectly, improper payments or benefits to recipients in the public or private sector. We may have direct or indirect interactions with officials and employees of government agencies or government-affiliated hospitals, universities and other organizations. In addition, we may engage third-party intermediaries to promote our clinical research activities abroad and/or to obtain necessary permits, licenses, and other regulatory approvals. We can be held liable for the corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, partners and agents, even if we do not explicitly authorize or have actual knowledge of such activities.

Noncompliance with anti-corruption and anti-money laundering laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, suspension and/or debarment from contracting with certain persons, the loss of export privileges, reputational harm, adverse media coverage and other collateral consequences. If any subpoenas, investigations or other enforcement actions are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, results of operations and financial condition could be materially harmed. In addition, responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense and compliance costs and other professional fees. In certain cases, enforcement authorities may even cause us to appoint an independent compliance monitor which can result in added costs and administrative burdens.

Various laws, regulations and executive orders also restrict the use and dissemination outside of the U.S., or the sharing with certain non-U.S. nationals, of information classified for national security purposes, as well as certain products and technical data relating to those products. Further, the provision of benefits or advantages to physicians to induce or encourage the prescription, recommendation, endorsement, purchase, supply, order, or use of medicinal products is prohibited in the EU. The provision of benefits or advantages to physicians is also governed by the national anti-bribery laws of EU member states and the U.K. Bribery Act 2010. Violations of these laws could result in substantial fines and imprisonment. Payments made to physicians in certain EU member states must be publicly disclosed. Moreover, agreements with physicians often must be the subject of prior notification and approval by the physician’s employer, his or her competent professional organization, and/or the regulatory authorities of the individual EU member states. These requirements are provided in the national laws, industry codes, or professional codes of conduct applicable in the EU member states. Failure to comply with these requirements could result in reputational risk, public reprimands, administrative penalties, fines, or imprisonment.

If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could significantly harm our business.

We are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. From time to time and in the future, our operations may involve the use of hazardous and flammable materials, including chemicals and biological materials, and may also produce hazardous waste products. Even if we contract with third parties for the disposal of these materials and waste products, we cannot completely eliminate the risk of contamination or injury resulting from these materials. In the event of contamination or injury resulting from the use or disposal of our hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties for failure to comply with such laws and regulations.

We maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials, but this insurance may not provide adequate coverage against potential liabilities. However, we do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us.

In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. Current or future environmental laws and regulations may impair our research, development or production efforts, which could adversely affect our business, financial condition, results of operations or prospects. In addition, failure to comply with these laws and regulations may result in substantial fines, penalties or other sanctions.

Our employees, independent contractors, CROs, consultants, contract manufacturers, commercial partners, vendors and principal investigators may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements.

We are exposed to the risk of fraud or other misconduct by our employees, independent contractors, CROs, consultants, contract manufacturers, commercial partners, vendors and, if we commence clinical trials, our principal investigators. Misconduct by these parties could include intentional failures to comply with FDA regulations or the regulations applicable in the EU and other jurisdictions, provide accurate information to the FDA, the European Commission and other regulatory authorities, comply with healthcare fraud and abuse laws and regulations in the U.S. and abroad, report financial information or data accurately, or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements.

Such misconduct also could involve the improper use of information obtained in the course of clinical trials or interactions with the FDA or other regulatory authorities, which could result in regulatory sanctions and cause serious harm to our reputation. Even with appropriate policies and procedures, it is not always possible to identify and deter misconduct, and the precautions we take to detect and prevent such activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from government investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, financial condition, results of operations and prospects, including the imposition of significant fines or other sanctions.

Risks Related to this Offering

The price of our common stock may be highly volatile.

The market price of our securities, like that of many other research and development public pharmaceutical and biotechnology companies, has been highly volatile and the price of our common stock may be volatile in the future due to a wide variety of factors, including:

●	announcements by us or others of results of pre-clinical testing and clinical trials;

●	announcements of technological innovations, more important bio-threats or new commercial therapeutic products by us, our collaborative partners or our present or potential competitors;
●	failure of our common stock to continue to be listed or quoted on a national exchange or market system, such as Nasdaq or the New York Stock Exchange;
●	our quarterly operating results and performance;
●	developments or disputes concerning patents or other proprietary rights;
●	mergers or acquisitions;
●	litigation and government proceedings;
●	adverse legislation;
●	changes in government regulations;
●	our available working capital;
●	economic and other external factors; and
●	general market conditions.

Since January 1, 2024, the closing stock price of our common stock has fluctuated between a high of $15.04 per share to a low of $1.12 per share. On September 15, 2025, the last reported sale price of our common stock on The Nasdaq Capital Market was $2.75 per share. The fluctuation in the price of our common stock has sometimes been unrelated or disproportionate to our operating performance. In addition, potential dilutive effects of future sales of shares of common stock and warrants by us, as well as potential sale of common stock by the holders of warrants and options, could have an adverse effect on the market price of our shares.

If we fail to regain compliance to meet Nasdaq’s listing requirements, we could be removed from The Nasdaq Capital Market, which would limit the ability of broker-dealers to sell our securities and the ability of shareholders to sell their securities in the secondary market and negatively impact our ability to raise capital.

Companies trading on Nasdaq, such as our Company, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and must meet the listing requirements in order to maintain the listing of common stock on The Nasdaq Capital Market. If we do not meet these requirements, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of shareholders to sell their securities in the secondary market.

On August 15, 2025, we received the Notice from Nasdaq advising us that we were not in compliance with the Stockholders’ Equity Requirement. Pursuant to the Notice, Nasdaq has gave us 45 calendar days from the date of the Notice, or until September 29, 2025, to submit to Nasdaq a plan to regain compliance. If our plan is accepted, Nasdaq may grant an extension of up to 180 calendar days from the date of the Notice to evidence compliance.

In order to regain compliance with the Shareholders’ Equity Requirement, we are offering the securities in this offering. We estimate (based upon assumptions we believe are reasonable) that we will have more than the required $2.5 million in shareholders’ equity as of the closing date provided we receive net proceeds of at least $3.4 million in this offering. There can be no assurance that we will be able to regain compliance with the Shareholders’ Equity Requirement, or that our common stock will remain listed on The Nasdaq Capital Market.

If our common stock is delisted from Nasdaq, it will have material negative impact on the actual and potential liquidity of our securities, as well as material negative impact on our ability to raise future capital. If, for any reason, Nasdaq should delist our common stock from trading on its exchange and we are unable to obtain listing on another national securities exchange or take action to restore our compliance with the Nasdaq continued listing requirements, a reduction in some or all of the following may occur, each of which could have a material adverse effect on our shareholders:

●	the liquidity of our common stock;
●	the market price of our common stock;
●	our ability to obtain financing for the continuation of our operations;
●	the number of institutional and general investors that will consider investing in our securities;
●	the number of market makers in our common stock;
●	the availability of information concerning the trading prices and volume of our common stock; and
●	the number of broker-dealers willing to execute trades in shares of our common stock.

Investors will experience immediate and substantial dilution as a result of this offering and may suffer substantial dilution related to issued stock warrants and options.

Investors will incur immediate and substantial dilution as a result of this offering. After giving effect to our sale in this offering of common stock, pre-funded warrants and common warrants in the aggregate amount of $8.0 million at an assumed public offering price of $2.75 per share of common stock and accompanying common warrant (assuming a public offering price equal to the last sale price of our common stock as reported by The Nasdaq Capital Market on September 15, 2025, which was $2.75 per share), and $2.749 per pre-funded warrant and accompanying common warrant (assuming a public offering price equal to the last sale price of our common stock as reported by The Nasdaq Capital Market on September 15, 2025, which was $2.75 per share), and after deducting estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of $1.34 per share of common stock. See “Dilution.”

As of September 15, 2025, we have a number of agreements or obligations that may result in dilution to investors. These include:

●	1,467,581 shares of common stock issuable upon the exercise of outstanding warrants at a weighted average price of $11.01 per share, of which warrants to purchase 1,467,581 shares are exercisable as of September 15, 2025;
●	options to purchase approximately 300,467 shares of our common stock at a current weighted average exercise price of $16.70 as of September 15, 2025; and
●	5,929,412 shares of common stock available for future issuance under our 2025 Equity Incentive Plan as of September 15, 2025.

We also have an incentive compensation plan for our management, employees and consultants. We have granted, and expect to grant in the future, options to purchase shares of our common stock to our directors, employees and consultants. To the extent that warrants or options are exercised or converted, our stockholders will experience dilution and our stock price may decrease.

Additionally, the sale, or even the possibility of the sale, of the shares of common stock underlying these warrants and options could have an adverse effect on the market price for our securities or on our ability to obtain future financing.

Our shares of common stock are thinly traded, so stockholders may be unable to sell at or near ask prices or at all if they need to sell shares to raise money or otherwise desire to liquidate their shares.

Our common stock has from time to time been “thinly-traded,” meaning that the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we become more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give stockholders any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained.

We do not currently intend to pay dividends on our common stock in the foreseeable future, and consequently, our stockholders’ ability to achieve a return on their investment will depend on appreciation in the price of our common stock.

We have never declared or paid cash dividends on our common stock and do not anticipate paying any cash dividends to holders of our common stock in the foreseeable future. Consequently, our stockholders must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares.

Upon our dissolution, our stockholders may not recoup all or any portion of their investment.

In the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, the proceeds and/or our assets remaining after giving effect to such transaction, and the payment of all of our debts and liabilities will be distributed to the holders of common stock on a pro rata basis. There can be no assurance that we will have available assets to pay to the holders of common stock, or any amounts, upon such a liquidation, dissolution or winding-up. In this event, our stockholders could lose some or all of their investment.

The issuance of our common stock pursuant to the terms of the asset purchase agreement with Hy Biopharma Inc. may cause dilution and the issuance of such shares of common stock, or the perception that such issuances may occur, could cause the price of our common stock to fall.

On April 1, 2014, we entered into an option agreement pursuant to which Hy Biopharma Inc. (“Hy Biopharma”) granted us an option to purchase certain assets, properties and rights (the “Hypericin Assets”) related to the development of Hy Biopharma’s synthetic hypericin product candidate for the treatment of CTCL, which we refer to as HyBryte™, from Hy Biopharma. In exchange for the option, we paid $50,000 in cash and issued 18 shares of common stock in the aggregate to Hy Biopharma and its assignees. We subsequently exercised the option, and on September 3, 2014, we entered into an asset purchase agreement (the “Asset Purchase Agreement”) with Hy Biopharma, pursuant to which we purchased the Hypericin Assets. Pursuant to the Asset Purchase Agreement, we initially paid $275,000 in cash and issued 771 shares of common stock in the aggregate to Hy Biopharma and its assignees, and the licensors of the license agreement acquired from Hy Biopharma. Also, on September 3, 2014, we entered into a Registration Rights Agreement with Hy Biopharma, pursuant to which we may be required to file a registration statement with the SEC. In March 2020, we issued 8,151 shares of common stock at a value of $5,000,000 (based upon an effective per share price of $614.40 as a result of HyBryte™ demonstrating statistically significant treatment response in the Phase 3 clinical trial. We will be required to issue up to $5.0 million worth of our common stock (subject to a cap equal to 19.9% of our issued and outstanding common stock) in the aggregate, if HyBryte™ is approved for the treatment of CTCL by either the FDA or the EMA.

The number of shares that we may issue under the Asset Purchase Agreement will fluctuate based on the market price of our common stock. Depending on market liquidity at the time, the issuance of such shares may cause the trading price of our common stock to fall.

We may ultimately issue all, some or none of the additional shares of our common stock that may be issued pursuant to the Asset Purchase Agreement. We are required to register any shares issued pursuant to the Asset Purchase Agreement for resale under the Securities Act. After any such shares are registered, the holders will be able to sell all, some or none of those shares. Therefore, issuances by us under the Asset Purchase Agreement could result in substantial dilution to the interests of other holders of our common stock. Additionally, the issuance of a substantial number of shares of our common stock pursuant to the Asset Purchase Agreement, or the anticipation of such issuances, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

Our Board of Directors can, without stockholder approval, cause preferred stock to be issued on terms that adversely affect holders of our common stock.

Under our Certificate of Incorporation, our Board of Directors is authorized to issue up to 350,000 shares of preferred stock, of which none are issued and outstanding as of the date of this prospectus. Also, our Board of Directors, without stockholder approval, may determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares. If our Board of Directors causes shares of preferred stock to be issued, the rights of the holders of our common stock would likely be subordinate to those of preferred holders and therefore could be adversely affected. Our Board of Directors’ ability to determine the terms of preferred stock and to cause its issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire a majority of our outstanding common stock. Preferred shares issued by our Board of Directors could include voting rights or super voting rights, which could shift the ability to control the Company to the holders of the preferred stock. Preferred stock could also have conversion rights into shares of our common stock at a discount to the market price of our common stock, which could negatively affect the market for our common stock. In addition, preferred stock would have preference in the event of liquidation of the Company, which means that the holders of preferred stock would be entitled to receive the net assets of the Company distributed in liquidation before the holders of our common stock receive any distribution of the liquidated assets.

Our management will have broad discretion over the use of the net proceeds from this offering and we may use the net proceeds in ways with which you disagree or which do not produce beneficial results.

We currently intend to use the net proceeds from this offering, to fund our research and development and commercialization activities, and for general corporate and working capital purposes, which may include, among other things, working capital, product development and/or commercialization, acquisitions, capital expenditures, repayment of debt and other business opportunities (see “Use of Proceeds”). We have not allocated specific amounts of the net proceeds from this offering for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us or our stockholders. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, and results of operation.

This is a best efforts offering; no minimum amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business.

The Placement Agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, Placement Agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth in this prospectus. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue the business goals outlined in this prospectus. Thus, we may not raise the amount of capital we believe is required for our business and may need to raise additional funds, which may not be available or available on terms acceptable to us. Despite this, any proceeds from the sale of securities offered by us will be available for our immediate use, and because there is no escrow account and no minimum offering amount in this offering, investors could be in a position where they have invested in us, but we are unable to fulfill our objectives due to a lack of interest in this offering.

There is no public market for the pre-funded warrants and common warrants being offered in this offering.

There is no established public trading market for the pre-funded warrants or common warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the warrants on any securities exchange or nationally recognized trading system. Without an active market, the liquidity of the pre-funded warrants and common warrants will be extremely limited.

The warrants offered by this prospectus may not have any value.

The common warrants have an assumed exercise price of $2.75 per share (assuming an exercise price equal to the last reported sale price of our common stock on The Nasdaq Capital Market on September 15, 2025, which was $2.75 per share) and will have a five-year term. In the event our common stock price does not exceed the exercise price of the common warrants during the period when the warrants are exercisable, the common warrants may not have any value.

If we do not maintain a current and effective registration statement relating to the common stock issuable upon exercise of the pre-funded warrants and common warrants being offered in this offering, holders will be able to exercise such warrants on a “cashless” basis and we may not receive any additional funds upon the exercise of such warrants.

If we do not maintain a current and effective registration statement relating to the common stock issuable upon exercise of the pre-funded warrants and common warrants being offered in this offering, such warrants may be exercised by way of a “cashless” exercise, meaning that the holder would not pay a cash purchase price upon exercise, but instead would receive upon such exercise the net number of shares of our common stock determined according to the formula set forth in the warrant. Accordingly, we may not receive any additional funds upon the exercise of such warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA AND MARKET INFORMATION

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. These forward-looking statements are often identified by words such as “may,” “should,” “would,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “continue,” “plan,” “potential” and similar expressions. These statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed for the reasons described in this prospectus. You should not place undue reliance on these forward-looking statements.

You should be aware that our actual results could differ materially from those contained in the forward- looking statements due to a number of factors, including:

●	uncertainty as to whether our product candidates will be sufficiently safe and effective to support regulatory approvals;
●	uncertainty inherent in developing therapeutics and vaccines, and manufacturing and conducting preclinical and clinical trials;
●	our ability to obtain future financing or funds when needed, either through the raising of capital, the incurrence of convertible or other indebtedness or through strategic financing or commercialization partnerships;
●	our ability to secure government grants or contracts to support our vaccine development;
●	our ability to maintain our listing on Nasdaq and meet Nasdaq’s listing requirements;
●	that product development and commercialization efforts will be reduced or discontinued due to difficulties or delays in clinical trials or a lack of progress or positive results from research and development efforts;
●	maintenance and progression of our business strategy;
●	the possibility that our products under development may not gain market acceptance;
●	our expectations about the potential market sizes and market participation potential for our product candidates may not be realized;
●	our expected revenues (including sales, milestone payments and royalty revenues) from our product candidates and any related commercial agreements of ours may not be realized;
●	the ability of our manufacturing partners to supply us or our commercial partners with clinical or commercial supplies of our products in a safe, timely and regulatory compliant manner and the ability of such partners to timely address any regulatory issues that have arisen or may arise in the future;
●	competition existing today or that may arise in the future, including the possibility that others may develop technologies or products superior to our products;
●	the effect that global pathogens could have on financial markets, materials sourcing, service providers, patients, clinical study sites, governments and population (e.g. COVID 19); and
●	other factors, including those “Risk Factors” beginning on page 8 of this prospectus.

You should also consider carefully the statements under the section titled “Risk Factors” in this prospectus, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements and could materially and adversely affect our business, operating results and financial condition. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements.

The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Industry Data and Market Information

This prospectus contains estimates, projections and other statistical data made by independent parties and by us relating to market size and growth, the potential value of government procurement contracts, the incidence of certain medical conditions and other industry data. These data, to the extent they contain estimates or projections, involve a number of subjective assumptions and limitations, and you are cautioned not to give undue weight to such estimates or projections. Industry publications and other reports we have obtained from independent parties generally state that the data contained in these publications or other reports have been obtained in good faith or from sources considered to be reliable, but they do not guarantee the accuracy or completeness of such data. While we believe that the data from these industry publications and other reports are generally reliable, we have not independently verified the accuracy or completeness of such data in all instances. These and other factors could cause results to differ materially from those expressed in these publications and reports.

We have provided estimates of the potential worldwide market or value of potential government procurement contracts and grants for certain of our product candidates. These estimates are based on a number of factors, including our expectation as to the number of patients with a certain medical condition that would potentially benefit from a particular product candidate, the current costs of treating patients with the targeted medical condition, our expectation that we will be able to demonstrate to the FDA’s satisfaction in our clinical trials that the product candidate is safe and effective, our belief that our product candidate would, if approved, have an assumed treatment cost per patient, historic values of government procurement contracts for vaccines, and our expectation of the dosage of the product candidate. While we have determined these estimates based on assumptions that we believe are reasonable, there are a number of factors that could cause our expectations to change or not be realized. Among these factors are the following: (1) there is no assurance that the product candidate will prove to be safe and effective or will ultimately be approved for sale by the FDA; (2) any FDA approval of the product candidate may contain restrictions on its use or require warning labels; (3) third-party payors may not be willing to provide reimbursement for the product candidate at the assumed price per patient; (4) the government may not be willing to procure our vaccine candidates in amounts or at costs similar to its historic procurement activities; (5) the dosage that ultimately may be approved may be different from the assumed dosage; and (6) doctors may not adopt the product candidate for use as quickly or as broadly as we have assumed. It is possible that the ultimate market for a product candidate or value of procurement contracts will differ significantly from our expectations due to these or other factors. As a result of these and other factors, investors should not place undue reliance on such estimates.

USE OF PROCEEDS

We estimate that net proceeds from this offering will be approximately $7.3 million (assuming the sale of the maximum number of securities offered hereby), based upon an assumed public offering price of $2.75 per share and accompanying common warrant (which is the last reported sale price of our common stock on the Nasdaq Capital Market on September 15, 2025), and $2.749 per pre-funded warrant and accompanying common warrant (assuming a public offering price equal to the last sale price of our common stock as reported by The Nasdaq Capital Market on September 15, 2025, which was $2.75 per share), after deducting estimated Placement Agent fees and estimated offering expenses payable by us, and assuming no sale of any pre-funded warrants in this offering. However, because this is a reasonable best efforts offering with no minimum number of securities or amount of proceeds as a condition to closing, the actual offering amount, placement agent fees, and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus, and we may not sell all or any of the securities we are offering. As a result, we may receive significantly less in net proceeds. Based on the assumed offering price set forth above, we estimate that our net proceeds from the sale of 75%, 50%, and 25% of the securities offered in this offering would be approximately $5,300,000, $3,300,000, and $1,300,000, respectively, after deducting the estimated placement agent fees and estimated offering expenses payable by us, and assuming no issuance of any pre-funded warrants and assuming no exercise of the common warrants. We will only receive additional proceeds from the exercise of the common warrants we are selling in this offering if the common warrants are exercised for cash. We cannot predict when or if these common warrants will be exercised. It is possible that these common warrants may expire and may never be exercised.

Each $0.25 increase (decrease) in the assumed public offering price of $2.75 per share and accompanying common warrant (which is the last reported sale price of our common stock on the Nasdaq Capital Market on September 15, 2025), and $2.749 per pre-funded warrant and accompanying common warrant (assuming a public offering price equal to the last sale price of our common stock as reported by The Nasdaq Capital Market on September 15, 2025, which was $2.75 per share), would increase (decrease) the net proceeds to us from this offering by $679,997, assuming the number of securities offered, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated offering expenses payable by us and assuming no exercise of the common warrants or pre-funded warrants. Each 100,000 share increase (decrease) in the number of securities offered by us in this offering would increase (decrease) the net proceeds to us from this offering by $257,123, assuming that the price per share and accompanying common warrant, and per pre-funded warrant and accompanying common warrant for the offering remains at $2.75 (which is the last reported sale price of our common stock on The Nasdaq Capital Market on September 15, 2025), and after deducting the estimated offering expenses payable by us and assuming no exercise of the common warrants or pre-funded warrants included in the securities in the offering.

These estimates exclude the proceeds, if any, from the exercise of common warrants offered hereby. If all of the common warrants offered hereby were to be exercised in cash at the assumed exercise price of $2.75 per share (assuming an exercise price equal to the last reported sale price of our common stock on The Nasdaq Capital Market on September 15, 2025, which was $2.75 per share), we would receive additional gross proceeds of approximately $12 million. We cannot predict when or if these common warrants will be exercised. It is possible that these common warrants may expire and may never be exercised. Additionally, these common warrants contain a cashless exercise provision that permit exercise of such warrants on a cashless basis at any time when there is no effective registration statement under the Securities Act covering the issuance of the underlying shares.

We intend to use the net proceeds from the sale of the securities offered by us pursuant to this prospectus, if any, to fund our research and development and commercialization activities, and for general corporate and working capital purposes, which may include, among other things, working capital, product development and/or commercialization, acquisitions, capital expenditures, repayment of debt and other business opportunities. We have not determined the amount of net proceeds to be used specifically for such purposes and, as a result, management will retain broad discretion over the allocation of net proceeds. The occurrence of unforeseen events or changed business conditions could result in the application of the net proceeds from this offering in a manner other than as described in this prospectus. Pending their uses, we intend to invest the net proceeds of this offering in interest-bearing bank accounts or in short-term, interest-bearing, investment-grade securities.

DIVIDEND POLICY

We have not paid cash dividends on our common stock, and we do not anticipate that we will declare or pay dividends on our common stock in the foreseeable future. Payment of dividends, if any, is within the sole discretion of our Board of Directors and will depend, among other factors, upon our earnings, capital requirements and our operating and financial condition. To the extent we have any earnings, we likely will retain earnings to pay down debt, or expand corporate operations and not use such earnings to pay dividends.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is traded on The Nasdaq Capital Market under the symbol “SNGX.” The following table sets forth the high and low sales prices per share of our common stock for the periods indicated, as reported by The Nasdaq Capital Market.

	Price Range
Period	High	Low
Year Ended December 31, 2023:
First Quarter	$129.60	$28.00
Second Quarter	$67.20	$10.24
Third Quarter	$11.84	$6.72
Fourth Quarter	$32.00	$6.08
Year Ended December 31, 2024:
First Quarter	$19.20	$8.96
Second Quarter	$14.88	$2.50
Third Quarter	$14.83	$1.83
Fourth Quarter	$4.87	$2.77
Year Ending December 31, 2025:
First Quarter	$3.59	$2.15
Second Quarter	$2.21	$1.31

Our stock is listed on The Nasdaq Capital Market under the symbol “SNGX”. The Nasdaq Capital Market prices set forth above represent inter-dealer quotations, without adjustment for retail mark-up, mark- down or commission, and may not represent the prices of actual transactions. On September 15, 2025, the last reported price of our common stock quoted on The Nasdaq Capital Market was $2.75 per share.

Unregistered Sales of Equity Securities

We issued (1) a vendor 337 shares of fully vested common stock with a fair value of $148.80 per share on February 7, 2022; (2) a vendor 401 shares of fully vested common stock with a fair value of $124.80 per share on May 6, 2022; (3) a vendor 229 shares of fully vested common stock with a fair value of $218.40 per share on August 5, 2022; (4) a vendor 105 shares of fully vested common stock with a fair value of $115.20 per share on October 4, 2022; (5) a vendor 321 shares of fully vested common stock with a fair value of $156.00 per share on November 7, 2022; (6) a vender 3,125 shares of fully vested common stock with a fair value of $23.36 per share on April 27, 2023; (7) a vender 1,978 shares of fully vested common stock with a fair value of $25.28 per share on May 2, 2023; (8) a total of 9,139 shares of common stock to two lenders upon conversion of approximately $100,000 of principal under promissory notes at a conversion price of $10.88 on January 3, 2024; (9) a total of 27,651 shares of common stock to two lenders upon conversion of approximately $155,000 of principal under promissory notes at a conversion price of $5.60 on April 15, 2024; (10) a vendor 5,000 shares of fully vested common stock with a fair value of $3.16 per share on December 13, 2024; and (11) a vendor 12,346 shares of fully vested common stock with a fair value of $2.43 per share on March 14, 2025.

The issuance of common stock as described above was exempt under Section 4(a)(2) of the Securities Act of 1933, as amended. The recipients are knowledgeable, sophisticated and experienced in making investment decisions of this kind and received adequate information about us or had adequate access to information about us. The vendors represented to the Company that the vendors are not “consultants” for purposes of Nasdaq Listing Rule 5635(c).

Transfer Agent

Shares of our common stock are issued in registered form. Equiniti Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY 11219 (Telephone: (718) 921-8200; Facsimile: (718) 765-8719) is the registrar and transfer agent for shares of our common stock.

Holders of Common Stock

As of September 15, 2025, there were 186 holders of record of our common stock. As of such date, 4,285,570 shares of our common stock were issued and outstanding.

Equity Compensation Plan Information

In December 2005, our Board of Directors approved the 2005 Equity Incentive Plan (the “2005 Plan”), which was approved by stockholders on December 29, 2005. Our 2005 Plan expired in 2015 and thus no securities remain available for future issuance under that plan.

In April 2015, our Board of Directors approved the 2015 Equity Incentive Plan (the “2015 Plan”), which was approved by stockholders on June 18, 2015. On September 22, 2022, the stockholders approved an amendment to the 2015 Plan to increase the maximum number of shares of common stock available for issuance under the plan from 2,000,000 to 6,000,000 shares. As of December 31, 2024, there were 5,770,122 shares available for future grants under the 2015 Plan; however, as of July 29, 2025 no future grants may be made under the 2015 Plan.

In May 2025, our Board of Directors approved the 2025 Equity Incentive Plan (the “2025 Plan”), which was approved by stockholders on June 20, 2025. A maximum of 6,000,000 shares of common stock may be initially delivered in satisfaction of awards made under the 2025 Plan. The number of shares of common stock reserved for issuance will automatically increase (i) on January 1 of each calendar year, from January 1, 2026 through January 1, 2035, by the least of (a) four percent of the total number of shares of common stock outstanding on December 31st of the preceding calendar year, (b) 1,000,000 shares, or (c) a number determined by our Board of Directors that is less than (a) or (b). As of September 15, 2025, there are 5,929,412 shares available for future grants under the 2025 Plan.

The following table sets forth certain information, as of December 31, 2024, with respect to the following compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance:

Number of
Securities
Remaining
Available
for Future
	Number of		Issuance
	Securities to	Weighted-	Under Equity
	be Issued	Average	Compensation
	upon	Exercise	Plans
	Exercise of	Price of	(excluding
	Outstanding	Outstanding	securities
	Options,	Options,	reflected in
	Warrants and	Warrants and	the first
Plan Category	Rights	Rights	column)
Equity compensation plans approved by security holders(1)	229,919	$21.94	5,770,122
Equity compensation plans not approved by security holders	—	—	—
Total	229,919	$21.94	5,770,122
(1)	Includes our 2005 Plan and our 2015 Plan.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, total long-term liabilities and capitalization as of June 30, 2025 on:

●	an actual basis;
●	on a pro forma basis to give effect to the issuance of 780,620 shares of common stock for approximately $1.4 million from June 30, 2025 through September 15, 2025; and
●	on a pro forma as adjusted basis, to give further effect to this sale by us of 2,909,090 shares of common stock and common warrants to purchase up to 2,909,090 shares of common stock in this offering at the assumed public offering price of $2.75 per share (assuming a public offering price equal to the last reported sale price of our common stock on The Nasdaq Capital Market on September 15, 2025, which was $2.75 per share), after deducting the Placement Agent fees and other estimated offering expenses payable by us, and assuming no sale of pre-funded warrants, which, if sold, would reduce the number of shares of common stock that we are offering on a one-for-one basis, and no exercise of any common warrants issued in this offering.

You should read this capitalization table together with the section titled “Use of Proceeds” in this prospectus, and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included in this prospectus.

	At June 30, 2025
		Pro Forma	As Adjusted
	Actual	(unaudited)	(unaudited)
Cash and cash equivalents	$5,097,670	$6,520,914	$13,820,914
Total current portion of liabilities	3,629,107	3,629,107	3,629,107
Total non-current liabilities, net of current portion	302,589	302,589	302,589
Stockholders’ equity:
Common stock, $.001 par value; 75,000,000 shares authorized; 3,504,950, 4,285,570 and 7,194,660 shares issued and outstanding at June 30, 2025 on an actual, pro forma and a pro forma as adjusted basis, respectively	3,505	4,286	7,195
Additional paid-in capital	241,403,653	242,826,116	250,123,207
Accumulated other comprehensive income	45,789	45,789	45,789
Accumulated deficit	(239,623,996)	(239,623,996)	(239,623,996)
Total stockholders’ equity	1,828,951	3,252,195	10,552,195
Total liabilities and shareholders’ equity	$5,760,647	$7,183,891	$14,483,891

A $0.10 increase (decrease) in the assumed public offering price per share of common stock and common warrants of $2.75 (assuming a public offering price equal to the last reported sale price of our common stock on The Nasdaq Capital Market on September 15, 2025, which was $2.75 per share) would increase (decrease) the pro forma as adjusted amount of additional paid-in capital, total stockholders’ equity and total capitalization by $271,998 ($271,998), assuming that the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated placement agent fees and estimated offering expenses payable by us and assuming no exercise of common warrants or sale of pre-funded warrants. An increase (decrease) of 1,000,000 in the number of shares of common stock and accompanying common warrants offered by us would increase (decrease) the pro forma as adjusted amount of additional paid-in capital, total stockholders’ equity and total capitalization by $2,571,248 ($2,571,248), assuming no change in the public offering price per share of common stock and accompanying common warrant, and after deducting estimated placement agent fees and estimated offering expenses payable by us.

The number of shares of common stock to be outstanding after this offering set forth in the table above is based on 3,504,950 shares of common stock outstanding on June 30, 2025, does not give effect to the shares of common stock issuable upon exercise of the pre-funded warrants and common warrants issued in this offering and excludes:

●	1,467,581 shares of common stock issuable upon the exercise of outstanding warrants at a weighted average price of $11.01 per share, of which warrants to purchase 1,467,581 shares are exercisable as of June 30, 2025;
●	300,467 shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $16.70 per share, of which options to purchase 112,332 shares of common stock are vested as of June 30, 2025; and
●5,929,412 shares of common stock available for future issuance under our 2025 Equity Incentive Plan as of June 30, 2025.
●

DILUTION

Purchasers of common stock, or pre-funded warrants, and accompanying common warrants in this offering will experience immediate dilution to the extent of the difference between the public offering price per share of common stock in this offering and the net tangible book value per share of common stock immediately after this offering.

Our pro forma net tangible book value as of June 30, 2025 was $2,842,891, or $1.41 per share of common stock, based upon 4,285,570 shares outstanding as of September 15, 2025, after giving effect to the issuance of 780,620 shares of common stock for approximately $1.4 million from June 30, 2025 through September 15, 2025. Pro forma net tangible book value per share is determined by dividing the net of total tangible assets, which excludes intangible assets, less total liabilities, by the aggregate number of shares of common stock outstanding as of June 30, 2025, as adjusted for the issuance of 780,620 shares for approximately $1.4 million from June 30, 2025 through September 15, 2025. After giving effect to our sale in this offering of common stock, or pre-funded warrants, and accompanying common warrants in the aggregate amount of $8.0 million at an assumed public offering price of $2.75 per share (assuming a public offering price equal to the last reported sale price of our common stock on The Nasdaq Capital Market on September 15, 2025, which was $2.75 per share) of common stock, or pre-funded warrant, and accompanying common warrant, and after deducting the estimated offering expenses of $700,000 payable by us, our pro forma net tangible book value as of June 30, 2025 would have been $10,142,891, or $0.66 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $0.75 per share to our existing stockholders and an immediate dilution of $1.34 per share of common stock issued to the new investors purchasing securities in this offering. The dilution figures assume no sale of pre-funded warrants, which, if sold, would reduce the number of shares of common stock that we are offering on a one-for-one basis, and excludes the proceeds, if any, from the exercise of any pre-funded warrants or common warrants issued in this offering.

The following table illustrates this dilution on a per-share basis:

Assumed public offering price per share of common stock and accompanying common warrant		$2.75
Pro forma net tangible book value per share as of June 30, 2025	$0.66
Pro forma increase per share attributable to new investors participating in this offering	$0.75
Pro forma net tangible book value per share after this offering(1)		$1.41
Dilution in pro forma net tangible book value per share to new investors		$1.34
(1)	A $0.50 increase or decrease in the assumed combined public offering price per share of common stock, or pre-funded warrant, and accompanying common warrant of $2.75, which was the last reported sale price of our common stock on Nasdaq on September 15, 2025, would increase (decrease) the as adjusted net tangible book value by $0.09 per share and the dilution to investors participating in this offering by $0.41 per share, assuming the number of shares of common stock, pre-funded warrants, and accompanying common warrants offered by us as set forth on the cover page of this prospectus, remains the same, and after deducting estimated Placement Agent fees and estimated expenses payable by us. An increase of 500,000 in the shares of common stock, pre-funded warrants, and accompanying common warrants offered by us, as set forth on the cover page of this prospectus, would increase the as adjusted net tangible book value by $0.08 per share and decrease the dilution to investors participating in this offering by $0.08 per share, assuming the assumed combined public offering price per share of common stock, or pre- funded warrant, and accompanying common warrant of $2.75, which was the last reported sale price of our common stock on Nasdaq on September 15, 2025, remains the same and after deducting estimated Placement Agent fees and estimated offering expenses payable by us. A decrease of 500,000 in the shares of common stock, pre-funded warrants, and accompanying common warrants offered by us, as set forth on the cover page of this prospectus, would decrease the as adjusted net tangible book value by $0.08 per share and increase the dilution to investors participating in this offering by $0.08 per share, assuming the assumed combined public offering price per share of common stock, or pre-funded warrant, and accompanying common warrant of $2.75, which was the last reported sale price of our common stock on Nasdaq on September 15, 2025, remains the same and after deducting estimated Placement Agent fees and estimated offering expenses payable by us.

The above table excludes:

●	1,467,581 shares of common stock issuable upon the exercise of outstanding warrants at a weighted average price of $11.01 per share, of which warrants to purchase 1,467,581 shares are exercisable as of June 30, 2025;
●	300,467 shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $16.70 per share, of which options to purchase 112,332 shares of common stock are vested as of June 30, 2025;
●	5,929,412 shares of common stock available for future issuance under our 2025 Plan as of June 30, 2025; and
●	2,909,090 shares issuable upon exercise of the common warrants to be issued to the purchasers in this offering.

To the extent that options or warrants are exercised, new options are issued under our equity plans, or we issue additional shares of common stock in the future, there may be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

Because there is no minimum offering amount required as a condition to the closing of this offering, the dilution per share to purchasers in the offering may be more than that indicated above in the event that the actual number of shares sold, if any, is less than the maximum number of shares of our common stock we are offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that we believe is relevant to an assessment and understanding of our results of operations and financial condition. You should read this analysis in conjunction with our audited consolidated financial statements and related notes and our unaudited consolidated interim financial statements and their notes. This discussion and analysis contains statements of a forward-looking nature relating to future events or our future financial performance. These statements are only predictions, and actual events or results may differ materially. In evaluating such statements, you should carefully consider the various factors identified in this prospectus, which could cause actual results to differ materially from those expressed in, or implied by, any forward-looking statements, including those set forth in “Risk Factors” in this prospectus. See “Cautionary Note Regarding Forward-Looking Statements and Industry Data and Market Information.”

Our Business Overview

We are a late-stage biopharmaceutical company focused on developing and commercializing products to treat rare diseases where there is an unmet medical need. We maintain two active business segments: Specialized BioTherapeutics and Public Health Solutions.

Our Specialized BioTherapeutics business segment is developing and moving toward potential commercialization of HyBryte™ (a proposed proprietary name of SGX301 or synthetic hypericin sodium), a novel photodynamic therapy, utilizing topical synthetic hypericin activated with safe visible light for the treatment of cutaneous T-cell lymphoma (“CTCL”). With successful completion of the first Phase 3 FLASH (Fluorescent Light Activated Synthetic Hypericin) study and agreement from the European Medicines Agency (“EMA”) on the key design components of a confirmatory Phase 3 placebo-controlled study evaluating the safety and efficacy of HyBryte™ in the treatment of CTCL patients with early-stage disease, we began patient enrollment during December 2024 for the second Phase 3 study called “FLASH2” (Fluorescent Light Activated Synthetic Hypericin 2). We anticipate top-line results in the second half of 2026. Upon successful completion of the Phase 3 FLASH2 study, regulatory approval will be sought to support potential commercialization worldwide.

Development programs in this business segment also include expansion of synthetic hypericin (SGX302) into psoriasis, and our first-in-class Innate Defense Regulator (“IDR”) technology, dusquetide, for the treatment of inflammatory diseases, including oral mucositis in head and neck cancer (SGX942) and aphthous ulcers in Behçet’s Disease (“BD”) (SGX945).

Our Public Health Solutions business segment includes development programs for RiVax®, our ricin toxin vaccine candidate and SGX943, our therapeutic candidate for antibiotic resistant and emerging infectious disease and our vaccine programs targeting filoviruses (such as Marburg and Ebola) and CiVax™, our vaccine candidate for the prevention of COVID 19 (caused by SARS-CoV 2). The development of our vaccine programs incorporates the use of our proprietary heat stabilization platform technology, known as ThermoVax®. To date, this business segment has been supported with government grant and contract funding from the National Institute of Allergy and Infectious Diseases, the Biomedical Advanced Research and Development Authority, and the Defense Threat Reduction Agency.

An outline of our business strategy follows:

●	Following agreement from the EMA on the key design components for the second confirmatory Phase 3 placebo-controlled FLASH2 clinical trial of HyBryte™ in CTCL and positive primary endpoint results from the first Phase 3 FLASH study, continue enrollment and execution of the FLASH2 study, while at the same time, continuing discussions with the United States (U.S.) Food and Drug Administration (“FDA”) on potential modifications to the development path to adequately address their feedback.
●	Expand development of synthetic hypericin under the research name SGX302 into psoriasis with the conduct of a Phase 2a clinical trial, following the positive Phase 3 FLASH study and positive proof- of-concept demonstrated in a small Phase 1/2 pilot study in mild-to-moderate psoriasis patients.
●	Following feedback from the United Kingdom Medicines and Healthcare products Regulatory Agency that a second Phase 3 clinical trial of SGX942 (dusquetide) in the treatment of oral mucositis would be required to support a marketing authorization, design a second study and attempt to identify a potential partner(s) to continue this development program.

●	Expand development of dusquetide under the research name SGX945 into BD by conducting a Phase 2 clinical trial, where previous studies with dusquetide in oral mucositis and BD have validated the biologic activity in aphthous ulcers induced by chemotherapy and radiation and BD.
●	Continue development of our heat stabilization platform technology, ThermoVax®, in combination with programs for RiVax® (ricin toxin vaccine), and filovirus vaccines (targeting Ebola, Sudan, and Marburg viruses and multivalent combinations), with U.S. government and non-governmental organization funding support.
●	Continue to apply for and secure additional government funding for each of our Specialized BioTherapeutics and Public Health Solutions programs through grants, contracts and/or procurements.
●	Pursue business development opportunities for pipeline programs, as well as explore all strategic alternatives, including but not limited to merger/acquisition strategies.
●	Acquire or in-license new clinical-stage compounds for development, as well as evaluate new indications with existing pipeline compounds for development.

Critical Accounting Policies

Our management’s discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the U.S. The preparation of our financial statements and related disclosures requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, costs and expenses and the disclosure of contingent assets and liabilities. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more detail in the notes to our financial statements, we believe that the following accounting policies are those most critical to the assumptions and estimates used in the preparation of our financial statements.

Research and Development Costs

As part of the process of preparing our financial statements, we are required to estimate our accrued research and development expenses. This process involves reviewing open contract and purchase orders, communicating with our personnel to identify services that have been performed on our behalf and estimating the level of service performed and the associated costs incurred for the services when we have not yet been invoiced or otherwise notified of the actual costs. The majority of our service providers invoice us in arrears for services performed, on a pre-determined schedule or when contractual milestones are met; however, some require advance payments. We make estimates of our accrued expenses as of each balance sheet date in our financial statements based on facts and circumstances known to us at that time. Examples of estimated accrued research and development expenses include fees paid to:

●	contract research organizations (“CROs”) in connection with performing research activities on our behalf and conducting preclinical studies and clinical trials on our behalf;
●	investigative sites or other service providers in connection with clinical trials;
●	vendors in connection with preclinical and clinical development activities; and
●	vendors related to product manufacturing and distribution of preclinical and clinical supplies.

We base our expenses related to preclinical studies and clinical trials on our estimates of the services received and efforts expended pursuant to quotes and contracts with multiple CROs that conduct and manage preclinical studies and clinical trials on our behalf. The financial terms of these agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows. There may be instances in which payments made to our vendors will exceed the level of services provided and result in a prepayment of the expense. Payments under some of these contracts depend on factors such as the successful enrollment of patients and the completion of clinical trial milestones. In accruing fees, we estimate the time period over which services will be performed, enrollment of patients, number of sites active and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from our estimate, we adjust the accrual or amount of prepaid expense accordingly. Although we do not expect our estimates to be materially different from amounts actually incurred, our understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in us reporting amounts that are too high or too low in any particular period. During the year ended December 31, 2024, we made adjustments to estimated accrued clinical trial expenses for completed trials of approximately $1.4 million. These adjustments resulted in decreases to research and development expenses in the accompanying consolidated statements of operations during the year ended December 31, 2024.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions such as the fair value of stock options and to accrue for clinical trials in process that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

Recent Accounting Pronouncements

In November 2023, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. This update enhances the segment reporting requirements by increasing transparency and providing investors with additional insights into how an entity’s Chief Operating Decision Maker (“CODM”) evaluates segment performance and allocates resources.

The standard requires public entities to disclose significant segment expenses that are regularly reviewed by the CODM and included in the reported measure of segment profit or loss. Additionally, entities must provide a reconciliation of total segment amounts to consolidated financial statements, as well as enhanced qualitative disclosures regarding the methodology used to identify reportable segments and assess performance. The update applies to all public entities, including those with a single reportable segment, and expands segment disclosures in interim financial statements.

ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. We have adopted ASU 2023-07 for the year ended December 31, 2024, and have updated our segment disclosures accordingly. The adoption of this standard did not impact the recognition or measurement of our financial statements but resulted in enhanced segment- related disclosures in the notes to the consolidated financial statements.

Changes in Results of Operations

Three and Six Months Ended June 30, 2025 Compared to June 30, 2024

For the three months ended June 30, 2025, we had a net loss of $2,701,976 as compared to a net loss of $1,644,502 for the same prior year period, representing increased net loss of $1,057,474. This increase in net loss was primarily due to an increase in operating expenses related to ongoing clinical trials and a decrease in other income which was attributable to the change in the fair value of debt during the three months ended June 30, 2024 with no corresponding change in fair value during the three months ended June 30, 2025. For the six months ended June 30, 2025, we had a net loss of $5,653,244 as compared to a net loss of $3,559,829 for the same prior year period, representing increased net loss of $2,093,415. This increase in net loss was primarily due to an increase in operating expenses related to ongoing clinical trials and a decrease in other income which was attributable to the change in the fair value of debt during the six months ended June 30, 2024 with no corresponding change in fair value during the six months ended June 30, 2025.

Our revenues and associated costs incurred related to government subawards received to support the evaluation of HyBryte™ for expanded treatment in patients with early-stage CTCL. For the three months ended June 30, 2025, we had no revenue as compared to revenue of $2,342 for the same prior year period, representing a decrease in revenue of $2,342. We also incurred costs related to those revenues for the three months ended June 30, 2024 of $2,342. For the six months ended June 30, 2025, we had no revenue as compared to revenue of $119,371 for the same prior year period, representing a decrease in revenue of $119,371. We also incurred costs related to those revenues for the six months ended June 30, 2024 of $119,371.

Research and development expenses were $1,677,014 for the three months ended June 30, 2025 as compared to $501,158 for the same period in 2024, representing an increase of $1,175,856. The increase was primarily due to costs associated with our Phase 2 study in BD and the second confirmatory Phase 3 CTCL trial as well as increases in third-party manufacturing. Research and development expenses were $3,618,694 for the six months ended June 30, 2025 as compared to $1,596,198 for the same period in 2024, representing an increase of $2,022,496. The increase was primarily due to costs associated with our Phase 2 study in BD and the second confirmatory Phase 3 CTCL trial as well as increases in third-party manufacturing.

General and administrative expenses were $1,086,865 for the three months ended June 30, 2025, as compared to $1,243,517 for the same period in 2024, representing a decrease of $156,652. The decrease in general and administrative expenses for the three months ended June 30, 2025 was primarily attributable to decreases in professional fees offset by increases in various taxes. General and administrative expenses were $2,171,693 for the six months ended June 30, 2025, as compared to $2,265,568 for the same period in 2024, representing a decrease of $93,875. The decrease in general and administrative expenses for the six months ended June 30, 2025 was primarily attributable to decreases in professional fees offset by increases in various taxes.

Interest income, net for the three months ended June 30, 2025 was $69,823 as compared to $35,925 for the same period in 2024, representing an increase of $33,898. The increase is primarily associated with a reduction in interest expense resulting from repayment of convertible debt. Interest income, net for the six months ended June 30, 2025 was $145,851 as compared to $64,767 for the same period in 2024, representing an increase of $81,084. The increase is primarily associated with a reduction in interest expense resulting from repayment of convertible debt.

Year Ended December 31, 2024 Compared to December 31, 2023

For the year ended December 31, 2024, we had a net loss of $8,266,576 as compared to a net loss of $6,140,730 for the prior year, representing increased net loss of $2,125,846 or 35%. The increase in net loss is primarily attributed to decreases in gross profit and income tax benefits as well as an increase in operating expenses, offset by increases in interest income, tax credits and the change in the fair value of debt. For the year ended December 31, 2024, we had revenues of $119,371 as compared to $839,359 for the prior year, representing a decrease of $719,988 or 86%. The decrease in revenues was primarily a result of the conclusion of higher margin grants associated with the development of SGX943 and CiVax™ and a decrease in revenue associated with the zero margin grant for the HyBryte™ investigator initiated study.

We incurred costs related to contract and grant revenues in the year ended December 31, 2024 and 2023 of $119,371 and $742,048, respectively, representing a decrease of $622,677 or 84%. The decrease in costs was primarily the result of the conclusion of higher margin grants associated with the development of SGX943 and CiVax™ and a decrease in the zero margin grant for the HyBryte™ investigator initiated study.

Our gross profit for the year ended December 31, 2024 was $0 or 0% of total revenues as compared to $97,311 or 12% of total revenues for the prior year, representing a decrease of $97,311 or 100%. The decrease in gross profit was primarily the result of the conclusion of higher margin grants associated with the development of SGX943 and CiVax™ and a decrease in the zero margin grant for the HyBryte™ investigator initiated study.

Research and development expenses increased by $1,910,890 or 58% to $5,223,589 for year ended December 31, 2024 as compared to $3,312,699 for the prior year. The increase in research and development spending for the year ended December 31, 2024 was primarily related to preliminary costs associated with the initiation of our Phase 2 study in BD and the second confirmatory Phase 3 CTCL trial offset by an adjustment of estimated accruals for completed clinical trials.

General and administrative expenses decreased by $266,644 or 6%, to $4,215,908 for the year ended December 31, 2024, as compared to $4,482,552 for the prior year. This decrease is primarily related to a reduction in legal and consulting expenses.

In April 2023, we entered into an amendment (the “2023 Amendment”) to the convertible debt financing agreement with Pontifax Medison Finance (“Pontifax”) (see Note 5 — Debt). The 2023 Amendment resulted in the extinguishment of the original convertible debt for accounting purposes. We elected to account for the amended convertible debt using the fair value option, which requires us to record changes in fair value as a component of other income or expense. The fair value of the convertible debt on the date of the amendment was approximately $3,304,000, which resulted in the recognition of a loss on extinguishment of approximately $394,000 on our accompanying consolidated statements of operations during the year ended December 31, 2023. The fair value of the convertible debt as of December 31, 2023 was approximately $3,260,934, which resulted in the recognition of $43,066 of other income from the change in the fair value of the convertible debt on our accompanying consolidated statements of operations for the year ended December 31, 2023. For 2023 and through the 2024 Amendment (described below), the fair value of the convertible debt was estimated using the Monte Carlo valuation method.

In October 2024, we entered into an amendment (the “2024 Amendment”) to the convertible debt financing agreement with Pontifax, as amended. The 2024 Amendment resulted in a substantial modification of the debt for accounting purposes, as defined, which is accounted for as an extinguishment. The difference between the fair value, or net carrying amount, of the debt before the 2024 Amendment and upon reacquisition was de minimus. Accordingly, no gain or loss was recognized related to the extinguishment related to the 2024 Amendment. Furthermore, as the 2024 Amendment resulted in a substantial modification, as defined, we elected not to account for the convertible debt using the fair value option in accordance with the applicable guidance. We determined the embedded conversion feature, after the 2024 Amendment, does not require bifurcation and therefore the convertible debt, as amended, has been recorded as a single liability classified instrument in accordance with ASU 2020-06. As a result of this election, we recognized a gain of $260,933 of other income from the change in the fair value of the convertible debt on our accompanying 2024 consolidated statement of operations.

Total other income for the year ended December 31, 2024 was $763,807 as compared to $210,593 of total other expense for the prior year, reflecting a decrease of $974,400 or 463%. The decrease in total other expense was primarily associated with the reduction in interest resulting from the repayment of a portion of the convertible debt principal balance, higher interest income earned on cash balances, an increase in tax credits, an increase in other income resulting from the change in the fair value of the convertible debt and approximately $394,000 of a loss on extinguishment of debt resulting from an amendment to the original convertible debt loan agreement was recognized in 2023.

The State of New Jersey’s Technology Business Tax Certificate Program allows certain high technology and biotechnology companies to sell unused NOL carryforwards to other New Jersey-based corporate taxpayers. We sold 2023, 2022 and 2021 New Jersey NOL carryforwards resulting in the recognition of income tax benefits, net of transaction costs of $409,114 and $1,767,803 during the years ended December 31, 2024 and 2023, respectively. We sold our 2023 New Jersey NOLs and have recorded a receivable of $409,114 which is included in prepaid expenses and other current assets on the accompanying consolidated balance sheet for the year ended December 31, 2024. We have not yet sold our 2024 New Jersey NOL carryforwards but may do so in the future. We will continue to explore opportunities to sell unused NOL carryforwards for the year ended December 31, 2024. However, there can be no assurance as to the continuation or magnitude of this program in future years.

Business Segments

We maintain two active business segments for the years ended December 31, 2024 and 2023: Specialized BioTherapeutics and Public Health Solutions.

The Specialized BioTherapeutics business segment had revenue of $119,371 for the year ended December 31, 2024 as compared to $395,124 for the year ended December 31, 2023, representing a decrease of $275,753 or 70%. The decrease was due to decreased reimbursable development activity under the grant to support the investigator-initiated study of HyBryte™ for expanded treatment in patients with early-stage CTCL.

Revenues for the Public Health Solutions business segment for the year ended December 31, 2024 were $0 as compared to $444,235 for the year ended December 31, 2023, representing a decrease of $444,235 or 100%. The decrease in revenues was primarily the result of the conclusion of the grant associated with the development of SGX943.

Loss from operations for the Public Health Solutions business segment for the year ended December 31, 2024 was $254,576 as compared to loss from operations of $36,531 for the year ended December 31, 2023, representing an increase in loss of $218,045 or 597%. The loss for the year ended December 31, 2024 is attributable to additional expenses incurred due to the expiration of grants and contracts. Loss from operations for the Specialized BioTherapeutics business segment for the year ended December 31, 2024 was $4,365,034 as compared to $2,812,303 for the year ended December 31, 2023, representing an increase in loss of $1,552,731 or 55%. This increase in loss is primarily related to preliminary costs associated with the initiation of our Phase 2 study in BD and the second confirmatory Phase 3 CTCL trial offset by an adjustment of estimated accruals for completed clinical trials.

Financial Condition and Liquidity

Cash and Working Capital

As of June 30, 2025, we had cash and cash equivalents of $5,097,670 as compared to $7,819,514 as of December 31, 2024, representing a decrease of $2,721,844. As of June 30, 2025, we had working capital of $1,691,345 as compared to working capital of $3,980,218 as of December 31, 2024, representing a decrease of $2,288,873. The decrease in cash and cash equivalents was primarily related to cash used in operating activities and repayment of convertible debt offset by cash received from financing activities during the six months ended June 30, 2025.

Based on our operating budget, current rate of cash outflows, cash on hand, and proceeds from government contract and grant programs, we believe that we have sufficient resources to support development activities, business operations, and meet our obligations through the first quarter of 2026. However, as of the date of issuance of the financial statements for the fiscal quarter ended June 30, 2025 that are included in this prospectus, we did not have sufficient cash and cash equivalents to fund operations for at least 12 months following such date. These factors raise substantial doubt about our ability to continue as a going concern.

To alleviate the conditions that raise substantial doubt about our ability to continue as a going concern, our plans, as of June 30, 2025, include securing:

●	additional capital, potentially through a combination of public or private equity offerings and strategic transactions, including potential alliances and drug product collaborations.
●	additional proceeds from government contract and grant programs.
●	additional proceeds from the sale of shares of our common stock via the At Market Issuance Sales Agreement with A.G.P. We sold the remaining capacity of our At-The-Market (“ATM”) facility as of July 1, 2025 under the prospectus dated August 16, 2024. From July 1, 2025 through August 7, 2025, we issued 780,620 shares of common stock pursuant to our ATM facility at a weighted average price of $1.84 per share for total gross proceeds of approximately $1,439,300.

There is no assurance that we will be successful in securing sufficient financing on acceptable terms, if at all, to continue operations, enter into strategic transactions that provide the necessary capital, or implement other strategies to mitigate the substantial doubt about our ability to continue as a going concern. If these alternatives are unavailable or not secured on satisfactory terms, we will not have sufficient cash resources or liquidity to fund our operations for at least 12 months after the date of issuance of the financial statements for the fiscal quarter ended June 30, 2025 that are included in this prospectus. Failure to obtain adequate capital when needed may force us to delay, reduce, or eliminate business development efforts, negatively impacting our ability to achieve our objectives, remain competitive, and maintain our financial condition and operating results. On July 1, 2025, we sold 772,900 shares of common stock pursuant to our ATM facility for total gross proceeds of approximately $1,429,100 and in doing so, as of July 1, 2025, we have no further capacity on the ATM facility.

Additionally, macroeconomic and geopolitical uncertainties may further restrict access to capital, exacerbating liquidity challenges. Furthermore, concerns regarding our ability to continue as a going concern could negatively impact relationships with business partners, vendors, and other stakeholders.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business, and do not include any adjustments relating to recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Our plans with respect to our liquidity management include, but are not limited to, the following:

●	We plan to submit additional contract and grant applications for further support of our programs with various funding agencies. However, there can be no assurance that we will obtain additional governmental grant funding;
●	We will continue to use equity instruments to provide a portion of the compensation due to vendors and collaboration partners and expect to continue to do so for the foreseeable future;

●	We will continue to pursue NOL sales in the state of New Jersey pursuant to its Technology Business Tax Certificate Transfer Program, if the program is available;
●	We plan to pursue potential partnerships for pipeline programs as well as continue to explore merger and acquisition strategies. However, there can be no assurances that we can consummate such transactions;
●	We are currently evaluating additional equity/royalty/debt financing opportunities on an ongoing basis and may execute them when appropriate. However, there can be no assurances that we can consummate such a transaction, or consummate a transaction at favorable pricing.

Research and Development Expenditures

Under our budget and based upon our existing product development agreements and license agreements, we expect our total research and development expenditures for the next 12 months to be approximately $4.8 million before any contract or grant reimbursements, all of which relates to the Specialized BioTherapeutics business segment. We do not anticipate any contract and grant reimbursements revenue in the next 12 months to offset research and development expenses in the Specialized BioTherapeutics business segment.

The table below details our costs for research and development by program and amounts reimbursed for the six months ended June 30, 2025 and 2024:

	2025	2024
Research & Development Expenses
RiVax® and ThermoVax® Vaccines	$63,347	$107,731
SGX942 (Dusquetide)	113,663	(194,846)
HyBryte™ (SGX301 or synthetic hypericin)	3,213,012	1,336,749
Other	228,672	346,564
Total	$3,618,694	$1,596,198
Reimbursed under Government Contracts and Grants
HyBryte™ (investigator-initiated study)	—	119,371
Total	—	119,371
Grand Total	$3,618,694	$1,715,569

The table below details our costs for research and development by program and amounts reimbursed for the years ended December 31, 2024 and 2023:

	2024	2023
Research & Development Expenses
RiVax® and ThermoVax® Vaccines	$253,994	$133,186
SGX942 (Dusquetide)	(330,257)	(28,570)
HyBryte™ (SGX301 or synthetic hypericin)	4,691,803	2,698,609
Other	608,049	509,474
Total	$5,223,589	$3,312,699
Reimbursed under Government Contracts and Grants
CiVax™	—	311,495
SGX943	—	35,429
HyBryte™ (investigator-initiated study)	119,371	395,124
Total	119,371	742,048
Grand Total	$5,342,960	$4,054,747

Contractual Obligations

We have commitments of approximately $230,000 as of June 30, 2025 over the next five years for several licensing agreements with partners and universities. Additionally, we are party to other agreements which include cash milestone payments, royalties and other fees payable, which are all contingent upon clinical or commercialization success. There can be no assurance that clinical or commercialization success will occur.

In May 2025, we entered into an amendment of our lease for office space, resulting in the recognition of right-of-use assets and lease liabilities during the six months ended June 30, 2025 totaling $360,604. Pursuant to the amendment, the lease has been extended through October 2028. The current rent is $11,625 per month through October 2026. It increases to $11,883 in November 2026 and to $12,142 in November 2027 where it remains until expiration.

In September 2014, we entered into an asset purchase agreement with Hy Biopharma Inc. (“Hy Biopharma”) pursuant to which we acquired certain intangible assets, properties and rights of Hy Biopharma related to the development of Hy BioPharma’s synthetic hypericin product. As consideration for the assets acquired, we paid $275,000 in cash and issued 771 shares of common stock with a fair value based on our stock price on the date of grant of $3.75 million. These amounts were charged to research and development expense during the third quarter of 2014 as the assets will be used in our research and development activities and do not have alternative future use.

In March 2020, we filed a prospectus supplement covering the offer and sale of up to 8,151 shares of our common stock which were issued to Hy Biopharma. We were required to issue the shares to Hy Biopharma as payment following the achievement of a milestone under the asset purchase agreement, specifically, the Phase 3 clinical trial of HyBryte™ being successful in the treatment of CTCL. The number of shares of our common stock issued to Hy Biopharma was calculated using an effective price of $614.40 per share, based upon a formula set forth in the asset purchase agreement.

Provided the sole remaining future success-oriented milestone of FDA approval is attained, we will be required to make an additional payment of $5 million, if and when achieved. Such payment will be payable in our restricted securities provided such number of shares does not exceed 19.9% ownership of our outstanding stock. As of June 30, 2025, no other milestone or royalty payments have been paid or accrued.

In May 2025, we entered into an amendment to Dr. Schaber’s employment agreement to increase the number of shares of common stock, from 2,084 to 200,000, issuable to Dr. Schaber immediately prior to the completion of a transaction, or series or a combination of related transactions, negotiated by our Board of Directors whereby, directly or indirectly, a majority of our capital stock or a majority of our assets are transferred from us and/or our stockholders to a third party.

In December 2020, we entered into a $20 million convertible debt financing agreement with Pontifax (the “Loan Agreement”). Under the terms of the Loan Agreement, we had access to up to $20 million in convertible debt financing which accrued interest at a rate of 8.47% on borrowed amounts and an interest rate of 1% on amounts available but not borrowed as an unused line of credit fee. Payments of interest only were due for the first two years and thereafter, the outstanding principal was to be repaid in quarterly installments, as defined.

Upon the closing of this transaction, we borrowed an initial amount of $10 million and made no further borrowings through the term of the agreement.

In April 2023, we entered into an amendment to the Loan Agreement (the “2023 Amendment”). The 2023 Amendment called for the immediate payment of $5 million of the outstanding principal balance and any accrued interest, waived any prepayment charge in connection with the repayment of this amount and resulted in an outstanding principal balance of $3 million. The 2023 Amendment adjusted certain payment provisions, and provided for an adjustment to the conversion price provisions with respect to the remaining principal amount to (i) 90% of the closing price of our common stock on the day before the delivery of a conversion notice with respect to the first 36,790 shares of our common stock issuable upon conversion and to (ii) $27.20 with respect to all shares of our common stock issuable upon conversion thereafter.

The 2023 Amendment resulted in the extinguishment of the original convertible debt for accounting purposes. We elected to account for the amended convertible debt using the fair value option. As a result, we recognized $260,933 of other income from the change in the fair value of the convertible debt in our accompanying condensed consolidated statements of operations during the six months ended June 30, 2024. The fair value of the convertible debt was estimated using the Monte Carlo valuation method.

During the six months ended June 30, 2024, Pontifax delivered to us notices of conversion electing to convert a portion of the then outstanding principal balance into shares of our common stock. Accordingly, we issued 36,790 shares of our common stock resulting in a reduction of the outstanding principal balance totaling $254,256.

In October 2024, we entered into an amendment (the “2024 Amendment”) to the Loan Agreement, as amended. The 2024 Amendment reduced the conversion price with respect to the remaining principal amount outstanding to (i) $3.81 for the first 501,648 shares of our common stock issuable upon conversion and (ii) $4.23 with respect to all shares of our common stock issuable upon conversion thereafter. The remaining terms of the agreement remained in effect with minimal, non-material modifications to those terms. Pursuant to applicable accounting standards, after the 2024 amendment, we elected not to account for the amended convertible debt under the fair value option. Accordingly, there was no further recognition for the impact of changes in fair value in our financial statements.

In February 2025, we fully repaid all outstanding obligations and terminated the Loan Agreement. As a result, all related liens and security interests securing our obligations were released. We did not incur any prepayment penalties for the early repayment.

BUSINESS

Our Business Overview

We are a late-stage biopharmaceutical company focused on developing and commercializing products to treat rare diseases where there is an unmet medical need. We maintain two active business segments: Specialized BioTherapeutics and Public Health Solutions.

Our Specialized BioTherapeutics business segment is developing and moving toward potential commercialization of HyBryte™ (a proposed proprietary name of SGX301 or synthetic hypericin sodium), a novel photodynamic therapy, utilizing topical synthetic hypericin activated with safe visible light for the treatment of cutaneous T-cell lymphoma (“CTCL”). With successful completion of the first Phase 3 FLASH (Fluorescent Light Activated Synthetic Hypericin) study and agreement from the European Medicines Agency (“EMA”) on the key design components of a confirmatory Phase 3 placebo-controlled study evaluating the safety and efficacy of HyBryte™ in the treatment of CTCL patients with early-stage disease, we began patient enrollment during December 2024 for the second Phase 3 study called “FLASH2” (Fluorescent Light Activated Synthetic Hypericin 2). We anticipate top-line results in the second half of 2026. Upon successful completion of the Phase 3 FLASH2 study, regulatory approval will be sought to support potential commercialization worldwide.

Development programs in this business segment also include expansion of synthetic hypericin (SGX302) into psoriasis, and our first-in-class Innate Defense Regulator (“IDR”) technology, dusquetide, for the treatment of inflammatory diseases, including oral mucositis in head and neck cancer (SGX942) and aphthous ulcers in Behçet’s Disease (“BD”) (SGX945).

Our Public Health Solutions business segment includes development programs for RiVax®, our ricin toxin vaccine candidate and SGX943, our therapeutic candidate for antibiotic resistant and emerging infectious disease and our vaccine programs targeting filoviruses (such as Marburg and Ebola) and CiVax™, our vaccine candidate for the prevention of COVID 19 (caused by SARS-CoV 2). The development of our vaccine programs incorporates the use of our proprietary heat stabilization platform technology, known as ThermoVax®. To date, this business segment has been supported with government grant and contract funding from the National Institute of Allergy and Infectious Diseases (“NIAID”), the Biomedical Advanced Research and Development Authority, and the Defense Threat Reduction Agency.

An outline of our business strategy follows:

●	Following agreement from the EMA on the key design components for the second confirmatory Phase 3 placebo-controlled FLASH2 clinical trial of HyBryte™ in CTCL and positive primary endpoint results from the first Phase 3 FLASH study, continue enrollment and execution of the FLASH2 study, while at the same time, continuing discussions with the United States (“U.S.”) Food and Drug Administration (“FDA”) on potential modifications to the development path to adequately address their feedback.
●	Expand development of synthetic hypericin under the research name SGX302 into psoriasis with the conduct of a Phase 2a clinical trial, following the positive Phase 3 FLASH study and positive proof- of-concept demonstrated in a small Phase 1/2 pilot study in mild-to-moderate psoriasis patients.
●	Following feedback from the United Kingdom (“UK”) Medicines and Healthcare products Regulatory Agency (“MHRA”) that a second Phase 3 clinical trial of SGX942 (dusquetide) in the treatment of oral mucositis would be required to support a marketing authorization, design a second study and attempt to identify a potential partner(s) to continue this development program.
●	Expand development of dusquetide under the research name SGX945 into BD by conducting a Phase 2 clinical trial, where previous studies with dusquetide in oral mucositis and BD have validated the biologic activity in aphthous ulcers induced by chemotherapy and radiation and BD.
●	Continue development of our heat stabilization platform technology, ThermoVax®, in combination with programs for RiVax® (ricin toxin vaccine), and filovirus vaccines (targeting Ebola, Sudan, and Marburg viruses and multivalent combinations), with U.S. government and non-governmental organization funding support.

●	Continue to apply for and secure additional government funding for each of our Specialized BioTherapeutics and Public Health Solutions programs through grants, contracts and/or procurements.
●	Pursue business development opportunities for pipeline programs, as well as explore all strategic alternatives, including but not limited to merger/acquisition strategies.
●	Acquire or in-license new clinical-stage compounds for development, as well as evaluate new indications with existing pipeline compounds for development.

Corporate Information

We were incorporated in Delaware in 1987 under the name Biological Therapeutics, Inc. In 1987, we merged with Biological Therapeutics, Inc., a North Dakota corporation, pursuant to which we changed our name to “Immunotherapeutics, Inc.” We changed our name to “Endorex Corp.” in 1996, to “Endorex Corporation” in 1998, to “DOR BioPharma, Inc.” in 2001, and finally to “Soligenix, Inc.” in 2009. Our principal executive offices are located at 29 Emmons Drive, Suite B-10, Princeton, New Jersey 08540 and our telephone number is (609) 538-8200.

Our Product Candidates in Development

The following tables summarize our product candidates under development:

Specialized BioTherapeutics Product Candidates
Soligenix Product
Candidate	Therapeutic Indication	Stage of Development
HyBryte™	Cutaneous T-Cell Lymphoma

Phase 2 trial completed; demonstrated significantly higher response rate compared to placebo; Phase 3 trial completed; demonstrated statistical significance in primary endpoint in March 2020 (Cycle 1) and demonstrated continued improvement in treatment response with extended treatment in April 2020 (Cycle 2) and October 2020 (Cycle 3); new drug application (“NDA”) submitted to FDA December 2022; FDA refusal to file letter received February 2023; second Phase 3 trial based upon EMA-accepted protocol began patient enrollment in December 2024 with top-line results anticipated in the second half of 2026; discussions continue with FDA on modifying the development path to adequately address FDA’s preference for a longer duration comparative study over a placebo-controlled trial

Soligenix Product
Candidate	Therapeutic Indication	Stage of Development
SGX302	Mild-to-Moderate Psoriasis

Positive proof-of-concept demonstrated in a small Phase 1/2 pilot study; Phase 2a protocol and Investigation New Drug (“IND”) clearance received from the FDA; Phase 2a study remains ongoing having demonstrated biological effect in Cohort 1 and clinically meaningful benefit in Cohort 2

SGX942†	Oral Mucositis in Head and Neck Cancer	Phase 2 trial completed; demonstrated significant response compared to placebo with positive long-term (12 month) safety also reported; Phase 3 clinical trial results announced December 2020: the primary endpoint of median duration of severe oral mucositis (“SOM”) did not achieve the pre-specified criterion for statistical significance (p≤0.05); although biological activity was observed with a 56% reduction in the median duration of SOM from 18 days in the placebo group to 8 days in the SGX942 treatment group; analyzed full dataset from Phase 3 study and designing a second Phase 3 clinical trial; continued development contingent upon identification of partnership

SGX945	Aphthous Ulcers in Behçet’s Disease	Phase 2a protocol and Investigational New Drug (“IND”) received from the FDA; Phase 2a study complete; biological efficacy and safety demonstrated

Public Health Solutions†
Soligenix Product
Candidate	Indication	Stage of Development
ThermoVax®	Thermostability of vaccines for Ricin toxin, Ebola, and Marburg viruses	Pre-clinical
RiVax®	Vaccine against Ricin Toxin Poisoning	Phase 1a, 1b, and 1c trials completed, safety and neutralizing antibodies for protection demonstrated
SGX943	Therapeutic against Emerging Infectious Diseases	Pre-clinical
†	Contingent upon continued government contract/grant funding or other funding source.

Specialized BioTherapeutics Overview

Synthetic Hypericin

Synthetic Hypericin is a potent photosensitizer that is topically applied to skin lesions, taken up by cutaneous T-cells and then activated by safe visible light. Hypericin is also found in several species of Hypericum plants, although the active moiety used in HyBryte™ and SGX302 is chemically synthesized by a proprietary manufacturing process and not extracted from plants. Importantly, hypericin is optimally activated with visible light thereby avoiding the negative consequences of ultraviolet (“UV”) light. Other light therapies using UVA or UVB light can result in serious adverse effects including secondary skin cancers.

Combined with photoactivation, in clinical trials synthetic hypericin has demonstrated significant anti-proliferative effects on activated normal human lymphoid cells and inhibited growth of malignant T-cells isolated from CTCL patients. In both settings, it appears that the mode of action is an induction of cell death in a concentration as well as a light dose-dependent fashion. These effects appear to result, in part, from the generation of singlet oxygen during photoactivation of hypericin.

Synthetic hypericin is one of the most efficient known generators of singlet oxygen, the key component for phototherapy. The generation of singlet oxygen induces necrosis and apoptosis in cells. The use of topical synthetic hypericin coupled with directed visible light results in generation of singlet oxygen only at the treated site. We believe that the use of visible light (as opposed to cancer-causing UV light) is a major advance in photodynamic therapy. In a small published Phase 1/2 proof of concept pilot clinical study using synthetic hypericin twice weekly for six weeks, statistically significant efficacy was demonstrated in patients with CTCL (58.3% response, p=0.04) and psoriasis (80% response, p<0.02). Subsequently, a published Phase 3 study in CTCL has further confirmed the biological efficacy of synthetic hypericin (termed HyBryte™ in the context of CTCL). A confirmatory, placebo-controlled study based upon an EMA-accepted protocol is enrolling with top-line results expected in the 2nd half of 2026.

HyBryte™ — for Treating Cutaneous T-Cell Lymphoma

HyBryte™ is a novel, first-in-class, Photodynamic Therapy (“PDT”), that utilizes safe visible light for activation. The active ingredient in HyBryte™ is synthetic hypericin, a photosensitizer which is topically applied to skin lesions and then activated by visible fluorescent light 16 to 24 hours later.

Based on the positive and previously published Phase 1/2 results, we initiated our Phase 3 clinical study of HyBryte™ for the treatment of CTCL during December 2015 and completed the trial in 2020. This trial, referred to as the “FLASH” (Fluorescent Light Activated Synthetic Hypericin) study, aimed to evaluate the response to HyBryte™ as a skin directed therapy to treat early-stage CTCL. We completed the study with approximately 35 CTCL centers across the U.S. participating in this trial. The Phase 3 protocol was a highly powered, double-blind, randomized, placebo-controlled, multicenter trial that enrolled 169 subjects (166 evaluable). The trial consisted of three treatment cycles, each of eight weeks duration. Treatments were administered twice weekly for the first six weeks and treatment response was determined at the end of the eighth week. In the first treatment cycle, approximately 66% of subjects received HyBryte™ and 33% received placebo treatment of their index lesions. In the second cycle, all subjects received HyBryte™ treatment of their index lesions, and in the third cycle, all subjects received HyBryte™ treatment of all of their lesions. The majority of subjects enrolled elected to continue into the third optional, open-label cycle of the study. Subjects were followed for an additional six months after their last evaluation visit. The primary efficacy endpoint was assessed on the percentage of patients in each of the two treatment groups (i.e., HyBryte™ and placebo) achieving a partial or complete response of the treated lesions, defined as a ≥ 50% reduction in the total Composite Assessment of Index Lesion Disease Severity (“CAILS”) score for three index lesions at the Cycle 1 evaluation visit (Week 8) compared to the total CAILS score at baseline. Secondary endpoints for the trial included the duration of responses, the extent of the regression of the tumors, and the safety of the treatment. We continue to work closely with the Cutaneous Lymphoma Foundation, as well as the National Organization for Rare Disorders.

Over the course of 2020, the Phase 3 FLASH study data was announced. The study enrolled 169 patients (166 evaluable) randomized 2:1 to receive either HyBryte™ (116 patients) or placebo (50 patients) and demonstrated a statistically significant treatment response (p=0.04) in the CAILS primary endpoint assessment at 8 weeks for Cycle 1. A total of 16% of the patients receiving HyBryte™ achieved at least a 50% reduction in their index lesions compared to only 4% of patients in the placebo group at 8 weeks. HyBryte™ treatment in the first cycle was safe and well tolerated.

Analysis of the second open-label treatment cycle (Cycle 2) showed that continued treatment with HyBryte™ twice weekly for an additional 6 weeks (12 weeks total) increased the positive response rate to 40% (p<0.0001 compared to placebo and p<0.0001 compared to 6-weeks treatment). The response rate in patients receiving a total of 12 weeks of treatment increased two and a half-fold. Treatment responses were assessed at Week 8 (after 6 weeks of treatment) and at Week 16 (after 12 weeks of treatment). The data continued to indicate that HyBryte™ was safe and well tolerated.

Analysis of the optional third open-label treatment cycle (Cycle 3) focused on safety and all patients could elect to receive HyBryte™ treatment of all their lesions for an additional 6 weeks or up to 18 weeks in total. Of note, 66% of patients elected to continue with this optional safety cycle of the study. Of the subset of patients that received HyBryte™ throughout all three cycles of treatment (18 weeks), 49% of them demonstrated a treatment response (p=0.046 vs. patients completing 12 weeks of HyBryte™ treatment in Cycle 2; p<0.0001 vs. patients receiving placebo in Cycle 1). Moreover, in a subset of patients evaluated in this cycle, it was demonstrated that HyBryte™ is not systemically available, consistent with the general safety of this topical product observed to date. At the end of Cycle 3, HyBryte™ continued to be well tolerated despite extended and increased use of the product to treat multiple lesions.

In addition, continued analysis of results from the protocol mandated efficacy cycles (Cycles 1 and 2) of the study revealed that 12 weeks of treatment (Cycle 2) with HyBryte™ is equally effective on both patch (response 37%, p=0.0009) and plaque (response 42%, p<0.0001) lesions when compared to Cycle 1 placebo lesion responses, further demonstrating the unique benefits of the more deeply penetrating visible light activation of hypericin.

Following the first Phase 3 study of HyBryte™ for the treatment of CTCL, the FDA and the EMA indicated that they would require a second successful Phase 3 trial to support marketing approval. With agreement from the EMA on the key design components, the confirmatory Phase 3 trial will be a randomized, double-blind, placebo-controlled, multicenter study treating approximately 80 subjects with early-stage CTCL. It will evaluate the efficacy and safety of HyBryte™ topically applied to CTCL lesions twice weekly for 18 weeks, with each application followed 21 (±3) hours later by the administration of safe, visible light at a wavelength of 500 to 650 nm. All of the patient’s lesions that are readily available for exposure to the visible light source will be treated and three to five index lesions of each patient will be prospectively identified and indexed for the modified composite assessment of index lesions severity (“mCAILS”) evaluation prior to randomization (baseline). The primary efficacy endpoint will be assessed on the percent of patients in each of the two treatment groups (i.e., HyBryte™ and placebo) achieving a Partial or Complete Response (yes/ no) of the treated lesions defined as a ≥ 50% reduction in the total mCAILS score for the three to five index lesions following 18 weeks of treatment compared to the total mCAILS score at baseline. Other secondary measures will assess treatment response (including duration), degree of improvement, time to relapse and safety. Following treatment, all patients will be followed every four weeks for a total of 12 weeks (through Week 30). The Data Monitoring Committee will conduct one (1) interim analysis when approximately 60% of the total subjects have completed the primary endpoint evaluation. The primary efficacy endpoint and the key safety endpoints will be analyzed. A sample size recalculation may be performed after examining the assumptions or the trial halted for either futility, safety concerns, or overwhelming efficacy. We, the participating clinical investigators, and any other personnel involved in trial conduct will remain blinded to study treatment until completion of the trial.

HyBryte™ has received Orphan Drug designation as well as Fast Track designation from the FDA. The Orphan Drug Act is intended to assist and encourage companies to develop safe and effective therapies for the treatment of rare diseases and disorders. In addition to providing a seven-year term of market exclusivity for HyBryte™ upon final FDA approval, Orphan Drug designation also positions us to be able to leverage a wide range of financial and regulatory benefits, including government grants for conducting clinical trials, waiver of FDA user fees for the potential submission of an NDA for HyBryte™, and certain tax credits. In addition, Fast Track is a designation that the FDA reserves for a drug intended to treat a serious or life-threatening condition and one that demonstrates the potential to address an unmet medical need for the condition. Fast Track designation is designed to facilitate the development and expedite the review of new drugs. For instance, we were eligible to submit a NDA for HyBryte™ on a rolling basis, permitting the FDA to review sections of the NDA prior to receiving the complete submission. Additionally, NDAs for Fast Track development programs ordinarily will be eligible for priority review. HyBryte™ for the treatment of CTCL also was granted Orphan Drug designation from the EMA Committee for Orphan Medical Products and Promising Innovative Medicine (“PIM”) designation from the MHRA, as well as Innovation Passport under the Innovative Licensing and Access Pathway (“ILAP”) in the UK.

In May 2021, HyBryte™ was awarded an “Innovation Passport” for the treatment of early-stage CTCL in adults under the UK’s ILAP. The decision to award the Innovation Passport to the HyBryte™ program was made by the Innovative Licensing and Access Pathway Steering Group, which is comprised of representatives from MHRA, the National Institute for Health and Care Excellence (“NICE”), and the Scottish Medicines Consortium (“SMC”). ILAP was launched at the start of 2021 to accelerate the development and access to promising medicines, thereby facilitating patient access to new medicines. The pathway, part of the UK’s plan to attract life sciences development in the post-Brexit era, features enhanced input and interactions with the MHRA, NICE, and SMC. The innovation passport designation is the first step in the ILAP process and triggers the MHRA and its partner agencies to create a target development profile to chart out a roadmap for regulatory and development milestones with the goal of early patient access in the UK. Other benefits of ILAP include a 150-day accelerated assessment, rolling review and a continuous benefit risk assessment.

In June 2021, we received a Paediatric Investigation Plan (“PIP”) waiver from the EMA for HyBryte™. As part of the regulatory process for the registration of new medicines with the EMA, pharmaceutical companies are required to provide a PIP outlining their strategies for investigation of the new medicinal products in the pediatric population. In some instances, a waiver negating the need for a PIP for certain conditions may be granted by the EMA when development of a medicine for use in children is not feasible or appropriate, as is the case for HyBryte™ in CTCL which is extremely rare in children.

In July 2022, the results of our successful Phase 3 FLASH study evaluating HyBryte™ for the treatment of CTCL were published in the Journal of the American Medical Association (JAMA) Dermatology.

In July 2022, we received agreement from the FDA on an initial pediatric study plan (“iPSP”) for HyBryte™ for the treatment of CTCL. The agreed iPSP stipulates that we intend to request a full waiver of pediatric studies upon submission of the NDA. Agreement with FDA on an iPSP is one of the regulatory requirements that must be met prior to submitting a NDA.

In September 2022, the FDA awarded an Orphan Products Development grant to support the evaluation of HyBryte™ for expanded treatment in patients with early-stage CTCL. The grant, totaling $2.6 million over four years, was awarded to a prestigious academic institution that was a leading enroller in the published positive Phase 3 FLASH study in the treatment of early-stage CTCL.

In December 2022, we submitted the HyBryte™ NDA for the treatment of CTCL with the FDA.

In February 2023, we received a refusal to file (“RTF”) letter from the FDA for the HyBryte™ NDA. Upon preliminary review, the FDA determined that the NDA was not sufficiently complete to permit substantive review.

In April 2023, the U.S. Adopted Names (“USAN”) Council approved the use of the nonproprietary name of “hypericin sodium” for the novel active ingredient in both HyBryte™ (research name SGX301) for the treatment of CTCL and SGX302 for the treatment of mild-to-moderate psoriasis.

In April 2023, we had a Type A meeting with the FDA to clarify and respond to the issues identified in the RTF letter received from the FDA and to seek additional guidance concerning information that the FDA would require for a resubmitted NDA to be deemed acceptable to file, in order to advance HyBryte™ towards marketing approval and U.S. commercialization. In order to accept an NDA filing for HyBryte™, the FDA is requiring positive results from a second, Phase 3 pivotal study in addition to the Phase 3, randomized, double-blind, placebo-controlled FLASH study previously conducted in this orphan indication. Based on this feedback, we have decided to collaboratively engage in discussions with the FDA in order to define the protocol and evaluate the feasibility of conducting the additional clinical trial.

In May 2023, we were granted a follow-on Type A meeting with the FDA to initiate formal discussions regarding the protocol design of a second, Phase 3 pivotal study evaluating HyBryte™ in the treatment of CTCL in support of potential FDA marketing approval. While discussions have been collaborative, the FDA has expressed a preference for a longer duration comparative study over a placebo-controlled trial. Given the shorter time to potential commercial revenue and the similar trial design to the first FLASH study afforded by the EMA accepted protocol, we determined to initiate the FLASH2 study in support of worldwide potential approval. At the same time, we will continue discussions with the FDA on modifying the development path to adequately address their feedback.

In August 2023, patient enrollment was opened for the investigator-initiated study (“IIS”). IIS is supported by an Orphan Products Development grant of $2.6 million over four years awarded by the FDA to a prestigious academic institution that was a leading enroller in the published positive Phase 3 FLASH study in the treatment of early-stage CTCL. The IIS will evaluate the expanded treatment, including up to 12 months of treatment, with HyBryte™ in patients with early-stage CTCL.

In March 2024, we received agreement from the EMA on the key design components of a confirmatory Phase 3 placebo-controlled study evaluating the safety and efficacy of HyBryte™ in the treatment of CTCL patients with early-stage disease. This confirmatory 18-week study, expected to enroll approximately 80 patients across the U.S. and Europe, began patient enrollment in December 2024, with top-line results anticipated in the second half of 2026.

In September 2024, the European Patent Office granted the patent entitled “Systems and Methods for Producing Synthetic Hypericin”. The newly issued patent’s claims are directed to a novel, highly purified form of synthetic hypericin manufactured through a unique proprietary process. Synthetic hypericin is the active pharmaceutical ingredient in HyBryte™, our photodynamic therapy for the treatment of CTCL, set to initiate a confirmatory Phase 3 clinical trial before the end of the year. This new European granted patent (EP3423428) is a related patent to U.S. Pat. No. 10,053,413, previously issued in the U.S. Both patents are expected to expire in 2036, and form part of a larger patent family, including previously granted U.S. patents covering methods of use (U.S. Pat. No. 7,122,518) and methods of synthesis (U.S. Pat. No. 8,629,302), as well as other granted patents throughout the world.

In October 2024, we established a partnership agreement with Sterling Pharma Solutions Limited (“Sterling”) to optimize and implement a commercially viable, scalable production technology for synthetic hypericin. We are currently working to transfer and optimize the manufacturing processes and analytics to enable GMP manufacturing for clinical trials with the intent of establishing a long-term commercial manufacturing collaboration.

In October 2024, the Hong Kong Patent Office granted the patent entitled “Systems and Methods for Producing Synthetic Hypericin”. The newly issued patent’s claims are directed to a novel, highly purified form of synthetic hypericin manufactured through a unique proprietary process. Synthetic hypericin is the active pharmaceutical ingredient in HyBryte™, our photodynamic therapy for the treatment of CTCL, for which a confirmatory Phase 3 clinical trial has been initiated. This new granted patent (HK1260757) is a related patent to U.S. Pat. Nos. 10,053,413 and 10,526,268, previously issued in the U.S., and is in the same family as another patent granted in Europe. These patents are expected to expire in 2036, and form part of a larger collection of different patent families, including previously granted foreign patents covering liquid formulations and methods of use (EP Pat. No. 2,571,507) and issued U.S. patents for methods of synthesis (U.S. Pat. No. 8,629,302), as well as other granted patents throughout the world.

In December 2024, we announced positive clinical results from a comparability study evaluating HyBryte™ versus Valchlor® (mechlorethamine gel) in the treatment of early-stage CTCL. The open-label study has demonstrated continued improvement in HyBryte™ treated patients and their individual lesions even after stopping treatment. The study, which enrolled 10 patients randomized 1:1 with 12 weeks of treatment and 4 weeks of follow-up post-treatment, was previously reported to demonstrate a positive difference in the overall per patient treatment response rate (60% in the HyBryte™ group vs. 20% in the Valchlor® group) at the end of treatment. After the 4-week follow-up period (Week 16), the majority (3 of 5) of HyBryte™ patients continued to demonstrate improvement with at least a further 10% improvement (absolute difference) at Week 16 relative to the primary outcome measure at Week 12, including one of the HyBryte™ patients achieving a “complete response”. In contrast, of the four patients that completed the Valchlor® arm of the study, none achieved this level of improvement by Week 16. For patients, a treatment response was defined as a ≥50% improvement in their cumulative mCAILS score over 3 to 5 lesions. Treatment response was also assessed on individual lesions. There was a similar continued improvement in the lesion responses over time, with the plaque lesions of particular interest given their increasing association with risk of overall disease progression and long-term mortality. At the 12-week (end of treatment) timepoint, the HyBryte™ treated plaque lesions were statistically significantly improved compared to the Valchlor® treated plaques (63%, [10/16] treatment success with HyBryte™ vs. 17%, [2/12] with Valchlor®, p=0.02). By Week 16, the response rates in lesions treated with HyBryte™ were statistically significant responses for all lesions (72% HyBryte™ vs 28% Valchlor®, p=0.02) and specifically for plaque lesions (75% responding plaque lesions with HyBryte™ treatment vs. 17% with Valchlor®, p=0.006) relative to the Valchlor® group. No safety concerns with HyBryte™ were raised during the follow-up period.

In December 2024, we opened patient enrollment for our confirmatory Phase 3 study evaluating HyBryte™ (synthetic hypericin) in the treatment of CTCL.

In April 2025, we announced positive interim results from the ongoing open-label, IIS evaluating extended HyBryte™ treatment for up to 54 weeks in patients with early-stage CTCL. Following 18 weeks of treatment, 75% of patients achieved “Treatment Success,” reinforcing HyBryte™ as a potentially safe and fast-acting therapy for this chronic and underserved cancer. To date, nine patients have been enrolled and treated with HyBryte™ over a time period of up to 54 weeks in the IIS, with all data for the Week 18 timepoint now complete. Consistent with the Phase 3 trials, Treatment Success is predefined as a greater than or equal to 50% improvement in the cumulative mCAILS score compared to Baseline. Of the eight patients who could be evaluated through Week 18, six (75%) had a Treatment Success. The 18-week treatment window is the same window that is being evaluated in the FLASH2 double-blind, placebo-controlled, randomized study that is currently enrolling patients. This rapid response is a distinct advantage of HyBryte™ therapy, with many other therapies used in CTCL taking up to six to 12 months to generate a clinically meaningful treatment response. Of these eight evaluable patients through Week 18, four have gone on to complete the 54- week treatment with an average maximum improvement in mCAILS score of 85%, three are still on treatment and one dropped out (due to logistical issues). HyBryte™ appears to be safe and well tolerated in all patients. The trial is sponsored by Ellen Kim, MD, Director, Penn Cutaneous

Lymphoma Program, Vice Chair of Clinical Operations, Dermatology Department, and Professor of Dermatology at the Hospital of the University of Pennsylvania who was a leading enroller in the Phase 3 FLASH study for the treatment of early-stage CTCL.

In July 2025, we successfully completed the transfer of the manufacturing process for our synthetic hypericin active ingredient under our partnership agreement with Sterling. The transfer from Europe to the U.S. included the optimization and implementation of a commercially viable, scalable production process for this important active ingredient, which is used in the topical drug product formulations HyBryte™ and SGX302, being developed for the treatment of CTCL and psoriasis, respectively. Together with Sterling, we have enabled current Good Manufacturing Practice requirements for clinical trials with the intent of establishing a long-term commercial manufacturing collaboration.

We estimate the potential worldwide market for HyBryte™ is in excess of $250 million for the treatment of CTCL. This potential market information is a forward-looking statement, and investors are urged not to place undue reliance on this statement. While we have determined this potential market size based on assumptions that we believe are reasonable, there are a number of factors that could cause our expectations to change or not be realized.

Cutaneous T-Cell Lymphoma

CTCL is a class of non-Hodgkin’s lymphoma (“NHL”), a type of cancer of the white blood cells that are an integral part of the immune system. CTCL is caused by an expansion of malignant T-cell lymphocytes (involved in cell-mediated immunity) normally programmed to migrate to the skin causing various lesions to appear that may change shape as the disease progresses, typically beginning as a rash and eventually forming plaques and tumors. Mycosis fungoides (“MF”) is the most common form of CTCL. It generally presents with skin involvement only, manifested as scaly, erythematous patches. Advanced disease with diffuse lymph node and visceral organ involvement is usually associated with a poorer response rate to standard therapies. A relatively uncommon sub-group of CTCL patients present with extensive skin involvement and circulating malignant cerebriform T-cells, referred to as Sézary syndrome. These patients have substantially graver prognoses (expected five-year survival rate of 24%), than those with MF (expected five-year survival rate of 88%).

CTCL mortality is related to stage of disease, with median survival generally ranging from about 12 years in the early stages to only 2.5 years when the disease has advanced. There is currently no FDA- approved drug for front-line treatment of early-stage CTCL. Treatment of early-stage disease generally involves skin-directed therapies. One of the most common unapproved therapies used for early-stage disease is oral 5 or 8-methoxypsoralen (“Psoralen”) given with ultraviolet A (“UVA”) light, referred to as PUVA, which is approved for dermatological conditions such as disabling psoriasis not adequately responsive to other forms of therapy, idiopathic vitiligo and skin manifestations of CTCL in persons who have not been responsive to other forms of treatment. Psoralen is a mutagenic chemical that interferes with DNA causing mutations and other malignancies. Moreover, UVA is a carcinogenic light source that when combined with the Psoralen, results in serious adverse effects including secondary skin cancers; therefore, the FDA requires a Black Box warning for PUVA.

CTCL constitutes a rare group of NHLs, occurring in about 4% of the more than 1.7 million individuals living with the disease in the U.S. and Europe (European Union and United Kingdom). It is estimated, based upon review of historic published studies and reports and an interpolation of data on the incidence of CTCL that it affects approximately 31,000 individuals in the U.S. (based on SEER data, with approximately 3,200 new cases seen annually) and approximately 38,000 individuals in Europe (based on ECIS prevalence estimates, with approximately 3,800 new cases annually). We estimate, based upon review of historic published studies and reports and an interpolation of data on the incidence of CTCL, that it affects over 20,000 individuals in the U.S., with approximately 2,800 new cases seen annually.

SGX302 — for Treating Mild-to-Moderate Psoriasis

SGX302 (synthetic hypericin) is a potent photosensitizer that is topically applied to skin lesions and taken up by cutaneous T-cells. With subsequent activation by safe, visible light, T-cell apoptosis is induced, addressing the dysregulated T-cells found in psoriasis lesions. Other PDTs have shown efficacy in psoriasis with a similar apoptotic mechanism, albeit using UV light associated with more severe potential long-term toxicities. The use of visible light in the red-yellow spectrum has the advantage of deeper penetration into the skin (much more than UV light) potentially treating deeper skin disease and thicker plaques and lesions, similar to what was observed in the positive Phase 3 FLASH study in CTCL. Further, this treatment approach avoids the risk of secondary malignancies (including melanoma) inherent with both the frequently used DNA-damaging drugs and other phototherapies that are dependent on UVA or UVB exposure. The use of SGX302 coupled with safe, visible light also avoids the risk of serious infections and cancer associated with the systemic immunosuppressive treatments used in psoriasis.

In September 2021, following the validation of synthetic hypericin’s biologic activity in the positive Phase 3 FLASH study in CTCL, as well as positive proof-of-concept demonstrated in a small Phase 1/2 pilot study in mild-to-moderate psoriasis patients, we decided to expand this novel therapy into a Phase 2a clinical trial in mild-to-moderate psoriasis.

In June 2022, we received FDA IND clearance for our Phase 2a clinical trial (protocol number HPN- PSR-01) titled, “Phase 2 Study Evaluating SGX302 in the Treatment of Mild-to-Moderate Psoriasis.” In December 2022, we initiated patient enrollment for the Phase 2a study (protocol number HPN-PSR-01) evaluating SGX302 in the treatment of mild-to-moderate psoriasis. The Phase 2a clinical trial (protocol number HPN-PSR-01) will target enrollment of up to 42 patients ages 18 years or older with mild to moderate, stable psoriasis covering 2 to 30% of the body. In both Parts A and B, all patients will apply the study drug twice per week and activate the drug with visible light 24 ± 6 hours later using the supplied visible light devices and according to the manufacturer’s instructions. Patients will undergo treatments for a total of 18 weeks and, on completion, will be followed for a four-week follow-up period in which patients will not receive other psoriasis treatments. In Part A, five to ten patients will be assigned open-label SGX302 (0.25% hypericin) at the time of enrollment. Once the tolerability and response to SGX302 has been established, Part B of the protocol will commence. In Part B, patients will be randomized to double-blind treatment groups at a ratio 1:1 of active drug to placebo ointment. Active dermatologic assessment of treated lesions for adverse events will be performed immediately before and during light treatments. Patients will be assessed for overall disease status through four weeks of follow-up. Efficacy endpoints will include the extent of lesion clearance and patient reported quality of life indices. Routine safety data also will be collected.

In January 2024, positive preliminary results of clinical success were demonstrated in the Cohort 2 subjects enrolled in the ongoing Phase 2a study. In the four evaluable patients from Cohort 2 (one patient withdrew early in the treatment course for personal reasons unrelated to the study), two reached a disease status of “Almost Clear” represented by an Investigator Global Assessment score of 1, which is considered the standard clinical measure for treatment success in psoriasis. In addition, the Psoriasis Activity and Severity Index score, another well-characterized measure of treatment success, for patients in Cohort 2 had a mean drop of approximately 50% over the 18-week treatment. SGX302 therapy was well tolerated by all patients with no drug related adverse events identified.

We estimate the potential worldwide market for SGX302 is in excess of $1 billion for the treatment of mild-to-moderate psoriasis. This potential market information is a forward-looking statement, and investors are urged not to place undue reliance on this statement. While we have determined this potential market size based on assumptions that we believe are reasonable, there are a number of factors that could cause our expectations to change or not be realized.

Psoriasis

Psoriasis is a chronic, non-communicable, itchy and often painful inflammatory skin condition for which there is no cure. Psoriasis has a significantly detrimental impact on patients’ quality of life, and is associated with cardiovascular, arthritic, and metabolic diseases, as well as psychological conditions such as anxiety, depression and suicide. Many factors contribute to development of psoriasis including both genetic and environmental factors (e.g., skin trauma, infections, and medications). The lesions develop because of rapidly proliferating skin cells, driven by autoimmune T-cell mediated inflammation. Of the various types of psoriasis, plaque psoriasis is the most common and is characterized by dry, red raised plaques that are covered by silvery-white scales occurring most commonly on the elbows, knees, scalp, and lower back. Approximately 80% of patients have mild-to-moderate disease. Mild psoriasis is generally characterized by the involvement of less than 3% of the body surface area (“BSA”), while moderate psoriasis will typically involve 3-10% BSA and severe psoriasis greater than 10% BSA. Between 20% and 30% of individuals with psoriasis will go on to develop chronic, inflammatory arthritis (psoriatic arthritis) that can lead to joint deformations and disability. Studies have also associated psoriasis, and particularly severe psoriasis, with an increased relative risk of lymphoma, particularly CTCL. Although psoriasis can occur at any age, most patients present with the condition before age 35.

Treatment of psoriasis is based on its severity at the time of presentation with the goal of controlling symptoms. It varies from topical options including PDT to reduce pain and itching, and potentially reduce the inflammation driving plaque formation, to systemic treatments for more severe disease. Most common systemic treatments and even current topical photo/photodynamic therapy such as UV A and B, carry a risk of increased skin cancer.

Psoriasis is the most common immune-mediated inflammatory skin disease. According to the World Health Organization (“WHO”) Global Report on Psoriasis 2016, the prevalence of psoriasis is between 1.5% and 5% in most developed countries, with some suggestions of incidence increasing with time. It is estimated, based upon review of historic published studies and reports and an interpolation of data that psoriasis affects 3% of the U.S. population or more than 7.5 million people. Current estimates have as many as 60 – 125 million people worldwide living with the condition. The global psoriasis treatment market was valued at approximately $15 billion in 2020 and is projected to reach as much as $40 billion by 2027.

Dusquetide

Dusquetide (research name: SGX94) is an IDR that regulates the innate immune system to simultaneously reduce inflammation, eliminate infection and enhance tissue healing. Dusquetide is based on a new class of short, synthetic peptides known as IDRs. It has a novel mechanism of action in that it modulates the body’s reaction to both injury and infection and is both simultaneously anti-inflammatory and anti-infective. IDRs have no direct antibiotic activity but modulate host responses, increasing survival after infections with a broad range of bacterial Gram-negative and Gram-positive pathogens including both antibiotic sensitive and resistant strains, as well as accelerating resolution of tissue damage following exposure to a variety of agents including bacterial pathogens, trauma and chemo- or radiation-therapy. IDRs represent a novel approach to the control of infection and tissue damage via highly selective binding to an intracellular adaptor protein, sequestosome-1, also known as p62, which has a pivotal function in signal transduction during activation and control of the innate defense system. Preclinical data indicate that IDRs may be active in models of a wide range of therapeutic indications including life-threatening bacterial infections as well as the severe side-effects of chemo- and radiation-therapy. Additionally, due to selective binding to p62, dusquetide may have potential anti-tumor action.

Dusquetide has demonstrated efficacy in numerous animal disease models including mucositis, oncology, colitis, skin infection and other bacterial infections and has been evaluated in a double-blind, placebo-controlled Phase 1 clinical trial in 84 healthy volunteers with both single ascending dose and multiple ascending dose components. Dusquetide was shown to have a good safety profile and be well-tolerated in all dose groups when administered by IV over 7 days and was consistent with safety results seen in pre- clinical studies. We believe that market opportunities for dusquetide include, but are not limited to, oral and gastrointestinal mucositis, oncology (e.g., breast cancer), acute Gram-positive bacterial infections (e.g., methicillin resistant Staphylococcus aureus (“MRSA”)), acute Gram-negative infections (e.g., acinetobacter, melioidosis), and acute radiation syndrome.

SGX942 — for Treating Oral Mucositis in Head and Neck Cancer

SGX942 is our product candidate containing our IDR technology, dusquetide, targeting the treatment of oral mucositis in head and neck cancer patients. Oral mucositis in this patient population is an area of unmet medical need where there are currently no approved drug therapies. Accordingly, we received Fast Track designation for the treatment of oral mucositis as a result of radiation and/or chemotherapy treatment in head and neck cancer patients from the FDA. In addition, dusquetide has been granted PIM designation in the UK by the MHRA for the treatment of SOM in head and neck cancer patients receiving chemoradiation therapy.

In a Phase 2 proof-of-concept clinical study that enrolled 111 patients, SGX942, at a dose of 1.5 mg/kg, successfully reduced the median duration of SOM by 50%, from 18 days to 9 days (p=0.099) in all patients and by 67%, from 30 days to 10 days (p=0.040) in patients receiving the most aggressive chemoradiation therapy for treatment of their head and neck cancer. The p-values met the prospectively defined statistical threshold of p<0.1 in the study protocol. A less severe occurrence of oral mucositis, ulcerative oral mucositis (defined as oral mucositis with a WHO score ≥2 corresponding to the occurrence of overt ulceration in the mouth), was also monitored during the study. In the patients receiving the most aggressive chemoradiation therapy, the median duration of oral mucositis was found to decrease from 65 days in the placebo treated patients to 51 days in the patients treated with SGX942 1.5 mg/kg (p=0.099).

In addition to identifying the best dose of 1.5 mg/kg, this study achieved all objectives, including increased incidence of “complete response” of tumor at the one month follow-up visit (47% in placebo vs. 63% in SGX942 at 1.5 mg/kg). Decreases in mortality and decreases in infection rate were also observed with SGX942 treatment, consistent with the preclinical results observed in animal models. Data from this Phase 2 trial are published in the Journal of Biotechnology.

SGX942 was found to be generally safe and well tolerated, consistent with the safety profile observed in the prior Phase 1 study conducted in 84 healthy volunteers. The long-term (12 month) follow-up data was consistent with the preliminary positive safety and efficacy findings. While the placebo population experienced the expected 12-month survival rate of approximately 80%, as defined in the Surveillance, Epidemiology, and End Results statistics 1975-2012 from the National Cancer Institute, the SGX942 1.5 mg/kg treatment group reported a 12-month survival rate of 93% (7% mortality in the SGX942 1.5 mg/kg group compared to 19% in the placebo group). Similarly, tumor resolution (complete response) at 12 months was better in the SGX942 1.5 mg/kg treatment group relative to the placebo population (80% in the 1.5 mg/kg group compared to 74% in the placebo group). The long-term follow-up results from the Phase 2 study are published in Biotechnology Reports.

In September 2016, we and SciClone Pharmaceuticals, Inc. (“SciClone”) entered into an exclusive license agreement, pursuant to which we granted rights to SciClone to develop, promote, market, distribute and sell SGX942 in defined territories. Under the terms of the license agreement, SciClone will be responsible for all aspects of development, product registration and commercialization in the territories, having access to data generated by us. In exchange for exclusive rights, SciClone will pay us royalties on net sales, and we will supply commercial drug product to SciClone on a cost-plus basis, while maintaining worldwide manufacturing rights.

Based on the positive and previously published Phase 2 results, we conducted a Phase 3 clinical trial referred to as the “DOM-INNATE” (Dusquetide treatment in Oral Mucositis — by modulating INNATE immunity) study. The Phase 3 protocol was a double-blind, randomized, placebo-controlled, multinational trial that sought to enroll approximately 260 subjects with squamous cell carcinoma of the oral cavity and oropharynx who were scheduled to receive a minimum total cumulative radiation dose of 55 Gy fractionated as 2.0 – 2.2 Gy per day with concomitant cisplatin chemotherapy given as a dose of 80 – 100 mg/m2 every third week. Subjects were randomized to receive either 1.5 mg/kg SGX942 or placebo given twice a week during and for two weeks following completion of chemoradiation therapy (“CRT”). The primary endpoint for the study was the median duration of SOM, which was assessed by oral examination at each treatment visit and then through six weeks following completion of CRT. Oral mucositis is evaluated using the WHO Grading system. SOM is defined as a WHO Grade of ≥3. Subjects are followed for an additional 12 months after the completion of treatment.

The results of the study showed that the primary endpoint of median duration of SOM did not achieve the pre-specified criterion for statistical significance (p≤0.05); although biological activity was observed with a 56% reduction in the median duration of SOM from 18 days in the placebo group to 8 days in the SGX942 treatment group. Despite this clinically meaningful improvement, the variability in the distribution of the data yielded a p-value that was not statistically significant. Other secondary endpoints supported the biological activity of dusquetide, including a statistically significant 50% reduction in the median duration of SOM in the per-protocol population, which decreased from 18 days in the placebo group to 9 days in the SGX942 treatment group (p=0.049), consistent with the findings in the Phase 2 trial (Study IDR-OM-01). Similarly, incidence of SOM also followed this biological trend as seen in the Phase 2 study, decreasing by 16% in the SGX942 treatment group relative to the placebo group in the per-protocol population. The per-protocol population was defined as the population receiving a minimum of 55 Gy radiation and at least 10 doses of study drug (placebo or SGX942) throughout the intended treatment period, with no major protocol deviations (e.g. breaks in study drug administration longer than 8 days between successive doses).

Following analysis of the full dataset, including the 12-month long-term follow-up safety data in late 2021, we held a meeting with the MHRA to review the study results and to obtain further clarity on the future of the oral mucositis development program. The meeting was informative with the outcome being that based on the SGX942 biologic activity observed and the consistency in response between the Phase 2 and Phase 3 trials, the Phase 3 DOM-INNATE study could serve as the first of two Phase 3 studies required to support potential marketing authorization, assuming the second Phase 3 clinical trial achieves the required level of statistical significance in its primary endpoint. With the benefit of a robust preclinical and clinical data package for SGX942, we now will analyze the data to design a second Phase 3 study and will look to identify a potential partner(s) to continue this development program.

In January 2022, dusquetide proved effective at reducing tumor size in nonclinical xenograft models. Recent studies, recapitulating results from previously published studies, have confirmed the efficacy of dusquetide as a stand-alone and combination anti-tumor therapy, with radiation, chemotherapy and targeted therapy, in the context of the MCF-7 breast cancer cell line. Of note, these results are consistent with a potential direct anti-tumor effect identified with SGX942 and is another important consideration in the oral mucositis treatment space.

In June 2022, an article was published describing the binding of our IDR, dusquetide, to the p62 protein. Dusquetide binds to p62 or SQSTM-1, a scaffold protein implicated in a number of intracellular signaling networks implicated in tumor cell survival, including autophagy. This publication elaborates on the direct interaction of dusquetide with p62, as well as some of the direct downstream consequences of that interaction, consistent with its observed anti-infective, anti-tumor and anti-inflammatory activities. This information advances the understanding of dusquetide’s novel mechanism of action and supports the development of analogs related to dusquetide.

We estimate the potential worldwide market for SGX942 is in excess of $500 million for the treatment of oral mucositis. This potential market information is a forward-looking statement, and investors are urged not to place undue reliance on this statement. While we have determined this potential market size based on assumptions that we believe are reasonable, there are a number of factors that could cause our expectations to change or not be realized.

Oral Mucositis

Mucositis is the clinical term for damage done to the mucosa by anticancer therapies. It can occur in any mucosal region, but is most commonly associated with the mouth, followed by the small intestine. We estimate, based upon our review of historic studies and reports, and an interpolation of data on the incidence of mucositis, that mucositis affects approximately 500,000 people in the U.S. per year and occurs in 40% of patients receiving chemotherapy. Mucositis can be severely debilitating and can lead to infection, sepsis, the need for parenteral nutrition and narcotic analgesia. The gastrointestinal damage causes severe diarrhea. These symptoms can limit the doses and duration of cancer treatment, leading to sub-optimal treatment outcomes.

The mechanisms of mucositis have been extensively studied and have been linked to the interaction of chemotherapy and/or radiation therapy with the innate defense system. Bacterial infection of the ulcerative lesions is regarded as a secondary consequence of dysregulated local inflammation triggered by therapy- induced cell death, rather than as the primary cause of the lesions.

We estimate, based upon our review of historic studies and reports, and an interpolation of data on the incidence of oral mucositis, that oral mucositis is a subpopulation of approximately 90,000 patients in the U.S., with a comparable number in Europe. Oral mucositis almost always occurs in patients with head and neck cancer treated with radiation therapy (greater than 80% incidence of severe mucositis) and is common in patients undergoing high dose chemotherapy and hematopoietic cell transplantation, where the incidence and severity of oral mucositis depends greatly on the nature of the conditioning regimen used for myeloablation.

SGX945 — for Treating Aphthous Ulcers in Behçet’s Disease

SGX945 is our product candidate containing our IDR technology, dusquetide, targeting the treatment of aphthous Ulcers in BD. BD is an orphan disease and an area of unmet medical need.

In November 2023, the FDA cleared the IND application for a Phase 2a clinical trial entitled, “Pilot Study of SGX945 (Dusquetide) in the Treatment of Aphthous Ulcers in Behçet’s Disease.” The study is designed to evaluate the safety and potential efficacy of SGX945 (dusquetide) in the resolution of aphthous flares in BD.

In January 2024, SGX945 received Fast Track designation for the treatment of oral lesions of BD from the FDA.

In February 2024, we announced the formation of a Medical Advisory Board to provide medical/ clinical strategic guidance to advance the clinical development of SGX945 for the treatment of BD.

In November 2024, we opened patient enrollment for the Phase 2 study (protocol number DUS-AUBD-01) evaluating SGX945 (dusquetide) in the treatment of BD.

In July 2025, we announced completion of the Phase 2a proof of concept study evaluating SGX945 (dusquetide) in the treatment of BD and achievement of the study objective of demonstrating biological efficacy and safety.

In August 2025, dusquetide (the active ingredient in SGX945) received Orphan Drug designation for the treatment of BD from the FDA.

We estimate the potential worldwide market for SGX945 is in excess of $200 million for the treatment of aphthous ulcers in BD. This potential market information is a forward-looking statement, and investors are urged not to place undue reliance on this statement. While we have determined this potential market size based on assumptions that we believe are reasonable, there are a number of factors that could cause our expectations to change or not be realized.

Behçet’s Disease

BD is commonly known as an inflammatory disorder of the blood vessels (vasculitis). Often first diagnosed in young adults, its effects and severity will wax and wane over time. Major signs and symptoms usually include mouth sores (approximately 95% of patients), skin rashes and lesions (approximately 50% of patients), genital sores (approximately 50% of patients), leg ulcers (approximately 40% of patients) and eye inflammation (approximately 15% of patients). It is a painful disease, directly impacting the patient’s quality of life and ability to productively engage in life activities, including work.

BD is thought to be an auto-immune disease with both genetic and environmental factors. It is most common along the “silk road” in the Middle East and East Asia, including Turkey, Iran, Japan and China. There are approximately 18,000 known cases of BD in the U.S. and over 50,000 in Europe. There are as many as 1,000,000 people worldwide living with BD.

There is no cure for BD, rather treatments are prescribed to manage symptoms. Treatments may include both maintenance therapies and those specifically addressing mucocutaneous flares (e.g., mouth ulcers, genital ulcers and leg ulcers). Corticosteroids are generally applied topically to sores and as eyedrops and may also be given systemically to reduce inflammation. Although used frequently, they have limited efficacy over the long-term and have significant side effects that become more concerning with more chronic use. Genital ulcers are often associated with significant genital scarring while leg ulcers can result in a post- thrombotic syndrome. Other treatments for BD flares involve suppressing the immune system with drugs (e.g., cyclosporine or cyclophosphamide). These drugs come with a higher risk of infection, liver and kidney problems, low blood counts and high blood pressure. Finally, anti-inflammatory drugs are also used, including anti-TNF medications. The only approved drug in BD is apremilast, which is used as a maintenance therapy to prevent formation of oral ulcers. Unfortunately, apremilast is associated with both high cost and side effects including diarrhea, nausea, upper respiratory tract infection and headache.

Public Health Solutions Overview

ThermoVax® — Thermostability Platform Technology

ThermoVax® is a novel method for thermostabilizing vaccines with a variety of adjuvants, resulting in a single vial which can be reconstituted with water for injection immediately prior to use. One of the adjuvants utilized in ThermoVax® is aluminum salts (known colloquially as “Alum”). Alum is the most widely employed adjuvant technology in the vaccine industry.

The value of ThermoVax® lies in its potential ability to eliminate the need for cold chain production, transportation, and storage for Alum-adjuvanted vaccines. This would relieve the high costs of producing and maintaining vaccines under refrigerated conditions. Based on historical reports from WHO and other scientific reports, we believe that a meaningful proportion of vaccine doses globally are wasted due to excursions from required cold chain temperature ranges. This is due to the fact that many vaccines need to be maintained either between 2 and 8 degrees Celsius (“C”), frozen below -20 degrees C, or frozen below -60 degrees C, and even brief excursions from these temperature ranges usually necessitate the destruction of the product or the initiation of costly stability programs specific for the vaccine lots in question.

ThermoVax® has the potential to facilitate easier storage and distribution of strategic national stockpile vaccines for ricin exposure in emergency settings. ThermoVax® development, specifically in the context of an Alum adjuvant, was supported pursuant to a previous $9.4 million NIAID grant which enabled development of thermo-stable ricin (RiVax®) and anthrax vaccines. Proof-of-concept preclinical studies with ThermoVax® indicate that it is able to produce stable vaccine formulations using adjuvants, protein immunogens, and other components that ordinarily would not withstand long temperature variations exceeding customary refrigerated storage conditions. These studies were conducted with our Alum-adjuvanted ricin toxin vaccine, RiVax® and our Alum-adjuvanted anthrax vaccine. Each vaccine was manufactured under precise lyophilization conditions using excipients that aid in maintaining native protein structure of the key antigen. When RiVax® was kept at 40 degrees C (104 degrees Fahrenheit (“F”)) for up to one year, all of the animals vaccinated with the lyophilized RiVax® vaccine developed potent and high titer neutralizing antibodies. In contrast, animals that were vaccinated with the liquid RiVax® vaccine kept at 40 degrees C did not develop neutralizing antibodies and were not protected against ricin exposure. The ricin A chain is extremely sensitive to temperature and rapidly loses the ability to induce neutralizing antibodies when exposed to temperatures higher than 8 degrees C. When the anthrax vaccine was kept for up to 16 weeks at 70 degrees C, it was able to develop a potent antibody response, unlike the liquid formulation kept at the same temperature. Moreover, we also have demonstrated the compatibility of our thermostabilization technology with other secondary adjuvants such as TLR-4 agonists.

We also entered into a collaboration agreement with Axel Lehrer, PhD of the Department of Tropical Medicine, Medical Microbiology and Pharmacology, John A. Burns School of Medicine (“JABSOM”), University of Hawai’i at Manoa (“UH Manoa”) and Hawaii Biotech, Inc. (“HBI”) to develop a heat stable subunit Ebola vaccine. Dr. Lehrer, a co-inventor of the Ebola vaccine with HBI, has shown proof of concept efficacy with subunit Ebola vaccines in non-human primates (“NHP”). The most advanced Ebola vaccines involve the use of vesicular stomatitis virus and adenovirus vectors — live, viral vectors which complicate the manufacturing, stability and storage requirements. Dr. Lehrer’s vaccine candidate is based on highly purified recombinant protein antigens, circumventing many of these manufacturing difficulties. Dr. Lehrer and HBI have developed a robust manufacturing process for the required proteins. Application of ThermoVax® may allow for a product that can avoid the need for cold chain distribution and storage, yielding a vaccine ideal for use in both the developed and developing world. This agreement has expired in accordance with its terms.

In March 2020, we entered into a research collaboration with Axel Lehrer, PhD of the Department of Tropical Medicine, Medical Microbiology and Pharmacology, JABSOM, UH Manoa to further expand the filovirus collaboration to investigation of potential coronavirus vaccines, including for SARS-CoV-2 (causing COVID-19). This research collaboration will utilize the technology platform developed in the search for filovirus vaccines and will use well-defined surface glycoprotein(s) from one or more coronaviruses, which are expected to be protective for COVID-19.

During April 2020, we obtained an exclusive worldwide license for CoVaccine HT™, a novel vaccine adjuvant, from SERB Pharmaceuticals (formerly BTG Specialty Pharmaceuticals, a division of Boston Scientific Corporation) (“SERB”), for the fields of coronavirus infection (including SARS-CoV-2, the cause of COVID-19), and pandemic flu. CoVaccine HT™ is a novel adjuvant, which has been shown to enhance both cell-mediated and antibody-mediated immunity. We and our collaborators, including UH Manoa and Dr. Axel Lehrer, have successfully demonstrated the utility of CoVaccine HT™ in the development of our heat stable filovirus vaccine program, with vaccine candidates against Ebola and Marburg virus disease. Given this previous success, CoVaccine HT™ will potentially be an important component of our vaccine technology platform currently being assessed for use against coronaviruses including SARS-CoV-2, the cause of COVID-19. The license agreement was executed between us and SERB, which owns the CoVaccine HT™ intellectual property.

In September 2020, the Journal of Pharmaceutical Sciences published a scientific article detailing the thermostabilization of the filovirus GP proteins and key assays describing their stability.

During October 2020, Frontiers in Immunology published a scientific article describing CiVax™, a prototype COVID-19 vaccine, using the novel CoVaccine HT™ adjuvant and demonstrating significant immunogenicity, including strong total and neutralizing antibody responses, with a balanced Th1 response, as well as enhancement of cell mediated immunity. These are all considered to be critical attributes of a potential COVID-19 vaccine.

During August 2021, positive data demonstrated the efficacy of multiple filovirus vaccine candidates in NHP, including thermostabilized multivalent vaccines in a single vial platform presentation. Collaborators at UH Manoa describe the potent efficacy of vaccine candidates protecting against three life-threatening filoviruses, Zaire ebolavirus, Sudan ebolavirus and Marburg Marburgvirus in an article titled “Recombinant Protein Filovirus Vaccines Protect Cynomolgus Macaques from Ebola, Sudan, and Marburg Viruses”, published in Frontiers in Immunology. These vaccine candidates contain highly purified protein antigens combined with the novel CoVaccine HT™ adjuvant, in both monovalent (single antigen) and bivalent (two antigen) formulations. Most recently, efforts to formulate all three antigens and adjuvant into a thermostable single-vial vaccine platform has also been shown to protect 75% of vaccinated NHPs against subsequent Sudan ebolavirus challenge, with further development to test efficacy against other filovirus infections ongoing.

During August 2021, Vaccine published a scientific article describing the formulation of single-vial platform presentations of monovalent (single antigen), bivalent (two antigens) and trivalent (three antigens) combinations of filovirus vaccine candidates.

In December 2021, 100% protection of NHPs against lethal Sudan ebolavirus challenge was achieved using a bivalent, thermostabilized vaccine formulated in a single vial, reconstituted only with water immediately prior to use. This milestone is part of an ongoing collaboration with UH Manoa and further demonstrates the broad applicability of the vaccine platform, and its potential role in the U.S. government’s initiative for pandemic preparedness.

In May 2022, the U.S. Patent and Trademark Office issued a Notice of Allowance for the patent application titled “Composition and Methods of Manufacturing Trivalent Filovirus Vaccines.” The allowed claims are directed to unique, proprietary composition and methods directed to combinations of glycoprotein antigens with nano-emulsion adjuvants comprising sucrose fatty acid esters prior to lyophilization. The described vaccine platform has previously been successfully applied to filovirus vaccines (as mono-, bi- and tri-valent candidates for Zaire ebolavirus, Sudan ebolavirus and Marburg marburgvirus) as well as SARS-CoV-2 vaccine. No currently licensed lyophilized vaccine that contains an adjuvant is presented in a single vial format and there are few reports of successfully using nano-emulsions in lyophilized formulations. Previous work has demonstrated the use of a single vial platform to co-lyophilize antigen(s) and a nano-emulsion adjuvant, CoVaccine HT™, maintaining key adjuvant stability characteristics including particle size and colloidal stability, as well as maintaining immunogenicity. This most recent milestone confirms that, in the context of lethal challenge with Sudan ebolavirus, complete protection is maintained with the thermostabilized formulation.

In June 2022, 100% protection of NHPs against lethal Marburg marburgvirus challenge was achieved using a bivalent, thermostabilized vaccine formulated in a single vial, reconstituted only with sterile water immediately prior to use. This important milestone is part of an ongoing collaboration with UH Manoa, demonstrating the successful presentation of one or more antigen(s) within the same formulation while maintaining full potency and thermostability. It further demonstrates the broad applicability of the heat stable vaccine platform, and its potential role in the U.S. government’s initiative for pandemic preparedness.

In September 2023, positive data demonstrated two-year stability of thermostabilized bivalent and trivalent filovirus vaccine candidates at temperatures of 40 degrees C (104 degrees F) when formulated in a single vial, needing reconstitution only with sterile water immediately prior to use. This important milestone is part of an ongoing collaboration with UH Manoa, demonstrating the successful presentation of one or more antigen(s) within the same formulation while maintaining full potency and thermostability. It further demonstrates the broad applicability of the heat stable vaccine platform, and its potential role in the U.S. government’s initiative for pandemic preparedness.

In January 2024, Vaccine published the preclinical efficacy results of our novel, single-vial, thermostabilized bivalent filovirus vaccine providing 100% protection against both Sudan ebolavirus (SUDV) and Marburg marburgvirus (MARV) infections. The manuscript was entitled “Thermostable bivalent filovirus vaccine protects against severe and lethal Sudan ebolavirus and marburgvirus infection”.

In April 2024, we received orphan drug designation for the active ingredient in SuVax™, the subunit protein vaccine of recombinantly expressed SUDV glycoprotein, for the prevention and post-exposure prophylaxis against SUDV infection.

In April 2024, we received orphan drug designation for the active ingredient in MarVax™, the subunit protein vaccine of recombinantly expressed MARV glycoprotein, for the prevention and post-exposure prophylaxis against MARV infection.

In April 2024, we received notice of intent to grant additional patents based on our patent application titled “Compositions and Methods of Manufacturing Trivalent Filovirus Vaccines” in the United Kingdom and South Africa, with other international jurisdictions pending.

In March 2025, we announced a publication describing the preclinical efficacy of CiVax™, a thermostabilized subunit vaccine against SARS-CoV-2. Using custom-developed immunoassays, the combination of a primary adenovirus vaccine (COVID-19 Vaccine AstraZeneca) coupled with a CiVax™ booster was shown to induce broader protection against COVID-19 variants in non-human primates than a 2-shot mRNA series (such as the Moderna vaccine Spikefax® or the Pfizer vaccine Cominarty®) in humans. In collaboration with Axel Lehrer, PhD, Professor at the Department of Tropical Medicine, Medical Microbiology and Pharmacology, John A. Burns School of Medicine, University of Hawai’i at Manoa, the manuscript entitled “Use of a Multiplex Immunoassay Platform to Investigate Multifaceted Antibody Responses in SARS-CoV-2 Vaccinees with and Without Prior Infection”, has been published in COVID.

RiVax® — for Protection Against Ricin Toxin Exposure

RiVax® is our proprietary vaccine candidate being developed to protect against exposure to ricin toxin and if approved, would be the first ricin vaccine. The immunogen in RiVax® induces a protective immune response in animal models of ricin exposure and functionally active antibodies in humans. The immunogen consists of a genetically inactivated ricin A chain subunit that is enzymatically inactive and lacks residual toxicity of the holotoxin. RiVax® has demonstrated statistically significant (p < 0.0001) preclinical survival results, providing 100% protection against acute lethality in an aerosol exposure non-human primate model (Roy et al, 2015, Thermostable ricin vaccine protects rhesus macaques against aerosolized ricin: Epitope- specific neutralizing antibodies correlate with protection, PNAS USA 112:3782-3787), and has also been shown to be well tolerated and immunogenic in two Phase 1 clinical trials in healthy volunteers. Results of the first Phase 1 human trial of RiVax® established that the immunogen was safe and induced antibodies that we believe may protect humans from ricin exposure. The antibodies generated from vaccination, concentrated and purified, were capable of conferring immunity passively to recipient animals, indicating that the vaccine was capable of inducing functionally active antibodies in humans. The outcome of this study was published in the Proceedings of the National Academy of Sciences (Vitetta et al., 2006, A Pilot Clinical Trial of a Recombinant Ricin Vaccine in Normal Humans, PNAS, 103:2268-2273). The second trial that was completed in September 2012 and was sponsored by University of Texas Southwestern Medical Center (“UTSW”) evaluated a more potent formulation of RiVax® that contained an Alum adjuvant. The results of the Phase 1b study indicated that Alum-adjuvanted RiVax® was safe and well tolerated, and induced greater ricin neutralizing antibody levels in humans than adjuvant-free RiVax®. The outcomes of this second study were published in the Clinical and Vaccine Immunology.

We have adapted the original manufacturing process for the immunogen contained in RiVax® for thermostability and large scale manufacturing and recent studies have confirmed that the thermostabilized RiVax® formulation enhances the stability of the RiVax® antigen, enabling storage for at least 1 year at temperatures up to 40 degrees C (104 degrees F). The program will pursue approval via the FDA “Animal Rule” since it is not possible to test the efficacy of the vaccine in a clinical study which would expose humans to ricin. Uniform, easily measured and species-neutral immune correlates of protection that can be measured in humans and animals, and are indicative of animal survival to subsequent ricin challenge, are central to the application of the “Animal Rule.” Recent work has identified such potential correlates of immune protection in animals and work to qualify and validate these approaches is continuing, with the goal of utilizing these assays in a planned Phase 1/2 clinical trial with the thermostable RiVax® formulation. During September 2018, we published an extended stability study of RiVax®, showing up to 100% protection in mice after 12 months storage at 40 degrees C (104 degrees F) as well as identification of a potential in vitro stability indicating assay, critical to adequately confirming the long-term shelf life of the vaccine. We have entered into a collaboration with IDT Biologika GmbH (“IDT”) to scale-up the formulation/filling process and continue development and validation of analytical methods established at IDT to advance the program. We also initiated a development agreement with Emergent BioSolutions, Inc. (“EBS”) to implement a commercially viable, scalable production technology for the RiVax® drug substance protein antigen.

The development of RiVax® has been sponsored through a series of overlapping challenge grants, UC1, and cooperative grants, U01, from the NIH, granted to us and to UTSW where the vaccine originated. The second clinical trial was supported by a grant from the FDA’s Office of Orphan Products to UTSW. To date, we and UTSW have collectively received approximately $25 million in grant funding from the NIH for the development of RiVax®. In September 2014, we entered into a contract with the NIH for the development of RiVax® pursuant to which we were awarded an additional $21.2 million of funding in the aggregate. The development agreements with EBS and IDT were specifically funded under this NIH contract. No funds are remaining from any of these grants.

In November 2021, an article was published on pre-clinical immunogenicity studies for RiVax® demonstrating enduring protection for at least 12 months post-vaccination. These results, coupled with the previous demonstration of efficacy in mice and NHPs as well as long-term thermostability (at least 1 year at 40 degrees C or 104 degrees F), reinforce the practicality of stockpiling and potentially utilizing the RiVax® vaccine in warfighters and civilian first responders without the complexities that arise for vaccines that require stringent cold chain handling.

In December 2022, we published a paper demonstrating statistically significant correlates of protection predicting survival after lethal aerosolized ricin challenge in non-human primates. The article titled “Serum antibody profiling identifies vaccine-induced correlates of protection against aerosolized ricin toxin in rhesus macaques” was published in the journal npj Vaccines.

RiVax® has been granted Orphan Drug designation as well as Fast Track designation by the FDA for the prevention of ricin intoxication. In addition, RiVax® has also been granted Orphan Drug designation in the European Union (“EU”) from the EMA Committee for Orphan Medical Products.

Assuming development efforts are successful for RiVax®, we believe potential government procurement contract(s) could reach as much as $200 million. This potential procurement contract information is a forward- looking statement, and investors are urged not to place undue reliance on this statement. While we have determined this potential procurement contract value based on assumptions that we believe are reasonable, there are a number of factors that could cause our expectations to change or not be realized.

As a new chemical entity, an FDA approved RiVax® vaccine has the potential to qualify for a biodefense Priority Review Voucher (“PRV”). Approved under the 21st Century Cures Act in late 2016, the biodefense PRV is awarded upon approval as a medical countermeasure when the active ingredient(s) have not been otherwise approved for use in any context. PRVs are transferable and can be sold, with sales in recent years of approximately $100 million. When redeemed, PRVs entitle the user to an accelerated review period of nine months, saving a median of seven months review time as calculated in 2009. However, FDA must be advised 90 days in advance of the use of the PRV and the use of a PRV is associated with an additional user fee ($2.50 million for fiscal year 2025).

Ricin Toxin

Ricin toxin can be cheaply and easily produced, is stable over long periods of time, is toxic by several routes of exposure and thus has the potential to be used as a biological weapon against military and/or civilian targets. As a bioterrorism agent, ricin could be disseminated as an aerosol, by injection, or as a food supply contaminant. The potential use of ricin toxin as a biological weapon of mass destruction (“WMD”) has been highlighted in a Federal Bureau of Investigation Bioterror report released in November 2007 titled Terrorism 2002 – 2005, which states that “Ricin and the bacterial agent anthrax are emerging as the most prevalent agents involved in WMD investigations.” Al Qaeda in the Arabian Peninsula had threatened the use of ricin toxin to poison food and water supplies and in connection with explosive devices. Domestically, the threat from ricin remains a concern for security agencies. In April 2013, letters addressed to the U.S. President, a Senator and a judge tested positive for ricin. As recently as September 2020, ricin-laced letters addressed to the White House and others addressed to Texas law enforcement agencies were intercepted before delivery raising fresh concerns about the deadly toxin.

The Centers for Disease Control and Prevention has classified ricin toxin as a Category B biological agent. Ricin works by first binding to glycoproteins found on the exterior of a cell, and then entering the cell and inhibiting protein synthesis leading to cell death. Once exposed to ricin toxin, there is no effective therapy available to reverse the course of the toxin. The recent ricin threat to government officials has heightened the awareness of this toxic threat. Currently, there is no FDA approved vaccine to protect against the possibility of ricin toxin being used in a terrorist attack, or its use as a weapon on the battlefield nor is there a known antidote for ricin toxin exposure.

The Drug Approval Process

The FDA and comparable regulatory agencies in state, local and foreign jurisdictions impose substantial requirements on the clinical development, manufacture and marketing of new drug and biologic products. The FDA, through regulations that implement the Federal Food, Drug, and Cosmetic Act, as amended (“FDCA”), and other laws and comparable regulations for other agencies, regulate research and development activities and the testing, manufacture, labeling, storage, shipping, approval, recordkeeping, advertising, promotion, sale, export, import and distribution of such products. The regulatory approval process is generally lengthy, expensive and uncertain. Failure to comply with applicable FDA and other regulatory requirements can result in sanctions being imposed on us or the manufacturers of our products, including holds on clinical research, civil or criminal fines or other penalties, product recalls, or seizures, or total or partial suspension of production or injunctions, refusals to permit products to be imported into or exported out of the U.S., refusals of the FDA to grant approval of drugs or to allow us to enter into government supply contracts, withdrawals of previously approved marketing applications and criminal prosecutions.

Before human clinical testing in the U.S. of a new drug compound or biological product can commence, an IND, application is required to be submitted to the FDA. The IND application includes results of pre- clinical animal studies evaluating the safety and efficacy of the drug and a detailed description of the clinical investigations to be undertaken.

Clinical trials are normally done in three phases, although the phases may overlap. Phase 1 trials are smaller trials concerned primarily with metabolism and pharmacologic actions of the drug and with the safety of the product. Phase 2 trials are designed primarily to demonstrate effectiveness and safety in treating the disease or condition for which the product is indicated. These trials typically explore various doses and regimens. Phase 3 trials are expanded clinical trials intended to gather additional information on safety and effectiveness needed to clarify the product’s benefit-risk relationship and generate information for proper labeling of the drug, among other things. The FDA receives reports on the progress of each phase of clinical testing and may require the modification, suspension or termination of clinical trials if an unwarranted risk is presented to patients. When data is required from long-term use of a drug following its approval and initial marketing, the FDA can require Phase 4, or post-marketing, studies to be conducted.

With certain exceptions, once successful clinical testing is completed, the sponsor can submit a NDA, for approval of a drug, or a Biologic License Application (“BLA”), for biologics such as vaccines, which will be reviewed, and if successful, approved by the FDA, allowing the product to be marketed. The process of completing clinical trials for a new drug is likely to take a number of years and require the expenditure of substantial resources. Furthermore, the FDA or any foreign health authority may not grant an approval on a timely basis, if at all. The FDA may deny the approval of a NDA or BLA, in its sole discretion, if it determines that its regulatory criteria have not been satisfied or may require additional testing or information. Among the conditions for marketing approval is the requirement that the prospective manufacturer’s quality control and manufacturing procedures conform to good manufacturing practice regulations. In complying with standards contained in these regulations, manufacturers must continue to expend time, money and effort in the area of production, quality control and quality assurance to ensure full technical compliance. Manufacturing facilities, both foreign and domestic, also are subject to inspections by, or under the authority of, the FDA and by other federal, state, local or foreign agencies.

Even after initial FDA or foreign health authority approval has been obtained, further studies, including Phase 4 post-marketing studies, may be required to provide additional data on safety and will be required to gain approval for the marketing of a product as a treatment for clinical indications other than those for which the product was initially tested. For certain drugs intended to treat serious, life- threatening conditions that show great promise in earlier testing, the FDA can also grant conditional approval. However, drug developers are required to study the drug further and verify clinical benefit as part of the conditional approval provision, and the FDA can revoke approval if later testing does not reproduce previous findings. The FDA may also condition approval of a product on the sponsor agreeing to certain mitigation strategies that can limit the unfettered marketing of a drug. Also, the FDA or foreign regulatory authority will require post-marketing reporting to monitor the side effects of the drug. Results of post- marketing programs may limit or expand the further marketing of the product. Further, if there are any modifications to the drug, including any change in indication, manufacturing process, labeling or manufacturing facility, an application seeking approval of such changes will likely be required to be submitted to the FDA or foreign regulatory authority.

In the U.S., the FDCA, the Public Health Service Act, the Federal Trade Commission Act, and other federal and state statutes and regulations govern, or influence the research, testing, manufacture, safety, labeling, storage, record keeping, approval, advertising and promotion of drug, biological, medical device and food products. Noncompliance with applicable requirements can result in, among other things, fines, recall or seizure of products, refusal to permit products to be imported into the U.S., refusal of the government to approve product approval applications or to allow us to enter into government supply contracts, withdrawal of previously approved applications and criminal prosecution. The FDA may also assess civil penalties for violations of the FDCA involving medical devices.

For biodefense development, such as with RiVax®, the FDA has instituted policies that are expected to result in shorter pathways to market. This potentially includes approval for commercial use utilizing the results of animal efficacy trials, rather than efficacy trials in humans. However, we will still have to establish that the vaccine and countermeasures it is developing are safe in humans at doses that are correlated with the beneficial effect in animals. Such clinical trials will also have to be completed in distinct populations that are subject to the countermeasures; for instance, the very young and the very old, and in pregnant women, if the countermeasure is to be licensed for civilian use. Other agencies will have an influence over the benefit- risk scenarios for deploying the countermeasures and in establishing the number of doses utilized in the Strategic National Stockpile. We may not be able to sufficiently demonstrate the animal correlation to the satisfaction of the FDA, as these correlates are difficult to establish and are often unclear. Invocation of the animal rule may raise issues of confidence in the model systems even if the models have been validated. For many of the biological threats, the animal models are not available and we may have to develop the animal models, a time-consuming research effort. There are few historical precedents, or recent precedents, for the development of new countermeasure for bioterrorism agents. Despite the animal rule, the FDA may require large clinical trials to establish safety and immunogenicity before licensure and it may require safety and immunogenicity trials in additional populations. Approval of biodefense products may be subject to post-marketing studies, and could be restricted in use in only certain populations.

Vaccines are approved under the BLA process that exists under the Public Health Service Act. In addition to the greater technical challenges associated with developing biologics, the potential for generic competition is lower for a BLA product than a small molecule product subject to a NDA under the Federal Food, Drug and Cosmetic Act. Under the Patient Protection and Affordable Care Act enacted in 2010, a “generic” version of a biologic is known as a biosimilar and the barriers to entry — whether legal, scientific, or logistical — for a biosimilar version of a biologic approved under a BLA are higher.

Orphan Drug Designation

Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs or biologics intended to treat a rare disease or condition — generally a disease or condition that affects fewer than 200,000 individuals in the U.S. Orphan drug designation must be requested before submitting a NDA or BLA. After the FDA grants orphan drug designation, the generic identity of the drug or biologic and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process. The first NDA or BLA applicant to receive FDA approval for a particular active ingredient to treat a particular disease with FDA orphan drug designation is entitled to a seven-year exclusive marketing period in the U.S. for that product, for that indication. During the seven-year exclusivity period, the FDA may not approve any other applications to market the same drug or biologic for the same disease, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity. Orphan drug exclusivity does not prevent the FDA from approving a different drug or biologic for the same disease or condition, or the same drug or biologic for a different disease or condition. Among the other benefits of orphan drug designation are tax credits for certain research and a waiver of the NDA or BLA application user fee.

Fast Track Designation and Accelerated Approval

The FDA is required to facilitate the development, and expedite the review, of drugs or biologics that are intended for the treatment of a serious or life-threatening disease or condition for which there is no effective treatment and which demonstrate the potential to address unmet medical needs for the condition. Under the fast track program, the sponsor of a new drug or biologic candidate may request that the FDA designate the candidate for a specific indication as a fast track drug or biologic concurrent with, or after, the filing of the IND for the candidate. The FDA must determine if the drug or biologic candidate qualifies for fast track designation within 60 days of receipt of the sponsor’s request. Unique to a fast track product, the FDA may initiate review of sections of a fast track product’s NDA or BLA before the application is complete. This rolling review is available if the applicant provides, and the FDA approves, a schedule for the submission of the remaining information and the applicant pays applicable user fees. However, the FDA’s time period goal for reviewing an application does not begin until the last section of the NDA or BLA is submitted. Additionally, the fast track designation may be withdrawn by the FDA if the FDA believes that the designation is no longer supported by data emerging in the clinical trial process.

Any product submitted to the FDA for marketing, including under a fast track program, may be eligible for other types of FDA programs intended to expedite development and review, such as accelerated approval. Drug or biological products studied for their safety and effectiveness in treating serious or life- threatening illnesses and that provide meaningful therapeutic benefit over existing treatments may receive accelerated approval, which means the FDA may approve the product based upon a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments.

In clinical trials, a surrogate endpoint is a measurement of laboratory or clinical signs of a disease or condition that substitutes for a direct measurement of how a patient feels, functions, or survives. Surrogate endpoints can often be measured more easily or more rapidly than clinical endpoints. A drug or biologic candidate approved on this basis is subject to rigorous post-marketing compliance requirements, including the completion of Phase 4 or post-approval clinical trials to confirm the effect on the clinical endpoint. Failure to conduct required post-approval studies, or confirm a clinical benefit during post-marketing studies, will allow the FDA to withdraw the drug or biologic from the market on an expedited basis. All promotional materials for drug candidates approved under accelerated regulations are subject to prior review by the FDA.

Pediatric Information

Under the Pediatric Research Equity Act (“PREA”), NDAs or BLAs or supplements to NDAs or BLAs must contain data to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the drug is safe and effective. The FDA may grant full or partial waivers, or deferrals, for submission of data. Unless otherwise required by regulation, PREA does not apply to any drug for an indication for which orphan designation has been granted.

Paediatric Investigation Plan

As part of the regulatory process for the registration of new medicines with the EMA and the MHRA, pharmaceutical companies are required to provide a PIP outlining our strategy for investigation of the new medicinal products in the paediatric population. In some instances, a waiver negating the need for a PIP for certain conditions may be granted by the EMA or MHRA when development of a medicine for use in children is not feasible or appropriate.

Innovative Licensing and Access Pathway

The ILAP was launched in the UK at the start of 2021 to accelerate the development and access to promising medicines, thereby facilitating patient access to new medicines. The pathway, part of the UK’s plan to attract life sciences development in the post-Brexit era, features enhanced input and interactions with the MHRA and other stakeholders including the NICE, and the SMC. The decision to award the Innovation Passport is made by an ILAP Steering Group, which is comprised of representatives from MHRA, NICE, and SMC. The Innovation Passport designation is the first step in the ILAP process and triggers the MHRA and its partner agencies to create a target development profile to chart out a roadmap for regulatory and development milestones with the goal of early patient access in the UK. Other benefits of ILAP include a 150-day accelerated assessment, rolling review and a continuous benefit risk assessment.

Early Access to Medicines Scheme

Launched in April 2014 in the UK by the MHRA, the Early Access to Medicines Scheme (“EAMS”) offers severely ill patients with life-threatening and seriously debilitating conditions the lifeline of trying ground-breaking new medicines earlier than they would normally be accessible. PIM designation is the first phase of EAMS and is awarded following an assessment of early nonclinical and clinical data by the MHRA. The criteria product candidates must meet to obtain PIM designation are:

●	Criterion 1 — The condition should be life-threatening or seriously debilitating with a high unmet medical need (i.e., there is no method of treatment, diagnosis or prevention available or existing methods have serious limitations).
●	Criterion 2 — The medicinal product is likely to offer major advantage over methods currently used in the UK.
●	Criterion 3 — The potential adverse effects of the medicinal product are likely to be outweighed by the benefits, allowing for the reasonable expectation of a positive benefit risk balance. A positive benefit risk balance should be based on preliminary scientific evidence that the safety profile of the medicinal product is likely to be manageable and acceptable in relation to the estimated benefits.

False Claims Laws

The federal False Claims Act prohibits, among other things, any person or entity from knowingly presenting, or causing to be presented, a false claim for payment to, or approval by, the federal government or knowingly making, using, or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. As a result of a modification made by the Fraud Enforcement and Recovery Act of 2009, a claim includes “any request or demand” for money or property presented to the U.S. government.

Anti-Kickback Laws

The federal Anti-Kickback Statute prohibits, among other things, any person or entity, from knowingly and willfully offering, paying, soliciting or receiving any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce or in return for purchasing, leasing, ordering or arranging for the purchase, lease or order of any item or service reimbursable under Medicare, Medicaid or other federal healthcare programs. The term remuneration has been interpreted broadly to include anything of value. The Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand and prescribers, purchasers, and formulary managers on the other.

U.S. Healthcare Reform

Federal Physician Payments Sunshine Act and its implementing regulations require that certain manufacturers of drugs, devices, biological and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report information related to certain payments or other transfers of value made or distributed to physicians and teaching hospitals, or to entities or individuals at the request of, or designated on behalf of, the physicians and teaching hospitals and to report annually certain ownership and investment interests held by physicians and their immediate family members.

In addition, we may be subject to data privacy and security regulation by both the federal government and the states in which we conduct our business. The Health Insurance Portability and Accountability Act (“HIPAA”), as amended by the Health Information

Technology for Economic and Clinical Health Act (“HITECH”), and its implementing regulations, imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information. Among other things, HITECH makes HIPAA’s privacy and security standards directly applicable to “business associates” — independent contractors or agents of covered entities that receive or obtain protected health information in connection with providing a service on behalf of a covered entity. HITECH also created four new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates and possibly other persons, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, state laws govern the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

Third-Party Suppliers and Manufacturers

Drug substance and drug product manufacturing is outsourced to qualified suppliers. We do not have manufacturing capabilities/infrastructure and do not intend to develop the capacity to manufacture drug products substances. We have agreements with third-party manufacturers to supply bulk drug substances for our product candidates and with third parties to formulate, package and distribute our product candidates. Our employees include professionals with expertise in pharmaceutical manufacturing development, quality assurance and third-party supplier management who oversee work conducted by third-party companies. We believe that we have on hand or can easily obtain sufficient amounts of product candidates to complete our currently contemplated clinical trials. All of the drug substances used in our product candidates currently are manufactured by single suppliers. While we have not experienced any supply disruptions, the number of manufacturers of the drug substances is limited. In the event it is necessary or advisable to acquire supplies from alternative suppliers, assuming commercially reasonable terms could be reached, the challenge would be the efficient transfer of technology and know-how from current manufactures to the new supplier. Formulation and distribution of our finished product candidates also currently are conducted by single suppliers but we believe that alternative sources for these services are readily available on commercially reasonable terms, subject to the efficient transfer of technology and know-how from current suppliers to the new supplier.

All of the current agreements for the supply of bulk drug substances for our product candidates and for the formulation or distribution of our product candidates relate solely to the development (including preclinical and clinical) of our product candidates. Under these contracts, our product candidates are manufactured upon our order of a specific quantity. In the event that we obtain marketing approval for a product candidate, we will qualify secondary suppliers for all key manufacturing activities supporting the marketing application.

Marketing and Collaboration

We do not currently have any sales and marketing capability, other than to potentially market our biodefense vaccine products directly to government agencies. With respect to other commercialization efforts, we currently intend to seek distribution and other collaboration arrangements for the sales and marketing of any product candidate that is approved, while also evaluating the potential to commercialize on our own in orphan disease indications. From time to time, we have had and are having strategic discussions with potential collaboration partners for our biodefense vaccine product candidates, although no assurance can be given that we will be able to enter into one or more collaboration agreements for our product candidate on acceptable terms, if at all. We believe that both military and civilian health authorities of the U.S. and other countries will increase their stockpiling of therapeutics and vaccines to treat and prevent diseases and conditions that could ensue following a bioterrorism attack.

On August 25, 2013, we entered into an agreement with SciClone, pursuant to which SciClone provided us with access to its oral mucositis clinical and regulatory data library in exchange for exclusive commercialization rights for SGX942 in the People’s Republic of China, including Hong Kong and Macau, subject to the negotiation of economic terms. SciClone’s data library was generated from two sequential Phase 2 clinical studies conducted in 2010 and 2012 evaluating SciClone’s compound, SCV-07, for the treatment of oral mucositis caused by chemoradiation therapy in head and neck cancer patients, before SciClone terminated its program. By analyzing data available from the placebo subjects in the SciClone trials, we acquired valuable insight into disease progression, along with quantitative understanding of its incidence and severity in the head and neck cancer patient population. This information assisted us with the design of the SGX942 Phase 2 clinical trial, in which positive preliminary results were announced in December 2015.

On September 9, 2016, we and SciClone entered into an exclusive license agreement, pursuant to which we granted rights to SciClone to develop, promote, market, distribute and sell SGX942 in the People’s Republic of China, including Hong Kong and Macau, as well as Taiwan, South Korea and Vietnam. Under the terms of the license agreement, SciClone will be responsible for all aspects of development, product registration and commercialization in the territories, having access to data generated by us. In exchange for exclusive rights, SciClone will pay us royalties on net sales, and we will supply commercial drug product to SciClone on a cost-plus basis, while maintaining worldwide manufacturing rights. We also entered into a common stock purchase agreement with SciClone pursuant to which we sold 1,471 shares of our common stock to SciClone for approximately $2,040.00 per share, for an aggregate price of $3 million.

Competition

Our competitors are pharmaceutical and biotechnology companies, most of whom have considerably greater financial, technical, and marketing resources than we do. Universities and other research institutions, including the U.S. Army Medical Research Institute of Infectious Diseases, also compete in the development of treatment technologies, and we face competition from other companies to acquire rights to those technologies.

HyBryte™ Competition

There is currently no approved cure for CTCL and treatments are prescribed to manage symptoms. The FDA has approved several treatments for later stages (IIB-IV) of CTCL and/or in conditions that are unresponsive to prior treatment. Three are targeted therapies (Targretin®-caps, Ontak® and Adcetris®), two are histone deacetylases inhibitors (Zolina® and Istodax®) and the remaining two are topical therapies (Valchor® and Targretin®-gel). There are currently no FDA approved therapies for the treatment of front- line, early stage (I-IIA) CTCL; however certain topical chemotherapies and topical, radiation, photodynamic and other therapies which are approved for indications other than CTCL are prescribed off-label for the treatment of early stage CTCL. These include narrow-band ultraviolet B (NB-UVB) light therapy and psoralen combined with ultraviolet A UVA light therapy (“PUVA”); however, PUVA treatments are usually limited to three times per week and 200 times in total due to the potentially carcinogenic side effect, while NB UVB is known to be effective against patches but less so against plaque lesions, common in early stage CTCL. There are other drugs currently in development that may have the potential to be used in early stage (I-IIA) CTCL, primarily in early Phase 1 and 2 clinical studies. Other treatments for later stage disease are not considered direct competitors.

SGX302 Competition

There is currently no approved cure for psoriasis and treatments are prescribed to manage symptoms. The FDA has approved several topical and systemic treatments for psoriasis. Systemic therapies dominate the treatment of severe and increasingly the more severe moderate patients, and include biologics aimed at reducing systemic inflammation. Skin directed therapy remains the primary treatment for mild-to-moderate disease. Current therapies for mild-to-moderate disease include psoralen activated by ultraviolet A (“PUVA”, a photodynamic therapy), emollients, topical steroids, vitamin D preparations including retinoids (e.g., Sorilux®, Dovonex®, Cacitrene®), coal tar, salicylic acid, calcineurin inhibitors (e.g., Prograf®, Elidel®, Zorac®, Tazorac®) and dithranols (e.g., Drithocreme®). Other phototherapy approaches include the use of both broad-band and narrow-band ultraviolet B light. There are also a number of ongoing Phase 2 and 3 clinical trials in mild to moderate psoriasis.

Compared to PUVA, photoactivated hypericin uses non-carcinogenic and more penetrative visible light (unlike ultraviolet light used with PUVA) and a non-mutagenic compound hypericin (unlike psoralen used with PUVA), and is more highly targeted and more commensurate with long-term treatment. Compared to other skin-directed therapies, photoactivated hypericin has demonstrated a comparatively low local irritancy/adverse event rate with minimal long-term skin effects. Compared to systemic therapies, commonly used in more severe patients only, photoactivated hypericin does not cause immunosuppression.

SGX94/942/945 Competition

Because SGX94 (dusquetide) uses a novel mechanism of action in combating bacterial infections, there are no direct competitors at this time. Bacterial infections are routinely treated with antibiotics and SGX94 treatment is anticipated to be utilized primarily where antibiotics are insufficient (e.g., due to antibiotic resistance) or contra-indicated (e.g., in situations where the development of antibiotic resistance is a significant concern). Many groups are working on the antibiotic resistance problem and research into the innate immune system is intensifying, making emerging competition likely (from companies such as Celtaxsys Inc., Innaxon Therapeutics and Innate Pharma SA).

There is currently one drug approved for the treatment of oral mucositis in hematological cancer (palifermin). There are currently no approved drugs for treatment of oral mucositis in cancers with solid tumors (e.g., head and neck cancer). There are several drugs in clinical development for oral mucositis — three in Phase 3 (brilacidin by Innovation Pharmaceuticals, Inc., a mucobuccal tablet by Monopar Therapeutics LLC and GC4419 by Galera Therapeutics, Inc.). There are various natural products in small and/or open label studies (including sage, turmeric, honey and olive oil). In addition, there are medical devices approved for the treatment of oral mucositis including MuGard®, GelClair®, Episil®, and Caphosol®. These devices attempt to create a protective barrier around the oral ulceration with no biologic activity in treating the underlying disease.

There is currently no approved cure for BD and treatments are prescribed to manage symptoms. Treatments may include both maintenance therapies and those specifically addressing mucocutaneous flares (e.g., mouth ulcers, genital ulcers and leg ulcers). Corticosteroids are generally applied topically to sores and as eyedrops and may also be given systemically to reduce inflammation. Although used frequently, they have limited efficacy over the long-term and have significant side effects that become more concerning with more chronic use. Other treatments for BD flares involve suppressing the immune system with drugs (e.g., cyclosporine or cyclophosphamide). These drugs come with a higher risk of infection, liver and kidney problems, low blood counts and high blood pressure. For skin and mucosal manifestations of BD, anti- inflammatory drugs are also used, including colchicine, azathioprine, anti-TNF, anti-interferon alpha, anti- IL-17 and anti-IL-23 medications. The only approved drug in BD is apremilast, which is used as a maintenance therapy to prevent formation of oral ulcers. Apremilast is associated with both high cost and side effects including diarrhea, nausea, upper respiratory tract infection and headache.

ThermoVax® Competition

Multiple groups and companies are working to address the unmet need of vaccine thermostability using a variety of technologies. In addition, other organizations, such as the Bill and Melinda Gates Foundation and PATH, have programs designed to advance technologies to address this need.

Several stabilization technologies currently being developed involve mixing vaccine antigen +/- adjuvant with various proprietary excipients or co-factors that either serve to stabilize the vaccine or biological product in a liquid or dried (lyophilized) form. Examples of these approaches include the use of various plant- derived sugars and macromolecules being developed by companies such as iosBio. Variation Biotechnologies, Inc. (“VBI”) is developing a lipid system (resembling liposomes) to stabilize viral antigens, including virus- like particles (“VLPs”), and for potential application to a conventional influenza vaccine among others.

Additionally, companies like Panacea Biotec Ltd. are developing proprietary vaccines with the application of some form of stabilization technology.

Public Health Solutions Competition

We face competition in the area of biodefense product development from various public and private companies, universities and governmental agencies, such as the U.S. Army, some of whom may have their own proprietary technologies which may directly compete with our technologies.

The U.S. Army Medical Research Institute of Infectious Diseases, the DoD’s lead laboratory for medical research to counter biological threats is also developing a ricin vaccine candidate, RVEc™. RVEc™ has been shown to be fully protective in mice exposed to lethal doses of ricin toxin by the aerosol route. Further studies, in both rabbits and nonhuman primates, were conducted to evaluate RVEc™’s safety as well as its immunogenicity, with positive results observed. No further data has been released in recent years. A monoclonal antibody is also being developed by Mapp Biopharmaceutical Inc. as a ricin therapeutic, with administration 4 hours after exposure demonstrating efficacy while administration 12 hours after ricin exposure was not protective in animal models.

There are no approved vaccines to prevent infection and/or mitigate exposure to Sudan ebolavirus or Marburg marburgvirus. There are other vaccine candidates in development, primarily using viral-vectored vaccine platforms. These platforms may be contra-indicated in the immune-compromised, pregnant individuals or children. They may also have limited efficacy on repeat administration.

Patents and Other Proprietary Rights

Our goal is to obtain, maintain and enforce patent protection for our products, formulations, processes, methods and other proprietary technologies, preserve our trade secrets, and operate without infringing on the proprietary rights of other parties, both in the U.S. and in other countries. Our policy is to actively seek to obtain, where appropriate, the broadest intellectual property protection possible for our product candidates, proprietary information and proprietary technology through a combination of contractual arrangements and patents, both in the U.S. and elsewhere in the world.

We also depend upon the skills, knowledge and experience of our scientific and technical personnel, as well as that of our advisors, consultants and other contractors, none of which is patentable. To help protect our proprietary knowledge and experience that is not patentable, and for inventions for which patents may be difficult to enforce, we rely on trade secret protection and confidentiality agreements to protect our interests. To this end, we require all employees, consultants, advisors and other contractors to enter into confidentiality agreements, which prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business.

In 2014, we acquired a novel PDT that utilizes safe visible light for activation, which we refer to as HyBryte™. The active ingredient in HyBryte™ is synthetic hypericin, a photosensitizer which is topically applied to skin lesions and then activated by fluorescent light 16 to 24 hours later. As part of the acquisition, we acquired a license agreement relating to the use of photo-activated hypericin, composition of matter patent for HyBryte™ (U.S. patent 8,629,302) and additional issued and pending applications, both in the U.S. and abroad. U.S. patent 8,629,302 is expected to expire in September 2030. In August 2018, we were granted a U.S. patent (No. 10,053,513) titled “Systems and Methods for Producing Synthetic Hypericin.” This newly issued patent, expected to expire in 2036, broadens the production around synthetic hypericin. Our proprietary formulation of synthetic hypericin also has been granted a European patent for the treatment of psoriasis, EP 2571507, and complements the method of treatment claims covered by the previously issued U.S. patent 6001882, Photoactivated hypericin and the use thereof. Further, on January 7, 2020, we also were granted a U.S. patent (No. 10,526,268) titled “Systems and Methods for Producing Synthetic Hypericin”, which further expanded protection for the composition of purified synthetic hypericin. This patent is also expected to expire in 2036. Patent protection is also pursued worldwide with similar patents and expiry dates.

In addition to issued and pending patents, we also have “Orphan Drug” designations for HyBryte™ in the U.S. and the EU for CTCL, as well as for RiVax® in the U.S. and EU. Our Orphan Drug designations provide for seven years of post-approval marketing exclusivity in the U.S. and ten years exclusivity in Europe. We have pending patent applications for this indication that, if granted, may extend our anticipated marketing exclusivity beyond the U.S. seven year or EU ten year post-approval exclusivity provided by Orphan Drug legislation.

In 2013, we expanded our patent portfolio to include innate defense regulation through the acquisition of the novel drug technology, known as SGX94. By binding to the pivotal regulatory protein p62, also known as sequestosome-1, SGX94 regulates the innate immune system to reduce inflammation, eliminate infection and enhance healing. As part of the acquisition, we acquired all rights, including composition of matter patents for SGX94 as well as other analogs and crystal structures of SGX94 with its protein target p62, including U.S. patent 8,124,721 (expiring 2028), 9,416,157 (expiring 2028) and 8,791,061 (expiring 2029), both in the U.S. and abroad. SGX94 was developed pursuant to discoveries made by Professors B. Brett Finlay and Robert Hancock of University of British Columbia (“UBC”). We also have rights to the background technology patents (U.S. patent numbers 7,687,454 [expiring 2026] and 11,311,598 [expiring 2034]). The U.S. Patent Office has also granted patents titled “Novel Peptides and Analogs for Use in the Treatment of Oral Mucositis.” The issued patents (U.S. patent numbers 9,850.279 and 10,253,068, both expiring in 2034) claim therapeutic use of dusquetide and related IDR analogs, and adds to composition of matter claims for dusquetide and related analogs that have been granted in the U.S. and worldwide.

ThermoVax® is the subject of U.S. patents 8,444,991 (expiring February 2030) and 8,808,710 (expiring March 2028) both issued on May 21, 2013 titled “Method of Preparing an Immunologically-Active Adjuvant- Bound Dried Vaccine Composition” and licensed to us by VitriVax, Inc. ThermoVax® is also U.S. patent application number 15/694.023 filed September 17, 2017 titled “Thermostable Vaccine Compositions and Methods of Preparing Same” and jointly invented by the UC and us. The patent application and the corresponding foreign filings are pending or granted and they address the use of adjuvants in conjunction with vaccines that are formulated to resist thermal inactivation. The license agreement covers thermostable alum-adjuvanted vaccines for ricin toxin and Ebola virus. An additional patent, covering vaccine combinations such as ricin toxin and anthrax, was filed in 2015 and granted on May 21, 2019 in the U.S. (No. 10,293,041, titled “Multivalent Stable Vaccine Composition and Methods of Making Same”) and is expected to expire in 2035. A patent for unique, proprietary compositions and methods directed to combinations of glycoprotein antigens with nano-emulsion adjuvants comprising sucrose fatty acid esters prior to lyophilization was filed in 2020, granted in 2022 and expiring in 2040 (No. 11,433,129 titled “Compositions and Methods of Manufacturing Trivalent Filovirus Vaccines.”) Patent protection is also pursued worldwide with similar patents and expiry dates.

Additional vaccine thermostabilization patents specific for anti-viral vaccines, including filovirus and coronavirus have been filed but are not yet granted. If granted, expiry dates would range from 2040 to 2041. Patent protection is also pursued worldwide with similar patents and expiry dates.

HyBryte™ License Agreement

In September 2014, we acquired a worldwide exclusive license agreement with New York University and Yeda Research and Development Company Ltd. for the rights to a novel PDT that utilizes safe visible light for activation, which we refer to as HyBryte™. To maintain this license, we are obligated to pay $25,000 in annual license fees. In addition, we will pay the licensors: (a) a royalty amount equal to 3% of all net sales of HyBryte™ made directly by us and/or any affiliates; (b) a royalty amount equal to 2.5% of all net sales of HyBryte™ made by our sublicensees, subject to stated maximums and (c) 20% of all payments, not based on net sales, received by us from our sublicensees. This license may be terminated by either party upon notice of a material breach by the other party that is not cured within the applicable cure period. The exclusive license includes rights to several issued U.S. patents, including U.S. patent numbers 6,867,235 and 7,122,518, among other domestic and foreign patent applications. U.S. Patent numbers 6,867,235 and 7,122,518 expired in January 2020 and November 2023, respectively.

We acquired the license agreement for HyBryte™ and related intangible assets, including U.S. patent 8,629,302, properties and rights pursuant to an asset purchase agreement with Hy Biopharma Inc. (“Hy Biopharma”). As consideration for the assets acquired, we initially paid $275,000 in cash and issued 771 shares of common stock with a market value of $3,750,000, and in March 2020 we issued 8,151 shares of common stock at a value of $5,000,000 (based upon an effective per share price of $614.40) as a result of HyBryte™ demonstrating statistical significant treatment response in the Phase 3 clinical trial. Provided the final success-orientated milestone is attained, we will be required to make a payment of up to $5 million, if and when achieved, payable in our common stock.

SGX94 License Agreements

On December 18, 2012, we acquired a first in class drug technology, known as SGX94 (dusquetide), representing a novel approach to modulation of the innate immune system. SGX94 is an IDR that regulates the innate immune system to reduce inflammation, eliminate infection and enhance tissue healing by binding to the pivotal regulatory protein p62, also known as sequestosome-1. As part of the acquisition, we acquired all rights, including composition of matter patents, preclinical and Phase 1 clinical study datasets for SGX94. We also assumed a license agreement with UBC to advance the research and development of the SGX94 technology. The license agreement with UBC provides us with exclusive worldwide rights to manufacture, distribute, market sell and/or license or sublicense products derived or developed from this technology. Under the license agreement we are obligated to pay UBC (i) an annual license maintenance fee of CAD $1,000, and (ii) milestone payments which could reach up to CAD $1.2 million. This license agreement (a) will automatically terminate if we file, or become subject to an involuntary filing, for bankruptcy, and (b) may be terminated by UBC in the event of, among other things, our insolvency, dissolution, grant of a security interest in the technology licensed to us pursuant to the license agreement, or material breach of or failure to perform material obligations under the license agreement or other research agreements between us and UBC.

ThermoVax® License Agreement

On December 21, 2010, we executed a worldwide exclusive license agreement with the UC for ThermoVax®, which is the subject of U.S. patent number 8,444,991 issued on May 21, 2013 titled “Method of Preparing an Immunologically-Active Adjuvant-Bound Dried Vaccine Composition.” This patent and its corresponding foreign filings are licensed to us by the UC and they address the use of adjuvants in conjunction with vaccines that are formulated to resist thermal inactivation. U.S. Patent 8,444,991 is expected to expire in December 2031. The license agreement also covers thermostable vaccines for biodefense as well as other potential vaccine indications. In addition, we, in conjunction with UC, filed domestic and foreign patent applications claiming priority back to a provisional application filed on May 17, 2011 titled: “Thermostable Vaccine Compositions and Methods of Preparing Same.” In April 2018, the UC delivered a notice of termination of our license agreement based upon our failure to achieve one of the development milestones: initiation of the Phase 1 clinical trial of the heat stabilization technology by March 31, 2018. After negotiating with the UC, we and the UC agreed to extend the termination date to October 31, 2018 in order to allow us time to agree upon a potential agreement that would allow us to keep the rights to, and to continue to develop, the heat stabilization technology or a product candidate containing the heat stabilization technology in our field of use.

On October 31, 2018, in a series of related transactions, (a) we and the UC agreed to terminate the original license agreement, (b) the UC and VitriVax executed a worldwide exclusive license agreement for the heat stabilization technology for all fields of use, and (c) we and VitriVax executed a worldwide exclusive sublicense agreement, which was amended and restated in October 2020, for the heat stabilization technology for use in the fields of ricin and Ebola vaccines. We paid a $100,000 sublicense fee on the effective date of the sublicense agreement. Under the amended sublicense agreement to maintain the sublicense we are obliged to pay a minimum annual royalty of $20,000 until first commercial sale of a sublicensed product, upon which point, we will be required to pay an earned royalty of 2% of net sales subject to a minimum royalty of $50,000 each year. We are also required to pay royalties on any sub-sublicense income based on a declining percentage of all sub-sublicense income calculated within the contractual period until reaching a minimum of 15% after two years. In addition, we are required to pay VitriVax milestone fees of: (a) $25,000 upon initiation of a Phase 2 clinical trial of the sublicensed product, (b) $100,000 upon initiation of a Phase 3 clinical trial of the sublicensed product, (c) $100,000 upon regulatory approval of a sublicensed product, and (d) $1 million upon achieving $10 million in aggregate net sales of a sublicensed product in the U.S. or equivalent. To date none of these milestones have been met.

RiVax® License Agreement

In June 2003, we executed a worldwide exclusive option to license patent applications with UTSW for the nasal, pulmonary and oral uses of a non-toxic ricin vaccine. In June 2004, we entered into a license agreement with UTSW for the injectable rights to the ricin vaccine and, in October 2004, we negotiated the remaining oral rights to the ricin vaccine. To maintain this license, we are obligated to pay $50,000 in annual license fees. Through this license, we have rights to the issued patent number 7,175,848 titled “Ricin A chain mutants lacking enzymatic activity as vaccines to protect against aerosolized ricin.” This patent includes methods of use and composition claims for RiVax®.

CoVaccine HT™ License Agreement

In April 2020, we executed an agreement for the exclusive worldwide license of CoVaccine HT™, a novel vaccine adjuvant, from BTG, a division of Boston Scientific Corporation (NYSE: BSX), for the fields of SARS-CoV-2, the cause of COVID-19 and pandemic flu. The agreement was executed with Protherics Medicines Development, one of the companies that make up the BTG specialty pharmaceuticals business, which owns the CoVaccine HT™ intellectual property.

Research and Development Expenditures

We spent approximately $1.7 million and $0.5 million in the three months ended June 30, 2025 and 2024, respectively; $3.6 million and $1.6 million in the six months ended June 30, 2025 and 2024, respectively; and $5.2 million and $3.3 million in the years ended December 31, 2024 and 2023, respectively; on research and development. The amounts we spent on research and development per product during the three months ended June 30, 2025 and 2024 and the years ended December 31, 2024 and 2023 are set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 49 on this prospectus.

Human Capital

We are committed to a work environment that is welcoming, inclusive and encouraging. To achieve our plans and goals, it is imperative that we attract and retain top talent. In order to do so, we aim to have a safe and encouraging workplace, with opportunities for our employees to grow and develop professionally, supported by strong compensation, benefits, and other incentives. In addition to competitive base salaries, we offer every full-time employee a cash target bonus, a comprehensive benefits package and equity compensation.

As of June 30, 2025, we employed a total of 15 persons, including 2 part-time employees and 13 full- time employees, five of whom are MDs/PhDs. In addition to our employees, we contract with third-parties for the conduct of certain clinical development, manufacturing, accounting and administrative activities. We anticipate increasing the number of our employees. We have no collective bargaining agreements with our employees, and none are represented by labor unions. We consider our relationships with our employees to be good.

Properties

We currently lease approximately 6,200 square feet of office space at 29 Emmons Drive, Suite B-10 in Princeton, New Jersey pursuant to a lease which expires in October 2025. This office space currently serves as our corporate headquarters, and both of our business segments (Specialized BioTherapeutics and Public Health Solutions), operate from this space. The current rent is approximately $11,625 per month. Pursuant to an amendment on May 12, 2025, the lease has been extended from November 2025 to

October 2028. The current rent is approximately $11,625 per month and will remain so until October 2026. The rent for lease periods starting November 2026 and November 2027 is approximately $11,833 and $12,142, respectively.

Our office space is sufficient for our current needs. We may add new space or expand existing space as we add employees, and we believe that suitable additional or substitute space will be available as needed to accommodate any such expansion of our operations.

Legal Proceedings

From time to time, we are a party to claims and legal proceedings arising in the ordinary course of business. Our management evaluates our exposure to these claims and proceedings individually and in the aggregate and allocates additional monies for potential losses on such litigation if it is possible to estimate the amount of loss and if the amount of the loss is probable.

MANAGEMENT

The table below contains information regarding the current members of the Board of Directors and executive officers. The ages of individuals are provided as of September 15, 2025.

Name	Age	Position
Christopher J. Schaber, PhD	58	Chairman of the Board, Chief Executive Officer and President
Gregg A. Lapointe, CPA, MBA	66	Director
Diane L Parks, MBA	72	Director
Robert J. Rubin, MD	79	Director
Jerome B. Zeldis, MD, PhD	75	Director
Jonathan Guarino, CPA, CGMA	53	Chief Financial Officer, Senior Vice President and Corporate Secretary
Oreola Donini, PhD	53	Chief Scientific Officer and Senior Vice President
Richard Straube, MD	73	Chief Medical Officer (consulting)

Christopher J. Schaber, PhD has over 35 years of experience in the pharmaceutical and biotechnology industry. Dr. Schaber has been our President and Chief Executive Officer and a director since August 2006. He was appointed Chairman of the Board in October 2009. He also has served on the board of directors of the Biotechnology Council of New Jersey (“BioNJ”) since January 2009 and the Alliance for Biosecurity since October 2014, and has been a member of the corporate council of the National Organization for Rare Disorders (“NORD”) since October 2009. He also serves on the scientific advisory board for private start-up medical device company, Simphotek, Inc. Prior to joining Soligenix, Dr. Schaber served from 1998 to 2006 as Executive Vice President and Chief Operating Officer of Discovery Laboratories, Inc., where he was responsible for overall pipeline development and key areas of commercial operations, including regulatory affairs, quality control and assurance, manufacturing and distribution, pre-clinical and clinical research, and medical affairs, as well as coordination of commercial launch preparation activities. From 1996 to 1998, Dr. Schaber was a co-founder of Acute Therapeutics, Inc., and served as its Vice President of Regulatory Compliance and Drug Development. From 1994 to 1996, Dr. Schaber was employed by Ohmeda PPD, Inc., as Worldwide Director of Regulatory Affairs and Operations. From 1989 to 1994, Dr. Schaber held a variety of regulatory, development and operations positions with The Liposome Company, Inc., and Elkins-Sinn Inc., a division of Wyeth-Ayerst Laboratories. Dr. Schaber received his BA degree from Western Maryland College, his MS degree in Pharmaceutics from Temple University School of Pharmacy and his PhD degree in Pharmaceutical Sciences from the Union Graduate School. During his career, Dr. Schaber has played a significant role in raising in excess of $350 million through both public offerings and private placements, as well as approximately $100 million in non-dilutive funding awards from state and federal governmental agencies. Dr. Schaber was selected to serve as a member of our Board of Directors because of his extensive experience in drug development and pharmaceutical operations, including his experience as a senior executive officer with our company and Discovery Laboratories, Inc., and as a member of the board of directors of BioNJ and Simphotek; because of his proven ability to raise funds and provide access to capital; and because of his advanced degrees in science and business.

Gregg A. Lapointe, CPA, MBA has been a director since March 2009. Mr. Lapointe is currently CEO of Cerium Pharmaceuticals, Inc. and serves on the board of directors of Rigel Pharmaceuticals, Inc., and Astria Therapeutics, Inc. Mr. Lapointe has previously served on the board of directors of ImmunoCellular Therapeutics Ltd., Raptor Pharmaceuticals, Inc., SciClone Pharmaceuticals, Inc., the Pharmaceuticals Research and Manufacturers of America (PhRMA), Questcor Pharmaceuticals, Inc. and the board of trustees of the Keck Graduate Institute of Applied Life Sciences. He previously served in varying roles for Sigma-Tau Pharmaceuticals, Inc. (now known as Leadiant Biosciences, Inc.), a private biopharmaceutical company, from September 2001 through February 2012, including Chief Operating Officer from November 2003 to April 2008 and Chief Executive Officer from April 2008 to February 2012. From May, 1996 to August 2001, he served as Vice President of Operations and Vice President, Controller of AstenJohnson, Inc. (formerly JWI Inc.). Prior to that, Mr. Lapointe spent several years in the Canadian medical products industry in both distribution and manufacturing. Mr. Lapointe began his career at Price Waterhouse. Mr. Lapointe received his B.A. degree in Commerce from Concordia University in Montreal, Canada, a graduate diploma in Accountancy from McGill University and his M.B.A. degree from Duke University. He is a C.P.A. in the state of Illinois. Mr. Lapointe was selected to serve as a member of our Board of Directors because of his significant experience in the areas of global strategic planning and implementation, business development, corporate finance, and acquisitions, and his experience as an executive officer and board member in the pharmaceutical and medical products industries.

Diane L. Parks, MBA has been a director since July 2019. From February 2016 until July 2018, she served as Head of U.S. Commercial and Senior Vice President of Marketing, Sales & Market Research at Kite Pharma, Inc., a privately-held biopharma company developing cancer immunotherapy products with a primary focus on genetically engineered autologous T cell therapy with chimeric antigen receptors. From October 2014 to October 2015, Ms. Parks served as Vice President of Global Marketing at Pharmacyclics LLC, a privately-held biopharmaceutical company primarily focused on the development of cancer therapies. Prior to Pharmacyclics LLC, Ms. Parks held senior leadership roles as Vice President of Sales for Amgen, Inc., a publicly-traded biopharmaceutical company, representing oncology and nephrology products, and Senior Vice President of Specialty Biotherapeutics and Managed Care at Genentech, Inc., a biotechnology company that discovers, develops, manufactures and commercializes medicines to treat patients with serious or life-threatening medical conditions that was acquired by Roche Holding AG in 2009. At Genentech, she led the launches of multiple products as well as commercial development of Lucentis® and Rituxan®. Since May 2019, she has been a member of the board of directors of Calliditas Therapeutics AB, a biopharmaceutical company, the shares of which are traded on the Nasdaq Stockholm Exchange, that is developing and commercializing pharmaceutical products for patients with significant unmet medical needs in niche indications. She is also a member of the board of directors of Kura Oncology, a biopharmaceutical company, the shares of which are traded on US Nasdaq, that is developing a pipeline of precision medicines for the treatment of solid tumors and blood cancers. Since October 2019 Ms. Parks has been a member of the board of directors for TriSalus Life Sciences, an early stage company focused on improving patient outcomes in pancreatic and other highly intractable solid tumors. Ms. Parks holds a BS from Kansas State University and a master’s of business administration in marketing from Georgia State University. She has been a commercial leader in the biotech and pharma industry for over 30 years. Ms. Parks was selected to serve as a member of our Board of Directors because of her over 30 years’ experience as a businesswoman and commercial executive with an extensive record of driving profitable growth for large pharmaceutical and biotech companies.

Robert J. Rubin, MD has been a director since October 2009. Dr. Rubin was a clinical professor of medicine at Georgetown University from 1995 until 2012 when he was appointed a Distinguished Professor of Medicine. From 1987 to 2001, he was President of the Lewin Group (purchased by Quintiles Transnational Corp. in 1996), an international health policy and management consulting firm. From 1994 to 1996, Dr. Rubin served as Medical Director of ValueRx, a pharmaceutical benefits company. From 1992 to 1996, Dr. Rubin served as President of Lewin-VHI, a health care consulting company. From 1987 to 1992, he served as President of Lewin-ICF, a health care consulting company. From 1984 to 1987, Dr. Rubin served as a principal of ICF, Inc., a health care consulting company. From 1981 to 1984, Dr. Rubin served as the Assistant Secretary for Planning and Evaluation at the Department of Health and Human Services and as an Assistant Surgeon General in the U.S. Public Health Service. Dr. Rubin has served on the Board of BioTelemetry, Inc. (formerly known as CardioNet, Inc.) from 2007 to February 2021. He is currently on the Board of Cerium Pharmaceuticals where he is also the acting Chief Medical Officer since July 2022. He is a board certified nephrologist and internist. Dr. Rubin received an undergraduate degree in Political Science from Williams College and his medical degree from Cornell University Medical College. Dr. Rubin was selected to serve as a member of our Board of Directors because of his vast experience in the health care industry, including his experience as a nephrologist, internist, clinical professor of medicine and Assistant Surgeon General, and his business experience in the pharmaceutical industry.

Jerome B. Zeldis, MD, PhD has been a director since June 2011. In March 2023 Dr. Zeldis retired as Executive Vice President, Research and Development of Neximmune. He was the Chief Medical Officer and President of Clinical Research, Drug Safety and Regulatory of Sorrento Therapeutics, Inc. and Celularity, Inc. Previously, Dr. Zeldis was Chief Executive Officer of Celgene Global Health and Chief Medical Officer of Celgene Corporation, a publicly traded, fully integrated biopharmaceutical company. He was employed by Celgene from 1997 to 2016. From September 1994 to February 1997, Dr. Zeldis worked at Sandoz Research Institute and the Janssen Research Institute in both clinical research and medical development. He has been a board member of several biotechnology companies and is currently on the boards of Metastat, Inc., PTC Therapeutics Inc., BioSig Technologies, Inc., the Castleman’s Disease Organization and Alliqua, Inc. He has previously served on the boards of the NJ Chapter of the Arthritis Foundation and PTC Therapeutics, Inc. Additionally, he has served as Assistant Professor of Medicine at the Harvard Medical School from July 1987 to September 1988, Associate Professor of Medicine at University of California, Davis from September 1988 to September 1994, Clinical Associate Professor of Medicine at Cornell Medical School from January 1995 to December 2003 and Professor of Clinical Medicine at the Robert Wood Johnson Medical School from July 1998 to June 2010. Dr. Zeldis received a BA and an MS from Brown University, and an MD, and a PhD in Molecular Biophysics and Biochemistry from Yale University. Dr. Zeldis trained in Internal Medicine at the UCLA Center for the Health Sciences and in Gastroenterology at the Massachusetts General Hospital and Harvard Medical School. Dr. Zeldis was selected to serve as a member of our Board of Directors because of his experience as an executive officer of a publicly traded biopharmaceutical company and in clinical research and medical development, and his experience in the health care industry, including his experience as an internist, gastroenterologist and professor of medicine.

Jonathan Guarino, CPA, CGMA has been with our company since September 2019 and is currently our Senior Vice President and Chief Financial Officer. Mr. Guarino has had significant experience with both development-stage and commercial companies. From September 2016 to July 2019, he served as Corporate Controller for Hepion Pharmaceuticals, Inc. (formerly ContraVir

Pharmaceuticals, Inc.), a New Jersey- based public biotechnology company, where he contributed to the establishment of the financial infrastructure, as well as assisted with capital fund-raising and debt financings. He worked as Controller for Suite K Value Added Services LLC from August 2015 to September 2016 and as a senior manager of technical accounting for Covance, Inc., from June 2014 to May 2015. Prior to these positions, he held accounting and finance positions of increasing importance with several companies, including PricewaterhouseCoopers LLP, BlackRock, Inc. and Barnes & Noble, Inc. Mr. Guarino is a CPA (certified public accountant) and CGMA (chartered global management accountant), who received his BS in Business from Montclair State University.

Oreola Donini, PhD, has been with our company since August 2013 and is currently our Chief Scientific Officer and Senior Vice President, a position she has held since December 2014. Dr. Donini served as our Vice President of Preclinical Research and Development from August 2013 until December 2014. She has more than 20 years’ experience in drug discovery and preclinical development with start-up biotechnology companies. From 2012 to 2013, Dr. Donini worked with ESSA Pharma Inc. as Vice President Research and Development. From 2004 to 2013, Dr. Donini worked with Inimex Pharmaceuticals Inc. (“Inimex”), lastly as Senior Director of Preclinical R&D from 2007 to 2013. Prior to joining Inimex, she worked with Kinetek Pharmaceuticals Inc., developing therapies for infectious disease, cancer and cancer supportive care. Dr. Donini is a co-inventor and leader of our SGX94 innate defense regulator technology, developed by Inimex and subsequently acquired by us. She was responsible for overseeing the manufacturing and preclinical testing of SGX94, which demonstrated efficacy in combating bacterial infections and mitigating the effects of tissue damage due to trauma, infection, radiation and/or chemotherapy treatment. These preclinical studies resulted in a successful Phase 1 clinical study and clearance of Phase 2 protocols for oral mucositis in head and neck cancer and acute bacterial skin and skin structure infections. While with ESSA Pharma Inc. as the Vice President of Research and Development, Dr. Donini led the preclinical testing of a novel N-terminal domain inhibitor of the androgen receptor for the treatment of prostate cancer. While with Kinetek Pharmaceuticals Inc., her work related to the discovery of novel kinase and phosphatase inhibitors for the treatment of cancer. Dr. Donini received her PhD from Queen’s University in Kinston, Ontario, Canada and completed her post-doctoral work at the University of California, San Francisco. Her research has spanned drug discovery, preclinical development, manufacturing and clinical development in infectious disease, cancer and cancer supportive care.

Richard Straube, MD has been with our company since January 2014 and is currently consulting as our Chief Medical Officer, and he previously served as our Senior Vice President and Chief Medical Officer. Dr. Straube is a board-certified pediatrician with over 35 years’ experience in both academia and industry, including clinical research experience in host-response modulation. From 2009 until joining our company, he was Chief Medical Officer of Stealth Peptides Incorporated, a privately-held, clinical stage, biopharmaceutical company. Prior to joining us, Dr. Straube served from 1988 to 1993 in various capacities, including most recently as Senior Director, Infectious Diseases and Immunology, Clinical Research, for Centocor, Inc., a privately-held biopharmaceutical company focused on developing monoclonal antibody-based diagnostics. While at Centocor, Inc., Dr. Straube was responsible for the initial anti-cytokine and anti-endotoxin programs targeted at ameliorating inappropriate host responses to infectious and immunologic challenges. Programs that he managed at Centocor, Inc. include assessments of immunomodulation using monoclonal removal of inciting molecular triggers, removal of internal immune-messengers, augmentation of normal host defenses, and maintenance of normal sub-cellular function in the face of injury. From 1993 to 1995, Dr. Straube was Director of Medical Affairs at T-cell Sciences, Inc., a privately-held biotechnology company. From 1995 to 1997, he was Director of Clinical Investigations of the Pharmaceutical Products Division of Ohmeda Corp., a privately-held biopharmaceutical company. He served from 1998 to 2007 as Executive Vice President of Research and Development and Chief Scientific Officer at INO Therapeutics LLC, a privately-held biotherapeutics company, where he was responsible for the clinical trials and subsequent approval of inhaled nitric oxide for the treatment of persistent pulmonary hypertension of the newborn. From 2007 to 2009, Dr. Straube was the Chief Medical Officer at Critical Biologics Corporation, a privately-held biotechnology company. Dr. Straube received his medical degree and residency training at the University of Chicago, completed a joint adult and pediatrician infectious diseases fellowship at the University of California, San Diego (“UCSD”), and as a Milbank Scholar completed training in clinical trial design at the London School of Hygiene and Tropical Medicine. While on the faculty at the UCSD Medical Center, his research focused on interventional studies for serious viral infections.

Board Leadership Structure

Our Board of Directors believes that Dr. Schaber’s service as both the Chairman of our Board of Directors and our Chief Executive Officer is in the best interest of our company and our stockholders. Dr. Schaber possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing our company and our business and, therefore, is best positioned to develop agendas that ensure that the Board of Directors’ time and attention are focused on the most important matters. His combined role enables decisive leadership, ensures clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to our stockholders, employees, and collaborative partners.

Mr. Lapointe, Ms. Parks, Dr. Rubin, and Dr. Zeldis are independent and the Board of Directors believes that the independent directors provide effective oversight of management. Moreover, in addition to feedback provided during the course of meetings of the Board of Directors, the independent directors hold executive sessions. Following an executive session of independent directors, the independent directors’ report back to the full Board of Directors regarding any specific feedback or issues, provide the Chairman with input regarding agenda items for Board of Directors and Committee meetings, and coordinate with the Chairman regarding information to be provided to the independent directors in performing their duties. The Board of Directors believes that this approach appropriately and effectively complements the combined Chairman/Chief Executive Officer structure.

Although we believe that the combination of the Chairman and Chief Executive Officer roles is appropriate under the current circumstances, our corporate governance guidelines do not establish this approach as a policy, and the Board of Directors may determine that it is more appropriate to separate the roles in the future.

Role of the Board of Directors in Risk Oversight

One of the key functions of our Board of Directors is informed oversight of our risk management process. Our Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through various standing committees of our Board of Directors that address risks inherent in their respective areas of oversight. The Board of Directors is engaged in the oversight of risk through regular updates from Dr. Schaber, in his role as our Chief Executive Officer, and other members of our management team, regarding those risks confronting us (including risks relating to regulatory compliance, information technology and cybersecurity, environmental and sustainability, climate change and public health), the actions and strategies necessary to mitigate those risks and the status and effectiveness of those actions and strategies. The updates are provided at regularly scheduled Board of Directors and committee meetings as well as through more frequent informal meetings that include our Board of Directors, our Chief Executive Officer, our Chief Financial Officer, our Chief Medical Officer and our Chief Scientific Officer and other members of our management team. The Board of Directors provides insight into the issues, based on the experience of its members, and provides constructive challenges to management’s assumptions and assertions.

In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure and our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Director Independence

The Board of Directors has determined that Mr. Lapointe, Ms. Parks, Dr. Rubin, and Dr. Zeldis are “independent” as such term is defined by the applicable listing standards of Nasdaq. Our Board of Directors based this determination primarily on a review of the responses of the Directors to questionnaires regarding their employment, affiliations and family and other relationships.

Committees of the Board of Directors

Our Board of Directors has the following three committees: (1) Compensation, (2) Audit and (3) Nominating and Corporate Governance. Our Board of Directors has adopted a written charter for each of these committees, which are available on our website at www.soligenix.com under the “Investors” section.

Nominating and
	Audit	Compensation	Corporate Governance
Director	Committee	Committee	Committee
Gregg A. Lapointe, CPA
Diane L. Parks, MBA
Robert J. Rubin, MD
Jerome B. Zeldis, MD, PhD

— Committee Chair

— Member

Audit Committee

Our Board of Directors has an Audit Committee, which is comprised of Mr. Lapointe (Chair), Ms. Parks and Dr. Rubin. The Audit Committee assists our Board of Directors in monitoring the financial reporting process, the internal control structure and the independent registered public accountants. Its primary duties are to serve as an independent and objective party to monitor the financial reporting process and internal control system, to review and appraise the audit effort of the independent registered public accountants and to provide an open avenue of communication among the independent registered public accountants, financial and senior management, and our Board of Directors. Our Board of Directors has determined that Mr. Lapointe, Ms. Parks and Dr. Rubin are “independent” directors, within the meaning of applicable listing standards of The Nasdaq Stock Market LLC (“Nasdaq”) and the Exchange Act and the rules and regulations thereunder. Our Board of Directors has also determined that the members of the Audit Committee are qualified to serve on the committee and have the experience and knowledge to perform the duties required of the committee and that Mr. Lapointe qualifies as an “audit committee financial expert” as that term is defined in the applicable regulations of the Exchange Act.

Compensation Committee

Our Board of Directors has a Compensation Committee, which is comprised of Dr. Rubin (Chair), Ms. Parks and Dr. Zeldis. The Compensation Committee is responsible for reviewing and approving the executive compensation program, assessing executive performance, setting salary, making grants of annual incentive compensation and approving certain employment agreements. Our Board of Directors has determined that Dr. Rubin, Mr. Lapointe and Dr. Zeldis are “independent” directors within the meaning of applicable listing standards of Nasdaq and the Exchange Act and the rules and regulations thereunder.

Nominating and Corporate Governance Committee

Our Board of Directors has a Nominating and Corporate Governance Committee (“Nominating Committee”), which is comprised of Dr. Zeldis (Chair), Mr. Lapointe and Dr. Rubin. The Nominating Committee makes recommendations to the Board of Directors regarding the size and composition of our Board of Directors, establishes procedures for the nomination process, identifies and recommends candidates for election to our Board of Directors. Our Board of Directors has determined that Dr. Zeldis, Mr. Lapointe and Ms. Parks are “independent” directors, as such term is defined by the applicable Nasdaq listing standards.

Code of Ethics

We have adopted a code of ethics that applies to all our executive officers and senior financial officers (including our chief executive officer, chief financial officer, chief accounting officer and any person performing similar functions). A copy of our code of ethics is publicly available on our website at www.soligenix.com under the “Investors” section. If we make any substantive amendments to our code of ethics or grant any waiver, including any implicit waiver, from a provision of the code to our chief executive officer, chief financial officer or chief accounting officer, we will disclose the nature of such amendment or waiver in a Current Report on Form 8-K.

Diversity Considerations in Identifying Director Nominees

We do not have a formal diversity policy or set of guidelines in selecting and appointing directors that comprise our Board of Directors. However, when making recommendations to our Board of Directors regarding the size and composition of our Board of Directors, our Nominating Committee does consider each individual director’s qualifications, skills, business experience and capacity to serve as a director and the diversity of these attributes for the Board of Directors as a whole.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is or has at any time during the past year been one of our officers or employees. None of our executive officers currently serves or in the past year has served as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Insider Trading Policy

Our Board of Directors has adopted an Insider Trading Policy, which applies to all of our directors, officers, employees, agents and representatives and is reasonably designed to promote compliance with insider trading laws, rules and regulations, and any applicable Nasdaq listing standards. The Insider Trading Policy expressly prohibits our directors, officers, employees, agents and representatives from purchasing or selling our securities while in possession of material, non-public information, or otherwise using such information for their personal benefit. It further prohibits our directors, officers, employees, agents and representatives from engaging in hedging transactions, such as purchasing or writing derivative securities including puts and calls and entering into short sales or short positions with respect to our stock.

Our directors, officer, employees, agents and representatives are permitted to enter into trading plans that are intended to comply with the requirements of Rule 10b5-1 of the Exchange Act, so that they can prudently diversify their asset portfolios and exercise their stock options before expiration.

Our Insider Trading Policy is posted on the “Investors — Corporate Governance” section of our website: http://www.soligenix.com and has been filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2024.

Clawback Policy

In 2023, we adopted a Clawback Policy in compliance with Nasdaq rules. Under our Clawback Policy, if we are required to prepare an accounting restatement due to material noncompliance with the financial reporting requirements under U.S. securities laws, we will be entitled to recover (and will seek to recover), from our executive officers, any excess incentive-based compensation received by our executive officers during the three-year period prior to the date on which we are required to prepare the restatement. This policy applies to both equity-based and cash compensation awards. The “excess compensation” is the difference between the actual amount that was paid and the amount that would have been paid if the financial statements were prepared properly in the first instance. To ensure that we can enforce the Clawback Policy, we require each executive officer subject to the policy to execute an acknowledgement stating that the executive has received and reviewed the policy and agrees that he or she is fully bound by the policy.

EXECUTIVE COMPENSATION

In 2024, in furtherance of our compensation philosophy and objectives, the Compensation Committee engaged Setren & Associates, Inc. (“S&A”), an outside executive compensation consulting firm determined to be independent by the Compensation Committee, to conduct a review of, and recommend changes to, our compensation program for our most highly compensated executive officers. A representative of S&A attended Compensation Committee meetings at the invitation of the Compensation Committee Chairman and was also in direct contact with the Compensation Committee and company management from time to time. S&A provided the Compensation Committee with assistance and advice in the review of our salary structure, annual and equity incentive awards and other related executive pay issues. In addition, S&A provided advice regarding marketplace trends and best practices relating to competitive pay levels.

S&A did not provide any services to us other than its services as the Compensation Committee’s independent compensation consultant, and S&A did not receive any fees or compensation from us other than the fee it received as the independent compensation consultant. S&A provided similar services to us and received similar compensation in 2023. The Compensation Committee confirmed that S&A’s work for the Compensation Committee did not create any conflicts of interest.

Summary Compensation

The following table contains information concerning the compensation paid during each of the two years ended December 31, 2024 and 2023, respectively to our Chief Executive Officer and each of the three other most highly compensated executive officers (collectively, the “Named Executive Officers”).

Summary Compensation

					Option	All Other
Name	Position	Year	Salary	Bonus	Awards	Compensation	Total
Christopher J. Schaber(1)	CEO &	2024	$540,255	$108,051	$148,950	$35,370	$832,627
	President	2023	$519,476	$72,727	$75,482	$32,800	$700,484
Jonathan Guarino(2)	CFO &	2024	$254,800	$42,806	$66,200	$35,370	$399,177
	Senior VP	2023	$245,000	$31,605	$45,289	$32,800	$354,693
Oreola Donini(3)	CSO &	2024	$312,000	$49,453	$66,200	$4,452	$432,105
	Senior VP	2023	$300,000	$37,800	$45,289	$4,505	$387,594
Richard C. Straube(4)	CMO &	2024	$197,039	$31,921	$39,720	$—	$268,680
	Senior VP	2023	$189,461	$22,736	$37,741	$—	$249,938
(1)	Dr. Schaber deferred the payment of his 2024 bonus of $108,051 until January 15, 2025. Option awards figure includes the value of common stock option awards at grant date as calculated under FASB ASC 718. Other compensation represents health insurance costs paid by us.
(2)	Mr. Guarino deferred the payment of his 2024 bonus of $42,806 until January 15, 2025. Option awards figure includes the value of common stock option awards at grant date as calculated under FASB ASC 718. Other compensation represents health insurance costs paid by us.
(3)	Dr. Donini deferred the payment of her 2024 bonus of $49,453 until January 15, 2025. Option awards figure includes the value of common stock option awards at grant date as calculated under FASB ASC 718. Other compensation represents health insurance costs paid by us.
(4)	Dr. Straube deferred the payment of his 2024 bonus of $31,921 until January 15, 2025. Option awards figure includes the value of common stock option awards at grant date as calculated under FASB ASC 718. Other compensation represents health insurance costs paid by us.

Employment and Severance Agreements

In August 2006, we entered into a three-year employment agreement with Christopher J. Schaber, PhD. Pursuant to this employment agreement we agreed to pay Dr. Schaber a base salary of $300,000 per year and a minimum annual bonus of $100,000.

Dr. Schaber’s employment agreement automatically renews every three years, unless otherwise terminated, and last was automatically renewed in December 2019 for an additional term of three years. We agreed to issue him options to purchase 833 shares of our common stock, with one third immediately vesting and the remainder vesting over three years. Upon termination without “Just Cause” as defined by this agreement, we would pay Dr. Schaber nine months of severance, as well as any accrued bonuses, accrued vacation, and we would provide health insurance and life insurance benefits for Dr. Schaber and his dependents. No unvested options shall vest beyond the termination date. Dr. Schaber’s monetary compensation (base salary of $300,000 and bonus of $100,000) remained unchanged from 2006 with the 2007 renewal. Upon a change in control of the company due to merger or acquisition, all of Dr. Schaber’s options shall become fully vested, and be exercisable for a period of five years after such change in control (unless they would have expired sooner pursuant to their terms). In the event of his death during the term of the agreement, all of his unvested options shall immediately vest and remain exercisable for the remainder of their term and become the property of Dr. Schaber’s immediate family.

In May 2025, we entered into an amendment to Dr. Schaber’s employment agreement to increase the number of shares of common stock, from 2,084 to 200,000, issuable to Dr. Schaber immediately prior to the completion of a transaction, or series or a combination of related transactions, negotiated by our Board of Directors whereby, directly or indirectly, a majority of our capital stock or a majority of our assets are transferred from us and/or our stockholders to a third-party.

In December 2020, our Board of Directors authorized an amendment to Dr. Schaber’s employment agreement to modify the severance terms. Upon termination without “Just Cause” as defined by this agreement, we would pay Dr. Schaber twelve months of severance, as well as a pro rata bonus calculated by the average of his prior two year’s annual bonuses, if any, and based on the number of months that he was employed during the year in which his employment was terminated; however, in the case of termination without “Just Cause” within one year following a change in control or the sale or other disposition of all or substantially all of our assets Dr. Schaber will be entitled 18 months of severance and health insurance and life insurance benefits for him and his dependents.

On June 22, 2011, the Compensation Committee eliminated his fixed minimum annual bonus payable and revised it to an annual targeted bonus of 40% of his annual base salary. On December 8, 2022, the Compensation Committee approved an increase in salary for Dr. Schaber to $519,476. On December 8, 2023, the Compensation Committee approved an increase in salary for Dr. Schaber to $540,255. On December 12, 2024, the Compensation Committee approved an increase in salary for Dr. Schaber to $559,164.

In July 2013, we entered into a one-year employment agreement with Oreola Donini, PhD, our Vice President Preclinical Research & Development. Pursuant to the agreement, we agreed to pay Dr. Donini $170,000 (CAD) per year and a targeted annual bonus of 20% of base salary. We also issued her options to purchase 2,666 shares of our common stock with one-quarter immediately vesting and the remainder vesting over three years. Dr. Donini’s employment agreement automatically renews each year, unless otherwise terminated, and has automatically renewed each year since execution. Upon termination without “Just Cause”, as defined in Dr. Donini’s employment agreement, we would pay Dr. Donini three months of severance, accrued bonuses and vacation, and health insurance benefits. No unvested options vest beyond the termination date. In December 2014, Dr. Donini was named Chief Scientific Officer and Senior Vice President. Upon Dr. Donini’s promotion to Chief Scientific Officer, the Compensation Committee increased her targeted bonus to 30% of her annual base salary. On December 8, 2022, the Compensation Committee approved an increase in salary for Dr. Donini to $300,000. On December 8, 2023, the Compensation Committee approved an increase in salary for Dr. Donini to $312,000. On December 12, 2024, the Compensation Committee approved an increase in salary for Dr. Donini to $322,920.

In December 2014, we entered into a one-year employment agreement with Richard C. Straube, MD, who is currently consulting as our Chief Medical Officer. Pursuant to the agreement, we agreed to pay Dr. Straube $300,000 per year and a targeted annual bonus of 30% of base salary for his service as our Senior Vice President and Chief Medical Officer. We also issued him options to purchase 666 shares of our common stock with one-third immediately vesting and the remainder vesting over three years. On March 26, 2019, we entered into an amendment to our employment agreement with Dr. Straube. Pursuant to the amended agreement, which amendment became effective as of April 1, 2019, Dr. Straube was required to devote at least 20 hours per week to the performance of his duties and we agreed to pay him $170,000 per year.

The amended employment agreement automatically renewed each year, unless otherwise terminated. Upon termination without “Just Cause”, as defined in the amended employment agreement, we would have paid Dr. Straube one month of severance. No unvested options vest beyond the termination date. On December 8, 2022, the Compensation Committee approved an increase in salary for Dr. Straube to $189,461. On December 8, 2023, the Compensation Committee approved an increase in salary for Dr. Straube to $197,039. On December 12, 2024, the Compensation Committee approved an increase in salary for Dr. Straube to $203,935.

On August 11, 2025, Dr. Straube retired from his employment as Chief Medical Officer and Senior Vice President, and entered into a one-year consulting agreement. Under this consulting agreement, Dr. Straube serves as our Consulting Chief Medical Officer. The consulting agreement provides that Dr. Straube will receive an hourly consulting fee of $1,000 per hour for up to ten hours per month of consulting work. The term of the Consulting Agreement may be extended by successive periods of three months by mutual agreement of us and Dr. Straube.

On September 9, 2019, we entered into a one-year employment agreement with Jonathan Guarino, CPA, CGMA, our Senior Vice President and Chief Financial Officer. Pursuant to the agreement, we agreed to pay Mr. Guarino $220,000 per year and a targeted annual bonus of 30% of base salary. We also issued him options to purchase 2,666 shares of our common stock with one-quarter immediately vesting and the remainder vesting over three years. Mr. Guarino’s employment agreement automatically renews each year, unless otherwise terminated. Upon termination without “Just Cause”, as defined in Mr. Guarino’s employment agreement, we would pay Mr. Guarino three months of severance, accrued salary, bonuses and vacation, and health insurance benefits. No unvested options vest beyond the termination date. On December 8, 2022, the Compensation Committee approved an increase in salary for Mr. Guarino to $245,000. On December 8, 2023, the Compensation Committee approved an increase in salary for Mr. Guarino to $254,800. On December 12, 2024, the Compensation Committee approved an increase in salary for Mr. Guarino to $263,718.

Equity Award Grant Practices and Timing Disclosure

As part of our commitment to transparency and sound corporate governance, we disclose below our policies and practices related to the grant of equity awards in proximity to the release of material nonpublic information.

Policies and Practices on the Timing of Equity Awards

Our Board of Directors and Compensation Committee oversee the granting of equity awards, including stock options, to our executives. The timing of such awards is determined in accordance with the following policies and practices:

●	Pre-Determined Grant Schedule: We generally grant equity awards on a predetermined schedule, typically in connection with our annual compensation cycle or as part of an executive’s new hire or promotion package.
●	Consideration of Material Nonpublic Information: The Board and Compensation Committee consider whether material nonpublic information may be available when granting equity awards. We do not grant options with the intent to take advantage of anticipated movements in stock price due to the release of such information.
●	Disclosure Timing: The Company does not intentionally time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

Equity Awards Granted in Close Proximity to Material Nonpublic Information Disclosure

During the last fiscal year, the Company did not grant any stock options to named executive officers during the period beginning four business days before and ending one business day after the filing of a periodic report on Form 10-Q or Form 10-K, or the filing or furnishing of a Form 8-K disclosing material nonpublic information (excluding Form 8-K disclosures of material new option award grants under Item 5.02(e)).

As no such grants occurred during the relevant period, no further disclosure or tabular presentation is necessary.

Outstanding Equity Awards at Fiscal Year-End

The following table contains information concerning unexercised options, stock that has not vested, and equity incentive plan awards for the Named Executive Officers outstanding at December 31, 2024. We have never issued Stock Appreciation Rights.

			Equity
			Incentive Plan
			Awards:
			Number of
			Securities
	Number of Securities		Underlying	Option
	Underlying Unexercised		Unexercised	Exercise	Option
	Options (#)		Unearned	Price	Expiration
Name	Exercisable	Unexercisable	Options (#)	($)	Date
Christopher J. Schaber	58	—	—	$2,712.00	12/30/2025
	250	—	—	$482.40	12/06/2027
	250	—	—	$232.80	12/12/2028
	250	—	—	$230.40	01/01/2029
	250	—	—	$297.60	12/11/2029
	250	—	—	$348.00	01/01/2030
	250	—	—	$561.60	12/09/2030
	250	—	—	$307.20	01/03/2031
	250	—	—	$187.20	12/08/2031
	52	—	—	$165.60	01/02/2032
	186	11	11	$165.60	01/02/2032
	442	141	141	$129.60	12/07/2032
	4,688	4,687	4,687	$10.72	12/07/2033
	11,250	33,750	33,750	$3.31	12/10/2034
Jonathan Guarino	166	—	—	$232.80	09/08/2029
	41	—	—	$297.60	12/11/2029
	166	—	—	$561.60	12/09/2030
	195	13	13	$187.20	12/08/2031
	252	81	81	$129.60	12/07/2032
	2,815	2,810	2,810	$10.72	12/07/2033
	5,000	15,000	15,000	$3.31	12/10/2034
Oreola Donini	29	—	—	$2,712.00	12/30/2025
	83	—	—	$640.80	03/30/2027
	145	—	—	$482.40	12/06/2027
	166	—	—	$232.80	12/12/2028
	250	—	—	$297.60	12/11/2029
	291	—	—	$561.60	12/09/2030
	291	—	—	$187.20	12/08/2031
	252	81	81	$129.60	12/07/2032
	2,815	2,810	2,810	$10.72	12/07/2033
	5,000	15,000	15,000	$3.31	12/10/2034
Richard C. Straube	29	—	—	$2,712.00	12/30/2025
	83	—	—	$640.80	03/30/2027
	145	—	—	$482.40	12/06/2027
	166	—	—	$232.80	12/12/2028
	125	—	—	$297.60	12/11/2029
	166	—	—	$561.60	12/09/2030
	166	—	—	$187.20	12/08/2031
	252	81	81	$129.60	12/07/2032
	2,344	2,343	2,343	$10.72	12/07/2033
	3,000	9,000	9,000	$3.31	12/10/2034

Compensation of Directors

The following table contains information concerning the compensation of the non-employee directors during the year ended December 31, 2024.

	Fees Earned	Option
Name	Paid in Cash(1)	Awards(2)	Total
Gregg A. Lapointe	$55,000	$30,002	$85,002
Diane L. Parks	$47,500	$30,002	$77,502
Robert J. Rubin	$57,500	$30,002	$87,502
Jerome B. Zeldis	$50,000	$30,002	$80,002
(1)	Directors who are compensated as full-time employees receive no additional compensation for service on our Board of Directors. Each independent director who is not a full-time employee is paid $35,000 annually, on a prorated basis, for their service on our Board of Directors, the chairman of our Audit Committee is paid $15,000 annually, on a prorated basis, and the chairmen of our Compensation and Nominating Committees is paid $10,000 annually, on a prorated basis. Additionally, Audit Committee members are paid $7,500 annually and Compensation and Nominating Committee members are paid $5,000 annually. This compensation is paid quarterly.
(2)	We maintain a stock option grant program pursuant to the nonqualified stock option plan, whereby members of our Board of Directors or its committees who are not full-time employees receive an initial grant of fully vested options to purchase 15,000 shares of common stock. Upon re-election to the Board, each Board member will receive stock options with a value of $30,000, calculated using the closing price of the common stock on the trading day prior to the date of the annual meeting of our stockholders, which vest at the rate of 25% per quarter, commencing with the first quarter after each annual meeting of stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our audit committee is responsible for the review, approval and ratification of related party transactions. The audit committee reviews these transactions under our Code of Ethics, which governs conflicts of interests, among other matters, and is applicable to our employees, officers and directors.

We are party to a registration rights agreement with certain stockholders. The agreement provides that the stockholders have the right to require that we register its shares under the Securities Act for sale to the public, subject to certain conditions. The stockholders also have piggyback registration rights, which means that, if not already registered, they have the right to include their shares in any registration that we effect under the Securities Act, subject to specified exceptions. We must pay all expenses incurred in connection with the exercise of these demand registration rights.

We are unable to estimate the dollar value of the registration rights to the holders of these rights. The amount of reimbursable expenses under the agreements depends on a number of variables, including whether registration rights are exercised incident to a primary offering by us, the form on which we are eligible to register such a transaction, and whether we have a shelf registration in place at the time of a future offering.

Other than as described above, the employment agreements and compensation paid to our directors, we did not engage in any transactions with related parties since January 1, 2023.

SECURITY OWNERSHIP OF MANAGEMENT AND OTHER BENEFICIAL OWNERS

The table below provides information regarding the beneficial ownership of the common stock as of September 15, 2025, of (1) each of our directors, (2) each of the Named Executive Officers, and (3) our directors and officers as a group. As of September 15, 2025, we are not aware of any person beneficially owning more than 5% of our outstanding common stock. Except as otherwise indicated, and subject to applicable community property laws, we believe the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.

	Shares of
	Common
	Stock
	Beneficially	Percent
Name of Beneficial Owner	Owned**	of Class
Christopher J. Schaber(1)	29,374	*
Gregg A. Lapointe(2)	13,960	*
Diane L. Parks(3)	13,910	*
Robert J. Rubin(4)	13,948	*
Jerome B. Zeldis(5)	14,025	*
Jonathan Guarino(6)	13,563	*
Oreola Donini(7)	14,191	*
Richard Straube(8)	9,702	*
All directors and executive officers as a group (8 persons)(9)	122,673	2.78%
(1)	Includes 379 shares of common stock and options to purchase 28,995 shares of common stock exercisable within 60 days of September 15, 2025. The address of Dr. Schaber is c/o Soligenix, 29 Emmons Drive, Suite B-10, Princeton, New Jersey 08540.
(2)	Includes 31 shares of common stock and options to purchase 13,929 shares of common stock exercisable within 60 days of September 15, 2025. The address of Mr. Lapointe is c/o Soligenix, 29 Emmons Drive, Suite B-10, Princeton, New Jersey 08540.
(3)	Includes 63 shares of common stock and options to purchase 13,847 shares of common stock exercisable within 60 days of September 15, 2025. The address of Ms. Parks is c/o Soligenix, 29 Emmons Drive, Suite B-10, Princeton, New Jersey 08540.
(4)	Includes 19 shares of common stock and options to purchase 13,929 shares of common stock exercisable within 60 days of September 15, 2025. The address of Dr. Rubin is c/o Soligenix, 29 Emmons Drive, Suite B-10, Princeton, New Jersey 08540.
(5)	Includes 96 shares of common stock and options to purchase 13,929 shares of common stock exercisable within 60 days of September 15, 2025. The address of Dr. Zeldis is c/o Soligenix, 29 Emmons Drive, Suite B-10, Princeton, New Jersey 08540.
(6)	Includes 46 shares of common stock and options to purchase 13,517 shares of common stock exercisable within 60 days of September 15, 2025. The address of Mr. Guarino is c/o Soligenix, 29 Emmons Drive, Suite B-10, Princeton, New Jersey 08540.
(7)	Includes options to purchase 14,191 shares of common stock exercisable within 60 days of September 15, 2025. The address of Dr. Donini is c/o Soligenix, 29 Emmons Drive, Suite B-10, Princeton, New Jersey 08540.
(8)	Includes 34 shares of common stock and options to purchase 9,668 shares of common stock exercisable within 60 days of September 15, 2025. The address of Dr. Straube is c/o Soligenix, 29 Emmons Drive, Suite B-10, Princeton, New Jersey 08540.
(9)	Includes 668 shares of common stock and options to purchase 122,673 shares of common stock exercisable within 60 days of September 15, 2025.
*	Indicates less than 1%.
**

Beneficial ownership is determined in accordance with the rules of the SEC. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of September 15, 2025 are deemed outstanding for computing the percentage ownership of the stockholder holding the options or warrants, but are not deemed outstanding for computing the percentage ownership of any other stockholder. Percentage of ownership is based on 4,285,570 shares of common stock outstanding as of September 15, 2025.

DESCRIPTION OF CAPITAL STOCK

The following description of the terms of our securities is not complete and is qualified in its entirety by reference to our Certificate of Incorporation, and our Bylaws, as amended (the “Bylaws”), both of which are filed as exhibits to the registration statement of which this prospectus forms a part.

Under our Certificate of Incorporation and Bylaws, we are authorized to issue 75,350,000 shares of capital stock, consisting of 75,000,000 shares of common stock, par value $0.001 per share, 230,000 shares of undesignated preferred stock (none of which are currently outstanding), 10,000 shares of Series B Convertible Preferred Stock, par value $0.05 per share (none of which are currently outstanding), 10,000 shares of Series C Convertible Preferred Stock, par value $0.05 per share (none of which are currently outstanding), and 100,000 shares of Series A Junior Participating Preferred Stock, par value $0.001 per share (none of which are currently outstanding).

All outstanding shares of common stock are validly issued, fully paid, and nonassessable.

Common Stock

Voting Rights

Holders of our common stock are entitled to one vote for each share held in the election of directors and in all other matters to be voted on by stockholders. There is no cumulative voting in the election of directors. The affirmative vote of the holders of a plurality of the shares of common stock represented at an annual meeting is required to elect each director.

Dividends and Liquidation Rights

Holders of common stock are entitled to receive dividends as may be declared from time to time by our Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, holders of common stock are to share in all assets remaining after the payment of liabilities.

Conversion, Redemption and Other Rights

Holders of common stock have no pre-emptive or conversion rights and are not subject to further calls or assessments. There are no redemption or sinking fund provisions applicable to the common stock. The rights of the holders of the common stock are subject to any rights that may be fixed for holders of preferred stock.

Preferred Stock

Our Certificate of Incorporation authorizes the issuance of 230,000 shares of undesignated preferred stock, 10,000 shares of Series B Convertible Preferred Stock, par value $0.05 per share (the “Series B Preferred Stock”), 10,000 shares of Series C Convertible Preferred Stock, par value $0.05 per share (the “Series C Preferred Stock”), and 100,000 shares of Series A Junior Participating Preferred Stock, par value $0.001 per share (the “Junior Preferred Stock”). Our Board of Directors is empowered, without stockholder approval, to designate and issue additional series of preferred stock with dividend, liquidation, conversion, voting or other rights, including the right to issue convertible securities with no limitations on conversion, which could adversely affect the voting power or other rights of the holders of our common stock, substantially dilute a common stockholder’s interest and depress the price of our common stock.

No shares of the Series B Preferred Stock, the Series C Preferred Stock or the Junior Preferred Stock are outstanding. Due to the terms of the Series C Preferred Stock, no additional shares of Series C Preferred Stock can be issued.

Series B Preferred Stock

Our Certificate of Incorporation authorizes the issuance of 10,000 shares of Series B Preferred Stock, none of which are outstanding and 6,411 of which have been converted to common stock and therefore are not reissuable.

Voting Rights

Each holder of Series B Preferred Stock is entitled to the number of votes equal to the number of whole shares of common stock into which the shares of Series Preferred Stock held by such holder is then convertible (as adjusted from time to time pursuant to our Certificate of Incorporation) with respect to any and all matters presented to the stockholders for their action or consideration. Except as provided by law, holders of Series B Preferred Stock vote together with the holders of common stock as a single class.

Dividends and Liquidation Rights

The holders of the Series B Preferred Stock are entitled to a dividend of 8% per annum, payable annually in shares of Series B Preferred Stock. In addition, when and if our Board of Directors shall declare a dividend payable with respect to the then outstanding shares of common stock, the holders of the Series B Preferred Stock are entitled to the amount of dividends per share as would be payable on the largest number of whole shares of common stock into which each share of Series B Preferred Stock could then be converted.

In the event of liquidation, dissolution or winding up of the Company, the holders of Series B Preferred Stock then outstanding will be entitled to be paid an amount equal to $1,000 per share (subject to adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares pursuant to our Certificate of Incorporation), plus any dividends declared but unpaid thereon before any payment is made to the holders of common stock, Junior Preferred Stock or any other class or series of stock ranking on liquidation junior to the Series B Preferred Stock. After the holders of the Series B Preferred Stock have been paid in full, the remaining assets of the Company will be distributed to the holders of Junior Preferred Stock and common stock, subject to the preferences of the Junior Preferred Stock.

Conversion, Redemption and Other Rights

Each share of Series B Preferred Stock is convertible into 1.333 shares of common stock. The conversion ratio is subject to an adjustment upon the issuance of additional shares of common stock for a price below the closing price of the common stock and equitable adjustment for stock splits, dividends, combinations, reorganizations and similar events.

Subject to certain conditions, after the second anniversary of the issuance of the Series B Preferred Stock, the Company will have the right, but not the obligation, to redeem the then-outstanding shares of Series B Preferred Stock for cash in an amount calculated pursuant to the terms of our Certificate of Incorporation.

Junior Preferred Stock

Voting Rights

The holders of the Junior Preferred Stock will have 10,000 votes per share of Junior Preferred Stock on all matters submitted to a vote of our stockholders, including the election of directors.

Dividends and Liquidation Rights

If our Board of Directors declares or pays dividends on common stock, the holders of the Junior Preferred Stock would be entitled to receive a per share dividend payment of 10,000 times the dividend declared per share of common stock. In the event we make a distribution on the common stock, the holders of the Junior Preferred Stock will be entitled to a per share distribution, in like kind, of 10,000 times such distribution made per share of common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of Junior Preferred Stock will be entitled to receive 10,000 times the amount received per share of common stock. These rights are protected by customary anti-dilution provisions.

Upon any liquidation, dissolution or winding up, no distribution may be made to the holders of shares of stock ranking junior to the Junior Preferred Stock unless the holders of the Junior Preferred Stock have received the greater of (i) $37.00 per one one-thousandth share plus an amount equal to accrued and unpaid dividends and distributions thereon, and (ii) an amount equal to 10,000 times the aggregate amount to be distributed per share to holders of common stock. Further, no distribution may be made to the holders of stock ranking on a parity upon liquidation, dissolution or winding up with the Junior Preferred Stock, unless distributions are made ratably on the Junior Preferred Stock and all other shares of such parity stock in proportion to the total amounts to which the holders of the Junior Preferred Stock are entitled above and to which the holders of such parity shares are entitled.

Anti-Takeover Provisions

Provisions in our Certificate of Incorporation and Bylaws may discourage certain types of transactions involving an actual or potential change of control of our company which might be beneficial to us or our security holders.

As noted above, our Certificate of Incorporation permits our Board of Directors to issue shares of any class or series of preferred stock in the future without stockholder approval and upon such terms as our Board of Directors may determine. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any class or series of preferred stock that may be issued in the future.

Our Bylaws generally provide that any board vacancy, including a vacancy resulting from an increase in the authorized number of directors, may be filled by a majority of the directors, even if less than a quorum.

Additionally, our Bylaws provide that stockholders must provide timely notice in writing to bring business before an annual meeting of shareholders or to nominate candidates for election as directors at an annual meeting of shareholders. Notice for an annual meeting is timely if our secretary receives the written notice not less than 45 days and no more than 75 days prior to the anniversary of the date that we mailed proxy materials for the preceding year’s annual meeting. However, if the date of the annual meeting is advanced more than thirty (30) days prior to, or delayed by more than thirty (30) days after, the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be delivered not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such annual meeting is first made. Our Bylaws also specify the form and content of a shareholder’s notice. These provisions may prevent shareholders from bringing matters before an annual meeting of shareholders or from making nominations for directors at an annual meeting of shareholders.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”) regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

1.	prior to the date of the transaction, our Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
2.	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, calculated as provided under Section 203; or
3.	at or subsequent to the date of the transaction, the business combination is approved by our Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our Board of Directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Forum Selection Provisions

As permitted by the DGCL, our Bylaws require, to the fullest extent permitted by law, unless we consent in writing to the selection of an alternative forum, that the Court of Chancery of the State of Delaware, shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the company, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, other employee or stockholder of the company to the company or the our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our Certificate of Incorporation or our Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine.

Further, our Bylaws provided that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the U.S. of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Exclusions or Limitations to Forum Selection Provisions

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Accordingly, the exclusive forum provisions in our Bylaws do not apply to claims arising under the Exchange Act. The forum selection provisions, however, are intended to apply to the fullest extent permitted by law, including to actions or claims arising under the Securities Act. However, it is possible that a court could find our forum selection provisions to be inapplicable or unenforceable with respect to actions or claims arising under the Securities Act. Even if a court accepts that our forum selection provisions apply to actions or claims arising under the Securities Act, our stockholders shall not be deemed to have waived compliance with the federal securities laws and the rules and regulations thereunder.

Transfer Agent

The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC. Its address is 6201 15th Avenue, Brooklyn, NY 11219 and its telephone number is (718) 921-8200.

Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “SNGX.”

DESCRIPTION OF SECURITIES WE ARE OFFERING

Common Stock

The material terms and provisions of our common stock are described under the section titled “Description of Capital Stock” beginning on page 98.

Pre-Funded Warrants

The following summary of certain terms and conditions of the pre-funded warrants is not complete and is subject to, and qualified in its entirety by, the provisions of pre-funded warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of pre-funded warrant for a complete description of the terms and conditions of the pre-funded warrants.

General

The term “pre-funded” refers to the fact that the purchase price of the pre-funded warrants in this offering includes almost the entire exercise price that will be paid under the pre-funded warrants, except for a nominal remaining exercise price of $0.001. The purpose of the pre-funded warrants is to enable investors that may have restrictions on their ability to beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of our outstanding common stock following the consummation of this offering the opportunity to invest capital into the Company without triggering their ownership restrictions, by receiving pre-funded warrants in lieu of shares of our common stock which would result in such ownership of more than 4.99% (or, at the election of the holder, 9.99%), and receiving the ability to exercise their option to purchase the shares underlying the pre-funded warrants at a nominal price at a later date.

Form

The pre-funded warrants will be issued as individual warrant agreements to the investors. You should review the form of pre-funded warrant, filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the pre-funded warrants.

Exercisability

The pre-funded warrants are exercisable at any time after their original issuance. The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full in immediately available funds for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as described below). A holder (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s pre-funded warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants. Purchasers of pre-funded warrants in this offering may also elect prior to the issuance of the pre-funded warrants to have the initial exercise limitation set at 9.99% of our outstanding common stock. No fractional shares of common stock will be issued in connection with the exercise of a pre-funded warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Duration and Exercise Price

The exercise price per whole share of our common stock purchasable upon the exercise of the pre- funded warrants is $0.001 per share of common stock. The pre-funded warrants will be immediately exercisable and may be exercised at any time until the pre-funded warrants are exercised in full. The exercise price of the pre-funded warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Cashless Exercise

If, at any time after the issuance of the pre-funded warrants, the holder exercises its pre-funded warrants and a registration statement registering the issuance of the shares of common stock underlying the pre-funded warrants under the Securities Act is not then effective or available (or a prospectus is not available for the resale of shares of common stock underlying the pre-funded warrants), then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder shall instead receive upon such exercise (either in whole or in part) only the net number of shares of common stock determined according to a formula set forth in the pre-funded warrants. Notwithstanding anything to the contrary, in the event we do not have or maintain an effective registration statement, there are no circumstances that would require us to make any cash payments or net cash settle the pre-funded warrants to the holders.

Transferability

Subject to applicable laws, the pre-funded warrants may be offered for sale, sold, transferred or assigned at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.

Exchange Listing

There is no established trading market for the pre-funded warrants and we do not plan on applying to list the pre-funded warrants on The Nasdaq Capital Market any other national securities exchange or any other nationally recognized trading system.

Fundamental Transactions

In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction without regard to any limitations on exercise contained in the pre-funded warrants.

Rights as a Stockholder

Except by virtue of such holder’s ownership of shares of our common stock, the holder of a pre-funded warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the pre-funded warrant.

Common Warrants

The following summary of certain terms and provisions of the common warrants is not complete and is subject to, and qualified in its entirety by, the provisions of the common warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of common warrant for a complete description of the terms and conditions of the common warrants.

Form

The common warrants will be issued as individual warrant agreements to the investors. You should review the form of common warrant, filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the common warrants.

Exercisability

The common warrants are exercisable upon issuance. The common warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full in immediately available funds for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as described below). No fractional shares of common stock will be issued in connection with the exercise of common warrants. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Duration and Exercise Price

The assumed exercise price per whole share of our common stock purchasable upon the exercise of the common warrants is $2.75 per share (assuming an exercise price equal to the last reported sale price of our common stock on The Nasdaq Capital Market on September 15, 2025, which was $2.75 per share) of common stock. The common warrants have a five-year term. The exercise price of the common warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Cashless Exercise

If the holder exercises its common warrants and a registration statement registering the issuance of the shares of common stock underlying the common warrants under the Securities Act is not then effective or available (or a prospectus is not available for the resale of shares of common stock underlying the common warrants), then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder shall instead receive upon such exercise (either in whole or in part) only the net number of shares of common stock determined according to a formula set forth in the common warrants. Notwithstanding anything to the contrary, in the event we do not have or maintain an effective registration statement, there are no circumstances that would require us to make any cash payments or net cash settle the common warrants to the holders.

Transferability

Subject to applicable laws, the common warrants may be offered for sale, sold, transferred or assigned at the option of the holder upon surrender of the common warrant to us together with the appropriate instruments of transfer.

Exchange Listing

There is no established trading market for the common warrants and we do not plan on applying to list the common warrants on any national securities exchange or nationally recognized trading system.

Fundamental Transactions

In the event of a fundamental transaction, as described in the common warrants, and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the common warrants will be entitled to receive, upon exercise of the common warrants, the kind and amount of securities, cash or other property that the holders would have received had they exercised the common warrants immediately prior to such fundamental transaction without regard to any limitations on exercise contained in the common warrants.

Rights as a Stockholder

Except by virtue of such holder’s ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the common warrant.

Amendment to Certain Outstanding Common Warrants

In connection with the offering pursuant to this prospectus, we may amend the terms of up to 1,467,581 issued and outstanding warrants to reduce the exercise price of such warrants to: (i) equal the exercise price of the common warrants sold in this offering; and (ii) extend the term during which the such warrants could remain exercisable to the term of the common warrants sold in this offering.

PLAN OF DISTRIBUTION

The Placement Agent has agreed to act as our exclusive placement agent in connection with this offering subject to the terms and conditions of the placement agent agreement dated         , 2025. The Placement Agent is not purchasing or selling any of the securities offered by this prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities, but has agreed to use its reasonable best efforts to arrange for the sale of all of the securities offered hereby. Therefore, we may not sell the entire amount of securities offered pursuant to this prospectus. We will enter into a securities purchase agreement directly with certain investors, at the investor’s option, who purchase our securities in this offering. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering.

We will deliver the securities being issued to the investors upon receipt of such investor’s funds for the purchase of the securities offered pursuant to this prospectus. We expect to deliver the securities being offered pursuant to this prospectus on or about         , 2025.

We have agreed to indemnify the Placement Agent and specified other persons against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the Placement Agent may be required to make in respect thereof.

Fees and Expenses

We have engaged the Placement Agent as our exclusive placement agent in connection with this offering. This offering is being conducted on a “best efforts” basis and the Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of securities. We have agreed to pay the Placement Agent a fee based on the aggregate proceeds as set forth in the table below:

Per Share of
	Common	Per Pre-Funded
	Stock and	Warrant and
	Accompanying	Accompanying
	Warrant	Warrant	Total
Public offering price	$—	$—	$—
Placement Agent fees(1)	$—	$—	$—
Proceeds to us, before expenses(2)	$—	$—	$—
(1)	We have agreed to pay the Placement Agent a cash placement commission equal to 6.5% of the aggregate proceeds from the sale of the shares of common stock, common warrants and pre-funded warrants sold in this offering; provided, however, in the case of certain identified investors, the Placement Agent fee will be 3.0% of the aggregate proceeds in this offering and in the case of aggregate proceeds received, if any, from our directors and officers, we will not pay any Placement Agent fee. We have also agreed to reimburse the Placement Agent for certain expenses incurred in connection with this offering.
(2)	The amount of the offering proceeds to us presented in this table does not give effect to any exercise of the pre-funded warrants or common warrants being issued in this offering.

We have also agreed to reimburse the Placement Agent at closing (i) for legal and other expenses incurred by them in connection with the offering in an aggregate amount up to $75,000, and (ii) non- accountable expenses payable to the Placement Agent of up to $15,000. We estimate the total expenses payable by us for this offering, excluding the Placement Agent fees and expenses, will be approximately $180,000.

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the shares sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the Placement Agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares by the Placement Agent acting as principal. Under these rules and regulations, the Placement Agent:

●	may not engage in any stabilization activity in connection with our securities; and

●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Listing

Our common stock is listed on The Nasdaq Capital Market under the trading symbol “SNGX.” We do not plan to list the pre-funded warrants or the common warrants on the Nasdaq Capital Market or any other securities exchange or trading market.

Lock-Up Agreements

Our directors and officers have entered into lock-up agreements. Under these agreements, these individuals agreed, subject to specified exceptions, not to sell or transfer any shares of common stock or securities convertible into, or exchangeable or exercisable for, common stock during a period ending 30 days after the completion of this offering, without first obtaining the written consent of the Placement Agent. Specifically, these individuals agreed, in part, subject to certain exceptions, not to:

●	offer for sale, sell, pledge, or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) any shares of common stock or securities convertible into or exercisable or exchangeable for common stock;
●	enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of common stock; or
●	make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any of our securities.

No Sales of Similar Securities

We have agreed, subject to certain exceptions, not to issue, enter into any agreement to issue or announce the issuance or proposed issuance of, any shares of common stock (or securities convertible into or exercisable for common stock) or, subject to certain exceptions, file any registration statement, including any amendments or supplements thereto (other than the prospectus supplement, registration statement or amendment to the registration statement relating to the securities offered hereunder and a registration statement on Form S-8), until 30 days after the completion of this offering. We have also agreed not to enter into a variable rate transaction (as defined in the securities purchase agreement) for one year after the completion of this offering, other than the issuance of shares of our common stock in an “at the market” offering, including, pursuant to that certain At Market Issuance Sales Agreement by and among the Company and the Placement Agent dated August 16, 2024, following 30 days from the closing of this offering.

Discretionary Accounts

The Placement Agent does not intend to confirm sales of the securities offered hereby to any accounts over which it has discretionary authority.

Transfer Agent and Registrar

We have appointed Equiniti Trust Company LLC as the transfer agent and registrar for our common stock.

Other Activities and Relationships

The Placement Agent and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Placement Agent and certain of its affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the Placement Agent and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the Placement Agent or its affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The Placement Agent and its affiliates may hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common stock offered hereby. Any such short positions could adversely affect future trading prices of the common stock offered hereby. The Placement Agent and certain of its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The foregoing does not purport to be a complete statement of the terms and conditions of the placement agent agreement or the securities purchase agreement, copies of which are attached to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

LEGAL MATTERS

The validity of the securities being offered will be passed upon for us by Duane Morris LLP, Boca Raton, Florida. The Placement Agent is being represented by Sullivan & Worcester LLP, New York, New York in connection with this offering.

EXPERTS

The consolidated balance sheets of Soligenix, Inc. and subsidiaries as of December 31, 2024 and 2023, and the related consolidated statements of operations, comprehensive loss, changes in shareholders’ equity (deficit), and cash flows for the years then ended, have been audited by Cherry Bekaert LLP, independent registered public accounting firm, as stated in their report, which is included herein, which report includes an explanatory paragraph about the existence of substantial doubt concerning our ability to continue as a going concern. Such financial statements have been included herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act for the shares of common stock, pre-funded warrants and accompanying common warrants being offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement and the exhibits. For further information about us and the common stock, pre-funded warrants and accompanying common warrants being offered by this prospectus, you should refer to the registration statement and its exhibits. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. Additionally, we file annual, quarterly and current reports, proxy statements and other information with the SEC.

The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us, at http://www.sec.gov. We make available, free of charge, on our website at www.soligenix.com, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports and statements as soon as reasonably practicable after they are filed with the SEC. The contents of our and the SEC’s websites are not part of this prospectus, and the reference to our and the SEC’s websites do not constitute incorporation by reference into this prospectus of the information contained at those sites.

SOLIGENIX, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

SOLIGENIX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2025	2024
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,097,670	$7,819,514
Deferred issuance cost	31,682	103,847
Prepaid expenses and other current assets	191,100	905,269
Total current assets	5,320,452	8,828,630
Security deposit	22,777	22,777
Office furniture and equipment, net	8,114	6,113
Right-of-use lease assets	409,304	108,963
Total assets	$5,760,647	$8,966,483

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$649,955	$667,896
Accrued expenses	2,783,149	2,359,339
Accrued compensation	87,189	336,442
Lease liabilities, current	108,814	111,862
Convertible debt	—	1,372,873
Total current liabilities	3,629,107	4,848,412
Non-current liabilities:
Lease liabilities, net of current portion	302,589	—
Total liabilities	3,931,696	4,848,412

Commitments and contingencies (Note 6)

Shareholders’ equity:
Preferred stock, 350,000 shares authorized; none issued or outstanding at June 30, 2025 and December 31, 2024, respectively	—	—
Common stock, $.001 par value; 75,000,000 shares authorized; 3,504,950 and 2,514,499 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	3,505	2,514
Additional paid-in capital	241,403,653	238,040,520
Accumulated other comprehensive income	45,789	45,789
Accumulated deficit	(239,623,996)	(233,970,752)
Total shareholders’ equity	1,828,951	4,118,071
Total liabilities and shareholders’ equity	$5,760,647	$8,966,483

The accompanying notes are an integral part of these condensed consolidated financial statements.

SOLIGENIX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three and Six Months Ended June 30, 2025 and 2024

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Revenues:
Grant revenue	$—	$2,342	$—	$119,371
Total revenues	—	2,342	—	119,371
Cost of revenues	—	(2,342)	—	(119,371)
Gross profit	—	—	—	—
Operating expenses:
Research and development	1,677,014	501,158	3,618,694	1,596,198
General and administrative	1,086,865	1,243,517	2,171,693	2,265,568
Total operating expenses	2,763,879	1,744,675	5,790,387	3,861,766
Loss from operations	(2,763,879)	(1,744,675)	(5,790,387)	(3,861,766)
Other income (expense):
Foreign currency transaction (loss) gain	(8,045)	473	(8,833)	1,682
Interest income, net	69,823	35,925	145,851	64,767
Research and development incentives	—	(31,819)	—	(25,488)
Other income	125	43	125	43
Change in fair value of convertible debt	—	95,551	—	260,933
Total other income	61,903	100,173	137,143	301,937
Net loss applicable to common stockholders	$(2,701,976)	$(1,644,502)	$(5,653,244)	$(3,559,829)
Basic and diluted net loss per share	$(0.82)	$(1.31)	$(1.79)	$(3.71)
Basic and diluted weighted average common shares outstanding	3,278,677	1,258,985	3,164,784	958,341

The accompanying notes are an integral part of these condensed consolidated financial statements.

SOLIGENIX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

For the Three and Six Months Ended June 30, 2025 and 2024

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Net loss	$(2,701,976)	$(1,644,502)	$(5,653,244)	$(3,559,829)
Other comprehensive income (loss):
Foreign currency translation adjustments	—	3,456	—	5,356
Comprehensive loss	$(2,701,976)	$(1,641,046)	$(5,653,244)	$(3,554,473)

The accompanying notes are an integral part of these condensed consolidated financial statements.

SOLIGENIX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the Six Months Ended June 30, 2025 and 2024

(Unaudited)

				Accumulated
			Additional	Other
	Common Stock		Paid-In	Comprehensive	Accumulated
	Shares	Par Value	Capital	Income (Loss)	Deficit	Total
Balance, December 31, 2024	2,514,499	$2,514	$238,040,520	$45,789	$(233,970,752)	$4,118,071
Issuance of common stock pursuant to At Market Issuance Sales Agreement	978,105	979	3,242,198	—	—	3,243,177
Issuance costs associated with sales of common stock pursuant to At Market Issuance Sales Agreement	—	—	(72,165)	—	—	(72,165)
Issuance of common stock to vendors	12,346	12	29,988		—	30,000
Share-based compensation expense	—	—	163,112	—	—	163,112
Net loss	—	—	—	—	(5,653,244)	(5,653,244)
Balance, June 30, 2025	3,504,950	$3,505	$241,403,653	$45,789	$(239,623,996)	$1,828,951

				Accumulated
			Additional	Other
	Common Stock		Paid-In	Comprehensive	Accumulated
	Shares	Par Value	Capital	Income (Loss)	Deficit	Total
Balance, December 31, 2023	648,761	$649	$228,203,706	$22,243	$(225,704,176)	$2,522,422
Issuance of common stock in reverse stock split	114,735	115	(115)	—	—	—
Issuance of common stock in public offering	204,694	205	4,741,195	—	—	4,741,400
Costs associated with issuance of common stock	—	—	(625,065)	—	—	(625,065)
Issuance of common stock associated with conversion of debt	36,790	36	254,220	—	—	254,256
Issuance of common stock upon exercise of pre-funded warrants	537,500	537	8,063	—	—	8,600
Share-based compensation expense	—	—	117,636	—	—	117,636
Foreign currency translation adjustment	—	—	—	5,356	—	5,356
Net loss	—	—	—	—	(3,559,829)	(3,559,829)
Balance, June 30, 2024	1,542,480	$1,542	$232,699,640	$27,599	$(229,264,005)	$3,464,776

The accompanying notes are an integral part of these condensed consolidated financial statements.

SOLIGENIX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the Three Months Ended June 30, 2025 and 2024

(Unaudited)

				Accumulated
			Additional	Other
	Common Stock		Paid–In	Comprehensive	Accumulated
	Shares	Par Value	Capital	Income	Deficit	Total
Balance, March 31, 2025	3,183,992	$3,183	$240,770,981	$45,789	$(236,922,020)	$3,897,933
Issuance of common stock pursuant to At Market Issuance Sales Agreement	320,958	322	545,313	—	—	545,635
Issuance costs associated with sales of common stock pursuant to At Market Issuance Sales Agreement	—	—	(12,154)	—	—	(12,154)
Share-based compensation expense	—	—	99,513	—	—	99,513
Net loss	—	—	—	—	(2,701,976)	(2,701,976)
Balance, June 30, 2025	3,504,950	$3,505	$241,403,653	$45,789	$(239,623,996)	$1,828,951

				Accumulated
			Additional	Other
	Common Stock		Paid–In	Comprehensive	Accumulated
	Shares	Par Value	Capital	Income	Deficit	Total
Balance, March 31, 2024	657,900	$658	$228,363,074	$24,143	$(227,619,503)	$768,372
Issuance of common stock in reverse stock split	114,735	115	(115)	—	—	—
Issuance of common stock in public offering	204,694	205	4,741,195	—	—	4,741,400
Costs associated with issuance of common stock	—	—	(625,065)	—	—	(625,065)
Issuance of common stock upon exercise of pre-funded warrants	537,500	537	8,063	—	—	8,600
Issuance of common stock associated with conversion of debt	27,651	27	154,813	—	—	154,840
Share-based compensation expense	—	—	57,675	—	—	57,675
Foreign currency translation adjustment	—	—	—	3,456	—	3,456
Net loss	—	—	—	—	(1,644,502)	(1,644,502)
Balance, June 30, 2024	1,542,480	$1,542	$232,699,640	$27,599	$(229,264,005)	$3,464,776

The accompanying notes are an integral part of these condensed consolidated financial statements.

SOLIGENIX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Six Months Ended June 30, 2025 and 2024

(Unaudited)

	2025	2024
Operating activities:
Net loss	$(5,653,244)	$(3,559,829)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization and depreciation	1,311	3,176
Non-cash lease expense	60,263	59,155
Share-based compensation	163,112	117,636
Issuance of common stock to vendors for services	30,000	—
Change in fair value of convertible debt	—	(260,933)
Change in operating assets and liabilities:
Contracts and grants receivable	—	171,254
Prepaid expenses and other current assets	714,169	621,542
Research and development incentives receivable	—	48,994
Operating lease liability	(61,062)	(59,344)
Accounts payable and accrued expenses	405,869	(231,089)
Accrued compensation	(249,253)	(170,871)
Net cash flows from operating activities	(4,588,835)	(3,260,309)

Investing activities:
Purchases of office furniture and equipment	(3,313)	—
Net cash flows from investing activities	(3,313)	—

Financing activities:
Proceeds from issuance of common stock pursuant to At Market Issuance Sales Agreement	3,243,177	—
Proceeds from issuance of common stock and pre-funded warrants	—	4,741,400
Issuance costs associated with issuance of common stock	—	(524,226)
Proceeds from the exercise of warrants	—	8,600
Convertible debt repayments	(1,372,873)	—
Net cash flows from financing activities	1,870,304	4,225,774
Effect of exchange rate on cash and cash equivalents	—	916
Net increase (decrease) in cash and cash equivalents	(2,721,844)	966,381
Cash and cash equivalents at beginning of year	7,819,514	8,446,158
Cash and cash equivalents at end of year	$5,097,670	$9,412,539
Supplemental information:
Cash paid for state income taxes	$89,557	$33,665
Cash paid for interest	$35,044	$125,286
Cash paid for lease liabilities:
Operating lease	$69,750	$68,200
Non-cash investing and financing activities:
Pontifax conversion of portion of debt principal into common stock	$—	$254,256
Right-of-use assets obtained in exchange for lease liabilities	$360,604	$—
Deferred issuance cost reclassified to additional paid-in capital	$72,165	$—
Offering costs included in accounts payable	$—	$100,839

The accompanying notes are an integral part of these condensed consolidated financial statements.

SOLIGENIX, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1.Nature of Business

Basis of Presentation

Soligenix, Inc. (the “Company”) is a late-stage biopharmaceutical company focused on developing and commercializing products to treat rare diseases where there is an unmet medical need. The Company maintains two active business segments: Specialized BioTherapeutics and Public Health Solutions.

The Company’s Specialized BioTherapeutics business segment is developing and moving toward potential commercialization of HyBryte™ (a proposed proprietary name of SGX301 or synthetic hypericin sodium), a novel photodynamic therapy utilizing topical synthetic hypericin activated with safe visible light for the treatment of cutaneous T-cell lymphoma (“CTCL”). With successful completion of the first Phase 3 FLASH (Fluorescent Light Activated Synthetic Hypericin) study and agreement from the European Medicines Agency (“EMA”) on the key design components of a confirmatory Phase 3 placebo-controlled study evaluating the safety and efficacy of HyBryte™ in the treatment of CTCL patients with early-stage disease, the Company began patient enrollment during December 2024 for the second Phase 3 study, called “FLASH2” (Fluorescent Light Activated Synthetic Hypericin 2). The Company anticipates top-line results in the second half of 2026. Upon successful completion of the Phase 3 FLASH2 study, regulatory approval will be sought to support potential commercialization worldwide.

Development programs in this business segment also include expansion of synthetic hypericin into psoriasis (SGX302), and the Company’s first-in-class Innate Defense Regulator technology, dusquetide, for the treatment of inflammatory diseases, including oral mucositis in head and neck cancer (SGX942) and aphthous ulcers in Behçet’s Disease (“BD”) (SGX945).

The Company’s Public Health Solutions business segment includes development programs for (i) RiVax®, a ricin toxin vaccine candidate, (ii) SGX943, a therapeutic candidate for antibiotic resistant and emerging infectious disease, and (iii) various vaccine programs, including a program targeting filoviruses (such as Marburg and Ebola) and CiVax™, a vaccine candidate for the prevention of COVID-19 (caused by SARS-CoV-2). The development of the vaccine programs incorporates the use of the Company’s proprietary heat stabilization platform technology, known as ThermoVax®. To date, this business segment has been supported with government grant and contract funding from the National Institute of Allergy and Infectious Diseases (“NIAID”), the Biomedical Advanced Research and Development Authority, and the Defense Threat Reduction Agency.

The Company primarily generates revenues under government grants and contracts. The Company was awarded a subcontract that originally provided for approximately $1.1 million from a U.S. Food and Drug Administration (“FDA”) Orphan Products Development grant over four years for an expanded study of HyBryte™ in the treatment of CTCL. The Company will continue to apply for additional government funding.

The Company is subject to risks common to companies in the biotechnology industry including, but not limited to, development of new technological innovations, dependence on key personnel, protections of proprietary technology, compliance with the FDA regulations, and other regulatory authorities, litigation, and product liability.

Results for the three and six months ended June 30, 2025 are not necessarily indicative of results that may be expected for the full year.

Liquidity

The Company has evaluated whether conditions and events, considered in the aggregate, raise substantial doubt about its ability to continue as a going concern within one year after the date the condensed consolidated financial statements are issued. As of June 30, 2025, the Company had an accumulated deficit of $239,623,996 and working capital of $1,691,345. For the six months ended June 30, 2025, the Company incurred a net loss of $5,653,244 and used $4,588,835 of cash in operating activities. The Company expects to continue generating losses in the foreseeable future, and its liquidity needs will depend largely on budgeted operational expenditures related to the advancement of its product candidates.

Management believes that the Company has sufficient resources to support development activities, business operations, and meet its obligations through the first quarter of 2026. However, as of the date of filing this Quarterly Report on Form 10-Q, the Company does not have sufficient cash and cash equivalents to fund operations for at least 12 months following the issuance of these financial statements. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

To alleviate the conditions that raise substantial doubt about the Company’s ability to continue as a going concern, the Company’s plans, as of June 30, 2025, include securing:

●	additional capital, potentially through a combination of public or private equity offerings and strategic transactions, including potential alliances and drug product collaborations.
●	additional proceeds from government contract and grant programs.

●	additional proceeds from the sale of shares of the Company’s common stock via the At Market Issuance Sales Agreement (“AGP Sales Agreement”) with A.G.P./Alliance Global Partners (“AGP”). The Company sold the remaining capacity of its At-The-Market (“ATM”) facility as of July 1, 2025 under the prospectus supplement dated August 16, 2024. From July 1, 2025 through August 7, 2025, the Company issued 780,620 shares of common stock pursuant to its ATM facility at a weighted average price of $1.84 per share for total gross proceeds of approximately $1,439,300.

There is no assurance that the Company will be successful in securing sufficient financing on acceptable terms, if at all, to continue operations, enter into strategic transactions that provide the necessary capital, or implement other strategies to mitigate the substantial doubt about its ability to continue as a going concern. If these alternatives are unavailable or not secured on satisfactory terms, the Company will not have sufficient cash resources or liquidity to fund its operations for at least 12 months after the financial statements are issued. Failure to obtain adequate capital when needed may force the Company to delay, reduce, or eliminate business development efforts, negatively impacting its ability to achieve its objectives, remain competitive, and maintain its financial condition and operating results. On July 1, 2025, the Company sold 772,900 shares of common stock pursuant to its ATM facility for total gross proceeds of approximately $1,429,100 and in doing so, as of July 1, 2025 the Company has no further capacity on its ATM facility.

Additionally, macroeconomic and geopolitical uncertainties may further restrict access to capital, exacerbating liquidity challenges. Furthermore, concerns regarding the Company’s ability to continue as a going concern could negatively impact relationships with business partners, vendors, and other stakeholders.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business, and do not include any adjustments relating to recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company’s plans with respect to its liquidity management include, but are not limited to, the following:

●	The Company plans to submit additional contract and grant applications for further support of its programs with various funding agencies. However, there can be no assurance that the Company will obtain additional governmental grant funding.
●	The Company will continue to use equity instruments to provide a portion of the compensation due to vendors and collaboration partners and expects to continue to do so for the foreseeable future.
●	The Company will continue to pursue Net Operating Loss (“NOL”) sales in the state of New Jersey pursuant to its Technology Business Tax Certificate Transfer Program, if the program remains available.
●	The Company plans to pursue potential partnerships for pipeline programs as well as continue to explore merger and acquisition strategies. However, there can be no assurances that the Company can consummate such transactions.
●	The Company is currently evaluating additional equity/royalty/debt financing opportunities on an ongoing basis and may execute them when appropriate. However, there can be no assurances that the Company can consummate such a transaction, or consummate a transaction at favorable pricing.

Business Strategy Overview

Management’s business strategy can be outlined as follows:

●	Following agreement from the EMA on the key design components for the second confirmatory Phase 3 placebo-controlled FLASH2 clinical trial of HyBryte™ in CTCL and positive primary endpoint results from the first Phase 3 FLASH study, continue enrollment and execution of the FLASH2 study, while at the same time, continuing discussions with the FDA on potential modifications to the development path to adequately address their feedback.
●	Expand development of synthetic hypericin under the research name SGX302 into psoriasis with the conduct of a Phase 2a clinical trial, following the positive Phase 3 FLASH study and positive proof-of-concept demonstrated in a small Phase 1/2 pilot study in mild-to-moderate psoriasis patients.
●	Following feedback from the United Kingdom (“UK”) Medicines and Healthcare products Regulatory Agency (“MHRA”) that a second Phase 3 clinical trial of SGX942 (dusquetide) in the treatment in oral mucositis would be required to support a marketing authorization, design a second study and attempt to identify a potential partner(s) to continue this development program.
●	Expand development of dusquetide under the research name SGX945 into BD by conducting a Phase 2a clinical trial, where previous studies with dusquetide in oral mucositis have validated the biologic activity in aphthous ulcers induced by chemotherapy and radiation.
●	Continue development of the Company’s heat stabilization platform technology, ThermoVax®, in combination with its programs for RiVax® (ricin toxin vaccine), and filovirus vaccines (targeting Ebola, Sudan, and Marburg viruses and multivalent combinations), with United States (“U.S.”) government or non-governmental organization funding support.
●	Continue to apply for and secure additional government funding for the Specialized BioTherapeutics and Public Health Solutions programs through grants, contracts and/or procurements.
●	Pursue business development opportunities for pipeline programs, as well as explore all strategic alternatives, including but not limited to merger/acquisition strategies.
●	Acquire or in-license new clinical-stage compounds for development, as well as evaluate new indications with existing pipeline compounds for development.

Note 2.Summary of Significant Accounting Policies

Principles of Consolidation

The condensed consolidated financial statements include Soligenix, Inc., and its wholly and majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated as a result of consolidation.

Operating Segments

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated on a regular basis by the chief operating decision maker (“CODM”), which is the Company’s Chief Executive Officer, in deciding how to allocate resources to an individual segment and in assessing the performance of the segment. The Company divides its operations into two operating segments: Specialized BioTherapeutics and Public Health Solutions.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

Impairment of Long-Lived Assets

Office furniture and equipment and right of use assets with finite lives are evaluated and reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

The Company did not record any impairment of long-lived assets for the three and six months ended June 30, 2025 and 2024.

Fair Value of Financial Instruments

Fair Value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Disclosures about the fair value of financial instruments are based on pertinent information available to the Company on June 30, 2025. Accordingly, the estimates presented in these financial statements are not necessarily indicative of the amounts that could be realized on disposition of the financial instruments.

Fair Value valuation techniques include a three level hierarchy based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).

The three levels of the fair value hierarchy are as follows:

●	Level 1 — Quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.
●	Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 includes financial instruments that are valued using models or other valuation methodologies. These models consider various assumptions, including volatility factors, current market prices and contractual prices for the underlying financial instruments. Substantially all of these assumptions are observable in the marketplace, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace.
●	Level 3 — Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

The carrying amounts reported in the condensed consolidated balance sheet for cash and cash equivalents, contracts and grants receivable, accounts payable, accrued expenses, and accrued compensation approximate their fair value based on the short-term maturity of these instruments.

Deferred Issuance Costs

The Company capitalizes certain legal, professional accounting and other third-party fees that are directly associated with in-process equity financings as deferred issuance costs until such financings are consummated. After consummation of the equity financing, these costs are recorded in shareholders’ equity as a reduction of additional paid-in capital generated as a result of the issuance.

Research and Development Costs

Research and development costs are charged to expense when incurred in accordance with applicable accounting guidance. Research and development includes costs such as clinical trial expenses, contracted research and license agreement fees with no alternative future use, supplies and materials, salaries, share-based compensation, employee benefits, equipment depreciation and allocation of various corporate costs.

Share-Based Compensation

Stock options are issued with an exercise price equal to the market price on the date of grant. Stock options issued to directors upon re-election vest quarterly for a period of one year (new director issuances are fully vested upon issuance). Stock options issued to employees generally vest 25% on the grant date, then 25% each subsequent year for a period of three years. These options have a ten-year life for as long as the individuals remain employees or directors. In general, when an employee or director terminates their position, the options will expire within three months, unless otherwise extended by the Board.

From time to time, the Company issues restricted shares of common stock to vendors and consultants as compensation for services performed under the Company’s 2025 Equity Incentive Plan (the “2025 Plan”) and 2015 Equity Incentive Plan (the “2015 Plan”). The 2025 Plan and 2015 Plan provide for the grant of stock options, restricted stock, deferred stock and unrestricted stock to the Company’s employees and non-employees (including consultants). The shares issued under the 2025 Plan and the 2015 Plan are registered on Form S-8. Stock compensation expense for equity-classified awards to non-employees is measured on the date of grant and is recognized when the services are performed.

The fair value of options issued during the six months ended June 30, 2025 and 2024 was estimated using the Black-Scholes option-pricing model and the following assumptions:

●	a dividend yield of 0%;
●	an expected life of 6 years;
●	volatility of 116% for 2025 and 108% for 2024; and
●	risk free interest rates of 4.06% for 2025 and 4.76% for 2024.

The fair value of each option grant made during the six months ended June 30, 2025 and 2024 was estimated on the date of each grant and recognized as share-based compensation expense ratably over the option vesting periods, which approximates the requisite service period.

Foreign Currency Transactions and Translation

The Company’s UK Subsidiary’s functional currency, the British Pound, is translated into the U.S. Dollar for reporting purposes during consolidation, with related translation adjustments reported as a cumulative translation adjustment, which is a component of accumulated other comprehensive income. The Company recognizes foreign currency related transaction gains or losses as a component of net loss when incurred. Such transaction related foreign currency gains or losses were de minimus for the three and six months ended June 30, 2025 and 2024, respectively.

Loss Per Share

Basic earnings per share (“EPS”) is computed by dividing loss applicable to common stockholders by the weighted-average number of common shares outstanding for the period.

The following table summarizes outstanding instruments which were not included in the computation of diluted EPS as to do so would have been antidilutive:

	As of June 30,
	2025	2024
Common stock purchase warrants	1,467,581	1,150,834
Stock options	300,467	56,699
Convertible debt	—	100,947
Total	1,768,048	1,308,480

Use of Estimates and Assumptions

The preparation of financial statements requires management to make estimates and assumptions such as the fair value of warrants and stock options and to accrue for clinical trials in process that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

Correction of an Estimate

During the three months ended June 30, 2025, the Company identified an error in amounts previously reported in its Quarterly Report on Form 10-Q for the three-month period ended March 31, 2025, regarding an estimate for the accrual of certain research and development costs and the related expense. During the three months ended June 30, 2025, upon further discussion with the Company’s third-party manufacturer in connection with its accounting policies and procedures in place, the Company determined that during the three months ended March 31, 2025, the Company’s estimate and related accrual with respect to certain costs of product development had been recognized in advance of the point in time at which the Company received the benefit from and incurred the related obligation. Such costs totaled approximately $285,000 as of March 31, 2025.

The following table summarizes the impact of the correction on the Company’s condensed consolidated balance sheet as of March 31, 2025 and the condensed consolidated statement of operations for the three months ended March 31, 2025. The accompanying results of operations for the three and six-month periods ended June 30, 2025, appropriately reflect the accrual, timing and recognition of costs related to product development.

	Impact of correction of error
	As previously reported	Adjustments	As restated
As of March 31, 2025: (unaudited)
Accrued expenses	$3,404,332	$(285,495)	$3,118,837
Total liabilities	$4,133,682	$(285,495)	$3,848,187
Total liabilities and shareholder’s equity	$7,746,120	$—	$7,746,120
For the three months ended March 31, 2025: (unaudited)
Research and development expenses	$2,227,175	$(285,495)	$1,941,680
Total operating expenses	$3,312,003	$(285,495)	$3,026,508
Loss from operations	$(3,312,003)	$285,495	$(3,026,508)
Net loss applicable to common stockholders	$(3,236,763)	$285,495	$(2,951,268)
Basic and diluted net loss per share	$(1.06)	$0.09	$(0.97)

Note 3.Accrued Expenses

The following is a summary of the Company’s accrued expenses:

	June 30,	December 31,
	2025	2024
Clinical trial expenses	$1,730,818	$1,135,542
Other	1,052,331	1,223,797
Total	$2,783,149	$2,359,339

Note 4.Debt

In December 2020, the Company entered into a $20 million convertible debt financing agreement with Pontifax (the “Loan Agreement”). Under the terms of the Loan Agreement, the Company had access to up to $20 million in convertible debt financing which accrued interest at a rate of 8.47% on borrowed amounts and an interest rate of 1% on amounts available but not borrowed as an unused line of credit fee. Payments of interest only were due for the first two years and thereafter, the outstanding principal was to be repaid in quarterly installments, as defined.

Upon the closing of this transaction, the Company borrowed an initial amount of $10 million and made no further borrowings through the term of the agreement.

In April 2023, the Company entered into an amendment to the Loan Agreement (the “2023 Amendment”). The 2023 Amendment called for the immediate payment of $5 million of the outstanding principal balance and any accrued interest, waived any prepayment charge in connection with the repayment of this amount and resulted in an outstanding principal balance of $3 million. The 2023 Amendment adjusted certain payment provisions, and provided for an adjustment to the conversion price provisions with respect to the remaining principal amount to (i) 90% of the closing price of the Company’s common stock on the day before the delivery of a conversion notice with respect to the first 36,790 shares of the Company’s common stock issuable upon conversion and to (ii) $27.20 with respect to all shares of the Company’s common stock issuable upon conversion thereafter.

The 2023 Amendment resulted in the extinguishment of the original convertible debt for accounting purposes. The Company elected to account for the amended convertible debt using the fair value option. As a result, the Company recognized $260,933 of other income from the change in the fair value of the convertible debt in the accompanying condensed consolidated statements of operations during the six months ended June 30, 2024. The fair value of the convertible debt was estimated using the Monte Carlo valuation method.

During the six months ended June 30, 2024, Pontifax delivered notices of conversion to the Company electing to convert a portion of the then outstanding principal balance into shares of the Company’s common stock. Accordingly, the Company issued 36,790 shares of the Company’s common stock resulting in a reduction of the outstanding principal balance totaling $254,256.

In October 2024, the Company entered into an amendment (the “2024 Amendment”) to the Loan Agreement, as amended. The 2024 Amendment reduced the conversion price with respect to the remaining principal amount outstanding to (i) $3.81 for the first 501,648 shares of the Company’s common stock issuable upon conversion and (ii) $4.23 with respect to all shares of the Company’s common stock issuable upon conversion thereafter. The remaining terms of the agreement continued in effect with minimal, non-material modifications to those terms. Pursuant to applicable accounting standards, after the 2024 amendment, the Company elected not to account for the amended convertible debt under the fair value option. Accordingly, there was no further recognition for the impact of changes in fair value in the Company’s financial statements.

In February 2025, the Company fully repaid all outstanding obligations and terminated the Loan Agreement. As a result, all related liens and security interests securing the Company’s obligations were released. The Company did not incur any prepayment penalties for the early repayment.

Note 5.Shareholders’ Equity

Common Stock

Common stock transactions for the six months ended June 30, 2025 are as follows:

●	The Company issued a vendor 12,346 shares of common stock with a fair value of $2.43 per share.
●	The Company sold 978,105 shares of common stock pursuant to the AGP Sales Agreement at a weighted average price of $3.35 per share.

The issuance of the Company’s common stock to the vendor described above was exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended. The recipient is knowledgeable, sophisticated and experienced in making investment decisions of this kind and received adequate information about the Company or had adequate access to information about the Company. The vendor represented to the Company that the vendor is not a “consultant” for purposes of Nasdaq Listing Rule 5635(c). The issuance of the Company’s common stock pursuant to the AGP Sales Agreement described above was registered on a Registration Statement on Form S-3.

AGP At Market Issuance Sales Agreement

In August 2024, the Company entered into the AGP Sales Agreement to sell shares of the Company’s common stock from time to time, through the ATM program. In connection with the sale of shares via the ATM, the Company determines, among other things, the number of shares to be issued, the time period during which sales may be requested to be made, limitation on the number of shares that may be sold in any one trading day, and any minimum price below which sales may not be made. Pursuant to the terms, AGP is entitled to compensation for its services in an amount up to 3% of the gross proceeds from the sale of shares under the ATM. The Company has no obligation to sell any shares under the ATM, and may suspend solicitation and offers at any time. The ATM may be terminated by the Company or AGP upon notice, or at any time under certain circumstances, including but not limited to the occurrence of a material adverse change in the Company. The ATM will terminate upon the earliest of (a) December 15, 2026, (b) the sale of all of the shares of common stock subject to the ATM, (c) the termination of the AGP Sales Agreement as permitted therein, or (d) the mutual agreement of the parties.

The AGP Sales Agreement provided for the offer and sale of shares of common stock having an aggregate offering price of up to $5.8 million. As of July 1, 2025, the Company sold the remaining capacity of the ATM facility subject to the AGP Sales Agreement.

Note 6.Commitments and Contingencies

Contractual Obligations

The Company has commitments of approximately $230,000 as of June 30, 2025 over the next five years for several licensing agreements with partners and universities. Additionally, the Company is party to other agreements which include cash milestone payments, royalties and other fees payable, which are all contingent upon clinical or commercialization success. There can be no assurance that clinical or commercialization success will occur.

In May 2025, the Company entered into an amendment of its lease for office space, resulting in the recognition of right-of-use assets and lease liabilities during the six months ended June 30, 2025 totaling $360,604. Pursuant to the amendment, the lease has been extended through October 2028. The current rent is $11,625 per month through October 2026. It increases to $11,883 in November 2026 and to $12,142 in November 2027 where it remains until expiration.

In September 2014, the Company entered into an asset purchase agreement with Hy Biopharma Inc. (“Hy Biopharma”) pursuant to which the Company acquired certain intangible assets, properties and rights of Hy Biopharma related to the development of Hy BioPharma’s synthetic hypericin product. As consideration for the assets acquired, the Company paid $275,000 in cash and issued 771 shares of common stock with a fair value based on the Company’s stock price on the date of grant of $3.75 million. These amounts were charged to research and development expense during the third quarter of 2014 as the assets will be used in the Company’s research and development activities and do not have alternative future use.

In March 2020, the Company filed a prospectus supplement covering the offer and sale of up to 8,151 shares of its common stock which were issued to Hy Biopharma as payment for achieving a milestone: the Company determining the Phase 3 clinical trial of HyBryte™ to be successful in the treatment of CTCL. The number of shares of common stock issued to Hy Biopharma was calculated using an effective price of $614.40 per share, based upon a formula set forth in the purchase agreement.

Provided the sole remaining future success-oriented milestone of FDA approval is attained, the Company will be required to make an additional payment of $5 million, if and when achieved. Such payment will be payable in restricted securities of the Company provided such number of shares does not exceed 19.9% ownership of the Company’s outstanding stock. As of June 30, 2025, no other milestone or royalty payments have been paid or accrued.

In May 2025, the Company entered into an amendment to Dr. Schaber’s employment agreement to increase the number of shares of common stock, from 2,084 to 200,000, issuable to Dr. Schaber immediately prior to the completion of a transaction, or series or a combination of related transactions, negotiated by its Board of Directors whereby, directly or indirectly, a majority of its capital stock or a majority of its assets are transferred from the Company and/or its stockholders to a third party.

As a result of the above agreements, the Company has the following contractual obligations:

	Research and
Year	Development	Leases	Total
2025	$46,000	$69,750	$115,750
2026	46,000	140,017	186,017
2027	46,000	143,117	189,117
2028	46,000	121,416	167,416
2029	46,000	—	46,000
Total	$230,000	$474,300	$704,300

Note 7.Operating Segments

The Company operates in two reportable segments:

●	Specialized BioTherapeutics – Focuses on developing and commercializing products for orphan diseases and areas of unmet medical need in oncology and inflammation.
●	Public Health Solutions – Concentrates on vaccines and therapeutics for biodefense and infectious diseases.

The Company’s CODM evaluates segment performance and allocates resources primarily based on the ability of the Specialized BioTherapeutics segment to advance its product development pipeline through a combination of government grants and contracts as well as shareholder investment. This segment represents the Company’s primary focus and strategic priority.

In contrast, the Public Health Solutions segment is fully funded by government sources, with no investor capital used. The ability of this segment to secure government grants and contracts is a key determinant of its sustainability and its contribution to the Company’s overall financial position. Funding from Public Health Solutions enables the Company to cover employee salaries, allocate funds to certain overhead costs such as rent and utilities, and supplement working capital.

Secondary to this, the CODM considers Adjusted Loss from Operations, which excludes non-cash share-based compensation and depreciation/amortization from operating expenses (R&D and G&A), and Net Loss Before Income Taxes, which incorporates these costs along with other income and expenses.

Segment Revenues and Profit (Loss)

The following table presents the revenues, significant expenses, and operating results of the Company’s reportable segments for the three months ended June 30, 2025:

	Specialized BioTherapeutics	Public Health Solutions	Total Segments	Adjustments	Corporate	Adjustments	Consolidated
Revenues	$—	$—	$—	$—	$—	$—	$—
Cost of revenues	—	—	—	—	—	—	—
Gross profit	—	—	—	—	—	—	—
Significant expenses:
Research and development	1,523,099	3,332	1,526,431	27,819	122,764	—	1,677,014
General and administrative	—	—	—	—	1,014,468	72,397	1,086,865
Adjusted loss from operations	(1,523,099)	(3,332)	(1,526,431)	(27,819)	(1,137,232)	(72,397)	(2,763,879)
Share-based compensation	26,487	839	27,326	(27,326)	72,187	(72,187)	—
Depreciation and amortization	423	70	493	(493)	210	(210)	—
Loss from operations	(1,550,009)	(4,241)	(1,554,250)	—	(1,209,629)	—	(2,763,879)
Other (expenses) income, net	—	—	—	—	61,903	—	61,903
Net loss before income taxes	$(1,550,009)	$(4,241)	$(1,554,250)	$—	$(1,147,726)	$—	$(2,701,976)

The following table presents the revenues, significant expenses, and operating results of the Company’s reportable segments for the three months ended June 30, 2024:

	Specialized BioTherapeutics	Public Health Solutions	Total Segments	Adjustments	Corporate	Adjustments	Consolidated
Revenues	$2,342	$—	$2,342	$—	$—	$—	$2,342
Cost of revenues	(2,342)	—	(2,342)	—	—	—	(2,342)
Gross profit	—	—	—	—	—	—	—
Significant expenses:
Research and development	261,313	61,276	322,589	22,669	155,900	—	501,158
General and administrative	—	—	—	—	1,206,923	36,594	1,243,517
Adjusted loss from operations	(261,313)	(61,276)	(322,589)	(22,669)	(1,362,823)	(36,594)	(1,744,675)
Share-based compensation	20,940	617	21,557	(21,557)	36,118	(36,118)	—
Depreciation and amortization	953	159	1,112	(1,112)	476	(476)	—
Loss from operations	(283,206)	(62,052)	(345,258)	—	(1,399,417)	—	(1,744,675)
Other (expenses) income, net	(31,346)	—	(31,346)	—	131,519	—	100,173
Net loss before income taxes	$(314,552)	$(62,052)	$(376,604)	$—	$(1,267,898)	$—	$(1,644,502)

The following table presents the revenues, significant expenses, and operating results of the Company’s reportable segments for the six months ended June 30, 2025:

	Specialized BioTherapeutics	Public Health Solutions	Total Segments	Adjustments	Corporate	Adjustments	Consolidated
Revenues	$—	$—	$—	$—	$—	$—	$—
Cost of revenues	—	—	—	—	—	—	—
Gross profit	—	—	—	—	—	—	—
Significant expenses:
Research and development	3,273,701	61,667	3,335,368	55,572	227,754	—	3,618,694
General and administrative	—	—	—	—	2,062,842	108,851	2,171,693
Adjusted loss from operations	(3,273,701)	(61,667)	(3,335,368)	(55,572)	(2,290,596)	(108,851)	(5,790,387)
Share-based compensation	52,975	1,679	54,654	(54,654)	108,458	(108,458)	—
Depreciation and amortization	787	131	918	(918)	393	(393)	—
Loss from operations	(3,327,463)	(63,477)	(3,390,940)	—	(2,399,447)	—	(5,790,387)
Other (expenses) income, net	—	—	—	—	137,143	—	137,143
Net loss before income taxes	$(3,327,463)	$(63,477)	$(3,390,940)	$—	$(2,262,304)	$—	$(5,653,244)

The following table presents the revenues, significant expenses, and operating results of the Company’s reportable segments for the six months ended June 30, 2024:

	Specialized BioTherapeutics	Public Health Solutions	Total Segments	Adjustments	Corporate	Adjustments	Consolidated
Revenues	$119,371	$—	$119,371	$—	$—	$—	$119,371
Cost of revenues	(119,371)	—	(119,371)	—	—	—	(119,371)
Gross profit	—	—	—	—	—	—	—
Significant expenses:
Research and development	1,100,292	106,526	1,206,818	45,041	344,339	—	1,596,198
General and administrative	—	—	—	—	2,189,797	75,771	2,265,568
Adjusted loss from operations	(1,100,292)	(106,526)	(1,206,818)	(45,041)	(2,534,136)	(75,771)	(3,861,766)
Share-based compensation	41,612	1,205	42,817	(42,817)	74,819	(74,819)	—
Depreciation and amortization	1,906	318	2,224	(2,224)	952	(952)	—
Loss from operations	(1,143,810)	(108,049)	(1,251,859)	—	(2,609,907)	—	(3,861,766)
Other (expenses) income, net	(23,806)	—	(23,806)	—	325,743	—	301,937
Net loss before income taxes	$(1,167,616)	$(108,049)	$(1,275,665)	$—	$(2,284,164)	$—	$(3,559,829)

The following table provides a reconciliation of total segment loss to consolidated loss before income taxes for the three months ended June 30:

	2025	2024
Loss from operations – reportable segments	$(1,554,250)	$(345,258)
Loss from operations – corporate	(1,209,629)	(1,399,417)
Interest income (expense), net	69,823	35,925
Other income (expense), net	(7,920)	64,248
Net loss before income taxes	$(2,701,976)	$(1,644,502)

The following table provides a reconciliation of total segment loss to consolidated loss before income taxes for the six months ended June 30:

	2025	2024
Loss from operations – reportable segments	$(3,390,940)	$(1,251,859)
Loss from operations – corporate	(2,399,447)	(2,609,907)
Interest income (expense), net	145,851	64,767
Other income (expense), net	(8,708)	237,170
Net loss before income taxes	$(5,653,244)	$(3,559,829)

Segment Assets

The Company’s total assets by segment as of June 30, 2025, are presented below:

	Specialized BioTherapeutics	Public Health Solutions	Total Segments	Corporate	Consolidated
Total assets	$112,342	$2,705	$115,047	$5,645,600	$5,760,647

The Company’s total assets by segment as of June 30, 2024, are presented below:

	Specialized BioTherapeutics	Public Health Solutions	Total Segments	Corporate	Consolidated
Total assets	$183,858	$2,917	$186,775	$9,678,304	$9,865,079

Significant Expense Categories Considered by CODM

The CODM regularly reviews the following significant expense categories when assessing segment performance and resource allocation:

●	Government Grant and Contract Funding – Both the Specialized BioTherapeutics and Public Health Solutions segments apply for and receive government grants and contracts. However, Public Health Solutions is exclusively funded by government sources, whereas Specialized BioTherapeutics utilizes a mix of government funding and shareholder investment.
●	Research & Development – Includes expenses for clinical trials, regulatory compliance, and R&D-related payroll.
●	General & Administrative – Comprises salaries, professional fees, and facility costs.
●	Share-Based Compensation – Represents non-cash stock option and restricted stock unit expenses.
●	Depreciation & Amortization – Costs related to the use of tangible and intangible assets.
●	Other Income/Expenses – Includes interest income and one-time gains/losses.

CODM and Use of Multiple Measures of Segment Profit/Loss

The Company’s CODM primarily evaluates segment performance based on two key financial measures:

●	Advancement of Specialized BioTherapeutics Through a Combination of Funding Sources – Assesses the effectiveness of shareholder investment and government grants in progressing product development.
●	Ability to Secure Government Grants and Contracts (Public Health Solutions Only) – Determines segment sustainability and funding for shared resources.
●	Adjusted Loss from Operations – Excludes non-cash share-based compensation and depreciation/amortization expenses for a clearer picture of operating performance.
●	Net Loss Before Income Taxes – Incorporates all expenses, including non-cash charges and other income/expenses, for a comprehensive profitability analysis.

SOLIGENIX, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of December 31, 2024 and 2023

	December 31,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$7,819,514	$8,446,158
Unbilled revenue	—	171,254
Research and development incentives receivable, current	—	23,894
Deferred issuance cost	103,847	—
Prepaid expenses and other current assets	905,269	866,014
Total current assets	8,828,630	9,507,320
Security deposit	22,777	22,777
Office furniture and equipment, net	6,113	11,927
Right-of-use lease assets	108,963	229,834
Research and development incentives receivable, net of current portion	—	25,468
Total assets	$8,966,483	$9,797,326

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$667,896	$1,111,226
Accrued expenses	2,359,339	2,418,002
Accrued compensation	336,442	251,115
Lease liabilities, current	111,862	121,765
Convertible debt	1,372,873	2,250,000
Total current liabilities	4,848,412	6,152,108
Non-current liabilities:
Convertible debt	—	1,010,934
Lease liabilities, net of current portion	—	111,862
Total liabilities	4,848,412	7,274,904

Commitments and contingencies (Note 10)

Shareholders’ equity:
Preferred stock, 350,000 shares authorized; none issued or outstanding at December 31, 2024 and December 31, 2023, respectively	—	—
Common stock, $.001 par value; 75,000,000 shares authorized; 2,514,499 and 648,761 shares issued and outstanding at December 31, 2024 and December 31, 2023, respectively(1)	2,514	649
Additional paid-in capital(1)	238,040,520	228,203,706
Accumulated other comprehensive income	45,789	22,243
Accumulated deficit	(233,970,752)	(225,704,176)
Total shareholders’ equity	4,118,071	2,522,422
Total liabilities and shareholders’ equity	$8,966,483	$9,797,326
(1)	Adjusted to reflect the reverse stock split of one-for-sixteen effective June 5, 2024.

The accompanying notes are an integral part of these consolidated financial statements.

SOLIGENIX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2024 and 2023

	Year Ended
	December 31,
	2024	2023
Revenues:
Grant revenue	$119,371	$839,359
Total revenues	119,371	839,359
Cost of revenues	(119,371)	(742,048)
Gross profit	—	97,311
Operating expenses:
Research and development	5,223,589	3,312,699
General and administrative	4,215,908	4,482,552
Total operating expenses	9,439,497	7,795,251
Loss from operations	(9,439,497)	(7,697,940)
Other income (expense):
Foreign currency transaction gain	1,591	1,483
Interest income (expense), net	213,975	(49,129)
Research and development incentives	(25,488)	23,784
CARES Act employee retention credit	312,753	120,771
Other income	43	43,223
Loss on extinguishment of debt	—	(393,791)
Change in fair value of convertible debt	260,933	43,066
Total other income (expense)	763,807	(210,593)
Net loss before income taxes	(8,675,690)	(7,908,533)
Income tax benefit	409,114	1,767,803
Net loss applicable to common stockholders	$(8,266,576)	$(6,140,730)
Basic and diluted net loss per share(1)	$(4.98)	$(12.66)
Basic and diluted weighted average common shares outstanding(1)	1,660,413	484,995
(1)	Adjusted to reflect the reverse stock split of one-for-sixteen effective June 5, 2024.

The accompanying notes are an integral part of these consolidated financial statements.

SOLIGENIX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

For the Years Ended December 31, 2024 and 2023

	Year Ended
	December 31,
	2024	2023
Net loss	$(8,266,576)	$(6,140,730)
Other comprehensive income (loss):
Foreign currency translation adjustments	23,546	(2,504)
Comprehensive loss	$(8,243,030)	$(6,143,234)

The accompanying notes are an integral part of these consolidated financial statements.

SOLIGENIX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY AND SHAREHOLDERS’ EQUITY (DEFICIT)

For the Years Ended December 31, 2024 and 2023

						Accumulated
	Mezzanine Equity-				Additional	Other
	Series D Preferred Stock		Common Stock		Paid-In	Comprehensive	Accumulated
	Shares	Par Value	Shares	Par Value	Capital	Income (Loss)	Deficit	Total
Balance, December 31, 2022	—	$43	181,898	$182	$217,067,691	$24,747	$(219,563,446)	$(2,470,826)
Issuance of common stock pursuant to At Market Issuance Sales Agreement	—	—	53,202	53	3,091,409	—	—	3,091,462
Issuance costs associated with At Market Issuance Sales Agreement	—	—	—	—	(113,217)	—	—	(113,217)
Redemption of Series D preferred stock	—	(43)	—	—	—	—	—	—
Issuance of common stock in May 2023 public offering	—	—	143,844	144	8,495,673	—	—	8,495,817
Issuance costs associated with May 2023 public offering	—	—	—	—	(834,061)	—	—	(834,061)
Issuance of common stock to vendors	—	—	3,125	3	72,997	—	—	73,000
Issuance of common stock for purchase option	—	—	1,978	2	49,998	—	—	50,000
Exercise of pre-funded warrants	—	—	264,714	265	3,034	—	—	3,299
Share-based compensation expense	—	—	—	—	370,182	—	—	370,182
Foreign currency translation adjustment	—	—	—	—	—	(2,504)	—	(2,504)
Net loss	—	—	—	—	—	—	(6,140,730)	(6,140,730)
Balance, December 31, 2023	—	$—	648,761	$649	$228,203,706	$22,243	$(225,704,176)	$2,522,422
Issuance of common stock pursuant to At Market Issuance Sales Agreement	—	—	229,078	229	1,071,330	—	—	1,071,559
Issuance costs associated with At Market Issuance Sales Agreement	—	—	—	—	(24,484)	—	—	(24,484)
Issuance of common stock and pre-funded warrants in April 2024 public offering	—	—	204,694	205	4,741,195	—	—	4,741,400
Issuance costs associated with April 2024 public offering	—	—	—	—	(625,065)	—	—	(625,065)
Issuance of common stock to vendors	—	—	5,000	5	15,795	—	—	15,800
Fractional shares issued in June 2024 reverse stock split	—	—	114,735	115	(115)			—
Issuance of common stock upon exercise of warrants	—	—	34,816	35	222,787	—	—	222,822
Issuance of common stock upon exercise of pre-funded warrants	—	—	537,500	537	8,063	—	—	8,600
Issuance of common stock from warrant inducement	—	—	703,125	703	4,218,047	—	—	4,218,750
Issuance costs associated with warrant inducement	—	—	—	—	(7,552,457)	—	—	(7,552,457)
Warrant modification – incremental fair value	—	—	—	—	7,177,683	—	—	7,177,683
Issuance of common stock from conversion of debt	—	—	36,790	36	254,220	—	—	254,256
Share-based compensation expense	—	—	—	—	329,815	—	—	329,815
Foreign currency translation adjustment	—	—	—	—	—	23,546	—	23,546
Net loss	—	—	—	—	—	—	(8,266,576)	(8,266,576)
Balance, December 31, 2024	—	$—	2,514,499	$2,514	$238,040,520	$45,789	$(233,970,752)	$4,118,071

Adjusted to reflect the reverse stock split of one-for-sixteen effective June 5, 2024.

The accompanying notes are an integral part of these consolidated financial statements.

SOLIGENIX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2024 and 2023

	2024	2023
Operating activities:
Net loss	$(8,266,576)	$(6,140,730)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization and depreciation	5,814	6,554
Non-cash lease expense	120,871	111,153
Share-based compensation	329,815	370,182
Issuance of common stock to vendors for services	15,800	73,000
Issuance of common stock for purchase option	—	50,000
Loss on extinguishment of debt	—	393,791
Change in fair value of convertible debt	(260,933)	(43,066)
Amortization of deferred issuance costs associated with convertible debt	—	12,518
Change in operating assets and liabilities:
Contracts and grants receivable	171,254	(56,124)
Prepaid expenses and other current assets	(39,255)	(591,805)
Research and development incentives receivable	48,643	90,016
Operating lease liability	(121,765)	(108,948)
Accounts payable and accrued expenses	(492,613)	(2,685,073)
Accrued compensation	85,327	(85,577)
Net cash flows from operating activities	(8,403,618)	(8,604,109)

Financing activities:
Proceeds from issuance of common stock pursuant to At Market Issuance Sales Agreement	1,071,559	3,091,462
Costs associated with an At Market Issuance Sales Agreement	(128,331)	(93,011)
Proceeds from issuance of common stock and pre-funded warrants	4,741,400	8,495,817
Stock issuance costs associated with public offerings	(625,065)	(834,061)
Proceeds from the exercise of warrants	4,450,172	3,299
Issuance costs associated with warrant inducement	(374,774)	—
Convertible debt repayments	(1,372,872)	(7,000,000)
Net cash flows from financing activities	7,762,089	3,663,506
Effect of exchange rate on cash and cash equivalents	14,885	27,146
Net decrease in cash and cash equivalents	(626,644)	(4,913,457)
Cash and cash equivalents at beginning of year	8,446,158	13,359,615
Cash and cash equivalents at end of year	$7,819,514	$8,446,158
Supplemental information:
Cash paid for state income taxes	$42,162	$20,730
Cash paid for interest	$227,735	$552,058
Cash paid for lease liabilities:
Operating lease	$136,917	$133,817
Non-cash investing and financing activities:
Pontifax conversion of portion of debt principal into common stock	$254,256	$—
Deferred issuance cost reclassified to additional paid-in capital	$250,698	$20,208
Redemption liability for Series D preferred stock	$—	$43
Warrant modification – incremental value	$7,177,683	$—

The accompanying notes are an integral part of these consolidated financial statements.

SOLIGENIX, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.Nature of Business

Basis of Presentation

Soligenix, Inc. (the “Company”) is a late-stage biopharmaceutical company focused on developing and commercializing products to treat rare diseases where there is an unmet medical need. The Company maintains two active business segments: Specialized BioTherapeutics and Public Health Solutions.

The Company’s Specialized BioTherapeutics business segment is developing and moving toward potential commercialization of HyBryte™ (a proposed proprietary name of SGX301 or synthetic hypericin sodium), a novel photodynamic therapy utilizing topical synthetic hypericin activated with safe visible light for the treatment of cutaneous T-cell lymphoma (“CTCL”). With successful completion of the first Phase 3 FLASH (Fluorescent Light Activated Synthetic Hypericin) study and agreement from the European Medicines Agency (“EMA”) on the key design components of a confirmatory Phase 3 placebo-controlled study evaluating the safety and efficacy of HyBryte™ in the treatment of CTCL patients with early stage disease, the Company began patient enrollment during December 2024 for the second Phase 3 study, called “FLASH2” (Fluorescent Light Activated Synthetic Hypericin 2). The Company anticipates top-line results in the second half of 2026. Upon successful completion of the Phase 3 FLASH2 study, regulatory approval will be sought to support potential commercialization worldwide.

Development programs in this business segment also include expansion of synthetic hypericin (SGX302) into psoriasis, and the Company’s first-in-class Innate Defense Regulator (“IDR”) technology, and dusquetide (SGX942 and SGX945) for the treatment of inflammatory diseases, including oral mucositis in head and neck cancer and aphthous ulcers in Behçet’s Disease.

The Company’s Public Health Solutions business segment includes development programs for RiVax®, its ricin toxin vaccine candidate and SGX943, its therapeutic candidate for antibiotic resistant and emerging infectious disease, and vaccine programs, including a program targeting filoviruses (such as Marburg and Ebola) and CiVax™, our vaccine candidate for the prevention of COVID-19 (caused by SARS-CoV-2). The development of the vaccine programs incorporates the use of the Company’s proprietary heat stabilization platform technology, known as ThermoVax®. To date, this business segment has been supported with government grant and contract funding from the National Institute of Allergy and Infectious Diseases (“NIAID”), the Biomedical Advanced Research and Development Authority and the Defense Threat Reduction Agency.

The Company primarily generates revenues under government grants and contracts. The Company was awarded a subcontract that originally provided for approximately $1.1 million from a U.S. Food and Drug Administration (“FDA”) Orphan Products Development grant over four years for an expanded study of HyBryte™ in the treatment of CTCL. The Company will continue to apply for additional government funding.

The Company is subject to risks common to companies in the biotechnology industry including, but not limited to, development of new technological innovations, dependence on key personnel, protections of proprietary technology, compliance with the FDA regulations, and other regulatory authorities, litigation, and product liability.

Liquidity

The Company has evaluated whether conditions and events, considered in the aggregate, raise substantial doubt about its ability to continue as a going concern within one year after the date the consolidated financial statements are issued. As of December 31, 2024, the Company had an accumulated deficit of $233,970,752 and working capital of $3,980,218. For the year ended December 31, 2024, the Company incurred a net loss of $8,266,576 and used $8,403,618 of cash in operating activities. The Company expects to continue generating losses for the foreseeable future, and its liquidity needs will depend largely on budgeted operational expenditures related to the advancement of its product candidates.

Management believes that the Company has sufficient resources to support development activities, business operations, and meet its obligations through the fourth quarter of 2025. However, as of the date of this filing, the Company does not have sufficient cash and cash equivalents to fund operations for at least 12 months following the issuance of these financial statements. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

To alleviate the conditions that raise substantial doubt about the Company’s ability to continue as a going concern, the Company’s plans include securing:

●	additional capital, potentially through a combination of public or private equity offerings and strategic transactions, including potential alliances and drug product collaborations;
●	additional proceeds from government contract and grant programs; and

●	additional proceeds from the sale of shares of the Company’s common stock via the At Market Issuance Sales Agreement (“AGP Sales Agreement”) with A.G.P/Alliance Global Partners (“AGP”).

While the AGP Sales Agreement is in place, none of the other funding alternatives are currently committed. There is no assurance that the Company will be successful in securing sufficient financing on acceptable terms, if at all. Failure to obtain adequate funding may require the Company to delay, reduce, or eliminate certain business activities and development programs, materially impacting its financial condition and results of operations.

Additionally, macroeconomic and geopolitical uncertainties may further restrict access to capital, exacerbating liquidity challenges. Furthermore, concerns regarding the Company’s ability to continue as a going concern could negatively impact relationships with business partners, vendors, and other stakeholders.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business, and do not include any adjustments relating to recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Management’s business strategy can be outlined as follows:

●	Following agreement from the EMA on the key design components for the second confirmatory Phase 3 placebo-controlled FLASH2 clinical trial of HyBryte™ in CTCL and positive primary endpoint results from the first Phase 3 FLASH study, continue enrollment and execution of the FLASH2 study, while at the same time, continuing discussions with the FDA on potential modifications to the development path to adequately address their feedback.

●	Expand development of synthetic hypericin under the research name SGX302 into psoriasis with the conduct of a Phase 2a clinical trial, following the positive Phase 3 FLASH study and positive proof-of-concept demonstrated in a small Phase 1/2 pilot study in mild-to-moderate psoriasis patients.

●	Following feedback from the United Kingdom (“UK”) Medicines and Healthcare products Regulatory Agency (“MHRA”) that a second Phase 3 clinical trial of SGX942 (dusquetide) in the treatment in oral mucositis would be required to support a marketing authorization, design a second study and attempt to identify a potential partner(s) to continue this development program.

●	Expand development of dusquetide under the research name SGX945 into Behçet’s Disease (“BD”) by conducting a Phase 2 clinical trial, where previous studies with dusquetide in oral mucositis and BD have validated the biologic activity in aphthous ulcers induced by chemotherapy and radiation and BD.

●	Continue development of the Company’s heat stabilization platform technology, ThermoVax®, in combination with its programs for RiVax® (ricin toxin vaccine), and filovirus vaccines (targeting Ebola, Sudan, and Marburg viruses and multivalent combinations), with United States (“U.S.”) government or non-governmental organization funding support.

●	Continue to apply for and secure additional government funding for the Specialized BioTherapeutics and Public Health Solutions programs through grants, contracts and/or procurements.
●	Pursue business development opportunities for pipeline programs, as well as explore all strategic alternatives, including but not limited to merger/acquisition strategies.

●	Acquire or in-license new clinical-stage compounds for development, as well as evaluate new indications with existing pipeline compounds for development.

The Company’s plans with respect to its liquidity management include, but are not limited to, the following:

●	The Company has up to approximately $554,000 in active government grant funding still available as of December 31, 2024 to support its associated research programs through May 2026, provided the federal agencies do not elect to terminate the grants for convenience. The Company plans to submit additional contract and grant applications for further support of its programs with various funding agencies. However, there can be no assurance that the Company will obtain additional governmental grant funding.
●	The Company will continue to use equity instruments to provide a portion of the compensation due to vendors and collaboration partners and expects to continue to do so for the foreseeable future.
●	The Company will continue to pursue Net Operating Loss (“NOL”) sales in the state of New Jersey pursuant to its Technology Business Tax Certificate Transfer Program if the program is available.
●	The Company plans to pursue potential partnerships for pipeline programs as well as continue to explore merger and acquisition strategies. However, there can be no assurances that the Company can consummate such transactions.
●	The Company plans to use the proceeds from a completed public offering on April 22, 2024 of 204,694 shares of its common stock, pre-funded warrants to purchase 537,500 shares of its common stock and common warrants to purchase up to 742,194 shares of its common stock at a combined public offering price of $6.40 for further support of its programs, as well as for working capital. The pre-funded warrants have an exercise price of $0.02. The common warrants have an exercise price of $6.40 per share, are exercisable immediately and expire five years from the issuance date. The total gross proceeds to the Company from this offering were approximately $4.75 million before deducting commissions and other estimated offering expenses of approximately $0.45 million.
●	The Company plans to use the proceeds from a warrant inducement agreement (the “Inducement Agreement”) on July 9, 2024 with certain holders (the “Holders”) of the Company’s existing Warrant to Purchase Shares of Common Stock (“Existing Warrants”) to purchase shares of common stock of the Company for further support of its programs, as well as for working capital. In consideration of the Holders’ agreement to exercise their Existing Warrants, the Company (i) decreased the exercise price of the Existing Warrants from $6.40 per share to $6.00 per share and (ii) issued new warrants (“New Warrants”) to the Holders to purchase a number of shares of common stock equal to 150% of the number of shares of common stock issued upon exercise of the Holders’ Existing Warrants. Pursuant to the Inducement Agreement, the Holders agreed to exercise for cash their Existing Warrants to purchase up to 703,125 shares of the Company’s common stock at a reduced exercise price of $6.00 per share on July 9, 2024, the date of the Inducement Agreement, until 1:30 p.m., Eastern Time. The total gross proceeds to the Company was approximately $4.2 million from the exercise of the Existing Warrants before deducting financial advisory fees and other expenses.
●	The Company has up to approximately $2.1 million remaining from the AGP Sales Agreement as of March 14, 2025 under the prospectus supplement dated August 16, 2024. From January 1, 2025 through March 14, 2025, the Company sold 628,758 shares of common stock pursuant to the AGP Sales Agreement at a weighted average price of $4.23 per share for total gross proceeds of approximately $2.7 million.
●	The Company is currently evaluating additional equity/debt financing opportunities on an ongoing basis and may execute them when appropriate. However, there can be no assurances that it can consummate such a transaction, or consummate a transaction at favorable pricing.

Reverse Stock Split

On June 5, 2024, the Company completed a reverse stock split of its issued and outstanding shares of common stock at a ratio of one-for-sixteen, whereby every sixteen shares of the Company’s issued and outstanding common stock were automatically combined into one issued and outstanding share of common stock without any change in the par value per share. No fractional shares were issued as a result of the reverse stock split. Any fractional shares that would otherwise have resulted from the reverse stock split were rounded up to the next whole number. The Company’s common stock began trading on The Nasdaq Capital Market on a reverse split basis at the market opening on June 6, 2024. All share and per share data have been restated to reflect this reverse stock split.

Note 2.Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include Soligenix, Inc., and its wholly and majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated as a result of consolidation.

Operating Segments

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated on a regular basis by the chief operating decision maker, or decision-making group, in deciding how to allocate resources to an individual segment and in assessing the performance of the segment. The Company divides its operations into two operating segments: Specialized BioTherapeutics and Public Health Solutions.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

Contracts and Grants Receivable

Contracts and grants receivable consist of amounts due from various grants from the NIH and contracts from NIAID, an institute of NIH, for costs incurred prior to the period end under reimbursement contracts. The amounts were billed to the respective governmental agencies in the month subsequent to period end and collected shortly thereafter. Accordingly, no allowance for credit losses has been established. If amounts become uncollectible, they are charged to operations.

Impairment of Long-Lived Assets

Office furniture and equipment, right of use assets and website development costs with finite lives are evaluated and reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The Company recognizes impairment of long-lived assets in the event the net book value of such assets exceeds the estimated future undiscounted cash flows attributable to such assets. If the sum of the expected undiscounted cash flows is less than the carrying value of the related asset or group of assets, a loss is recognized for the difference between the fair value and the carrying value of the related asset or group of assets. Such analyses necessarily involve significant judgment.

The Company did not record any impairment of long-lived assets for the years ended December 31, 2024 and 2023.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Disclosures regarding the fair value of all financial instruments are required for financial statement purposes, regardless of whether they are recognized in the financial statements. Fair value disclosures are based on information available to the Company as of December 31, 2024 and 2023. Accordingly, the estimates presented in these financial statements may not necessarily reflect the amounts that could be realized upon the disposition of these financial instruments.

Fair Value valuation techniques include a three-level hierarchy based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).

The three levels of the fair value hierarchy are as follows:

●	Level 1 — Quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.
●	Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 includes financial instruments that are valued using models or other valuation methodologies. These models consider various assumptions, including volatility factors, current market prices and contractual prices for the underlying financial instruments. Substantially all of these assumptions are observable in the marketplace, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace.
●	Level 3 — Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, contracts and grants receivable, research and development incentives receivable, accounts payable, accrued expenses, and accrued compensation approximate their fair value based on the short-term maturity of these instruments.

Deferred Issuance Costs

The Company capitalizes certain legal, professional accounting and other third-party fees that are directly associated with in-process equity financings as deferred issuance costs until such financings are consummated. After consummation of the equity financing, these costs are recorded in shareholders’ equity as a reduction of additional paid-in capital generated as a result of the issuance.

Change in Accounting Estimates

The Company accrues clinical trial expenses per contracts with clinical sites over the course of the clinical trial period. Accrued trial expenses are assessed for accuracy on an ongoing basis during the trial period and beyond. For the year ended December 31, 2024, the Company made adjustments to estimated accrued clinical trial expenses for completed trials of approximately $1.4 million. These adjustments resulted in decreases to research and development expenses in the accompanying consolidated statements of operations during the year ended December 31, 2024.

Revenue Recognition

The Company’s revenues include revenues generated from government contracts and grants. The revenue from government contracts and grants is based upon subcontractor costs and internal costs incurred that are specifically covered by the contracts and grants, plus a facilities and administrative rate that provides funding for overhead expenses and management fees. These revenues are recognized when expenses have been incurred by subcontractors or when the Company incurs reimbursable internal expenses that are related to the government contracts and grants.

The Company also records revenue from contracts with customers in accordance with applicable accounting guidance which requires an entity to recognize revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration that the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of this guidance, the entity performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of this guidance, the Company assesses the goods or services promised within each contract and determines those that are performance obligations, and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

Certain amounts received from or billed to customers in accordance with contract terms are deferred and recognized as future performance obligations are satisfied. All amounts earned under contracts with customers other than sales-based royalties are classified as licensing revenue. Sales-based royalties under the Company’s license agreements would be recognized as royalty revenue at the later of (i) when the related sales occur, or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied or partially satisfied. To date, the Company has not recognized any royalty revenue.

Research and Development Costs

Research and development costs are charged to expense when incurred in accordance with applicable accounting guidance. Research and development includes costs such as clinical trial expenses, contracted research and license agreement fees with no alternative future use, supplies and materials, salaries, share-based compensation, employee benefits, equipment depreciation and allocation of various corporate costs.

Share-Based Compensation

Stock options are issued with an exercise price equal to the market price on the date of grant. Stock options issued to directors upon re-election vest quarterly for a period of one year (new director issuances are fully vested upon issuance). Stock options issued to employees generally vest 25% on the grant date, then 25% each subsequent year for a period of three years. These options have a ten year life for as long as the individuals remain employees or directors. In general, when an employee or director terminates their position, the options will expire within three months, unless otherwise extended by the Board.

The fair value of options issued during the years ended December 31, 2024 and 2023 was estimated using the Black-Scholes option-pricing model and the following assumptions:

●	a dividend yield of 0%;
●	an expected life of four years;
●	volatility of 108% – 130% for 2024 and 94% – 110% for 2023; and
●	risk-free interest rates ranging from 4.16% to 4.76% in 2024 and ranging from 3.48% to 4.35% in 2023.

The fair value of each option grant made during 2024 and 2023 was estimated on the date of each grant and recognized as share-based compensation expense ratably over the option vesting periods, which approximates the service period. The expected term of options granted is derived using company history of options exercised. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for the period of the expected term. The Company accounts for forfeitures as they are incurred.

From time to time, the Company issues restricted shares of common stock to vendors and consultants as compensation for services performed under the Company’s 2015 Equity Incentive Plan (the “2015 Plan”). The 2015 Plan provides for the grant of stock options, restricted stock, deferred stock and unrestricted stock to the Company’s employees and non-employees (including consultants). The shares issued under the 2015 Plan are registered on Form S-8 (SEC File No. 333-208515). However, as shares of common stock are not covered by a reoffer prospectus, the certificates reflecting such shares reflect a Securities Act of 1933, as amended restrictive legend. Stock compensation expense for equity-classified awards to non-employees is measured on the date of grant and is recognized when the services are performed.

Foreign Currency Transactions and Translation

In 2018, the Company changed the status of a wholly-owned subsidiary in the UK from inactive to active and incurred expenditures in multiple currencies including the U.S. dollar, the British Pound and the Euro to fund its clinical trial operations in the UK and select countries in Europe. In accordance with FASB ASC 830 Foreign Currency Matters, the UK subsidiary expresses its U.S. dollar and Euro denominated transactions in its functional currency, the British Pound, with related transaction gains or losses included in net loss. On a quarterly basis, the financial statements of the UK subsidiary are translated into U.S. dollars and consolidated into the Company’s financials, with related translation adjustments reported as a cumulative translation adjustment (“CTA”), which is a component of accumulated other comprehensive loss. In 2024 and 2023, the Company recognized foreign currency transaction gains of $1,591 and $1,483, respectively, in the accompanying consolidated statements of operations.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. A valuation allowance is established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. A review of all available positive and negative evidence is considered, including the Company’s current and past performance, the market environment in which the Company operates, the utilization of past tax credits, and the length of carryback and carryforward periods. Deferred tax assets and liabilities are measured utilizing tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company sold 2023, 2022 and 2021 New Jersey NOL carryforwards resulting in the recognition of income tax benefits, net of transaction costs of $409,114 and $1,767,803 during the years ended December 31, 2024 and 2023, respectively. The Company sold its 2023 New Jersey NOLs and has recorded a receivable of $409,114 which is included in prepaid expenses and other current assets on the accompanying consolidated balance sheet for the year ended December 31, 2024. The Company recognizes accrued interest and penalties associated with uncertain tax positions, if any, as part of income tax expense. There were no tax related interest and penalties recorded for 2024 and 2023. Additionally, the Company has not recorded an asset for unrecognized tax benefits or a liability for uncertain tax positions at December 31, 2024 or 2023.

Research and Development Incentive Income and Receivable

The Company recognizes other income from UK research and development incentives when there is reasonable assurance that the income will be received, the relevant expenditure has been incurred, and the consideration can be reliably measured. The small or medium sized enterprise (“SME”) research and development tax relief program supports companies that seek to research and develop an advance in their field and is governed through legislative law by HM Revenue & Customs as long as specific eligibility criteria are met.

Management has assessed the Company’s research and development activities and expenditures to determine which activities and expenditures are likely to be eligible under the SME research and development tax relief program described above. At each period end, management estimates the refundable tax offset available to the Company based on available information at the time. As the tax incentives may be received without regard to an entity’s actual tax liability, they are not subject to accounting for income taxes. As a result, amounts realized under the SME research and development tax relief program are recorded as a component of other income.

The research and development incentive receivable represents an amount due in connection with the above-described tax relief program. The Company has recorded a research and development incentive receivable of approximately $0 and $49,000 as of December 31, 2024 and 2023, respectively in the consolidated balance sheets. As a result of certain rule changes to the SME research and development tax relief program, the Company is no longer participating in the program as of December 31, 2024. Accordingly, during 2024, the Company adjusted previously recorded research and development incentive receivables to zero resulting in a loss of $25,468 recognized in the accompanying 2024 consolidated statement of operations.

The following table shows the change in the UK research and development incentives receivable from December 31, 2023 to December 31, 2024:

	Current	Long-Term	Total
Balance at December 31, 2023	$23,894	$25,468	$49,362
UK research and development incentives, transfer	25,468	(25,468)	—
UK research and development incentives, adjustments	(25,468)	(20)	(25,488)
UK research and development incentives cash receipt	(23,848)	—	(23,848)
Foreign currency translation	(46)	20	(26)
Balance at December 31, 2024	$—	$—	$—

Loss Per Share

Basic earnings per share (“EPS”) is computed by dividing loss applicable to common stockholders by the weighted-average number of common shares outstanding for the period. Included within the Company’s weighted average common shares outstanding (basic and diluted) for the year ended December 31, 2024, are common shares issuable upon the exercise of the pre-funded warrants as these pre-funded warrants are exercisable at any time for nominal consideration.

The following table summarizes outstanding instruments which were not included in the computation of diluted EPS as to do so would have been antidilutive:

	December 31,	December 31,
	2024	2023
Common stock purchase warrants	1,467,581	408,640
Stock options	229,919	56,609
Convertible debt	360,335	273,973
Total	2,057,835	739,222

Use of Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions such as the fair value of warrants and stock options and to accrue for clinical trials in process that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

Recent Accounting Pronouncements

In November 2023, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. This update enhances the segment reporting requirements by increasing transparency and providing investors with additional insights into how an entity’s Chief Operating Decision Maker (“CODM”) evaluates segment performance and allocates resources.

The standard requires public entities to disclose significant segment expenses that are regularly reviewed by the CODM and included in the reported measure of segment profit or loss. Additionally, entities must provide a reconciliation of total segment amounts to consolidated financial statements, as well as enhanced qualitative disclosures regarding the methodology used to identify reportable segments and assess performance. The update applies to all public entities, including those with a single reportable segment, and expands segment disclosures in interim financial statements.

ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The Company has adopted ASU 2023-07 for the year ended December 31, 2024, and has updated its segment disclosures accordingly. The adoption of this standard did not impact the recognition or measurement of the Company’s financial statements but resulted in enhanced segment-related disclosures in the notes to the consolidated financial statements.

Note 3. Leases

The Company classifies a lease for its office space as an operating lease, and records a related right-of-use lease asset and lease liability accordingly. Pursuant to the lease which expires October 2025, the current rent is $11,625 per month.

The following represents a reconciliation of contractual lease cash flows to the right-of-use lease asset and liability recognized in the financial statements:

Operating
Lease
Contractual cash payments for the remaining lease term as of December 31, 2024
2025	$116,250
Less implied interest	4,388
Total	$111,862
Discount rate applied	8.47%
Remaining lease term (months) as of December 31, 2024	10

Lease expense for the year ended December 31, 2023:
Lease expense	$136,022
Total	$136,022

Lease expense for the year ended December 31, 2024:
Lease expense	$136,022
Total	$136,022

Note 4.Accrued Expenses

The following is a summary of the Company’s accrued expenses:

	December 31,
	2024	2023
Clinical trial expenses	$1,135,542	$1,993,784
Other	1,223,797	424,218
Total	$2,359,339	$2,418,002

Note 5.Debt

In December 2020, the Company entered into a $20 million convertible debt financing agreement (the “Loan Agreement”) with Pontifax Medison Debt Financing (“Pontifax”), the healthcare-dedicated venture and debt fund of the Pontifax life science funds. Under the terms of the Loan Agreement, the Company had access to up to $20 million in convertible debt financing in three tranches, which will mature on June 15, 2025 and had an interest-only period for the first two years with a fixed interest rate of 8.47% on borrowed amounts and an interest rate of 1% on amounts available but not borrowed as an unused line of credit fee. After the interest-only period, the outstanding principal was to be repaid in quarterly payments of $1 million each commencing in the first quarter of 2023. The agreement was secured by a lien covering substantially all of the Company’s assets, other than intellectual property.

Upon the closing of this transaction, the Company accessed the first tranche of $10 million, had the option to draw the second tranche of $5 million at any time during the initial 12 months of the loan and the third tranche of $5 million upon filing of the HyBryte™ NDA, subject to certain conditions. The Company elected to let the options to borrow both the second and third tranches expire as of December 15, 2021 and March 15, 2022, respectively.

In April 2023, the Company entered into an amendment to the Loan Agreement (the “2023 Amendment”). The 2023 Amendment called for the immediate payment of $5 million of the outstanding principal balance and any accrued interest, waived any prepayment charge in connection with the repayment of this amount and resulted in an outstanding principal balance of $3 million. The 2023 Amendment also provided for interest only through June 30, 2024, reduced quarterly principal repayments to $750,000 and eliminated the minimum cash covenant. Further, the 2023 Amendment reduced the conversion price with respect to the remaining principal amount to (i) 90% of the closing price of the Company’s common stock on the day before the delivery of a conversion notice with respect to the first 36,790 shares of the Company’s common stock issuable upon conversion and to (ii) $27.20 with respect to all shares of the Company’s common stock issuable upon conversion thereafter. The remaining terms of the agreement remained unmodified.

On January 3, 2024, Pontifax delivered a conversion notice to the Company electing to convert a portion of the remaining principal balance into shares of the Company’s common stock. Upon conversion, the Company issued 9,139 shares of the Company’s common stock at $10.88 per share, reducing the remaining principal balance by $99,416.

On April 15, 2024, Pontifax delivered a conversion notice to the Company electing to convert a portion of the remaining principal balance into shares of the Company’s common stock. Upon conversion, the Company issued 27,651 shares of the Company’s common stock at $5.60 per share, reducing the remaining principal balance by $154,840.

The 2023 Amendment resulted in the extinguishment of the original convertible debt for accounting purposes. The Company elected to account for the amended convertible debt using the fair value option. The fair value of the convertible debt on the date of the amendment was approximately $3,304,000, which resulted in the recognition of a loss on extinguishment of approximately $394,000 on the Company’s accompanying consolidated statements of operations for the year ended December 31, 2023. The fair value of the convertible debt as of December 31, 2023 was approximately $3,260,934, which resulted in the recognition of $43,066 of other income from the change in the fair value of the convertible debt on the Company’s accompanying consolidated statements of operations for the year ended December 31, 2023. For 2023 and through the 2024 Amendment (described below), the fair value of the convertible debt was estimated using the Monte Carlo valuation method.

In October 2024, the Company entered into an amendment (the “2024 Amendment”) to the Loan Agreement, as amended. The 2024 Amendment reduced the conversion price with respect to the remaining principal amount outstanding to (i) $3.81 for the first 501,648 shares of the Company’s common stock issuable upon conversion and (ii) $4.23 with respect to all shares of the Company’s common stock issuable upon conversion thereafter. The remaining terms of the agreement remained in effect with minimal, non-material modifications to those terms. The 2024 Amendment resulted in a substantial modification of the debt for accounting purposes, as defined, which is accounted for as an extinguishment. The difference between the fair value, or net carrying amount, of the debt before the 2024 Amendment and upon reacquisition was de minimus. Accordingly, no gain or loss was recognized related to the extinguishment related to the 2024 Amendment. Furthermore, as the 2024 Amendment resulted in a substantial modification, as defined, the Company elected not to account for the convertible debt using the fair value option in accordance with the applicable guidance. The Company determined the embedded conversion feature, after the 2024 Amendment, does not require bifurcation and is therefore the convertible debt, as amended, has been recorded as a single liability classified instrument in accordance with ASU 2020-06. As a result of this election, the Company recognized a gain of $260,933 of other income from the change in the fair value of the convertible debt on the Company’s accompanying 2024 consolidated statement of operations.

In February 2025, the Company fully repaid all outstanding obligations and terminated the Loan Agreement. As a result, all related liens and security interests securing the Company’s obligations were released. The Company did not incur any prepayment penalties for the early repayment.

Interest expense incurred during the years ended December 31, 2024 and 2023 was $192,998 and $402,615, respectively. Interest expense paid during the years ended December 31, 2024 and 2023 was $227,735 and $552,058, respectively.

Annual principal and interest payments due, according to the agreement’s contractual terms, assuming no conversion is as follows as of December 31, 2024:

Year	Principal	Interest	Total
2025	1,372,873	43,646	1,416,519
Total	$1,372,873	$43,646	$1,416,519

Note 6.Income Taxes

The income tax benefit consisted of the following for the years ended December 31, 2024 and 2023:

	2024	2023
State & Local	(409,114)	(1,767,803)
Income tax benefit	$(409,114)	$(1,767,803)

The significant components of the Company’s deferred tax assets and liabilities at December 31, 2024 and 2023 are as follows:

	2024	2023
Net operating loss carry forwards	$28,438,000	$27,522,000
Orphan drug and research and development credit carry forwards	9,617,000	8,921,000
Equity based compensation	227,000	246,000
Intangibles	1,401,000	1,409,000
Capitalized research and development	2,482,000	2,311,000
Lease liability	69,000	66,000
Other	(85,000)	(12,000)
Total	42,149,000	40,463,000
Valuation allowance	(42,087,000)	(40,398,000)
Net deferred tax assets	62,000	65,000
Right of use asset	(62,000)	(65,000)
Total gross deferred tax liabilities	(62,000)	(65,000)
Net deferred tax assets	$—	$—

The Company had gross NOLs at December 31, 2024 of approximately $124.6 million for federal tax purposes, approximately $21.9 million for state tax purposes and approximately $3.7 million for foreign tax purposes. Federal losses generated in 2018 or later will carry forward indefinitely. In addition, the Company has approximately $9.6 million of various tax credits which credit the Company may be able to utilize its NOLs to reduce future federal and state income tax liabilities. However, these NOLs are subject to various limitations under Internal Revenue Code (“IRC”) Section 382. IRC Section 382 limits the use of NOLs to the extent there has been an ownership change of more than 50 percentage points. In addition, the NOL carryforwards are subject to examination by the taxing authority and could be adjusted or disallowed due to such exams. Although the Company has not undergone an IRC Section 382 analysis, it is likely that the utilization of the NOLs may be substantially limited.

The Company and one or more of its subsidiaries files income tax returns in the U.S. federal jurisdiction, and various state and local jurisdictions. During the years ended December 31, 2024 and 2023 in accordance with the State of New Jersey’s Technology Business Tax Certificate Program, which allowed certain high technology and biotechnology companies to sell unused NOL carryforwards to other New Jersey-based corporate taxpayers, the Company sold New Jersey NOL carry forwards, resulting in the recognition of $409,114 and $1,767,803, respectively, of income tax benefit, net of transaction costs. The Company sold its 2023 New Jersey NOLs and has recorded a receivable of $409,114 which is included in prepaid expenses and other current assets on the accompanying consolidated balance sheet for the year ended December 31, 2024. There can be no assurance as to the continuation or magnitude of this program in the future.

Reconciliations of the difference between income tax benefit computed at the federal and state statutory tax rates and the provision for income tax benefit for the years ended December 31, 2024 and 2023 were as follows:

	2024	2023
Federal tax at statutory rate	(21.0)%	(21.0)%
State tax benefits, plus sale of NJ NOL, net of federal benefit	(12.2)	(21.6)
Foreign tax rate difference	—	0.1
Orphan drug and research and development credits	(8.1)	(2.0)
Permanent differences	1.3	0.9
Foreign NOL adjustments	0.6	0.7
Expiration of tax attributes	15.2	14.2
Change in valuation allowance	19.5	6.3
Income tax benefit	(4.7)%	(22.4)%

Entities are also required to evaluate, measure, recognize and disclose any uncertain income tax provisions taken on their income tax returns. The Company has analyzed its tax positions and has concluded that as of December 31, 2024, there were no uncertain positions. The Company’s U.S. federal and state net operating losses have occurred since its inception and as such, tax years subject to potential tax examination could apply from 2005, the earliest year with a net operating loss carryover, because the utilization of net operating losses from prior years opens the relevant year to audit by the IRS and/or state taxing authorities. Interest and penalties, if any, as they relate to income taxes assessed, are included in the income tax provision. The Company did not have any unrecognized tax benefits and has not accrued any interest or penalties for the years ended December 31, 2024 and 2023.

Note 7.Shareholders’ Equity

Preferred Stock

The Company has 350,000 shares of preferred stock authorized as of December 31, 2024.

Series D Preferred Stock

On December 21, 2022, the Board of Directors of the Company declared a dividend for the stockholders of record on January 3, 2023. The dividend consisted of one one-thousandth of a share of Series D preferred stock, par value $0.001 per share, for each outstanding share of the Company’s common stock. The Series D preferred stock had the following rights and restrictions:

General; Transferability — Series D preferred stock shares will be in book-entry form without certificates. Transfers can only happen alongside common stock transfers, with 1/1,000th of a Series D preferred stock share transferred for each common stock share transferred.

Voting Rights — Each Series D preferred stock share gives the holder 1,000,000 votes. If a shareholder owns a fraction of a share, they will have a proportional number of votes.

Series D preferred stock and common stock shares only vote together on two specific matters:

1.	Any plan to change the Company’s Certificate of Incorporation for a reverse stock split.

2.	Any plan to delay a stockholders’ meeting to vote on a reverse stock split (the “Adjournment Proposal”).

When voting on the reverse stock split or the Adjournment Proposal, each Series D preferred stock share (or fraction of a share) will vote the same way as the common stock share it was issued from.

Dividend Rights — The holders of Series D preferred stock will not be entitled to receive dividends of any kind.

Liquidation Preference — If the Company undergoes liquidation, dissolution, or winding up, Series D preferred stock has priority over common stock for asset distribution. In such a situation, Series D preferred stockholders will receive a cash payment of $0.001 per share before any distribution is made to common stockholders.

Redemption — If Series D preferred stockholders do not attend or vote by proxy at a meeting for the reverse stock split and Adjournment Proposal, their shares will be automatically redeemed by the Company. If any Series D preferred stock remains after this redemption, it can be redeemed in one of two ways:

1.	The Board decides to redeem the shares at a time and date of their choosing.

2.	The shares will be automatically redeemed when the Company’s stockholders approve the reverse stock split during a meeting for this purpose.

When Series D preferred stock is redeemed, stockholders receive a cash payment based on the number of shares they own. For every 100 whole shares redeemed, the stockholder will get $0.10 in cash.

The Series D preferred stock shares were classified as mezzanine equity as of December 31, 2022 since they were not mandatorily redeemable but were redeemable based on an event not entirely controlled by the Company. All Series D preferred stock were redeemed in conjunction with the special meeting of the shareholders’ on February 8, 2023.

Common Stock

The following items represent transactions in the Company’s common stock for the year ended December 31, 2024:

●	The Company issued Pontifax 9,139 shares of fully vested common stock pursuant to conversion of a portion of the convertible debt principal balance at a conversion price of $10.88 per share on January 3, 2024. The conversion price was based on 90% of the closing price of the Company’s common stock on the day before the delivery of the conversion notice.
●	The Company issued Pontifax 27,651 shares of fully vested common stock pursuant to conversion of a portion of the convertible debt principal balance at a conversion price of $5.60 per share on April 15, 2024. The conversion price was based on 90% of the closing price of the Company’s common stock on the day before the delivery of the conversion notice.
●	The Company sold 204,694 shares of common stock and 537,500 pre-funded warrants pursuant to the April 2024 public offering for $6.40 per share on April 22, 2024.
●	The Company issued 97,375 shares of common stock pursuant to the exercise of pre-funded warrants associated with the April 2024 public offering with an exercise price of $0.02 on April 22, 2024.
●	The Company issued 69,125 shares of common stock pursuant to the exercise of pre-funded warrants associated with the April 2024 public offering with an exercise price of $0.02 on June 11, 2024.
●	The Company issued 117,000 shares of common stock pursuant to the exercise of pre-funded warrants associated with the April 2024 public offering with an exercise price of $0.02 on June 14, 2024.
●	The Company issued 130,000 shares of common stock pursuant to the exercise of pre-funded warrants associated with the April 2024 public offering with an exercise price of $0.02 on June 20, 2024.
●	The Company issued 124,000 shares of common stock pursuant to the exercise of pre-funded warrants associated with the April 2024 public offering with an exercise price of $0.02 on June 25, 2024.
●	The Company issued 703,125 shares of common stock pursuant to the exercise of warrants associated with the April 2024 public offering with an exercise price of $6.00 on July 10, 2024.
●	The Company issued 31,250 shares of common stock pursuant to the exercise of warrants associated with the April 2024 public offering with an exercise price of $6.40 on July 10, 2024.
●	The Company issued 2,190 shares of common stock pursuant to the exercise of warrants associated with the April 2024 public offering with an exercise price of $6.40 on July 11, 2024.

●	The Company issued 1,376 shares of common stock pursuant to the exercise of warrants associated with the April 2024 public offering with an exercise price of $6.40 on July 23, 2024.
●	The Company sold 229,078 shares of common stock pursuant to the AGP Sales Agreement at a weighted average price of $4.72 per share.

The issuance of the Company’s common stock in connection with the convertible debt financing agreement as described above was exempt under Section 3(a)(9) of the Securities Act of 1933, as amended.

The issuances of the Company’s common stock in connection with the April 2024 public offering and upon the exercise of warrants described above were registered on a Registration Statement on Form S-1.

The issuance of the Company’s common stock pursuant to the AGP Sales Agreement described above was registered on a Registration Statement on Form S-3.

The following items represent transactions in the Company’s common stock for the year ended December 31, 2023:

●	The Company issued a vendor 3,125 shares of fully vested common stock with a fair value based on a closing price of $23.36 per share on April 27, 2023, the date of issuance.
●	The Company sold 53,202 shares of common stock pursuant to an At Market Issuance Sales Agreement with B. Riley Securities, Inc. (“B. Riley”) at a weighted average price of $58.11 per share.
●	The Company issued 1,978 shares of fully vested common stock pursuant to an exclusive option agreement at $25.28 per share on May 2, 2023. The share price was calculated using the average closing price of the common stock for the ten days immediately preceding April 27, 2023, the effective date of the option agreement.
●	The Company sold 143,844 shares of common stock and 264,815 pre-funded warrants pursuant to the May 2023 public offering for $20.80 per share on May 9, 2023.
●	The Company issued 126,438 shares of common stock pursuant to the exercise of pre-funded warrants associated with the May 2023 public offering with an exercise price of $0.02 on May 9, 2023.
●	The Company issued 58,625 shares of common stock pursuant to the exercise of pre-funded warrants associated with the May 2023 public offering with an exercise price of $0.02 on May 10, 2023.
●	The Company issued 21,125 shares of common stock pursuant to the exercise of pre-funded warrants associated with the May 2023 public offering with an exercise price of $0.02 on May 22, 2023.
●	The Company issued 25,001 shares of common stock pursuant to the cashless exercise of pre-funded warrants associated with the May 2023 public offering with an exercise price of $0.02 on June 8, 2023.
●	The Company issued 33,525 shares of common stock pursuant to the cashless exercise of pre-funded warrants associated with the May 2023 public offering with an exercise price of $0.02 on September 6, 2023.

All issuances of the Company’s common stock for the years ended December 31, 2024 and 2023 described above, other than shares issued to vendors or issued pursuant to the exclusive option agreement, were registered on a Registration Statement on Form S-8 (SEC File No. 333-208515), a Registration Statement on Form S-1 (333-271049) and a Registration Statement on Form S-3 (SEC File No. 333-239928). The certificates evidencing unregistered shares reflect a Securities Act of 1933, as amended, restrictive legend.

The issuances of the Company’s common stock to vendors and pursuant to the exclusive option agreement as described above were exempt under Section 4(a)(2) of the Securities Act of 1933, as amended. The recipients are knowledgeable, sophisticated and experienced in making investment decisions of this kind and received adequate information about the Company or had adequate access to information about the Company. The vendors represented to the Company that the vendors are not “consultants” for purposes of Nasdaq Listing Rule 5635(c).

At Market Issuance Sales Agreement with B. Riley

On August 11, 2017, the Company entered into an At Market Issuance Sales Agreement with B. Riley (“B. Riley Sales Agreement”) to sell shares of the Company’s common stock from time to time, through an “at-the-market” equity offering program under which B. Riley acts as sales agent. Under the B. Riley Sales Agreement, the Company set the parameters for the sale of shares, including the number of shares to be issued, the time period during which sales may be requested to be made, limitation on the number of shares that may be sold in any one trading day and any minimum price below which sales may not be made. The B. Riley Sales Agreement provided that B. Riley was entitled to compensation for its services in an amount equal to 3% of the gross proceeds from the sale of shares sold under the B. Riley Sale Agreement. The B. Riley Sales Agreement has expired.

AGP At Market Issuance Sales Agreement

In August 2024, the Company entered into the AGP Sales Agreement to sell shares of the Company’s common stock from time to time, through an “at-the-market” equity offering program (the “AGP ATM”). In connection with the sale of shares via the AGP ATM, the Company determines, among other things, the number of shares to be issued, the time period during which sales may be requested to be made, limitation on the number of shares that may be sold in any one trading day, and any minimum price below which sales may not be made. Pursuant to the terms, AGP is entitled to compensation for its services in an amount up to 3% of the gross proceeds from the sale of shares under the AGP ATM. The Company has no obligation to sell any shares under the AGP ATM, and may suspend solicitation and offers at any time. The AGP ATM may be terminated by the Company or AGP upon notice, or at any time under certain circumstances, including but not limited to the occurrence of a material adverse change in the Company. The AGP ATM will terminate upon the earliest of (a) December 15, 2026, (b) the sale of all of the shares of common stock subject to the AGP ATM, (c) the termination of the AGP Sales Agreement as permitted therein, or (d) the mutual agreement of the parties.

The AGP Sales Agreement provides for the offer and sale of shares of common stock having an aggregate offering price of up to $5.8 million. As of March 14, 2025, there was approximately $2.1 million available for future sale of common stock pursuant to the AGP ATM.

July 2024 Warrant Inducement

On July 9, 2024, the Company entered into the Inducement Agreement with the Holders of the Company’s Existing Warrants to purchase shares of common stock of the Company. Pursuant to the Inducement Agreement, the Holders agreed to exercise for cash their Existing Warrants to purchase up to 703,125 shares of common stock at a reduced exercise price of $6.00 per share on July 9, 2024, the date of the Inducement Agreement, until 1:30 p.m. Eastern Time. The aggregate gross proceeds received by the Company was approximately $4.2 million from the exercise of the Existing Warrants offset by total issuance costs of approximately $7.5 million. Issuance costs include financial advisory, banker, and legal fees of approximately $0.4 million and the fair value of the warrant modification and the fair value of the New Warrants issued totaling approximately $7.2 million. Because the modification represented a short-term inducement, the Company applied modification accounting guidance related to the fair value of the modification associated with the warrants that were exercised under the Inducement Agreement. Accordingly, the Company recognized the incremental fair value of the modification of the Existing Warrants exercised along with the fair value of the New Warrants issued as compared to the original warrants, together totaling approximately $7.2 million, as an issuance cost of the warrant exercise. Per the terms of the Inducement Agreement, the Company issued an aggregate of 1,054,688 New Warrants.

The fair value of the New Warrants issued under the Inducement Agreement was estimated using the Black-Scholes warrant-pricing model and the following assumptions:

●	a dividend yield of 0%;
●	an expected life of 5 years;
●	volatility of 127.25%; and
●	risk free interest rate of 4.24%.

Note 8.Stock Option Plans and Warrants to Purchase Common Stock

Stock Option Plans

The Amended and Restated 2005 Equity Incentive Plan (“2005 Plan”) was replaced by the 2015 Plan, which was approved in June 2015. No securities are available for future issuance under the 2005 Plan. As of December 31, 2024, there are 5,770,122 shares currently available for grants under the 2015 Plan. The plan is divided into four separate equity programs:

1)	the Discretionary Option Grant Program, under which eligible persons may, at the discretion of the Plan Administrator, be granted options to purchase shares of common stock,
2)	the Salary Investment Option Grant Program, under which eligible employees may elect to have a portion of their base salary invested each year in options to purchase shares of common stock,
3)	the Automatic Option Grant Program, under which eligible nonemployee Board members will automatically receive options at periodic intervals to purchase shares of common stock, and
4)	the Director Fee Option Grant Program, under which non-employee Board members may elect to have all, or any portion, of their annual retainer fee otherwise payable in cash applied to a special option grant.

Shares available for grant under the 2015 Plan were as follows:

Shares available for grant at January 1, 2024	5,943,590
Options granted	(173,740)
Options forfeited	272
Options exercised	—
Shares available for grant at December 31, 2024	5,770,122

Activity under the 2005 Plan and the 2015 Plan for the years ended December 31, 2024 and 2023:

		Weighted
		Average
		Exercise
	Options	Price
Balance outstanding at December 31, 2022	11,946	$435.32
Granted	45,715	10.45
Forfeited	(1,052)	533.80
Cancelled	—	—
Exercised	—	—
Balance outstanding at December 31, 2023	56,609	$90.58
Granted	173,740	3.35
Forfeited	(430)	1,549.28
Cancelled	—	—
Exercised	—	—
Balance outstanding at December 31, 2024	229,919	$21.94

As of December 31, 2024, there were 72,985 options exercisable with a weighted average exercise price of $59.19 and a weighted average remaining contractual term of 8.92 years. As of December 31, 2024, there were 229,919 options outstanding with a weighted average remaining term of 9.54 years. Options outstanding as of December 31, 2024 had no intrinsic value.

The Company awarded 173,740 and 45,715 stock options during the years ended December 31, 2024 and 2023, respectively, which had a weighted average grant date fair value per share of $2.90 and $8.05, respectively. The weighted-average exercise price, by price range, for outstanding options to purchase common stock at December 31, 2024 was:

	Weighted
	Average
	Remaining
	Contractual	Outstanding	Exercisable
Price Range	Life in Years	Options	Options
$3.31 – $10.78	9.74	218,268	61,868
$129.60 – $640.80	5.83	11,382	10,848
$1,776.00 – $3,624.00	1.05	269	269
Total	9.54	229,919	72,985

The Company’s share-based compensation expense for the years ended December 31, 2024 and 2023 was recognized as follows:

Share-based compensation	2024	2023
Research and development	$131,917	$150,466
General and administrative	197,898	219,716
Total	$329,815	$370,182

At December 31, 2024, the total compensation cost for stock options not yet recognized was approximately $596,000 and will be expensed over the next three years.

Warrants to Purchase Common Stock

Warrant activity for the years ended December 31, 2024 and 2023 was as follows:

		Weighted
		Average
		Exercise
	Warrants	Price
Balance at December 31, 2022	42	$468.00
Granted	673,455	14.56
Exercised	(264,815)	0.002
Expired	(42)	468.00
Balance at December 31, 2023	408,640	$24.00
Granted(1)	2,334,382	2.73
Exercised	(1,275,441)	3.71
Expired	—	—
Balance at December 31, 2024	1,467,581	$11.01
(1)	Excludes pre-funded warrants issued in connection with public offerings.

The remaining life, by grant date, for outstanding warrants at December 31, 2024 was:

		Remaining
	Exercise	Contractual	Outstanding	Exercisable
Grant Date	Price	Life in Years	Warrants	Warrants
May 09, 2023	$24.00	3.36	408,640	408,640
April 22, 2024	6.40	4.31	4,253	4,253
July 10, 2024	6.00	4.53	1,054,688	1,054,688
Total			1,467,581	1,467,581

Note 9.Concentrations

At December 31, 2024 and 2023, the Company had deposits in major financial institutions that exceeded the amount under protection by the Securities Investor Protection Corporation (“SIPC”) and the Federal Deposit Insurance Corporation (“FDIC”). Currently, the Company is covered up to $250,000 by the SIPC and FDIC and at times maintains cash balances in excess of the SIPC and FDIC coverages.

Note 10.Commitments and Contingencies

The Company has commitments of approximately $230,000 as of December 31, 2024 over the next five years for several licensing agreements with partners and universities. Additionally, the Company has collaboration and license agreements, which upon clinical or commercialization success, may require the payment of milestones of up to approximately $13.2 million, royalties on net sales of covered products ranging from 2% to 3%, sub-license income royalties on covered products up to 15% and sub-license global net sales royalties on covered products ranging from 1.5% to 2.5%, if and when achieved. However, there can be no assurance that clinical or commercialization success will occur.

The Company currently leases approximately 6,200 square feet of office space. This office space currently serves as the Company’s corporate headquarters, and both of the Company’s business segments (Specialized BioTherapeutics and Public Health Solutions), operate from this space. Pursuant to the lease which expires October 2025, the current rent is $11,625 per month.

As a result of the above agreements, the Company has future contractual obligations over the next five years as follows:

	Research and
Year	Development	Leases	Total
2025	$46,000	$116,250	$162,250
2026	46,000	—	46,000
2027	46,000	—	46,000
2028	46,000	—	46,000
2029	46,000	—	46,000
Total	$230,000	$116,250	$346,250

Note 11.Operating Segments

Soligenix, Inc. operates in two reportable segments:

●	Specialized BioTherapeutics — Focuses on developing and commercializing products for orphan diseases and areas of unmet medical need in oncology and inflammation.
●	Public Health Solutions — Concentrates on vaccines and therapeutics for biodefense and infectious diseases.

The Company’s Chief Operating Decision Maker, identified as the Chief Executive Officer, evaluates segment performance and allocates resources primarily based on the ability of the Specialized BioTherapeutics segment to advance its product development pipeline through a combination of government grants and contracts as well as shareholder investment. This segment represents the Company’s primary focus and strategic priority.

In contrast, the Public Health Solutions segment is fully funded by government sources, with no investor capital used. The ability of this segment to secure government grants and contracts is a key determinant of its sustainability and its contribution to the Company’s overall financial position. Funding from Public Health Solutions enables the Company to cover employee salaries, allocate funds to certain overhead costs such as rent and utilities, and supplement working capital.

Secondary to this, the CODM considers Adjusted Loss from Operations, which excludes non-cash share-based compensation and depreciation/amortization from operating expenses (R&D and G&A), and Net Loss Before Income Taxes, which incorporates these costs along with other income and expenses.

Segment Revenues and Profit (Loss)

The following table presents the revenues, significant expenses, and operating results of the Company’s reportable segments for the year ended December 31, 2024:

	Specialized BioTherapeutics	Public Health Solutions	Total Segments	Adjustments	Corporate	Adjustments	Consolidated
Revenues	$119,371	$—	$119,371	$—	$—	$—	$119,371
Cost of revenues	(119,371)	—	(119,371)	—	—	—	(119,371)
Gross profit	—	—	—	—	—	—	—
Significant expenses:
Research and development	4,233,771	249,852	4,483,623	135,987	603,979	—	5,223,589
General and administrative	—	—	—		4,016,266	199,642	4,215,908
Adjusted loss from operations	(4,233,771)	(249,852)	(4,483,623)	(135,987)	(4,620,245)	(199,642)	(9,439,497)
Share-based compensation	127,774	4,143	131,917	(131,917)	197,898	(197,898)	—
Depreciation and amortization	3,489	581	4,070	(4,070)	1,744	(1,744)	—
Loss from operations	(4,365,034)	(254,576)	(4,619,610)	—	(4,819,887)	—	(9,439,497)
Other (expenses) income, net	(22,342)	—	(22,342)	—	786,149	—	763,807
Net loss before income taxes	$(4,387,376)	$(254,576)	$(4,641,952)	$—	$(4,033,738)	$—	$(8,675,690)

The following table presents the revenues, significant expenses, and operating results of the Company’s reportable segments for the year ended December 31, 2023:

	Specialized BioTherapeutics	Public Health Solutions	Total Segments	Adjustments	Corporate	Adjustments	Consolidated
Revenues	$395,124	$444,235	$839,359	$—	$—	$—	$839,359
Cost of revenues	(395,124)	(346,924)	(742,048)	—	—	—	(742,048)
Gross profit	—	97,311	97,311	—	—	—	97,311
Significant expenses:
Research and development	2,524,356	128,405	2,652,761	155,052	504,886	—	3,312,699
General and administrative	138,332	—	138,332		4,122,536	221,684	4,482,552
Adjusted loss from operations	(2,662,688)	(31,094)	(2,693,782)	(155,052)	(4,627,422)	(221,684)	(7,697,940)
Share-based compensation	145,683	4,782	150,465	(150,465)	219,717	(219,717)	—
Depreciation and amortization	3,932	655	4,587	(4,587)	1,967	(1,967)	—
Loss from operations	(2,812,303)	(36,531)	(2,848,834)	—	(4,849,106)	—	(7,697,940)
Other (expenses) income, net	25,267	—	25,267	—	(235,860)	—	(210,593)
Net loss before income taxes	$(2,787,036)	$(36,531)	$(2,823,567)	$—	$(5,084,966)	$—	$(7,908,533)

Reconciliation to Consolidated Loss Before Income Taxes

The following table provides a reconciliation of total segment loss to consolidated loss before income taxes:

Year ended December 31,	2024	2023
Loss from operations – reportable segments	$(4,619,610)	$(2,848,834)
Loss from operations – corporate	(4,819,887)	(4,849,106)
Interest income (expense), net	213,975	(49,129)
Other income (expense), net	549,832	(161,464)
Net loss before income taxes	$(8,675,690)	$(7,908,533)

Segment Assets

The Company’s total assets by segment as of December 31, 2024, are presented below:

	Specialized BioTherapeutics	Public Health Solutions	Total Segments	Corporate	Consolidated
Total assets	$48,604	$2,038	$50,642	$8,915,841	$8,966,483

The Company’s total assets by segment as of December 31, 2023, are presented below:

	Specialized BioTherapeutics	Public Health Solutions	Total Segments	Corporate	Consolidated
Total assets	$272,099	$3,976	$276,075	$9,521,251	$9,797,326

Significant Expense Categories Considered by CODM

The CODM regularly reviews the following significant expense categories when assessing segment performance and resource allocation:

●	Government Grant and Contract Funding — Both the Specialized BioTherapeutics and Public Health Solutions segments apply for and receive government grants and contracts. However, Public Health Solutions is exclusively funded by government sources, whereas Specialized BioTherapeutics utilizes a mix of government funding and shareholder investment.
●	Research & Development — Includes expenses for clinical trials, regulatory compliance, and R&D-related payroll.
●	General & Administrative — Comprises salaries, professional fees, and facility costs.
●	Share-Based Compensation — Represents non-cash stock option and restricted stock unit expenses.
●	Depreciation & Amortization — Costs related to the use of tangible and intangible assets.
●	Other Income/Expenses — Includes interest income and one-time gains/losses.

Chief Operating Decision Maker and Use of Multiple Measures of Segment Profit/Loss

The Company’s CODM primarily evaluates segment performance based on two key financial measures:

●	Advancement of Specialized BioTherapeutics Through a Combination of Funding Sources — Assesses the effectiveness of shareholder investment and government grants in progressing product development.
●	Ability to Secure Government Grants and Contracts (Public Health Solutions Only) — Determines segment sustainability and funding for shared resources.
●	Adjusted Loss from Operations — Excludes non-cash share-based compensation and depreciation/amortization expenses for a clearer picture of operating performance.
●	Net Loss Before Income Taxes — Incorporates all expenses, including non-cash charges and other income/expenses, for a comprehensive profitability analysis.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Soligenix, Inc.

Princeton, New Jersey

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Soligenix, Inc. (the “Company”) as of December 31, 2024 and 2023, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity (deficit), and cash flows the years ended December 31, 2024 and 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has recurring losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management’s evaluations of the events and conditions and management’s plans regarding those matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Critical Audit Matter Description

As discussed in Note 5 to the consolidated financial statements, in October 2024, the Company amended its existing convertible debt agreement with Pontifax (the “Pontifax Note”), resulting in the accounting for the amendment as a debt extinguishment. This process involved significant management judgment in determining the appropriate accounting treatment and required a complex analysis of the terms of the amended agreement compared to the original agreement. The Company recorded no gain or loss on extinguishment of debt. As a result of the amendment, the Company has elected to no longer account for the Pontifax note using the fair value option.

We identified the accounting for the amended convertible debt as a critical audit matter due to the significant judgments required by management in assessing whether the terms of the amended agreement were substantially different from the original agreement, which impacted the accounting treatment. As a result, a high degree of auditor judgment and effort was required in performing audit procedures to evaluate the accounting treatment.

How the Critical Audit Matter was Addressed in the Audit

Our principal audit procedures performed to address this critical audit matter included the following:

●	We obtained an understanding of the process and controls related to the accounting for complex transactions.

●	We obtained the Amendment 2 to the Pontifax note and obtained an understanding and evaluated the Company’s process and methodology including the judgments and estimates regarding the determination of no gain or loss on extinguishment and the election taken.

●	We obtained an understanding and evaluated the Company’s analysis of the applicable accounting literature related to the treatment of the amendment to the Pontifax note, including the election to not account for the Pontifax note, as amended, under the fair value option.

●	We evaluated the disclosures surrounding the accounting treatment for the amendment to the Pontifax note and ensured that these were disclosed in accordance with the relevant accounting guidance.

/s/ Cherry Bekaert LLP

We have served as the Company’s auditor since 2023.

Tampa, Florida

March 21, 2025

Up to 2,909,090 Shares of Common Stock

Up to 2,909,090 Pre-Funded Warrants to Purchase up to 2,909,090 Shares of Common Stock

Up to 2,909,090 Common Warrants to Purchase up to 2,909,090 Shares of Common Stock

Up to 2,909,090 shares of Common Stock Underlying the Pre-Funded Warrants

Up to 2,909,090 shares of Common Stock Underlying the Common Warrants

PROSPECTUS

Sole Placement Agent

A.G.P.

        , 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The following table sets forth costs and expenses paid or payable by the registrant in connection with the issuance and distribution of the securities being registered other than the Placement Agent fees. All amounts are estimates except the SEC registration fee and the Financial Industry Regulatory Authority, Inc. (“FINRA”) filing fee.

Amount to be Paid
SEC registration fee	$2,449.60
FINRA filing fee	$1,400.00
Printing and engraving expenses	30,000.00
Legal fees and expenses	180,000.00
Accounting fees and expenses	30,000.00
Transfer agent’s fees	2,500.00
Miscellaneous fees and expenses	3,650.40
Total	$250,000.00

Item 14.  Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law grants the Company the power to limit the personal liability of its directors to the Company or its stockholders for monetary damages for breach of a fiduciary duty. Article X of the Company’s Certificate of Incorporation, as amended, provides for the limitation of personal liability of the directors of the Company as follows:

“A Director of the Corporation shall have no personal liability to the corporation or its stockholders for monetary damages for breach of his fiduciary duty as a Director; provided, however, this Article shall not eliminate or limit the liability of a Director (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for the unlawful payment of dividends or unlawful stock repurchases under Section 174 of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which the Director derived an improper personal benefit. If the General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.”

Article VIII of the Company’s Bylaws, as amended and restated, provide for indemnification of directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

The Company has a directors’ and officers’ liability insurance policy.

The above discussion is qualified in its entirety by reference to the Company’s Certificate of Incorporation and Bylaws.

Item 15.  Recent Sales of Unregistered Securities.

The following is a summary of transactions during the preceding three years involving sales of our securities that were not registered under the Securities Act.

We issued (1) a vendor 337 shares of fully vested common stock with a fair value of $148.80 per share on February 7, 2022; (2) a vendor 401 shares of fully vested common stock with a fair value of $124.80 per share on May 6, 2022; (3) a vendor 229 shares of fully vested common stock with a fair value of $218.40 per share on August 5, 2022; (4) a vendor 105 shares of fully vested common stock with a fair value of $115.20 per share on October 4, 2022; (5) a vendor 321 shares of fully vested common stock with a fair value of $156.00 per share on November 7, 2022; (6) a vender 3,125 shares of fully vested common stock with a fair value of $23.36 per share on April 27, 2023; (7) a vender 1,978 shares of fully vested common stock with a fair value of $25.28 per share on May 2, 2023; (8) a total of 9,139 shares of common stock to two lenders upon conversion of approximately $100,000 of principal under promissory notes at a conversion price of $10.88 on January 3, 2024; (9) a total of 27,651 shares of common stock to two lenders upon conversion of approximately $155,000 of principal under promissory notes at a conversion price of $5.60 on April 15, 2024; (10) a vendor 5,000 shares of fully vested common stock with a fair value of $3.16 per share on December 13, 2024; and (11) a vendor 12,346 shares of fully vested common stock with a fair value of $2.43 per share on March 14, 2025.

The issuance of common stock as described above was exempt under Section 4(a)(2) of the Securities Act of 1933, as amended. The recipients are knowledgeable, sophisticated and experienced in making investment decisions of this kind and received adequate information about us or had adequate access to information about us. The vendors represented to the Company that the vendors are not “consultants” for purposes of Nasdaq Listing Rule 5635(c).

Item 16.  Exhibits and Financial Statement Schedules.

(a)  Exhibits:

Exhibit No.	Description
1.1	Form of Placement Agent Agreement.*
2.1

Agreement and Plan of Merger, dated May 10, 2006 by and among the Company, Corporate Technology Development, Inc., Enteron Pharmaceuticals, Inc. and CTD Acquisition, Inc. (incorporated by reference to Exhibit 2.1 included in our Registration Statement on Form SB-2 (File No. 333-133975) filed on May 10, 2006).

3.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 included in our current report on Form 8-K filed on June 22, 2012).
3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 included in our Quarterly Report on Form 10-QSB, as amended, for the fiscal quarter ended June 30, 2003).
3.3	Certificate of Amendment to Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 included in our current report on Form 8-K filed on June 22, 2016).
3.4	Certificate of Amendment to Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 included in our current report on Form 8-K filed on October 7, 2016).
3.5	Certificate of Amendment to Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 included in our current report on Form 8-K filed on June 14, 2017).
3.6	Certificate of Amendment to Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of our current report on Form 8-K filed on September 28, 2018).
3.7

Certificate of Amendment to Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of amendment number 1 to current report on Form 8-K filed on December 3, 2020).

3.8	Amendment to Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 included in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020).
3.9

Certificate of Designation of the Series D Preferred Stock of the Company dated December 27, 2022 (incorporated by reference to Exhibit 3.1 to our registration statement on Form 8-A filed on December 27, 2022).

3.10

Certificate of Amendment to Second Amended and Restated Certificate of Incorporation of Soligenix, Inc. (incorporated by reference to Exhibit 3.1 included in our current report on Form 8-K filed on February 9, 2023).

3.11

Certificate of Amendment to Second Amended and Restated Certificate of Incorporation of Soligenix, Inc. (incorporated by reference to Exhibit 3.1 included in our current report on Form 8-K filed on May 31, 2024).

4.1

Registration Rights Agreement, dated December 15, 2020 by and among Soligenix, Inc. and the other parties named therein (incorporated by reference to Exhibit 4.1 included in our current report on Form 8-K filed on December 16, 2020).

4.2	Form of Common Warrant.*
4.3	Form of Pre-Funded Warrant.*
4.4	Form of Securities Purchase Agreement.*
5.1	Opinion of Duane Morris LLP.*
10.1

License Agreement between the Company and the University of Texas Southwestern Medical Center (incorporated by reference to Exhibit 10.9 included in our Annual Report on Form 10-KSB filed March 30, 2004, as amended, for the fiscal year ended December 31, 2004).

Exhibit No.	Description
10.2	2005 Equity Incentive Plan, as amended on September 25, 2013 (incorporated by reference to Exhibit 10.1 included in our current report on Form 8-K filed on September 30, 2013).**
10.3	Form S-8 Registration of Stock Options Plan dated December 30, 2005 (incorporated by reference to our registration statement on Form S-8 filed on December 30, 2005).**
10.4	Form S-8 Registration of Stock Options Plan dated June 20, 2014 (incorporated by reference to our registration statement on Form S-8 filed on June 20, 2014).**
10.5	Form S-8 Registration of Stock Options Plan dated December 11, 2015 (incorporated by reference to our registration statement on Form S-8 filed on December 14, 2015).**
10.6

Employment Agreement dated December 27, 2007, between Christopher J. Schaber, PhD and the Company (incorporated by reference to Exhibit 10.30 included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008).**

10.7

Exclusive License Agreement dated November 24, 1998, between Enteron Pharmaceuticals, Inc. and George B. McDonald, MD and amendments (incorporated by reference to Exhibit 10.42 included in our Registration Statement on Form S-1 (File No. 333-157322) filed on February 13, 2009).

10.8

First Amendment to Employment Agreement dated as of July 12, 2011, between the Company and Christopher J. Schaber, PhD (incorporated by reference to Exhibit 10.1 of our current report on Form 8-K filed on July 14, 2011).**

10.9

Amendment to the Exclusive License Agreement dated as of July 26, 2011, between George McDonald, MD and the Company (incorporated by reference to Exhibit 10.2 of our current report on Form 8-K filed on July 28, 2011).

10.10

Amendment No. 2 to the Collaboration and Supply Agreement between the Company, Enteron and Sigma-Tau dated as of December 20, 2012 (incorporated by reference to Exhibit 10.1 of our current report on Form 8-K filed on December 27, 2012).†

10.11

Amendment to Exclusive License Agreement dated as of December 20, 2012 between Enteron and McDonald (incorporated by reference to Exhibit 10.4 of our current report on Form 8-K filed on December 27, 2012).

10.12	Amendment to Consulting Agreement dated as of December 20, 2012 between Enteron and McDonald (incorporated by reference to Exhibit 10.5 of our current report on Form 8-K filed on December 27, 2012).
10.13

Contract HHSO100201300023C dated September 18, 2013 between the Company and the U.S. Department of Health and Human Services Biomedical Advanced Research and Development Authority (incorporated by reference to Exhibit 10.1 of our current report on Form 8-K filed on September 24, 2013).†

10.14

Contract HHSN272201300030C dated September 24, 2013 by and between the Company and the National Institutes of Health (incorporated by reference to Exhibit 10.1 of our current report on Form 8-K filed on September 30, 2013).†

10.15	Employment Agreement dated as of January 6, 2014 between the Company and Richard Straube, M.D. (incorporated by reference to Exhibit 10.1 of our current report on Form 8-K filed on January 8, 2014).**
10.16	Asset Purchase Agreement dated September 3, 2014 between the Company and Hy Biopharma, Inc. (incorporated by reference to Exhibit 10.1 of our current report on Form 8-K filed on September 5, 2014).†
10.17

Registration Rights Agreement dated September 3, 2014 between the Company and Hy Biopharma, Inc. (incorporated by reference to Exhibit 10.2 of our current report on Form 8-K filed on September 5, 2014).

10.18

Contract HHSN272201400039C dated September 17, 2014 by and between the Company and the National Institutes of Health (incorporated by reference to Exhibit 10.1 of our current report on Form 8-K filed on September 23, 2014).†

Exhibit No.	Description
10.19

Lease Agreement dated November 21, 2014, between the Company and CPP II, LLC (incorporated by reference to Exhibit 10.42 included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014).

10.20

At Market Issuance Sales Agreement dated August 11, 2017 between Soligenix, Inc. and FBR Capital Markets & Co. (incorporated by reference to Exhibit 1.1 included in our Quarter Report on Form 10-Q for the fiscal quarter ended June 30, 2017).

10.21	Form of Registration Rights Agreement dated October 31, 2017 (incorporated by reference to Exhibit 10.3 included in our current report on Form 8-K filed on October 31, 2017).
10.22

First Amendment to Employment Agreement dated as of April 1, 2019 between the Company and Richard Straube, M.D. (incorporated by reference to Exhibit 10.30 included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.**

10.23

Soligenix, Inc. 2015 Equity Incentive Plan, as amended on June 18, 2017, September 27, 2018, September 6, 2019 and September 22, 2022. (incorporated by reference to Exhibit 10.1 included in our current report on Form 8-K filed on September 23, 2022).

10.24

Employment Agreement dated as of September 6, 2019 between the Company and Jonathan L. Guarino (incorporated by reference to Exhibit 10.2 included in our current report on Form 8-K filed on September 11, 2019).**

10.25

Second Amendment to Employment Agreement dated as of January 2, 2020, between Soligenix, Inc. and Christopher J. Schaber, PhD (incorporated by reference to Exhibit 10.1 included in our current report on Form 8-K filed on January 3, 2020).**

10.26

Amendment No. 1 to At Market Issuance Sales Agreement dated August 28, 2020 between Soligenix, Inc. and B. Riley FBR, Inc. (incorporated by reference to Exhibit 10.2 included in our current report on Form 8-K filed on August 28, 2020).

10.27

Third Extension and Amendment to Lease dated July 7, 2020 between CPP II LLC and Soligenix, Inc. (incorporated by reference to Exhibit 10.1 included in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2020).

10.28	Loan and Security Agreement, dated December 15, 2020. (incorporated by reference to Exhibit 10.1 included in our current report on Form 8-K filed on December 16, 2020).
10.29

Third Amendment to Employment Agreement dated as of December 10, 2020, between Soligenix, Inc. and Christopher J. Schaber, PhD. (incorporated by reference to Exhibit 10.2 included in our current report on Form 8-K filed on December 16, 2020).**

10.30	Form S-8 registration statement relating to Soligenix, Inc. 2015 Equity Incentive Plan (incorporated by reference to our registration statement on Form S-8 filed on October 28, 2022).**
10.31	First Amendment to Loan and Security Agreement, dated April 19, 2023 (incorporated by reference to Exhibit 10.1 included in our current report on Form 8-K filed on April 19, 2023).
10.32	Form of Pre-Funded Warrant issued in April 2024 public offering (incorporated by reference to Exhibit 4.1 included in our current report on Form 8-K filed on April 22, 2024).
10.33	Form of Common Warrant issued in April 2024 public offering (incorporated by reference to Exhibit 4.2 included in our current report on Form 8-K filed on April 22, 2024).
10.34	Securities Purchase Agreement dated April 17, 2024 (incorporated by reference to Exhibit 10.2 included in our current report on Form 8-K filed on April 22, 2024).
10.35

Form of Warrant to Purchase Shares of Common Stock issued in connection with July 2024 warrant inducement agreement (incorporated by reference to Exhibit 4.1 included in our current report on Form 8-K filed on July 9, 2024).

10.36	Form of Warrant Inducement Agreement, by and between the Company and each Holder (incorporated by reference to Exhibit 10.1 included in our current report on Form 8-K filed on July 9, 2024).

Exhibit No.	Description
10.37

At Market Issuance Sales Agreement dated August 16, 2024 between Soligenix, Inc. and A.G.P./Alliance Global Partners (incorporated by reference to Exhibit 10.1 included in our current report on Form 8-K filed on August 16, 2024).

10.38	Amendment to Loan and Security Agreement dated as of October 8, 2024 (incorporated by reference to Exhibit 10.1 included in our current report on Form 8-K filed on October 11, 2024).
10.39

Fourth Amendment to Employment Agreement dated as of May 5, 2025, between Soligenix, Inc. and Christopher J. Schaber, PhD. (incorporated by reference to Exhibit 10.1 included in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025).

10.40	Form S-8 Registration of Stock Options Plan dated June 20, 2025 (incorporated by reference to our registration statement on Form S-8 filed on June 20, 2025).**
10.41	Soligenix, Inc. 2025 Equity Incentive Plan. (incorporated by reference to Exhibit 10.1 included in our current report on Form 8-K filed on June 20, 2025).
10.42

Consulting Agreement effective as of August 16, 2025 between Soligenix, Inc. and Richard Straube, MD. (incorporated by reference to Exhibit 10.1 included in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2025).**

21.1	Subsidiaries of the Company.*
23.1	Consent of Cherry Bekaert LLP.*
23.3	Consent of Duane Morris LLP (included in Exhibit 5.1).*
24.1	Power of Attorney (included on signature page).*
107	Filing Fee Table.*
101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

*Filed herewith.

**Indicates management contract or compensatory plan.

†

Certain confidential portions of this exhibit have been redacted from the publicly filed document because such portions are (i) not material and (ii) would be competitively harmful if publicly disclosed.

(b)

Consolidated Financial Statement Schedules:  All schedules are omitted because the required information is inapplicable or the information is presented in the consolidated financial statements and the related notes.

Item 17.Undertakings

(a)  The undersigned registrant hereby undertakes that:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:
(i)

Each prospectus filed by the registrant pursuant to Rule 424 (b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424 (b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in the registration statement as of the earlier of the date such prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5)

That, for the purpose of determining liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i)	The undersigned registrant hereby undertakes that:
(1)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act of 1933, each post- effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on September 19, 2025.

SOLIGENIX, INC.
(Registrant)

By:	/s/ Christopher J. Schaber
Christopher J. Schaber, PhD
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed below by the following persons in the capacities and on the dates indicated:

Signature		Title	Date

By:	/s/ Christopher J. Schaber	Chairman, President and Chief Executive	September 19, 2025
	Christopher J. Schaber, PhD	Officer (Principal Executive Officer)

By:	/s/ Gregg A. Lapointe	Director	September 19, 2025
Gregg A. Lapointe, CPA

By:	/s/ Diane L. Parks	Director	September 19, 2025
Diane L. Parks, MBA

By:	/s/ Robert J. Rubin	Director	September 19, 2025
Robert J. Rubin, MD

By:	/s/ Jerome B. Zeldis	Director	September 19, 2025
Jerome B. Zeldis, MD, PhD

By:	/s/ Jonathan Guarino	Senior Vice President and Chief	September 19, 2025
	Jonathan Guarino, CPA	Financial Officer (Principal Financial and Accounting Officer)